    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2006


                                                     REGISTRATION NO. 333-130689




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                                 AMENDMENT NO. 1


                                       TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  ------------

                           CANARGO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                           1311                          91-0881481
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)




                                  ------------

                           P.O. BOX 291, ST PETER PORT
                        GUERNSEY, GY1 3RR, BRITISH ISLES
                               +(44) 1481 729 980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  ------------

                                DR. DAVID ROBSON
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           P.O. BOX 291, ST PETER PORT
                        GUERNSEY, GY1 3RR, BRITISH ISLES
                               +(44) 1481 729 980
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  ------------

                 Please forward a copy of all correspondence to:

                            PETER A. BASILEVSKY, ESQ.
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                           11TH FLOOR, 230 PARK AVENUE
                               NEW YORK, NY 10169
                                 (212) 818-9200


                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED JANUARY 25, 2005.


PROSPECTUS


                                  ------------


                           CANARGO ENERGY CORPORATION

                                 (CANARGO LOGO)
                        42,459,511 SHARES OF COMMON STOCK

     This prospectus relates to the resale from time to time in one or more transactions of up to 42,459,511 shares of common stock of CanArgo Energy Corporation ("CanArgo") by certain of our stockholders who received or have the right to receive their shares in private placements in connection with certain completed corporate transactions. Please refer to "Selling Stockholders" beginning on page 22.

     The prices at which the selling stockholders may sell their shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. None of our directors or executive officers is selling shares in this offering, and neither we nor they will receive any proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended ("Securities Act") will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling stockholders). See "Plan of Distribution" at page 26.

     CanArgo is an independent oil and gas exploration, production, and marketing company operating in the former Soviet Union with executive offices located in located in St Peter Port, Guernsey, GY1 3RR, British Isles, telephone +(44) 1481 729 980.


     Our common stock is traded on the American Stock Exchange and the Oslo Stock Exchange under the symbol "CNR". The last reported sale price of our common stock on the American Stock Exchange Composite Transactions Tape on January 20, 2006 was $1.37 per share and on the Oslo Stock Exchange was Norwegian kroner ("NOK") 9.34. On January 20, 2006, one U.S. dollar equaled NOK
6.66 as reported on www.oanda.com.



                                  ------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK


                                  ------------

     The selling stockholders and any broker-dealers, agents or underwriters that participate with them in the distribution of the common stock may be deemed underwriters, as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. Selling stockholders and persons participating in the offer and sale of their shares will be subject to the prospective delivery requirements of the Securities Act. The common stock may be offered and sold by the selling stockholders in one or more transactions through the facilities of any stock exchange on which the shares are then listed for trading, in the over-the-counter market or in negotiated transactions or a combination of these and other methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this prospectus (for example, in transactions with a market maker) or (b) in brokerage transactions, including transactions in which the broker solicits purchasers or (c) directly to third persons. See "Plan of Distribution" beginning on page 26.


                                  ------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  ------------


                The date of this Prospectus is      -     , 2005

                                TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----


Prospectus Summary......................................................      1
Recent Developments.....................................................      5
Selected Consolidated Financial and Operating Data......................      8
Risk Factors............................................................     11
Cautionary Statement Regarding Forward-Looking Statements...............     21
Use of Proceeds.........................................................     21
The Selling Stockholders................................................     22
Plan of Distribution....................................................     26
Market for Common Stock and Dividend Policy.............................     28
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................     30
Business................................................................     60
Management..............................................................     85
Security Ownership of Certain Beneficial Owners and Management..........     95
Description of Capital Stock............................................     97
Shares Eligible for Future Sale.........................................     98
Certain United States Federal Tax Considerations for Non-United States
  Holders...............................................................    100
Limitation of Liability and Indemnification.............................    102
Legal Matters...........................................................    103
Experts.................................................................    103
Where you can find more Information.....................................    103
Index to Financial Statements...........................................    F-1



                                  ------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SUPPLEMENT IS ACCURATE AS OF ITS DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. Because this section is only a summary it does not contain all the information you should consider before investing in the securities. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the "Risk Factors" and the "Cautionary Statement Regarding Forward-Looking Statements" sections. You should read the following summary together with the more detailed information, pro forma financial information and consolidated financial information and notes thereto included elsewhere in this prospectus.

     Unless the context requires otherwise, the references to "we", "us", "our", the "Company", or "CanArgo" refer collectively to CanArgo Energy Corporation and its subsidiaries.

                            GLOSSARY OF CERTAIN TERMS



When describing natural gas:..............   Mcf            =     thousand cubic feet
                                             MMcf           =     million cubic feet
                                             Bcf            =     billion cubic feet
When describing oil:......................   bopd           =     barrel of oil per day
                                             bbl            =     barrel
                                             Mbbls          =     thousand barrels
                                             MMbbls         =     million barrels
When comparing natural gas to oil:........   6 Mcf of gas   =     1 bbl of oil equivalent
                                             Boe            =     barrel of oil equivalent
                                             Mboe           =     thousand barrels of oil equivalent
                                             MMboe          =     million barrels of oil equivalent


     "AMEX" The American Stock Exchange, Inc.

     "BRENT" means pricing point for selling North Sea crude oil.

     "DEVELOPMENT DRILLING" The drilling of a well within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "FINDING AND DEVELOPMENT COSTS" Costs associated with acquiring and developing proved natural gas and oil reserves which are capitalized pursuant to generally accepted accounting principles, including any capitalized general and administrative expenses.

     "FARM-IN OR FARM-OUT" An agreement under which the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     "KM" means kilometer.

     "MD" A milli Darcies, a measure of permeability.

     "PSC" means a production sharing contract or production sharing agreement.

     "PROVED DEVELOPED RESERVES" Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     "PROVED RESERVES" The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     "PROVED UNDEVELOPED RESERVES" Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Reserves on undrilled acreage shall be limited to those drilling units that offset productive units and that are reasonably certain of production when drilled

     "RECOMPLETE" This term refers to the technique of drilling a separate well bore from all existing casing in order to reach the same reservoir, or redrilling the same well-bore to reach a new reservoir after production from the original reservoir has been abandoned.

     "UNDEVELOPED ACREAGE" Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

     "WORKING INTEREST" An operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production.

     "WORKOVERS" Operations on a producing well to restore or increase production.

                                  ABOUT CANARGO

     We are an independent oil and gas exploration and production company incorporated with limited liability under the laws of the State of Delaware, U.S.A., headquartered in St Peter Port, Guernsey, British Isles, but not regulated in Guernsey, operating in countries which were a part of the former Soviet Union. We operate and carry out our activities as a holding company through a number of operating subsidiaries and associated or affiliated companies. Each of these operating companies is generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects.

     Our principal activities are oil and gas exploration, development and production, principally in Georgia, and to a lesser extent in the Republic of Kazakhstan. We direct most of our efforts and resources to our exploration and appraisal program in Georgia, the development of the Ninotsminda Field in Georgia and to a lesser extent the appraisal and development of our Kyzyloi field area in Kazakhstan. Our management and technical staff have substantial experience in our areas of operation. Currently our principal product is crude oil, and the sale of crude oil is our principal source of revenue.

     Our oil and natural gas reserves and production have been derived principally through development of the Ninotsminda Field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects which management believes have significant potential. CanArgo has additional exploratory and developmental oil and gas properties and prospects in Georgia and owns interests in other oil and gas projects located in the former Soviet Union. The Company operates in a global market and has an insignificant market share in such market. We believe that our cash flow at current oil prices and current rates of production from operations and our financial resources, including the proceeds from our recent issue of Senior Secured Convertible Loan Notes (the "Senior Secured Notes") of $24,450,000 net after expenses, as described in this prospectus, should provide us with the ability to complete our near term development program on the Ninotsminda Field, our planned appraisal program on the Manavi oil discovery, as well as progressing our projects in Kazakhstan.

     Our business strategy is focused on the following:

FURTHER DEVELOPMENT OF EXISTING PROPERTIES

     We intend to further develop our properties that have established oil and gas resources. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, horizontal drilling, multilateral drilling, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

GROWTH THROUGH EXPLOITATION AND EXPLORATION

     We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis and integration of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

PURSUIT OF STRATEGIC ACQUISITIONS

     We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects and seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

     Our address is P.O. Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, and our telephone number is +(44) 1481 729 980.

                                  THE OFFERING

COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS.....  Up to 42,459,511 shares, subject to anti-dilution adjustments. This number represents approximately 19.08% of our current outstanding stock and includes 27,777,772 shares of common stock to be issued upon conversion of the Senior Secured Notes, subject to adjustment; 2,000,000 shares of common stock issuable upon exercise of warrants issued in conjunction with, and 1,521,739 shares of common stock to be issued upon conversion of, an outstanding loan made in August 2004 by Mr. Salahi Ozturk; 11,000,000 shares of common stock issued in connection with certain acquisition transactions, and 160,000 shares of common stock issued in connection with two consultancy agreements.

COMMON STOCK TO BE
OUTSTANDING AFTER THE
OFFERING.................  Up to 253,886,378 shares.

USE OF PROCEEDS..........  We will not receive any proceeds from the sale of the common stock. We will, however, receive the proceeds from the exercise of the warrant issued to Mr. Ozturk. See "Use of Proceeds" for a complete description. We have agreed to pay all costs and expenses of this offering, including without limitation, all listing, legal, accounting, printing and registration fees, currently estimated at approximately $235,000 assuming the offer and sale of all the shares.

DIVIDEND POLICY..........  We do not anticipate paying any cash dividends on our common stock.

THE AMERICAN STOCK
EXCHANGE SYMBOL..........  CNR

THE OSLO STOCK EXCHANGE
SYMBOL...................  CNR

RISK FACTORS.............  See "Risk Factors" and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.


     The above information is based on 222,573,283 shares of common stock outstanding as of January 20, 2006 and excludes:



     10,045,000 shares of our common stock reserved for issuance upon exercise of stock options granted under our stock option plans, at a weighted average exercise price of $0.66 per share;


     1,783,000 shares of our common stock reserved for issuance pursuant to future grants under our 2004 Long Term Stock Incentive Plan and 667 shares under the CanArgo Oil & Gas Inc. Plan;

     27,777,772 shares of our common stock reserved for issuance upon conversion of the Senior Secured Notes;

     1,521,739 shares of our common stock reserved for issuance upon conversion of the Ozturk Convertible Loan;

     2,300,000 shares reserved for issuance upon exercise of outstanding warrants; and

     45,270 shares of common stock reserved for issuance upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration.

                               RECENT DEVELOPMENTS

     As a result of our efforts in 2004 to comply with Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404") and the rules issued thereunder, we reported in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004 and in our Quarterly Reports on Form 10-Q, as amended, for the fiscal quarters ended March 31, 2005, June 30, 2005 (the "June 30 10-Q") and September 30, 2005 (the "September 30 10-Q") that we had identified the material weaknesses listed below in the design or operation of internal control over financial reporting that required remediation and, if left unremedied, were reasonably likely to affect our ability to record, process, summarize and report financial data in a timely and accurate manner.

     - A number of the identified deficiencies that were symptomatic of and contributed to the overall material weakness relating to the financial statement close process fell within one of the following categories:

          1. the lack of adequate review and supervision over the financial statement close process (which is primarily related to the lack of segregation of duties as a result of the Company's limited number of personnel);

          2. the lack of documentation of standard processes and policies to insure a consistent and accurate closing process;

          3. too much dependence on the use of spreadsheets that are not properly protected from unauthorized access and/or errors in formulas used; and

          4. the number of audit adjustments required to be recorded which were identified by the independent registered public accountants.

     - A material weakness relating to lack of sufficient controls being in place to ensure adequate review of the application of generally accepted accounting principles relating to non-routine transactions, estimates and financial statement disclosures.


     Although as of January 24, 2006 the material weaknesses identified above had not yet been remediated, we, together with our consultants have been actively working to remedy the deficiencies described above, and have taken a number of appropriate remediation actions that have been identified in our June 30 10-Q and in our September 30 10-Q and will be further described and updated, if necessary, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.


     As described in the June 30 10-Q, September 30 10-Q and continuing to date, the remediation efforts have generally involved the addition of staff, the improvement in accounting and reporting processes, the improvement in, and adoption of new related controls, and the engagement of an independent accounting firm to review and advise on the application of generally accepted accounting principles relating to non-routine transactions, estimates and financial statement disclosures.


     We further reported in our Annual Report on Form 10-K for the fiscal year 2004 that the lack of time in combination with the lack of resources to engage personnel did not allow management to perform a comprehensive evaluation limiting management's ability to fully assess the effectiveness of internal controls. Following our filing of our assessment report on May 2, 2005 and discussions with our independent registered public accountants, we did not believe it necessary to go back and perform further procedures to complete the SOX 404 assessment process in respect of fiscal 2004 as there was no methodology, mechanism or procedures provided for or required in the securities regulations or in the relevant accounting literature for us to amend our report or for our independent registered public accountants to update their report for any additional procedures to be performed. Furthermore, at this point, as a result of the remediation we have undertaken to date, we are unable to retroactively test our internal controls and therefore will not be able to complete our assessment of our internal controls as at December 31, 2004 as required by SOX 404.



     We believe the appropriate course of action is to address the material weaknesses and to move on with the ongoing assessment process in 2005. Accordingly, as of January 24, 2006 management has not completed its assessment of the Company's internal control over financial reporting.


     As a result of a recent review of our periodic filings by the Staff of the Commission, which has determined that our Annual Report on Form 10-K for the fiscal year 2004 was not timely filed since management was unable to complete its assessment of the internal controls over financial reporting within the time prescribed by the Commission, we have been advised that the Company was not current in its filings under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Accordingly, the Company is not eligible to use registration statements on Form S-3 or S-8 or to rely on the safe harbor afforded by Rule 144 under the Securities Act for secondary sales of restricted securities until such time as we have complied for a period of 12 months with our obligation to timely file our periodic reports, which may adversely affect our ability to raise capital and to award stock based incentive compensation to its employees.

     On July 25, 2005, we completed a private placement of $25 million in aggregate principal amount of our Senior Secured Convertible Loan Notes due July 25, 2009 (the "Senior Secured Notes") with a group of private investors arranged by Ingalls & Snyder LLC of New York City pursuant to a Note Purchase Agreement of even date (the "Note Purchase Agreement"). The terms of the Note Purchase Agreement and related agreements are described in greater detail below in "Senior Secured Notes". The Senior Secured Notes were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. The Senior Secured Notes are convertible into shares of Common Stock at a conversion price of $0.90 per share subject to adjustment.

     On June 7, 2005, we made an offer to acquire 55% of the ordinary share capital of Tethys Petroleum Investments Limited, a Guernsey company, ("Tethys") which was held by Provincial Securities Limited ("Provincial") and Vando International Finance Limited ("Vando") for 11,000,000 restricted shares of CanArgo common stock. On June 9, 2005, we completed the acquisition and issued 5,500,000 shares of CanArgo common stock to Provincial and 5,500,000 shares of CanArgo common stock to Vando in connection with this transaction. On June 7, 2005, the closing price of CanArgo common stock on the American Stock Exchange Transactions Tape was $0.76 giving the total consideration a market value of $8,360,000 for the 11 million shares. On completion of the acquisition, CanArgo held 100% of the ordinary share capital of Tethys through its subsidiary, CanArgo Limited, and Tethys became a wholly owned subsidiary of the Company. Tethys owns a controlling interest in BN Munai LLP which, in turn, owns the Production Contract for the Kyzyloi gas field and the Exploration Contract for the surrounding acreage in the Republic of Kazakhstan.

     On April 26, 2005 we signed a Promissory Note (the "Promissory Note") with Cornell Capital Partners, L.P. ("Cornell Capital") whereby Cornell Capital agreed to advance us the sum of $15,000,000. This amount and interest at a rate of 7.5% was payable in either cash or using proceeds of drawdowns under the Standby Equity Distribution Agreement with Cornell Capital dated February 11, 2004 ("SEDA"), within 270 calendar days from the date of the Promissory Note.

     We issued Cornell Capital notice to terminate the SEDA on July 25, 2005, effective on August 24, 2005 and the outstanding principal and accrued interest on the Promissory Note with Cornell Capital dated April 26, 2005 was repaid in full in cash on August 1, 2005.

     On August 27, 2004, we entered into an agreement with Mr. Salahi Ozturk which amended an earlier loan agreement entered into in April 2004. Under the August agreement, Mr Ozturk agreed to advance us the sum of $1,050,000 including a corporate finance fee of $50,000 (the "Ozturk Convertible Loan") repayable on August 28, 2006 (two years and one day from the date of draw down by the Company) unless it has previously been converted. Interest is payable at a rate of 7.5% per annum. The Ozturk Convertible Loan is convertible into shares of common stock ("Conversion Stock") at a price of $0.69 per share, subject to customary anti-dilution adjustments, which was equivalent to a premium of 15% above the market price of $0.60 in effect when the agreement was reached. The Company has the option to force conversion of all of the Ozturk Convertible Loan then outstanding together with accrued but unpaid interest thereon if the Company's share price exceeds $0.96 per share for a period of 20 consecutive trading days and provided Mr Ozturk is given not less than 30 days prior notice in writing. Under the terms of the agreement, Mr. Ozturk was issued a warrant to subscribe for 2,000,000 shares of common stock at an exercise price of $0.63 per share, subject to customary anti-dilution adjustments (the "Ozturk Warrant"). The Ozturk Warrant expires on August 27, 2009. The Ozturk Warrant is transferable only to non-US persons and may only be exercised outside the US. The Ozturk Warrant, the shares of common stock issuable upon exercise of the Ozturk Warrant and the shares of Conversion Stock are "restricted securities" as defined in Rule 144 under the Securities Act. The Ozturk Warrant was issued and the shares of common stock issuable upon exercise of the Ozturk Warrant and the shares of Conversion Stock will be issued in transactions intended to qualify for the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation S promulgated under the Act. Under the terms of the agreement, we undertook to use our reasonable efforts to register for resale the Conversion Stock and the shares of our common stock issued upon exercise of the Ozturk Warrants if they are not freely tradeable and are restricted at the date of issue under the Securities. Such shares have been included in the registration statement of which this prospectus forms a part.


     On January 9, 2006, we issued a press release announcing that on January 5, 2006 BN Munai LLP ("BNM"), our Kazakh subsidiary, had signed a natural gas supply contract with Gaz Impex S.A. LLP, an unaffiliated limited partnership registered in the British Virgin Islands ("Gaz Impex") relating to gas sales from BNM's Kyzyloi Gas Field in the Republic of Kazakhstan (the "Gas Supply Contract").



     The Gas Supply Contract, which was negotiated and entered into on an arms' length basis, has a term until the earlier of June 2014 and the date on which all contracts and licences pursuant to which the gas to be delivered under the Gas Supply Contract terminates. The contract is based on a take-or-pay principle and covers all gas produced from the Kyzyloi Field Production Contract area. Gas will be supplied to Gaz Impex at a tie in point on the Bukhara-Urals gas trunkline some 52 kilometres east of the Kyzyloi Field. The price of gas to be supplied at the tie in point averages $32 per thousand cubic metres ($0.91 per thousand cubic feet) over the life of the contract, with Gaz Impez providing bank guarantees against payment. Under the terms of the Gas Supply Contract, BNM shall notify Gaz Impez on an annual basis of the minimum monthly contract quantity for each month in the relevant contract year. Either party is entitled to cancel the Gas Supply Contract upon providing appropriate notice in the event of either (i) non payment by the other party which has not been remedied within 10 days of notice; or (ii) an act of insolvency of the other party.



     On January 23, 2006 we issued a press release announcing an agreement in principle on a $13 million private placement of subordinated convertible guaranteed loan notes (the "Subordinated Notes") with a small group of accredited investors ("Noteholders"). The transaction is subject to and conditional upon applicable waivers by CanArgo's Senior Secured Noteholders ("Senior Noteholders"), receipt of all appropriate regulatory approvals, if any, and subject to preparation, execution and delivery of mutually acceptable definitive documentation. Closing of the transaction is expected by mid-February or as soon as all conditions to closing have been satisfied or waived.



     The Subordinated Notes will be convertible in whole or in part into CanArgo common stock at a price of $1.37 per share (based on the closing price of CanArgo common stock on the American Stock Exchange on January 20, 2006), subject to certain anti-dilution adjustments, and will mature on September 01, 2009. Subject to the consent of the Senior Noteholders, CanArgo may call the Subordinated Notes from March 01, 2007 at an initial price of 105% of par, declining 1% every six months. Interest will be payable in cash at 3% per annum until December 31, 2006, 10% per annum thereafter. The Subordinated Notes will be subordinated to CanArgo's existing issue of Senior Secured Notes and guaranteed on a subordinated basis by CanArgo's material subsidiaries.



     The proceeds are to be used to fund the development of the Kyzyloi Gas Field in the Republic of Kazakhstan and on the commitment exploration programs in Kazakhstan through Tethys Petroleum Investments Limited Limited ("Tethys") the wholly owned subsidiary of CanArgo which holds CanArgo's Kazakhstan assets.



     The Noteholders will have the right (as an alternative) for a period of one year from closing (or until the consent of the Senior Noteholders is obtained), to convert the Subordinated Notes into a 25% equity interest in Tethys. At the time of any Tethys conversion any further advances (in excess of the $13 million) from CanArgo to Tethys may be, at CanArgo's discretion, either repaid, or converted into Tethys equity based on a valuation of $52 million, with the Noteholders having the ability to maintain their equity position by providing further funding on a pro-rata basis.





     In addition, CanArgo will issue to the Noteholders 13 million warrants to purchase CanArgo common stock exercisable at $1.37 and expiring two years from the closing of the transaction. The expiration date of these warrants may be accelerated at CanArgo's option in the event that the Manavi M12 appraisal well in the Republic of Georgia (which is currently being drilled) indicates, by way of an independent engineering report, sustainable production potential, if developed, in excess of 7,500 barrels of oil per day. The accelerated expiration will be 30 days after notice to the Noteholders.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     Reference is hereby made to the Section entitled "Cautionary Statement Regarding Forward-Looking Statements" with respect to certain qualifications regarding the following information.

     The following data reflects the historical results of operations and selected balance sheet items of CanArgo and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" commencing at page 30 herein and our consolidated financial statements, including the notes to those financial statements included elsewhere in this prospectus. We derived the financial data as of December 31, 2002, 2003 and 2004 and for each of the years then ended from our financial statements, which were prepared in accordance with U.S. generally accepted accounting principles. We derived the financial data for the quarters ended September 30, 2004 and 2005 from our unaudited financial statements. The financial data for the quarters ended September 30, 2004 and 2005 reflect all adjustments (consisting of normal recurring adjustments) that our management considers necessary for a fair presentation. Results of quarterly periods are not necessarily indicative of results for any other interim period or for the full year. The oil and gas reserve information set forth below was derived from a reserve report dated January 1, 2005 prepared by Oilfield Production Consultants, an independent petroleum engineering firm.


                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                 ------------------------  ----------------------------------------
                                     2005         2004       2004    2003    2002     2001    2000
                                 -----------  -----------  -------  ------  ------  -------  ------
                                 (UNAUDITED)  (UNAUDITED)     (REPORTED IN $000'S EXCEPT FOR PER
                                                                     COMMON SHARE AMOUNTS)


FINANCIAL PERFORMANCE
Operating revenues from
  continuing operations.........     7,447        5,147      9,574   8,105   5,486    4,575   7,010
Operating loss from continuing
  operations....................    (1,420)      (7,008)    (2,954)   (159) (4,902) (11,838) (2,401)
Other income (expense) and
  Minority Interest in income
  (loss) of consolidated
  subsidiaries..................    (1,598)        (664)    (2,346)   (605)   (576)     525     258
Net loss from continuing
  operations....................    (3,017)      (7,672)    (5,300)   (763) (5,478) (11,313) (2,143)
Net income (loss) from
  discontinued operations, net
  of taxes and minority
  interest(1)...................       542          --         542  (6,608)    150   (1,905)      8

Cumulative effect of change in
  accounting policy.............       --           --         --       41     --       --      --

Net Loss........................    (2,475)      (7,672)    (4,757) (7,322) (5,328) (13,218) (2,151)
Net loss per common
  share -- basic and diluted
  before cumulative effect of
  change in accounting principle
  from continuing operations....     (0.03)       (0.04)     (0.04)  (0.01)  (0.06)   (0.14)  (0.04)
Net loss per common
  share -- basic and diluted
  before cumulative effect of
  change in accounting principle
  from discontinued operations..     (0.00)       (0.00)     (0.04)  (0.07)  (0.00)   (0.02)  (0.00)
Net loss per common share basic
  and diluted...................     (0.03)       (0.04)     (0.04)  (0.08)  (0.06)   (0.16)  (0.04)
Cash generated by (used in)
  operations....................      (412)      (8,220)    (3,781)  4,431   1,635   (6,288)  7,881
BALANCE SHEET DATA
Working capital.................    32,248       28,621     23,952   3,890  10,646   14,590  22,687
Total Assets....................   118,389      146,954    105,150  73,360  70,736   70,312  82,849
Minority shareholder advances...       --           --         --      --      --       450     --

Long-term debt..................       749       25,000        832     --      --       --      --

Stockholders' equity............    98,418      111,900     96,821  56,708  62,105   65,800  72,426
Cash dividends per common
  share.........................       --           --         --      --      --       --      --



--------

  (1) In September 2002, CanArgo approved a plan to sell CanArgo Standard Oil Products Limited ("CSOP") to finance its Georgian development projects and in October 2002, CanArgo agreed to sell its 50% holding to Westrade Alliance LLC, an unaffiliated company, for $4 million in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due in August 2003. The agreed consideration to be exchanged did not result in an impairment of the carrying value of assets held for sale. The assets and liabilities of CSOP have been classified as "Assets held for sale" and "Liabilities for sale" for all periods presented. The results of operations of CSOP have been classified as discontinued for all periods presented. The minority interest related to CSOP has not been reclassified for any of the periods presented, however net income from discontinued operations is disclosed net of taxes and minority interest. CSOP was purchased in 2000 and operations were developed in 2001, therefore prior to 2000 there is no effect on the financial statements in respect of discontinued operations.



                              NINE MONTHS    NINE MONTHS
                                 ENDED          ENDED               YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  SEPTEMBER 30,  ----------------------------------------
                                  2005           2004       2004    2003    2002     2001     2000
                             -------------  -------------  -----  -------  ------  -------  -------


OPERATING DATA
GROSS PROVED RESERVES AT
  DECEMBER 31(1)(7)
Oil (Mbbls)(2)..............       --             --       6,271    6,762   4,150    5,061   18,300

Natural Gas (Bcf)...........       --             --       2,620    2,985   8,048   16,751   45,000

Total Gross Proved Reserves
  (Mboe)(3).................       --             --       6,708    7,260   5,491    7,853   25,800

Reserve Replacement
  Ratio(4)..................       --             --         (26)%    381%   (394)% (1,601)%    743%

Reserve Life (years)(5).....       --             --        13.3      9.4    12.9     10.6     27.3

Finding and Development
  Costs per boe(3)..........       --             --       2,539   12,616   1,893    3,275    1,188

Average Daily Production(8)
Oil (bbls/day)(2)...........       740          1,457      1,304    1,905     801    1,133    1,312
Natural Gas (MMcf)..........        89             57         65      109     212    1,110      722
Total Production
  (boe/day)(3)..............       794          1,492      1,315    1,923     836    1,318    1,432
Average Production Costs per
  boe(3)(9).................      8.48           4.63       5.21  $  1.50  $ 5.04  $  3.26  $  2.46



--------

  (1) Our oil and gas reserves are attributable to our interest under the Ninotsminda Production Sharing Contract ("Ninotsminda PSC") in Georgia where we have 100% interest in the Contractor's share. Under the Ninotsminda PSC, up to 50% of petroleum produced under the contract ("Production") is allocated to Ninotsminda Oil Company ("NOC") for the recovery of the cumulative allowable capital, operating and other project costs associated with the Ninotsminda Field and exploration in Block XI(E). NOC pays 100% of the costs incurred in the project as the sole contractor party under the Ninotsminda PSC. The balance of Production is allocated on a 70/30 basis between Georgian Oil and NOC respectively. While NOC continues to have unrecovered costs, it will receive 65% of Production (profit petroleum). After recovery of its cumulative capital, operating and other allowable project costs, NOC will receive 30% of Production. Thus, while NOC is responsible for all of the costs associated with the Ninotsminda PSC, it is only entitled to receive 30% of Production after cost recovery. The allocation of a share of Production to Georgian Oil, however, relieves NOC of all obligations it would otherwise have to pay Georgia for taxes, duties and levies relating to activities covered by the Ninotsminda PSC. Georgian Oil and NOC take their respective shares of oil production in kind, and they market their oil independently, however gas is marketed jointly. No independent reserves have been assessed for the Samgori Field complex as the original contractor party to the Samgori PSC, National Petroleum Limited ("NPL"), has an option to reacquire its contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program, which includes the drilling of 10 horizontal well sections, is not completed in accordance with the agreement NPL concluded with GOSL in December 2003. We are committed to this work program through our farm-in agreement with a subsidiary of the Georgian State owned oil company, Georgian Oil Samgori Limited ("GOSL") dated January 8, 2004. On completion of the agreed work program, we intend to book reserves for the Field which are properly attributable to us. In the meantime, we will continue to benefit from our share of production.

  (2) Includes crude oil, condensate and natural gas liquids.

  (3) 6 Mcf of natural gas = 1 barrel of oil equivalent ("boe").

  (4) Total reserve additions for the year, including revisions and net of property sales, divided by annual production.

  (5) Total proved reserves at year-end divided by annual production.

  (6) Total capitalized costs incurred for the year, excluding capitalized interest and property sales, divided by total reserve additions for the year, including revisions.

  (7) No independent reserves have been assessed for the Ninotsminda PSC as of September 30, 2005 or September 30, 2004.

  (8) Includes production from Samgori Field complex from April 2004.

  (9) Production costs expensed during the year divided by gross annual boe produced.

                                  RISK FACTORS

     An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the risks described below, as well as all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplements, before investing in our common stock. The risks described below are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the price of our shares.

RISKS ASSOCIATED WITH OUR BUSINESS

  WE HAVE EXPERIENCED RECURRING LOSSES.

     For the fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000, we recorded net losses of $4,757,000, $7,322,000, $5,328,000, $13,218,000, and
$2,151,000, respectively, and have an accumulated deficit of $104,866,000 as at December 31, 2004. The loss in 2003 included a writedown in our carrying value of the Bugruvativske Field in Ukraine of $4,790,000 to reflect the estimated recoverable amount from disposal, a write-off of the $1,275,000 debit balance in minority interest in Georgian American Oil Refinery ("GAOR") due to a change in the intentions of our minority interest owner and plan to dispose of the asset, and a generator unit was impaired by $80,000 to reflect its fair value less cost to sell. Impairments of oil and gas properties, ventures and other assets in prior years include writedowns of $1,600,000 in 2002, $11,160,000 in 2001, and $0 in 2000. No assurance can be given, however, that we will not experience operating losses or additional writedowns in the future.

  OUR ABILITY TO PURSUE OUR ACTIVITIES IS DEPENDENT ON OUR ABILITY TO GENERATE CASH FLOWS.

     Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon generating funds from internal sources, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities. Our financial statements have been prepared on a basis which assumes that operating cash flows are realized and/or proceeds from additional financings and/or the sale of non-core assets are received to meet our cash flow needs. As a result of our recently concluded private placement of our Senior Secured Notes, and based upon the current level of operations, we believe that, coupled with our cash flow from operations as well as the possibility, if required, of obtaining third party participation in our projects, we will have adequate capital to meet our anticipated existing requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the next twelve months. However, development of the oil and gas properties and ventures in which we have interests involves multi-year efforts and substantial cash expenditures. Full development of these properties will require the availability of substantial funds from internal and/or external sources. Furthermore, unanticipated investment opportunities and operational difficulties may require unscheduled capital expenditures which may, in turn, require additional fund raising. No assurance can be given that we will be able to secure such funds or, if available, such funds can be obtained on commercially reasonable terms.

  OUR CURRENT OPERATIONS ARE DEPENDENT ON THE SUCCESS OF OUR GEORGIAN EXPLORATION ACTIVITIES AND OUR ACTIVITIES ON THE NINOTSMINDA FIELD.

     To date we have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda Field in the Kura Basin in the eastern part of Georgia, appraisal of the Manavi oil discovery, and exploration in that area and some ancillary activities in the Kura Basin area. This decision is based on management's assessment of the promise of the Kura Basin area. However, our focus on the Ninotsminda Field has over the past several years resulted in overall losses for us. We cannot assure investors that the exploration and development plans for the Ninotsminda Field will be successful. For example, the Ninotsminda Field may not produce sufficient quantities of oil and gas and at sufficient rates to justify the investment we have made and are planning to make in the Field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Furthermore, the maintenance of production levels from the Ninotsminda Field is subject to regular workover operations on the wells due to the friable nature of the reservoir and the need to remove sediment build-up from the production interval. Such operations will add additional costs and may not always be successful. In April 2004, we announced that we had concluded the acquisition of a 50% share in the contractor's interest in the Samgori (Block XIB) Production Sharing Contract (the "Samgori PSC") in Georgia. While management believes that this Production Sharing Contract area, which includes the Samgori, Patardzeuli and South Dome Oil Fields (collectively, the "Samgori Field"), could provide a significant opportunity for CanArgo, both for short-term oil development and for exploration upside, we cannot assure investors that the development and appraisal plans for the Samgori Field will be successful or indeed fully impemented. Our Georgian exploration program, particularly in the Manavi and Norio areas, is an important factor for future success, and this program may not be successful, as it carries substantial risk. See "Our oil and gas activities involve risks, many of which are beyond our control" below for a description of a number of these potential risks and losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

  OUR OPERATION OF THE NINOTSMINDA FIELD AND SAMGORI FIELD IS GOVERNED BY PRODUCTION SHARING CONTRACTS WHICH MAY BE SUBJECT TO CERTAIN LEGAL UNCERTAINTIES.

     Our principal business and assets are derived from production sharing contracts in Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties. Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

  WE MAY ENCOUNTER DIFFICULTIES IN ENFORCING OUR TITLE TO OUR PROPERTIES.

     Since all of our oil and gas interests are currently held in countries where there is currently no private ownership of oil and gas in place, good title to our interests is dependent on the validity and enforceability of the governmental licenses and production sharing contracts and similar contractual arrangements that we enter into with government entities, either directly or indirectly. As is customary in such circumstances, we perform a minimal title investigation before acquiring our interests, which generally consists of conducting due diligence reviews and in certain circumstances securing written assurances from responsible government authorities or legal opinions. We believe that we have satisfactory title to such interests in accordance with standards generally accepted in the crude oil and natural gas industry in the areas in which we operate. Our interests in properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, none of which we believe materially interferes with the use of, or affects the value of, such interests. However, as is discussed elsewhere, there is no assurance that our title to its interests will be enforceable in all circumstances due to the uncertain nature and predictability of the legal systems in some of the countries in which we operate.

  WE WILL REQUIRE ADDITIONAL FUNDS TO IMPLEMENT OUR LONG-TERM OIL AND GAS DEVELOPMENT PLANS.

     It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. Accordingly, we may need to raise additional funds from outside sources in order to pay for project development costs. We may not be able to obtain that additional financing. If adequate funds are not available, we will be required to scale back or even suspend our operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda Field may not be realized unless additional capital expenditures are incurred to develop the Field. Furthermore, additional funds will be required to pursue exploration activities on our existing undeveloped properties. While expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present be quantified.

  WE MAY BE UNABLE TO FINANCE OUR OIL AND GAS PROJECTS.

     Our long term ability to finance most of our present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing in the future could require us to scale back or abandon part or all of our future project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

     - world and regional economic conditions;

     - the state of international relations;

     - the stability and the legal, regulatory, fiscal and tax policies of various governments in areas in which we have or intend to have operations;

     - fluctuations in the world and regional price of oil and gas and in interest rates;

     - the outlook for the oil and gas industry in general and in areas in which we have or intend to have operations; and

     - competition for funds from possible alternative investment projects.

Potential investors and lenders will be influenced by their evaluations of us and our projects, including their technical difficulty, and comparison with available alternative investment opportunities.

  OUR OPERATIONS MAY BE SUBJECT TO THE RISK OF POLITICAL INSTABILITY, CIVIL DISTURBANCE AND TERRORISM.

     Our principal oil and gas properties and activities are in Georgia, which is located in the former Soviet Union. Operation and development of our assets are subject to a number of conditions endemic to former Soviet Union countries, including political instability. The present governmental arrangements in countries of the former Soviet Union in which we operate were established relatively recently, when they replaced communist regimes. If they fail to maintain the support of their citizens, other institutions, including a possible reversion to totalitarian forms of government, could replace these governments. As recent developments in Georgia have illustrated, the national governments in these countries often must deal, from time to time, with civil disturbances and unrest which may be based on religious, tribal and local and regional separatist considerations. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies. The production sharing contracts covering the Ninotsminda and Samgori Fields are examples of such arrangements. As a result of such dependency on government participants, our operations could be adversely affected by political instability, terrorism, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties either directly or through the enactment of laws and regulations which have an economically confiscatory result. We are not insured against political or terrorism risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

  WE FACE THE RISK OF SOCIAL, ECONOMIC AND LEGAL INSTABILITY IN THE COUNTRIES IN WHICH WE OPERATE.

     The political institutions of the countries that were a part of the former Soviet Union have recently become more fragmented, and the economic institutions of these countries have recently converted to a market economy from a planned economy. New laws have recently been introduced, and the legal and regulatory regimes in such regions may be vague, containing gaps and inconsistencies, and are subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. Due to this instability, former Soviet Union countries are subject to certain additional risks including the uncertainty as to the enforceability of contracts. Social, economic and legal instability have accompanied these changes due to many factors which include:

     - low standards of living;

     - high unemployment;

     - under-developed and changing legal and social institutions; and

     - conflicts within and with neighboring countries.

This instability could make continued operations difficult or impossible. Georgia has recently democratically elected a new President following a popular revolt against the previous administration in November 2003 and has successfully quelled a potential separatist uprising in one of its regions. Although the new administration has made public statements supporting foreign investment in Georgia, and specific written support for our activities, there can be no guarantee that this will continue, or that these changes will not have an adverse affect on our operations. There are also some separatist areas within Georgia that may cause instability and potentially affect our activities.

  WE FACE AN INADEQUATE OR DETERIORATING INFRASTRUCTURE IN THE COUNTRIES IN WHICH WE OPERATE.

     Countries in the former Soviet Union often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, we have, in the past, suspended drilling and testing procedures due to the lack of a reliable power supply.

  WE MAY ENCOUNTER CURRENCY RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

     Payment for oil and gas products sold in former Soviet Union countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies in the future. Most former Soviet Union country currencies are presently convertible into U.S. dollars, but there is no assurance that such convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of former Soviet Union countries may be restricted or limited in the future. We may enter into contracts with suppliers in former Soviet Union countries to purchase goods and services in U.S. dollars. We may also obtain from lenders credit facilities or other debt denominated in U.S. dollars. If we cannot receive payment for oil and oil products in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital.

  WE MAY ENCOUNTER TAX RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

     Countries may add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Since we are dependent on international operations, specifically those in Georgia, we may be subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes. While we are not aware of any recent or proposed tax changes which could materially adversely affect our operations, such changes could occur although we have negotiated economic stabilization clauses in our production sharing contracts in Georgia and all current taxes are payable from the State's share of petroleum produced under the production sharing contracts.

  WE HAVE IDENTIFIED MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING WHICH, IF NOT REMEDIATED, MAY ADVERSELY AFFECT OUR ABILITY TO TIMELY AND ACCURATELY MEET OUR FINANCIAL REPORTING RESPONSIBILITIES.

     As reported in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004 and subsequently in our Quarterly Reports on Form 10-Q, as amended, for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, we identified a number of deficiencies that were symptomatic of and contributed to the overall material weakness relating to the financial statement close process identified in our evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2004. We also identified a material weakness relating to sufficient controls being in place to ensure adequate review of the application of generally accepted accounting principles relating to non-routine transactions, estimates and financial statement disclosures. As indicated in the June 30, 2005 and September 30, 2005 Quarterly Reports, we have remediated several of such deficiencies and have undertaken a process to remediate the remaining deficiencies; however, our failure to complete this remediation process may adversely affect our ability to accurately report our financial results in a timely manner.


     As a result of recent publications and guidance from the Commission and our ongoing internal control assessment process for 2005, we now believe the identified material weaknesses discussed above mean that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) were ineffective as of December 31, 2004 and for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Accordingly, we now believe that the material weaknesses discussed above mean that we cannot fully ensure that the information required to be disclosed by us in the reports we file or submit under the Exchange Act with the Commission (1) is recorded, processed, summarized and processed within the time period specified in the Commission's rules and forms and (2) is accumulated and communicated to the management, including principal executives and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.


  OUR INABILITY TO TIMELY COMPLETE OUR ASSESSMENT OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY ADVERSELY AFFECT OUR STOCK PRICE, OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND TO COMPENSATE OUR EMPLOYEES WITH EQUITY SECURITIES.


     As reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, our management was unable to perform a comprehensive evaluation limiting management's ability to fully assess the effectiveness of our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. The staff of the Commission has accordingly determined that our Annual Report on Form 10-K, for the fiscal year 2004 was not timely filed due to management being unable to complete its assessment of the internal controls over financial reporting within the time prescribed by the Commission and, accordingly, we have been advised that the Company was not current with its filings as required by the Exchange Act. Management has still not completed its 2004 assessment and does not believe it possible to go back and perform further procedures to complete the assessment process in respect of fiscal year 2004. As a result of not completing the assessment for 2004 there may be deficiencies in our internal control over financial reporting which are not identified. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, because management was unable to complete its assessment of the internal controls over financial reporting within the time prescribed by the Commission, we are ineligible to use registration statements on Form S-3 or S-8 or to rely on the safe harbor afforded by Rule 144 under the Securities Act for secondary sales of restricted securities until such time as we have complied for a period of 12 months with our obligation to timely file our periodic reports, which may adversely affect our ability to raise capital and to award stock based incentive compensation to our employees.


RISKS ASSOCIATED WITH OUR INDUSTRY.

  WE MAY BE REQUIRED TO WRITE-OFF UNSUCCESSFUL PROPERTIES AND PROJECTS.

     In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. We could be required in the future to write-off our investments in additional projects, including the Ninotsminda Field project, if such projects prove to be unsuccessful.

  OUR OIL AND GAS ACTIVITIES INVOLVE RISKS, MANY OF WHICH ARE BEYOND OUR
  CONTROL.

     Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. We must first successfully identify commercial quantities of oil and gas, which is inherently subject to many uncertainties. Thereafter, the development of an oil and gas deposit can be affected by a number of factors which are beyond the operator's control, such as:

     - unexpected or unusual geological conditions;

     - the recoverability of the oil and gas on an economic basis;

     - the availability of infrastructure and personnel to support operations;

     - labor disputes;

     - local and global oil prices; and

     - government regulation and legal and political uncertainties.

     Our activities can also be affected by a number of hazards, such as:

     - natural phenomena, such as bad weather and earthquakes;

     - operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses; and

     - environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these factors or hazards could result in damage, losses or liability for us. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in the countries that were part of the former Soviet Union. We do not purchase insurance covering all of the risks and hazards or all of our potential liability that are involved in oil and gas exploration, development and production.

  WE MAY HAVE CONFLICTING INTERESTS WITH OUR PARTNERS.

     Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. This would apply to projects both in Georgia and in Kazakhstan, for example the Samgori project. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated. We may not have a majority of the equity in the entity that is the licensed developer of some projects that we may pursue in the countries that were a part of the former Soviet Union, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. Demands by or expectations of governments, co-venturers, customers, and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

  OUR OPERATING DIRECT AND INDIRECT SUBSIDIARIES AND JOINT VENTURES REQUIRE GOVERNMENTAL REGISTRATION.

     Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses and contracts for the development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

  WE ARE AFFECTED BY CHANGES IN THE MARKET PRICE OF OIL AND GAS.

     Prices for oil and natural gas and their refined products are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

     - global and regional changes in the supply and demand for oil and natural gas;

     - actions of the Organization of Petroleum Exporting Countries;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - the price and availability of alternative fuels;

     - political conditions and terrorist activity in the Middle East, Central Asia and elsewhere; and

     - overall global and regional economic conditions.

A reduction in oil prices can affect the economic viability of our operations. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit. We may also not benefit from rapid increases in oil prices as the market for the levels of crude oil produced in Georgia by Ninotsminda Oil Company Limited can in such an environment be relatively inelastic. Contract prices are often set at a specified price determined with reference to world market prices (often based on the average of a number of quotations for "marker" crude including Dated Brent Mediterranean or Urals Mediterranean at the time of sale) subject to appropriate discounts for transportation and other charges which can vary from contract to contract.

  OUR ACTUAL OIL AND GAS PRODUCTION COULD VARY SIGNIFICANTLY FROM RESERVE ESTIMATES.

     Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements:

     - the amount of recoverable crude oil and natural gas present in a reservoir;

     - the costs that will be incurred to produce the crude oil and natural gas; and

     - the rate at which production will occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

     - additional development activity;

     - evolving production history; and

     - changes in production costs, market prices and economic conditions.

As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the reports on the oil and gas reserves prepared by independent petroleum consultants at any given point in time. The magnitude of those variations may be material. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

  OUR OIL AND GAS OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

     Governments at all levels, national, regional and local, regulate oil and gas activities extensively. We must comply with laws and regulations which govern many aspects of our oil and gas business, including:

     -  exploration;

     - development;

     - production;

     - refining;

     - marketing;

     - transportation;

     - occupational health and safety;

     - labor standards; and

     - environmental matters.

We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in the countries that were a part of the former Soviet Union where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

  WE FACE SIGNIFICANT COMPETITION.

     The oil and gas industry, including the refining and marketing of crude oil products, is highly competitive. Our competitors include integrated oil and gas companies, government owned oil companies, independent oil and gas companies, drilling and income programs, and wealthy individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

  OUR PROFITABILITY MAY BE SUBJECT TO CHANGES IN INTEREST RATES.

     Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. While we currently have only limited amounts of long term debt, increases in interest rates may adversely affect our ability to raise debt capital to the extent that our income from operations will be insufficient to cover debt service.

RISKS ASSOCIATED WITH OUR STOCK.

  LIMITED TRADING VOLUME IN OUR COMMON STOCK MAY CONTRIBUTE TO PRICE VOLATILITY.


     Our common stock is listed for trading on the Oslo Stock Exchange ("OSE") in Norway, and on the American Stock Exchange ("AMEX") in New York. Prior to the listing on the AMEX, our stock was traded on the Over the Counter Bulletin Board in the United States and on the OSE. During the 12 months ended December 31, 2005, the average daily trading volume for our common stock on the OSE was 3,726,418 shares and 1,723,540 shares on the AMEX both as reported by Yahoo and the closing price of our stock during such period ranged from a low of NOK 4.45 and $0.66 to a high of NOK 14.10 and $2.25 on the OSE and AMEX, respectively, as reported by Yahoo. As a relatively small company with a limited market capitalization, even if our shares are more widely disseminated, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

  THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS.

     The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market, economic or political conditions.

  WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.

  WE HAVE A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.


     At January 20, 2006, we had 222,573,283 shares of common stock outstanding of which 940,210 shares were held by affiliates. In addition, at January 20, 2006, we had 45,270 shares issuable upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration; 10,045,000 shares of common stock subject to outstanding options granted under certain stock option plans (of which 5,938,000 shares were vested at January 20, 2006); 2,300,000 shares issuable upon exercise of outstanding warrants; up to 1,783,667 shares of common stock reserved for issuance under our existing option plans; up to 41,487,011 shares reserved for issuance in connection with certain existing contractual arrangements, including 27,777,772 shares upon conversion of the Senior Secured Notes and 1,521,739 issuable upon conversion of the Ozturk Convertible Loan. All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933. See "Shares Eligible for Future Sale" elsewhere in this prospectus. The shares of common stock issuable upon exercise of the stock options have been registered under the Securities Act, as indicated above, until such time as the Company becomes timely in its periodic filings, such shares are not freely tradeable under such registration statements. In addition, the 41,487,011 shares issued and issuable pursuant to contractual arrangements, including under the Senior Secured Notes and the Ozturk Convertible Loan, are subject to certain registration rights and, therefore, will be eligible for resale in the public market after the registration statement covering such shares of which this prospectus forms a part has been declared effective. Sales of shares of common stock under Rule 144 or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities.


  OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS IS RESTRICTED UNDER THE TERMS OF THE SENIOR SECURED NOTES.

     Pursuant to the terms of the Note Purchase Agreement entered into by and between CanArgo and the purchasers of the Senior Secured Notes, we may not incur future indebtedness or issue additional senior or pari passu indebtedness, except with the prior consent of the beneficial holders of at least 51% of the outstanding principal amount of the Senior Secured Notes or in limited permitted circumstances. The definition of indebtedness in the Note Purchase Agreement encompasses all customary forms of indebtedness, including, without limitation, liabilities for deferred consideration, liabilities for borrowed money secured by any lien or other specified security interest (except permitted liens), liabilities in respect of letters of credit or similar instruments (excluding letters of credit which are 100% cash collateralized) and guarantees in relation to such forms of indebtedness (excluding parent company guarantees provided by CanArgo in respect of the indebtedness or obligations of any of our subsidiaries under any Basic Documents (as defined in the Note Purchase Agreement)).

  OUR ABILITY TO MAKE FUTURE STOCK ISSUANCES, THE TERMS OF THE SENIOR SECURED NOTES AND THE PROVISIONS OF DELAWARE LAW COULD HAVE ANTI-TAKEOVER EFFECTS.

     Our board of directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. Further, under the terms of the Senior Secured Notes, in the event of a "Change of Control" or a "Control Event" we are required to offer to prepay the Senior Secured Notes which might also dissuade a third party from making an acquisition offer. See "The Selling Stockholders -- Senior Secured Notes -- Mandatory Prepayment" in this prospectus for the definition of "Change of Control" and "Control Event". In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by our board of directors. See the sections entitled "The Selling Stockholders -- Senior Secured Notes" and "Section 203 of The Delaware General Corporation Law" in this prospectus.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in the section entitled "Risk Factors". You are cautioned not to place undue reliance on the forward-looking statements.

     Few of the forward-looking statements in this prospectus, including the documents that are incorporated by reference, deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - the market prices of oil and gas;

     - uncertainty of drilling results, reserve estimates and reserve replacement;

     - operating uncertainties and hazards;

     - economic and competitive conditions;

     - natural disasters and other changes in business conditions;

     - inflation rates;

     - legislative and regulatory changes;

     - financial market conditions;

     - accuracy, completeness and veracity of information received from third parties;

     - wars and acts of terrorism or sabotage;

     - political and economic uncertainties of foreign governments; and

     - future business decisions.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any proceeds from sales of the shares of common stock covered by this prospectus. We will, however, receive the proceeds from the exercise of the Ozturk Warrant in the amount of $1,260,000, assuming the entire Warrant is exercised. See "Recent Developments" and "The Selling Stockholders -- Ozturk Shares" herein. All such proceeds will be used for our working capital purposes.

                            THE SELLING STOCKHOLDERS

SENIOR SECURED NOTES

     Of the 42,459,511 shares being offered under this prospectus, up to 27,777,772 shares, subject to adjustment, will be acquired by the holders of the Senior Secured Notes. On July 25, 2005, we entered into a Note Purchase Agreement with a group of private investors (the "Purchasers") all of whom qualified as "accredited investors" under Rule 501(a) promulgated under the Securities Act. Pursuant to the Note Purchase Agreement, we issued a note due July 25, 2009 in the aggregate principal amount of $25 million to Ingalls & Snyder LLC, as nominee for the Purchasers, in a transaction intended to qualify for an exemption from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. For purposes hereof each of the Purchasers is deemed a beneficial holder of the Note and such Purchasers may each be assigned their own Senior Secured Note as provided in the Note Purchase Agreement and, accordingly, all such Senior Secured Notes are referred to herein collectively as the "Senior Secured Note" and any such Purchaser or its assignee is referred to herein as a holder of the Senior Secured Note.

     Interest. The unpaid principal balance under the Senior Secured Note bears interest (computed on the basis of a 360-day year of twelve 30-day months) (a) at increasing rates ranging from 3% from the date of issuance to December 31, 2005; 10% from January 1, 2006 until December 31, 2006; and 15% from January 1, 2007 until final payment, payable semi-annually, on June 30th and December 30th, commencing December 30, 2005, until the principal shall have become due and payable and (b) at 3% above the applicable rate on any overdue payments of principal and interest.

     Optional Prepayments. We may, at our option, upon at least not less than 90 days and not more than 120 days prior written notice, prepay at any time and from time to time after July 31, 2006, all or any part of the Senior Secured Note, in a principal amount of not less than $100,000 at the following Redemption Prices (expressed as percentages of the principal amount so prepaid):
105% after July 31, 2006; 104% after January 1, 2007; 103% after July 1, 2007;
102% after January 1, 2008; 101% after July 1, 2008, and 100% after January 1, 2009, together with all accrued and unpaid interest.

     Mandatory Prepayment. We are required to offer to prepay all, but not less than all, of the Senior Secured Note, on not less than 15 business days prior written notice, in the event of an occurrence of a Change of Control or Control Event. "Change in Control" is defined to mean (a) if CanArgo shall at any time cease to be a publicly held company or cease to have its capital stock traded on an exchange or (b) a transaction or series of related transactions pursuant to which (i) at least fifty-one percent (51%) of the outstanding shares of CanArgo's common stock or, on a fully diluted basis, shall subsequent to July 25, 2005 be owned by any person which is not related to or affiliated with CanArgo, (ii) if CanArgo merges into or with, consolidates with or effects any plan of share exchange or other combination with any person which is not related to or affiliated with CanArgo, or (iii) if CanArgo disposes of all or substantially all of its assets other than in the ordinary course of business and "Control Event" is defined to mean (i) the execution by CanArgo or any material subsidiary of CanArgo which has guaranteed the indebtedness evidenced by the Note (a "CanArgo Group Member") of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

     Conversion. The Senior Secured Note is convertible any time, in whole or in part, at the option of the Note holder, into shares of CanArgo common stock ("Conversion Stock") at a conversion price per share of $0.90 (the "Conversion Price"), which is subject to adjustment: (a) if CanArgo issues any equity securities (other than pursuant to the granting of employee stock options pursuant to shareholder approved employee stock option plans or existing outstanding options, warrants and convertible securities) at a price per share of less than $0.90 per share net of all fees, costs and expenses in which case the Conversion Price will be reset to such lower price and (b) in connection with any stock split, stock dividend, reverse stock split, reclassification, recapitalization, combination, merger, consolidation or any similar transaction, in which case the Conversion Price and number of shares of Conversion Stock will be appropriately adjusted to reflect any such event, such that the holders of the Senior Secured Note will receive upon conversion the identical number of shares of common stock or other consideration or property to be received by the holders of the common stock as if the holders had converted the Senior Secured Note immediately prior to any such event as such amount would then be adjusted by reason of such stock split, stock dividend, reverse stock split, reclassification, recapitalization, combination, merger, consolidation or other similar transaction. No fractional shares of common stock shall be issued upon any conversion; instead the Conversion Price shall be appropriately adjusted so that holders shall receive the nearest whole number of shares upon any conversion.

     In connection with the execution and delivery of the Note Purchase Agreement, we entered into a Registration Rights Agreement with the Purchasers pursuant to which we agreed to register the Conversion Stock for resale under the Securities Act.

     Security. Payment of all amounts due and payable under the Note Purchase Agreement, the Senior Secured Note and all related agreements (collectively, the "Loan Documents") is secured by a security interest in all of our assets, including our principal Guernsey bank account, as well as, guarantees from each other CanArgo Group Member and pledges of all of the outstanding capital stock of Ninotsminda Oil Company Limited, a limited liability company incorporated under the laws of the Republic of Cyprus; CanArgo Limited, a company incorporated under the laws of the Bailiwick of Guernsey; and Tethys Petroleum Investments Limited, a company incorporated under the laws of the Bailiwick of Guernsey, each of which is an indirect subsidiary of CanArgo. If we form or acquire a Material Subsidiary (as defined in the Note Purchase Agreement) we shall cause such Subsidiary to execute a Subsidiary Guaranty (other than for certain excepted companies and legal entities) and thereby become a CanArgo Group Member subject to the provisions of the Note Purchase Agreement.

     Covenants. Under the terms of the Note Purchase Agreement we are subject to certain affirmative and negative covenants, which can be waived by the beneficial holders of at least 51% of the outstanding principal amount of the Senior Secured Note (the "Required Holders"), including the following affirmative and negative covenants, respectively: (a) providing current information regarding CanArgo and rights of inspection; compliance with laws; maintenance of corporate existence, insurance and properties; payment of taxes; providing additional security; payment of counsel fees for the Purchasers (not in excess of $100,000) and a placement fee of $250,000; and termination of the Equity Line of Credit, and (b) restrictions on: transactions with affiliates; mergers, consolidations and sales of all of CanArgo's assets; liens (except for certain permitted liens); additional indebtedness, including senior or pari passu indebtedness (other than certain permitted indebtedness); changes in our line of business; certain types of payments; sale-and leasebacks; sales of assets other than in the ordinary course of business; canceling, terminating, waiving or amending provisions of, or selling any interests in (other than under certain circumstances) any of the Basic Agreements (as defined in the Note Purchase Agreement); and adopting any anti-take-over defenses except as permitted by the Note Purchase Agreement. We are not subject to any financial covenants, such as the maintenance of minimum net worth or fixed charge coverage ratios, other than the restriction on our ability to incur additional Indebtedness.

     Events of Default. An "Event of Default" shall exist if one or more of the following occurs and is continuing: (i) failure to pay when due any principal and, after 5 days, any interest, payable under the Senior Secured Note or any Security Document; (ii) default in the performance of certain enumerated covenants; (iii) default in the performance or compliance with any other terms which remains unremedied for 30 days after the earlier of a Responsible Officer first obtaining actual and not constructive knowledge of the default or the receipt of notice; (iv) any representation or warranty made in writing on behalf of CanArgo or any other CanArgo Group Member proves to have been false or incorrect in any material respect; (v) customary events involving bankruptcy, insolvency or reorganization; (vi) the entry of a final judgment or judgments in excess of $2,500,000 (uncovered by insurance), which is not discharged or settled; (vii) violations of The Employee Retirement Act of 1976, as amended ("ERISA") or the Internal Revenue Code of 1986, as amended, under funding of accrued benefit liabilities and other matters relating to employee benefit plans subject to ERISA or foreign pension plans; (viii) any Loan Document ceases to be in full force and effect (except in accordance with its terms) or its validity is challenged by CanArgo or any affiliate; (ix) CanArgo or any other CanArgo Group Member modifies its Charter Document which results in a Default or Event of Default or will adversely affect the rights of Noteholders; or (x) a change occurs in the consolidated financial condition of CanArgo or in the physical, operational or financial status of the Properties (as defined in the Note Purchase Agreement), which change has a Material Adverse Effect (as defined in the Note Purchase Agreement).

     Other than for certain Events of Default that will result in an automatic acceleration without notice, such as bankruptcy, if an Event of Default occurs and is continuing, the Required Holders may at any time at its or their option, by notice to CanArgo, declare all outstanding Senior Secured Notes to be immediately due and payable and holders of the Senior Secured Note may proceed to enforce their rights under the Loan Documents at law or in equity. CanArgo is responsible for the payment of all costs of collection, including all reasonable legal fees actually incurred in connection therewith.

     Miscellaneous. The Note Purchase Agreement, the Senior Secured Note, the Security Agreement, the Subsidiary Guaranty and the Registration Rights Agreement are all governed by New York Law and the CanArgo Group Members parties thereto subject themselves to the jurisdiction of New York Courts and waive the right to jury trial. The Pledge Agreements and the Security Interest Agreement relating to CanArgo's bank account are governed by the laws of the Bailwick of Guernsey and the Republic of Cyprus, as provided therein. The Company incurred fees and commissions in connection with the placement of the Senior Secured Notes in the aggregate amount of $385,000.

OZTURK SHARES

     As described in "Recent Developments" above, pursuant to an agreement entered into in August 2004, Mr. Salahi Ozturk, a foreign national, has the right to acquire 1,521,739 shares of CanArgo common stock upon conversion of the Ozturk Convertible Loan ("Conversion Stock"), subject to adjustment. Furthermore, under the terms of the Agreement Mr. Ozturk has received a warrant to acquire 2,000,000 shares of CanArgo common stock, subject to adjustment, upon exercise. The warrant was issued and the shares of common stock issuable upon exercise of the warrant as well as the Ozturk Conversion Stock will be issued in transactions intended to qualify for the exemption from registration afforded by
Section 4(2) of the Securities Act and Regulation S promulgated under such Act. All such shares of common stock are included herein.

TETHYS SHARES

     As described in "Recent Developments" above, on June 9, 2005 we concluded a transaction to acquire the interests of Provincial Securities Limited ("Provincial") and Vando International Finance Limited ("Vando") in Tethys Petroleum Investments Limited ("Tethys"). In consideration for its shares in Tethys, Provincial was issued with 5,500,000 restricted shares of common stock. Mr. Russell Hammond, a CanArgo director, is an Investment Advisor of Provincial. Mr. Hammond disclaims beneficial ownership of the Provincial shares. In consideration for its shares in Tethys, Vando was issued with 5,500,000 restricted shares of common stock. Mr. Salahi Ozturk is the principal who holds investment control in Vando. On the basis of the closing price of the CanArgo stock on the American Stock Exchange Transactions Tape on June 7, 2005 of $0.76 the total stock issued to Provincial and Vando was valued at $8,360,000. The shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder.

CEOCAST INC SHARES

     On November 17, 2004, we entered into a consultancy agreement with CEOcast Inc, an unaffiliated New York corporation, of which Mr Michael Wachs holds investment control. Under the terms of the consultancy agreement, CEOcast Inc provides various investor relations services and strategic advice to us. As part of the compensation for its services, CEOcast Inc received 80,000 restricted shares of our common stock on February 10, 2005, in an arms length transaction. On May 17, 2005, we entered into a further consultancy agreement with CEOcast Inc and on June 6, 2005, we issued a further 80,000 restricted shares of our common stock, also as compensation for its services and in an arms length transaction. On the basis of the closing price of the Company's common stock on February 10, 2005 of $1.38 and on June 6, 2005 of $0.78, the aggregate stock issued to CEOcast Inc was valued at $172,800. The shares were issued in transactions intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2).

     Our registration of the shares does not necessarily mean that any selling stockholder will sell any or all of its shares at any time or from time to time in one or more transactions.


     The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of October 1, 2005. The shares registered for sale hereby are restricted and not available for trading on The American Stock Exchange or on the Oslo Stock Exchange until a Registration Statement filed with the SEC becomes effective or such shares can otherwise be offered and sold in transactions exempt from the registration requirements of the Securities Act. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. As of January 20, 2006, we had an aggregate of 222,573,283 common shares outstanding.




                                               PERCENTAGE OF
                                                OUTSTANDING
                              SHARES               SHARES                                   PERCENTAGE OF
                           BENEFICIALLY         BENEFICIALLY   SHARES TO BE  SHARES OWNED    COMMON STOCK
NAME OF SELLING           OWNED PRIOR TO        OWNED BEFORE    SOLD IN THE    AFTER THE   OWNED AFTER THE
STOCKHOLDER                  OFFERING         OFFERING (%)(1)    OFFERING      OFFERING      OFFERING (%)
---------------           --------------      ---------------  ------------  ------------  ---------------



Salahi Ozturk............   10,121,739(2)           4.55(4)      3,521,739      6,600,000(4)     2.97(4)
Provincial Securities
  Limited................    6,520,000(3)           2.93         5,500,000      1,020,000           *
Vando International
  Finance Limited........    5,500,000(4)           2.47         5,500,000            --          --

CEOcast Inc..............      240,000(5)             *            160,000         80,000           *

Ingalls & Snyder Value
  Partners L.P. .........   15,555,555(6)(7)        6.99        15,555,555               (7)        *
Nikolaos D Monoyios IRA..    4,601,433(6)(8)        2.07         3,333,333      1,268,100(8)        *
Thomas L. Gipson.........   11,218,333(6)(9)        5.04         2,222,222      8,996,111(9)     4.04
Arthur Koenig............    2,322,222(6)           1.04         2,222,222        100,000           *
Thomas L. Gipson IRA.....   11,218,333(6)(10)       5.04         1,111,111     10,107,222(10)    4.54
Evan Janovic.............    1,499,999(6)(11)         *            611,111        888,888(11)       *

Ablin Family Trust.......      555,555(6)             *            555,555            --            *

Fledgling Associates,
  LLC....................      555,555(6)             *            555,555            --            *

Adam Janovic.............    1,062,055(6)(12)         *            444,444        617,611(12)       *

Neil Janovic.............    1,055,555(6)(13)         *            444,444        611,111(13)       *

Anthony Corso............      277,777(6)(14)         *            277,777            --            *

John Gilmer IRA..........      277,777(6)(14)         *            277,777            --            *

Martin Soloman...........      166,666(6)(15)         *            166,666            --            *
                            ----------              ----        ----------     ----------        ----
Totals...................   72,748,555              32.7%(1)    42,459,511     30,289,044        13.6%(1)
                            ----------              ----        ----------     ----------        ----




--------


 (1) Applicable percentage of ownership is based on 222,573,283 shares of common stock outstanding as of January 20, 2006.


 (2) Represents 2,000,000 shares of common stock issuable on exercise of warrants issued to Mr. Ozturk on August 27, 2004 and 1,521,739 shares of common stock issuable upon conversion of the Ozturk Convertible Loan, 5,500,000 shares of common stock issued to Vando over which Mr. Ozturk holds investment control and a further 1,100,000 shares of common stock beneficially owned by Mr. Ozturk.

 (3) Represents shares issued on June 9, 2005 to Provincial in connection with the acquisition of Provincial's shares in Tethys. Mr. Russell Hammond, a CanArgo director, is an Investment Advisor of Provincial. Mr. Hammond disclaims beneficial ownership of the Provincial shares.

 (4) Represents shares issued on June 9, 2005 to Vando in connection with the acquisition of Vando's shares in Tethys. Mr. Salahi Ozturk is the principal who controls Vando and, accordingly, Vando's shares are included in the total number of shares beneficially owned by Mr. Ozturk.

 (5) Represents 160,000 shares issued on February 10, 2005 and June 6, 2005 pursuant to the Consultancy Agreement between CEOcast Inc and CanArgo and an additional 80,000 shares of CanArgo common stock beneficially held by CEOcast Inc which were previously registered for resale under the Securities Act in a Registration Statement on Form S-3 (Reg. No. 333-115261).

 (6) Represents shares of common stock issuable upon conversion of Senior Secured Notes issued on July 25, 2005.


 (7) Information for beneficial ownership prior to the offering is taken from the Form 13G/A filed on January 18, 2006 (excluding a rounding error in the reported amount).


 (8) Includes 500,000 shares beneficially owned by Mr. Monoyios' wife.


 (9) Includes 1,111,111 shares owned in an Individual Retirement Account and 7,885,000 shares beneficially owned by Robert L. Gipson, Mr. Gipson's brother. Information for beneficial ownership of Robert L. Gipson is taken from the Form 13G/A filed on January 19, 2006.



(10) Includes 2,222,222 shares owned by Mr. Gipson directly and 7,885,000 shares beneficially owned by Robert L. Gipson, Mr. Gipson's brother. Information for beneficial ownership of Robert L. Gipson is taken from the Form 13G/A filed on January 19, 2006.


(11) Includes 444,444 shares beneficially owned by Neil Janovic, Mr. Janovic's brother and 444,444 shares beneficially owned by Adam Janovic, Mr. Janovic's son. Ingalls & Snyder LLC shares dispositive power over 611,111 shares.

(12) Includes 611,111 shares beneficially owned by Evan Janovic, Mr. Janovic's father and 6,500 shares beneficially owned by other family members.

(13) Includes 611,111 shares beneficially owned by Evan Janovic, Mr. Janovic's brother. Ingalls & Snyder LLC shares dispositive power over 444,444 shares.

(14) Thomas O. Boucher has shared dispositive power over such shares.

(15) Ingalls & Snyder LLC shares dispositive power over these shares.

  *  Less than one percent.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the outstanding shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock and such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices upon conversion of the Senior Secured Notes, the Ozturk Convertible Loan and Ozturk Warrant in accordance with the anti-dilution adjustment provisions contained in the Senior Secured Notes, such Loan and Ozturk Warrant.

                              PLAN OF DISTRIBUTION

     Under the terms of the private placements, the shares registered for sale hereby are restricted and not available for trading on the AMEX or the OSE until after a Registration Statement filed with SEC becomes effective or offers and sales of such shares are otherwise exempt from the registration requirements of the Securities Act. Thereafter, the shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any of the selling stockholders have entered into any arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this

Registration Statement are sold by the selling stockholder in accordance with this prospectus or in accordance with the provisions of Rules 144, 144A or their equivalent under the Securities Act, or have been sold pursuant to a transaction effected through the facilities of the OSE in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

     The selling stockholders may offer their shares, subject to the restrictions outlined above, at various times in one or more of the following transactions:

     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     - in transactions including block trades, in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

     - in transactions "at the market" to or through market makers in the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     - an exchange distribution in accordance with the rules of such exchange;

     - in privately negotiated transactions;

     - in transactions to cover short sales; or

     - in a combination of any of the foregoing transactions.

     In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rules 144, 144A or 904 under the Securities Act rather than under this prospectus.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who donate or otherwise transfer their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus. The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as broker, dealers or agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of their shares of common stock. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders and persons participating in the offer and sale of their shares will be subject to the prospectus delivery requirements of the Securities Act.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We will pay the entire expenses incidental to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.

     The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

     Under our agreements with the selling stockholders, we are required to bear the expenses relating to the registration of this offering. We estimate that the expenses of the offering to be borne by us will be approximately $86,000. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of their legal counsel. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities in connection with the offer of the shares, including liabilities arising under the Securities Act.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, if we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     CanArgo is listed on the Oslo Stock Exchange ("OSE") where our stock trades under the symbol "CNR" and on the AMEX where our common stock trades under the symbol "CNR". Until April 21, 2004 our common stock traded on the NASDAQ Over-The-Counter Bulletin Board ("OTCBB") under the symbol "GUSH".

     The following table sets forth the high and low sales prices of the common stock on the OSE, and the high and low bid prices on the OTCBB and AMEX for the periods indicated. Average daily trading volume on these markets during these periods is also provided. OTCBB data is provided by the NASDAQ Trading and Market Services and/or published financial sources and OSE and AMEX data is derived from published financial sources. The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions. Sales prices on the OSE were converted from Norwegian kroner into United States dollars on the basis of the daily exchange rate for buying United States dollars with Norwegian kroner announced by the central bank of Norway. Prices in Norwegian kroner are denominated in "NOK". For historical price verification in Norway please see http://uk.table.finance.yahoo.com/k?s=cnr.ol&g =d and for exchange rate conversion $/NOK for the corresponding dates please see www.oanda.com/convert/fxhistory.



                                OTCBB                  OSE                    AMEX
                         -------------------  ---------------------  ---------------------
                                     AVERAGE               AVERAGE                AVERAGE
                                      DAILY                 DAILY                  DAILY
                         HIGH   LOW   VOLUME  HIGH   LOW    VOLUME   HIGH   LOW    VOLUME
                         ----  ----  -------  ----  ----  ---------  ----  ----  ---------



FISCAL QUARTER ENDED
March 31, 2003.......... 0.11  0.03   35,575  0.06  0.04    273,079
June 30, 2003........... 0.22  0.05   41,739  0.24  0.05  1,127,948
September 30, 2003...... 0.47  0.10   29,714  0.49  0.16  1,936,776
December 31, 2003....... 0.69  0.26  107,109  0.54  0.27  1,582,019
March 31, 2004.......... 1.22  0.48  719,195  1.22  0.44  6,378,789
June 30, 2004*..........  --    --       --   1.04  0.66  2,234,149  1.08  0.60    243,473

September 30, 2004......                      0.71  0.43  1,260,468  0.74  0.47    308,636
December 31, 2004.......                      1.23  0.69  2,929,357  1.32  0.67  1,120,177
March 31, 2005..........                      1.98  1.08  2,296,436  1.94  1.06  2,396,215
June 30, 2005...........                      1.47  0.69  3,058,647  1.48  0.66  1,589,495
September 30, 2005......                      2.18  0.79  5,691,163  2.25  0.69  1,645,733
December 31, 2005.......                      1.85  1.09  3,689,260  1.86  1.15  1,287,433



--------

* The Common Stock ceased trading on the OTCBB and began trading on the AMEX on April 21, 2004. The amounts reflected for the June 30, 2004 fiscal quarter include the trading results on both the OTCBB and the AMEX for the entire quarterly period.


     At January 20, 2006, the closing price of our common stock on the AMEX and the OSE was $1.37 and $1.39, respectively. On January 20, 2006 one U.S. dollar equaled 6.73 Norwegian kroner.



     On January 20, 2006 the number of holders of record of our common stock was approximately 14,250. We have not paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in their discretion, consider relevant.



     Through January 20, 2006 an aggregate of 3,129,000 stock options were issued to officers, directors, consultants and employees under the 2004 Long Term Stock Incentive Plan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

QUALIFYING STATEMENT WITH RESPECT TO FORWARD-LOOKING INFORMATION AND RISKS

     The following information contains forward-looking information. See "Cautionary Statement Regarding Forward-Looking Statements" above and "Forward-Looking Statements" below. Our activities and investments in our common stock involve a high degree of risk. Each of the risks in "Risk Factors" may have a significant impact on our future financial condition and results of operations. The following should be read in conjunction with the audited financial statements and the notes thereto included herein.

GENERAL OVERVIEW

     We are an independent energy company engaged in operations located primarily in countries comprising the former Soviet Union involving the acquisition, exploration, development, production and marketing of crude oil and, to a lesser extent, natural gas. Our principal means of growth has been through the acquisition and subsequent development and exploitation of producing oil and gas properties by means of entering into production sharing arrangements with governmental or local oil companies. As a result of our historical exploration and acquisition activities, we believe that we have a substantial inventory of exploitation and development opportunities, the successful completion of which is critical to the maintenance and growth of our current production levels. We have incurred net losses in the last five years, and there can be no assurance that operating income and net earnings will be achieved in future periods. Our financial results depend upon many factors, particularly the following factors which most significantly affect our results of operations:

     - the sales prices of crude oil and, to a lesser extent, natural gas;

     - the level of total sales volumes of crude oil and, to a lesser extent, natural gas;

     - the availability of, and our ability to raise additional, capital resources and provide liquidity to meet cash flow needs; and

     - the level and success of exploration and development activity.

  RESERVES AND PRODUCTION VOLUMES

     Gross total proved oil reserves as at December 31, 2004 at the Ninotsminda Field were 6.271 MMbbl down 7% from 2003's 6.762 MMbbl. Over the same period, gross total proved natural gas reserves, on an energy equivalent basis, decreased from 0.51 MMboe to 0.44 MMboe.

     Because our proved reserves will decline as crude oil, and, to a lesser extent, natural gas and natural gas liquids are produced (since our natural gas and natural gas liquid production is currently incidental to our crude oil production until we more fully develop our reserves and build the delivery pipeline in Kazakhstan), unless we acquire additional properties containing proved reserves or conduct successful exploration and development activities, our reserves and production will decrease. Our ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation and development projects. We did acquire an interest in the Samgori Oil Field in April 2004, but no independent reserves have been assessed as the original contractor party to the Samgori PSC, NPL, has an option to reacquire its contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program which includes the drilling of 10 horizontal well sections is not completed in accordance with the agreement it concluded with GOSL in December 2003. We are committed to this work program through our farm-in agreement with GOSL dated January 8, 2004. At an appropriate point either during or on completion of the agreed work program through the implementation of a program of both conventional and/or underbalanced drilling on the Samgori Field, we intend to book reserves for the Field which are properly attributable to us. In the meantime, we will continue to benefit from our share of production. For more information on the volumes of crude oil, natural gas liquids and natural gas we have produced during 2002, 2003, 2004 and the first nine months of 2005, please refer to the information under the caption "Results of Operations" below.

  EXPLOITATION AND DEVELOPMENT ACTIVITY

     During 2004 and 2005, we continued exploitation activities on our Georgian properties. Following our acquisition in 2004 of a 50% interest in the Samgori production sharing contract including the Samgori Oil Field which is adjacent to our Ninotsminda Field, our efforts have focused on a joint field development program for the Ninotsminda and Samgori Fields. The planned program included the drilling of up to 15 horizontal well sections which were to be mainly drilled as sidetracks from existing vertical wells. It had been planned that the horizontal component of these wells would be drilled under-balanced through the Middle Eocene reservoir section using Under-Balanced Coiled Tubing Drilling ("UBCTD") technology. In June 2004, a contract was signed with WEUS Holding Inc., a subsidiary of Weatherford International Ltd, ("Weatherford") for supply of the UBCTD equipment and services. Operations commenced on the N22H well on the Ninotsminda Field in December 2004, but were only completed in March 2005 with a horizontal section only 23% of that intended. The delay in completing this well and the failure to achieve the drilling objective was due to mechanical problems with the UBCTD equipment. Nevertheless, the results obtained (higher gas flow rates than previously observed on the field) seemed to indicate that under-balanced technology would be beneficial for production from this reservoir.

     Subsequent operations by Weatherford on both the N100H2 and N49H wells, also on the Ninotsminda Field, again proved unsuccessful. Progress was hampered by multiple equipment failures and the loss of bottom hole assemblies in the wells. No horizontal section was drilled in either of these wells and Weatherford demobilised its equipment and left Georgia in July. Despite this lack of success, which we attribute mainly to multiple equipment failures, we still believe that under-balanced technology is the best technology with which to develop both the Ninotsminda and Samgori Fields. In this respect, we continue our negotiations with other under-balanced equipment and service suppliers and hope to be in a position to return to under-balanced drilling operations in 2006.

     In the meantime, we have continued with our jointed pipe drilling operations using our own rigs and equipment and the directional drilling services of Baker Hughes International ("Baker Hughes") to drill horizontal sidetrack wells on the Ninotsminda Field. On October 27, 2005 we reached total depth ("TD") on the first sidetrack, the N100H2 well. The well was completed in the Middle Eocene reservoir having drilled a horizontal section of 1,667 feet (508 metres). A pre-perforated liner was run over a 1,421 foot (433 metres) interval in the horizontal section and the well tested at a rate of up to 370,000 cubic metres (13.07 million cubic feet) of gas per day plus 301 barrels of condensate per day (a total of 2,480 barrels of oil equivalent (using 6,000 cubic feet of gas = 1 barrel of oil/condensate)) on a 25 mm (63/64 inch) choke with a flowing tubing head pressure (FTHP) of 70 atmospheres (1,000 psig). The next horizontal sidetrack well, N97H is currently drilling.

     In 2004, we participated in the drilling of one new vertical well, S302, on the Samgori Field. This well was successfully drilled to the Middle Eocene reservoir where it was suspended pending the possible drilling of one or more horizontal sidetracks utilizing the UBCTD equipment.

     We have budgeted approximately $12 million for under balanced drilling expenditures on the Ninotsminda and Samgori Fields in 2005 and through December 22, 2005 we had expended an aggregate $4 million on such expenditures. As described in greater detail below, we have encountered certain difficulties in our UBCTD program which has resulted in our suspension of the program and a reversion to a more traditional drilling program on such Fields.

     On the Kyzyloi Field in Kazakhstan where we have been actively engaged in a gas field development program during 2005, with four wells tested to date, namely the KYZ105, KYZ104, KYZ102 and KYZ107 wells.

     As a summary so far on the other Kyzyloi Field development wells (these wells have been tested at different choke sizes due to mechanical constraints):

     - KYZ105 was tested at 50,000 cubic metres (1.77 million cubic feet) of gas per day on an 8 mm (20/64 inch) choke (this was a sub-optimal test due to a leaking packer);

     - KYZ102 was tested in excess of 120,000 cubic metres (4.24 million cubic feet) of gas per day on a 20 mm (60/64 inch) choke;

     - KYZ104 was tested at 96,000 cubic metres (3.4 million cubic feet) of gas per day on a 16 mm (40/64 inch) choke; and

     - KYZ107 was tested at a rate of 95,000 cubic metres (3.36 million cubic feet) on a 17 mm (43/64 inch) choke.

     In addition, well KYZ103 was tested in 1995 at a rate of 86,000 cubic metres (3.03 million cubic feet) per day of gas on a 13 mm (33/64 inch) choke.

     Two further wells are to be tested for the initial field development in which a 37.3 mile (60 km) pipeline is planned to tie the field to the main Bukhara-Urals gas trunkline. A long-term gas offtake agreement is currently under negotiation, with first gas expected at the end of Q2 2006, with an initial plateau rate of 17.7 million cubic feet (500,000 cubic metres) per day.

     If crude oil and, to a lesser extent, natural gas prices return to depressed levels or if our production levels continue to decrease and our planned exploitation and development programs do not deliver a significant production increase, our revenues, cash flow from operations and financial condition will be materially adversely affected. For more information, see "Liquidity and Capital Resources".

  EXPLORATION AND APPRAISAL

     On August 26, 2005 we announced that the Manavi M11Z well had reached a TD of 14,994 feet (4,570 metres) measured depth ("MD") in the Cretaceous. This well was drilled to appraise the Manavi M11 oil discovery which was made in 2003 but not fully tested due to the collapse of the production tubing due to pressure during testing. The M11Z well has been deviated to a location some 0.37 miles (0.6 kilometres) away from the original hole. It was sidetracked using a Saipem S.p.A. ("Saipem") Ideco E-2100Az drilling rig (we concluded a contract with Saipem in January 2005 for the provision of a drilling rig and associated services) and a Baker-Hughes oil-based mud system to drill through the over-pressured swelling clays that had proven challenging in the past. The well was completed in the Cretaceous using slim-hole drilling technology.

     In the M11Z well, the primary Cretaceous limestone target was encountered at 14,032 feet (4,277 metres) MD some 230 feet (70 metres) MD higher than in the original M11 well while the secondary Middle Eocene target zone was penetrated at 13,009 feet (3,965 metres) MD again significantly higher than in the M11 well. Drilling data and slim hole wireline logs indicate the presence of hydrocarbons in both the Cretaceous and Middle Eocene target zones.

     On October 6, 2005 we announced that we had commenced testing operations on M11Z. A pre-perforated 2 7/8 inch (73 mm) liner was run in the slim hole, and the Saipem drilling rig removed from the site while CanArgo Rig #1 was mobilised to the location for testing operations. During initial testing operations it emerged that the section of the liner adjacent to the Cretaceous limestone interval had become differentially stuck probably due to a build up of filter cake on and in the formation during drilling which is in itself indicative of a permeable zone. Although small amounts of oil and gas have been recovered from the well, no significant flow was achieved during the initial testing. Despite efforts to wash the mixture of drilling fluid and carbonate from the well bore using coiled tubing, it was not possible to clean out the formation and it appears that the Cretaceous limestone formation has been blocked and is not in communication with the wellbore at this time.

     Well completions experts from Schlumberger were consulted who advised that the best techniques with which to re-establish communication with the formation in the well by removing near-wellbore damage is through the application of acid using coiled tubing, and if necessary perforation. Depending on the availability of equipment, it is hoped that testing operations on this well will continue in early 2006.

     We have identified further appraisal locations on the Manavi structure. The next well, M12, is being drilled approximately 2.5 miles (4 kilometres) to the west of the M11 location along the crest of the structure.

CanArgo rig #2 is currently drilling the surface hole on this well after which drilling operations will be taken over by the Saipem rig (currently operating on Norio MK72).

     Following the completion of drilling of the M11Z well, the Saipem rig was mobilized to the Norio MK72 exploration well which a converted UralMash 4E rig had been drilling but was experiencing drilling problems due to over pressured clays. We are currently at a depth of 4,900 metres (16,072 feet) having encountered what is believed to be the top of the Middle Eocene primary target zone at 4,812 metres (15,787 feet). During drilling of this reservoir interval using slim hole technology with lower weight water-based mud, oil, gas and condensate shows have been encountered with hydrocarbons being observed at surface. Currently we are working to free the bottom-hole assembly which has become stuck prior to drilling ahead. Such oil and gas indications being observed in this well do not necessarily mean that this reservoir will prove to have commercially produceable hydrocarbons. Further data will be required including wireline logs and flow test data prior to any firm conclusions being drawn. In addition there remain the usual technical risks in completing a deep well with a slim hole such as this.

     The well, located within the Norio Production Sharing Agreement area is targeting a potentially large prospect mapped at Middle Eocene level just to the north of the Samgori Field. Oil has already been encountered in the well which penetrated a significant thickness of sandstones in the Oligocene secondary target, with oil being indicated by electric logs and with good oil and gas shows while drilling. On completion of the well, it is planned to test this interval.

     In 2005, we budgeted approximately $20 million primarily for the appraisal of the Manavi discovery of which an aggregate of approximately $10 million has been spent through December 22, 2005.

     In Kazakhstan, the first two exploration wells to be fully tested in the Akkulka exploration program in an area adjacent to the Kyzyloi Gas Field have been successfully completed discoveries.

     The AKK04 well has been flow tested at stabilised rates of up to 3.18 million cubic feet (90,000 cubic metres) of dry gas per day on a 17 mm (43/64 inch) choke with a FTHP of 24 atmospheres (343 psig). Based on current pressure and flow data, under optimal conditions and using larger production tubing, an open hole flow potential of some 5 million cubic feet (175,000 cubic metres) per day has been estimated. The second exploration well to be fully tested, AKK05, tested dry gas from the Kyzyloi sand unit at a stablised rate of 8.23 million cubic feet (233,000 cubic metres) per day on a 76/64 inch (30mm) choke.

     One other exploration well on separate structure has already reached TD (the AKK03) and is cased and awaiting testing as part of a co-ordinated testing program, with two more exploration wells to be commenced before year-end. The sands in AKK03 appear thinner than in the AKK04 and AKK05 wells.

     Work is also now completed on a geophysical remapping of the Akkulka exploration block. This work has confirmed the presence of several shallow gas prospects (currently being drilled in the exploration program), and also some potentially large prospects at the Jurassic / Triassic levels. Regional geological studies predict that these deeper prospects may be likely to have potential for gas condensate or oil.

     While a considerable amount of infrastructure for the Ninotsminda Field has already been put in place, we cannot provide assurance that:

     - funding of the joint development plan for the Fields will be timely;

     - that the development plan will be successfully completed or will increase production;

     - that operating revenues from the Fields after completion of the development plan will exceed operating costs; or

     - that we will recoup our exploration and development costs.

     To pursue existing projects beyond our immediate development plan and to pursue new opportunities, we will require additional capital. While expected to be substantial, without further exploration work and evaluation the exact amount of funds needed to fully develop all of our oil and gas properties cannot at present, be quantified. Potential sources of funds include additional sales of equity securities, project financing, debt financing and the participation of other oil and gas entities in our projects. Based on our past history of raising capital and continuing discussions, management believes that such required funds may be available. However, there is no assurance that such funds will be available, and if available, will be offered on attractive or acceptable terms. Should such funding not be forthcoming and we are unable to sell some or all of our non-core assets, or, if sold, such sales realize insufficient proceeds; we may have to delay or abandon such projects.

     Development of the oil and gas properties and ventures in which we have interests involves multi-year efforts and substantial cash expenditures. Full development of our oil and gas properties and ventures will require the availability of substantial additional financing from external sources. We may also, where opportunities exist, seek to transfer portions of our interests in oil and gas properties and ventures to entities in exchange for such financing. We generally have the principal responsibility for arranging financing for the oil and gas properties and ventures in which we have an interest. There can be no assurance, however, that we or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support our corporate and other activities. There can also be no assurance that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interest of CanArgo, such entities and their respective stockholders or participants.

     Ultimate realization of the carrying value of our oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to us. Establishment of successful oil and gas operations is dependent upon, among other factors, the following:

     - mobilization of equipment and personnel to implement effectively drilling, completion and production activities;

     - raising of additional capital;

     - achieving significant production at costs that provide acceptable margins;

     - reasonable levels of taxation, or economic arrangements in lieu of taxation in host countries; and

     - the ability to deliver and market the oil and gas produced at or near world prices.

     Subject to our ability to raise additional capital, we have plans to mobilize resources and achieve levels of production and profits sufficient to recover the carrying value of our oil and gas properties and ventures. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and we may not recover the carrying value of our oil and gas properties and ventures.

  AVAILABILITY OF CAPITAL

     As described more fully under "Liquidity and Capital Resources" below, our sources of capital are primarily cash on hand, cash from operating activities, project financing, debt financing, the participation of other oil and gas entities in our projects, funding from the completion of a private placement of Senior Secured Convertible Loan Notes ("Senior Secured Notes") with a group of private investors arranged by Ingalls & Snyder LLC, and the proceeds from the sale of certain assets. We may also attempt to raise additional capital through the issuance of debt or equity securities although no assurances can be made that we will be successful in any such efforts.


     As of January 20, 2000, the Company had an aggregate of 222,573,283 shares of common stock outstanding. During the period from September 30, 2005 to January 20, 2006, we issued no further shares thus leaving an aggregate of 23,435,208 of uncommitted shares available for future issuance by the Company after a reservation of an aggregate of 53,991,509 shares for issuance under various stock option plans, warrants and other contractual commitments.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     The crude oil and natural gas industry is a highly capital intensive and cyclical business. Our current capital requirements are driven principally by our obligations to fund the following costs:

     - the development of existing properties, including drilling and completion costs of wells; and

     - acquisition of interests in crude oil and natural gas properties.

     The amount of capital available to us will affect our ability to continue to grow the business through the development of existing properties and the acquisition of new properties and, possibly, our ability to service any future debt obligations, if any. Our sources of capital are primarily cash on hand, cash from operating activities, project financing, debt financing, the participation of other oil and gas entities in our projects, funding from the completion of a private placement of the Senior Secured Notes and the sale of certain assets. Our overall liquidity depends heavily on the prevailing prices of crude oil and natural gas and our production volumes of crude oil and natural gas. We do not hedge our crude oil production. Accordingly, future crude oil and, to a lesser extent, natural gas price declines would have a material adverse effect on our overall results, and therefore, our liquidity. Low crude oil and natural gas prices could also negatively affect our ability to raise capital on terms favorable to us and could also reduce our ability to borrow in the future. If the volume of crude oil we produce decreases, our cash flow from operations will decrease. Our production volumes will decline as reserves are produced. We sold properties in 2003, and 2004 which reduced potential future reserves and in the future, we may sell additional properties and other assets, which could further reduce our production volumes and income from oil well drilling and servicing. To offset the loss in production volumes resulting from natural field declines and sales of producing properties, we must conduct successful exploration, exploitation and development activities, acquire additional producing properties as we did with our acquisition of a 50% interest in the contractor party's interest in the Samgori Field in 2004 and our acquisition of a controlling 70% interest in BN Munai LLP in 2005 or identify additional behind-pipe zones or secondary recovery reserves.

     As of December 31, 2004, we had working capital of $23,952,000, compared to working capital of $3,890,000 as of December 31, 2003. The $20,062,000 increase in working capital from December 31, 2003 to December 31, 2004 is principally due to the $37,500,000 gross proceeds received from the global public offering of 75 million shares of our common stock in September 2004 along with ongoing cash flows from our Georgian operations, the receipt during the period of a further $1,857,000 payment from the agreed sale of our interest in our retail operation, CanArgo Standard Oil Products Limited, and $250,000 from the disposal of our interest in the Bugruvativske Field in Ukraine partially offset by expenditures in the period to fund the cost of preparing wells for our horizontal development program at the Ninotsminda and Samgori Fields in Georgia and further drilling of the Norio exploration well and to fund our operating losses.

     As of September 30, 2005, we had working capital of $28,621,000 compared to working capital of $23,952,000 as of December 31. 2004.

     On February 4, 2005, NOC and Primrose Financial Group ("PFG") agreed to terminate a prior crude oil sales agreement relating to oil produced under the Ninotsminda PSC and entered into a new agreement ("New Agreement") whereby PFG would receive an immediate repayment of its Security Deposit and obtain an extended term over which it can purchase crude oil produced from the Ninotsminda Field while NOC receives better commercial terms for the sale of its production. The New Agreement has a minimum term of 45 months and contains the following principal terms:

          (i) NOC will make available to PFG NOC's entire share of production from the Ninotsminda Field including a minimum total amount of 68,555 metric tonnes (the "Minimum Contract Quantity"). In the event NOC fails to produce the Minimum Contract Quantity it will have no liability to PFG;

          (ii) The deliver point shall be at Georgian Oil's storage reservoirs at Sartichala (adjacent to the Ninotsminda Field);

          (iii) The price for the oil will be in US Dollars per net US Barrel equal to the average of the mean of three quotations in Platts Crude Oil Marketwire((C)) for Brent Dated Quotations minus a discount: ranging for sales (a) up to the Minimum Contract Quantity from $6.00 to $7.50 based on Brent prices per barrel ranging from less than $15.00 to greater than $25.01, respectively; and (b) for sales of oil in excess of the Minimum Contract Quantity at the commercial discount in Georgia for oil of similar quality less $0.10 per barrel with the maximum discount being $6.00 per barrel for export sales and $5.50 per barrel for local sales; and

          (iv) PFG will pay NOC for the monthly quantity of oil in advance of delivery.

     NOC's obligations are subject to customary Force Majeure provisions, title and risk of loss pass to buyer at the delivery point, NOC agrees to assist the buyer to sell the oil locally or export oil in accordance with applicable law and the Agreement is governed by English law.

     On February 11, 2004, we entered into a Standby Equity Distribution Agreement ("SEDA") that allowed us, at our option, periodically to issue shares of our common stock to US-based investment fund Cornell Capital Partners, LP ("Cornell Capital") up to a maximum value of $20,000,000 ("Cornell Facility"). Under the terms of the SEDA, Cornell Capital provided us with an equity line of credit for 24 months from the Effective Date (as defined in the SEDA). The maximum aggregate amount of the equity placements pursuant to the SEDA was $20,000,000. Subject to this limitation, we could draw down up to $600,000 in any seven-day trading period (a "Put"). The Cornell Facility could be used in whole or in part entirely at our discretion, subject to effective registration of the shares under the Securities Act. Shares issued to Cornell Capital were priced at a 3% discount to the lowest daily Volume Weighted Closing Bid Price ("VWAP") of CanArgo common shares traded on the Oslo Stock Exchange ("OSE") for each of the five consecutive trading days immediately following a draw down notice by CanArgo. For each share of common stock purchased under the SEDA, Cornell Capital received a substantial discount to the current market price of CanArgo common stock. The level of the total discount varied depending on the market price of our stock and the amount drawn down under the SEDA. On the basis of the average high and low price for common stock as reported on the American Stock Exchange on January 27, 2005 of $1.37, Cornell Capital will received a total discount of 13.87% to the market price of our stock. Such discount comprised (1) 3% discount to, the lowest volume weighted average price of our common stock; (2) 5% of the proceeds that we received for each advance under the SEDA; and (3) a commitment fee of 5.87%. The commitment fee, which was paid, consisted of $10,000 in cash (paid in two tranches) and 850,000 shares of our common stock (issued in three tranches). The 850,000 shares of common stock issued in respect of the commitment fee represented nearly 4% of the estimated 23 million shares of common stock that could have been issued by us under the SEDA. In February 2004, we engaged Newbridge Securities Corporation, a registered broker dealer, to advise us and to act as our exclusive placement agent in connection with the Cornell Facility pursuant to the Placement Agent Agreement dated February 11, 2004. For its services, Newbridge Securities Corporation received 30,799 restricted shares of our common stock which were included in the Registration Statement on Form S-3 (Reg. No. 333-115261) filed on May 6, 2004. On February 03, 2005, the SEC declared effective the registration statement on Form S-3 (Reg. No. 333-115261) originally filed by us on May 6, 2004 in respect of the shares issuable under the Cornell Facility.

     On May 19, 2004, we signed a promissory note with Cornell Capital whereby they agreed to advance us the sum of $1,500,000. This amount was payable on the earlier of 180 days from the date of the promissory note or within 60 days from the date that the Registration Statement on Form S-3 was declared effective. If the promissory note was not repaid in full when due, interest accrued on the outstanding principal owing at the rate of twelve per cent (12%) per annum. At Cornell Capital's option any such interest due was to originally be paid either in shares of our common stock or in cash. However, on December 21, 2004 we entered into a letter of amendment with Cornell Capital which provided that any sums due in respect of interest accrued on the promissory note would be paid in cash only. We paid Cornell Capital a commitment fee of five per cent (5%) of the principal amount of the promissory note which was set off against the first $75,000 of fees payable by us to Cornell Capital under the Cornell Facility. The promissory note was to become immediately due and payable upon the occurrence of any of the following: (i) failure to pay the amount of any principal or interest when due under the promissory note or (ii) if any proceedings under any bankruptcy laws of the

United States of America or under any insolvency, reorganisation, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction are filed by or against us for all or any part of our property. The proceeds of advances from Cornell Capital was used by us to order long lead items for our drilling program in Georgia and for working capital purposes.

     On February 21, 2005, we sold 380,836 shares of CanArgo common stock at $1.31 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,500,000 to $1,000,000.

     On February 28, 2005, we sold 335,653 shares of CanArgo common stock at $1.47 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,000,000 to $500,000. The proceeds included additional proceeds attributable to 5,179 shares of CanArgo common stock issued pursuant to the takedown under the Equity Line completed on February 21, 2005 proceeds of which should have been credited to us under the February 21, 2005 draw down.

     On March 7, 2005, we sold 344,758 shares of CanArgo common stock at $1.54 per share under the Cornell Facility. The interest owed on the note of $32,548 was included in the proceeds. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $500,000 to $0.

     On March 14, 2005, we sold 370,599 shares of CanArgo common stock at $1.67 per share under the Cornell Facility. This provided net proceeds of $600,000 to CanArgo.

     As at March 14, 2005 we had received $2,102,048 pursuant to 4 takedowns under the Cornell Facility in which we issued a total of 1,431,846 shares of our common stock to Cornell Capital.

     On April 26, 2005 we signed a promissory note with Cornell Capital whereby Cornell Capital agreed to advance us the sum of $15 million ("Promissory Note"). Pursuant to the terms of the Promissory Note the $15 million and interest at a rate of 7.5% per annum was repayable either in cash or using the net proceeds of drawdowns under the SEDA, within 270 calendar days from the date of the Promissory Note. Pursuant to the terms of the Promissory Note, we escrowed 25 requests for advances under the SEDA each in an amount not less than $600,000 and one advance of $289,726.03 (representing estimated interest) together with 16,938,558 shares of CanArgo common stock. The escrow agent released requests every 7 calendar days from May 2, 2005 provided we had not previously made a payment to Cornell Capital in cash. We had the ability at our sole discretion upon 24 hours prior written notice to Cornell Capital to repay all and any amounts due under the Promissory Note in immediately available funds and withdraw any advance notices yet to be effected.

     On August 1, 2005, we made a payment of $7,422,410.96 being the outstanding principal and accrued interest amount payable to Cornell Capital under the terms of both the SEDA and the Promissory Note. Furthermore, all escrowed advances were cancelled and 7,260,647 shares of CanArgo common stock were returned from escrow and duly cancelled on October 5, 2005. In accordance with Section 6 of the Promissory Note, upon receipt of such outstanding sums the Promissory Note was deemed cancelled. On July 25, 2005 notice was given to Cornell Capital to terminate the SEDA with effect as of August 24, 2005.

     We received $12,332,548 proceeds net of $285,749 of discounts (excluding the commitment fee of $10,000 and 850,000 shares of common stock previously paid to Cornell Capital) pursuant to twenty one takedowns under the SEDA in which we issued a total of 13,012,945 shares of our common stock to Cornell Capital at an average price of $0.9477 per share. From these proceeds, $1,532,548 was used to repay the promissory note of $1,500,000 plus accrued interest on the note of $32,548 to Cornell Capital and partially repay the promissory note of $15,000,000.

     On July 25, 2005, we announced that we had closed the private placement of a $25,000,000 issue of Senior Secured Notes due July 25, 2009 with a group of investors arranged through Ingalls & Snyder LLC of New York City.

     The proceeds of this financing, after the payment of all professional and placing expenses and fees estimated at $550,000, have been used to redeem short term debt and accrued interest in the amount of approximately $7,400,000 under the Promissory Note with Cornell Capital, to fund our projects in Georgia and to a lesser extent in Kazakhstan. In addition, we terminated the SEDA which we had with Cornell Capital with effect as of August 24, 2005.

     In connection with the placement of the Senior Secured Notes we entered into a Note Purchase Agreement with a group of private investors (the "Purchasers"), all of whom represented that they qualified as "accredited investors" under Rule 501(a) promulgated under the Securities Act. Pursuant to the Note Purchase Agreement, we issued a note due July 25, 2009 in the aggregate principal amount of $25,000,000 to Ingalls & Snyder LLC, as nominee for the Purchasers, in a transaction intended to qualify for an exemption from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. For purposes hereof each of the Purchasers is deemed a beneficial holder of the Note and such Purchasers may each be assigned their own Note as provided in the Note Purchase Agreement and, accordingly, all such Notes are referred to herein collectively as the "Note" and any such Purchaser or its assignee is referred to herein as a holder of the Note.

     The terms of the Note Purchase Agreement and related agreements are described in full under "The Selling Stockholders -- Senior Secured Notes".

     Predicted cash flows from our Georgian operations together with the proceeds of the private placement of a $25,000,000 issue of Senior Secured Notes (detailed above) means we have the working capital necessary to cover our immediate and near term funding requirements with respect to our currently planned development activities in Georgia on our Ninotsminda Field and the appraisal of our Manavi oil discovery, and our short-term exploration and initial development plans in the Republic of Kazakhstan, absent any unforeseen circumstances.

     While a considerable amount of infrastructure for the Ninotsminda Field has already been put in place, we cannot provide assurance that:

     - funding of a field development plan will be timely;

     - that our development plan will be successfully completed or will increase production; or

     - that field operating revenues after completion of the development plan will exceed operating costs.

     Under the terms of the Senior Secured Notes we are restricted from incurring future indebtedness and from issuing additional senior or pari passu indebtedness, except with the prior consent of the Required Holders or in limited permitted circumstances. The definition of indebtedness encompasses all customary forms of indebtedness including, without limitation, liabilities for the deferred consideration, liabilities for borrowed money secured by any lien or other specified security interest, liabilities in respect of letters of credit or similar instruments (excluding letters of credit which are 100% cash collateralised) and guarantees in relation to such forms of indebtedness (excluding parent company guarantees provided by the Company in respect of the indebtedness or obligations of any of the Company's subsidiaries under its Basic Documents (as defined in the Note Purchase Agreement)). Pursuant to the terms of the Note Purchase Agreement, permitted future indebtedness is (a) indebtedness outstanding under the Senior Secured Notes; (b) any additional unsecured indebtedness, the aggregate amount outstanding thereunder at any time not exceeding $1,250,000 and; (c) certain unsecured intra-group indebtedness (in the case of indebtedness of a CanArgo Group Member (as defined in the Note Purchase Agreement) to a direct or indirect subsidiary of the Company which is not deemed to be a Material Subsidiary under the Note Purchase Agreement the aggregate amount outstanding under the particular indebtedness shall not exceed $1,000,000 at any time).

     To pursue existing projects beyond our immediate appraisal and development plans and to pursue new opportunities, we may require additional capital. While expected to be substantial, without further exploration work and evaluation the exact amount of funds needed to fully develop all of our oil and gas properties cannot at present, be quantified. Potential sources of funds include additional sales of equity securities, project financing, debt financing and the participation of other oil and gas entities in our projects. Based on our past history of raising capital and continuing discussions, we believe that such required funds may be available. However, there is no assurance that such funds will be available, and if available, will be offered on attractive or acceptable terms. Should such funding not be forthcoming, we may not be able to pursue projects beyond our current appraisal and development plans or to pursue new opportunities. As discussed above, under the terms of the Senior Secured Notes we are restricted from incurring additional Indebtedness.

     Development of the oil and gas properties and ventures in which we have interests involves multi-year efforts and substantial cash expenditures. While funding is available to us to pursue our current appraisal and development plans, full development of our oil and gas properties and ventures may require the availability of substantial additional financing from external sources. We may also, where opportunities exist, seek to transfer portions of our interests in oil and gas properties and ventures to entities in exchange for such financing. We generally have the principal responsibility for arranging financing for the oil and gas properties and ventures in which we have an interest. There can be no assurance, however, that we or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo. There can also be no assurance that such financing will be available on terms that are attractive or acceptable to or are deemed to be in the best interests of CanArgo, such entities and their respective stockholders or participants.

     Ultimate realization of the carrying value of our oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo. Establishment of successful oil and gas operations is dependent upon, among other factors, the following:

     - mobilization of equipment and personnel to implement effectively drilling, completion and production activities;

     - raising of additional capital;

     - achieving significant production at costs that provide acceptable margins;

     - reasonable levels of taxation, or economic arrangements in lieu of taxation in host countries; and

     - the ability to market the oil and gas produced at or near world prices.

     Subject to our ability to raise additional capital, above, we have plans to mobilize resources and achieve levels of production and profits sufficient to recover the carrying value of our oil and gas properties and ventures. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and we may not recover the carrying value of our oil and gas properties and ventures.

  CERTAIN ASSET SALES

     In 2003, we signed a sales agreement disposing of a 3-megawatt duel fuel power generator for $600,000. Following receipt of a non-refundable deposit of $301,195, the unit was shipped to the US for testing. The test was completed at the beginning of 2005, however, the buyer failed to meet the sale contract terms resulting in the loss of their deposit in the third quarter of 2005. The generator is currently being re-marketed.

     On May 28, 2004, we announced that pursuant to a signed agreement dated March 17, 2004 between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field in Ukraine through the disposal of our wholly owned subsidiary, Lateral Vector Resources Inc, for $2,000,000. We received $250,000 as an initial payment and will receive the remaining $1,750,000 based upon certain production targets being achieved on the project.

WORKING CAPITAL

     At December 31, 2004, our current assets of approximately $31.0 million exceeded our current liabilities of approximately $7.0 million resulting in a working capital surplus of approximately $24.0 million. This compares to a working capital surplus of approximately $3.9 million as of December 31, 2003. Current liabilities as of December 31, 2004 consisted of (in the following approximate amounts) trade payables of approximately $2.5 million, $1.5 million promissory note, $2.5 million prepaid oil sales and approximately

$0.3 million advance proceeds from the sale of other assets and accrued liabilities of approximately $0.2 million.

     As of September 30, 2005, our current assets of approximately $37.5 million exceeded our current liabilities of approximately $8.9 million resulting in a working capital surplus of approximately $28.6 million. This compares to a working capital surplus of approximately $24.0 million as of December 31, 2004.

CAPITAL EXPENDITURES

     Cash used in investing activities included capital expenditures in the nine month periods ended September 30, 2005 and September 30, 2004 of approximately $25.9 million and $7.4 million, respectively. The table below sets forth the components of these capital expenditures for nine month periods ended September 30, 2004 and September 30, 2005.


                                                          SEPTEMBER 30,
                                                     -----------------------
EXPENDITURE CATEGORY:                                    2005        2004
---------------------                                -----------  ----------



Development......................................... $15,062,733  $4,229,127
Exploration.........................................   7,603,421   1,362,117
Facilities and other................................   3,187,164   1,797,186
Total...............................................  25,853,318   7,387,430


     During the nine month period ended September 30, 2005 capital expenditures were primarily for the development and exploration of existing properties and development of the Kazakhstan property acquired during the period. During the nine month period ended September 30, 2004 capital expenditures were primarily for the development and exploration of existing properties.

     Cash used in investing activities included capital expenditures in 2004, 2003 and 2002 of approximately $11.2 million, $5.3 million and $10.7 million, respectively. The table below sets forth the components of these capital expenditures for the three years ended December 31, 2004, 2003 and 2002.


                                                       DECEMBER 31,
                                           ------------------------------------
EXPENDITURE CATEGORY:                          2004        2003         2002
---------------------                      -----------  ----------  -----------



Development............................... $ 6,588,137  $5,200,614  $   543,280
Exploration...............................   1,757,010    (329,998)  12,167,238
Facilities and other......................   2,845,143     412,772   (1,975,366)
Total.....................................  11,190,290   5,283,388   10,735,152


     The negative expenditures recorded in "Exploration" in 2003 is a result of a prior year reclassification. The negative expenditures recorded in "Facilities and other" recorded in 2002 is principally as a result of expenditures being reclassified to development and exploration expenditure from "Facilities and other" when actual work is performed.

     During 2004, 2003 and 2002 capital expenditures were primarily for the development and exploration of existing properties. During 2002, capital expenditures were primarily related to exploration activity. We currently have a contingent planned minimum capital expenditure budget of $37 million subject to financing being available for 2006, of which $29 million is allocated to our Georgian development and appraisal projects and $8 million is committed to our Kazakhstan projects. During 2005 and into 2006, we plan to participate in the drilling of up to fifteen horizontal wellbores on the Ninotsminda and Samgori Fields, complete the testing of the Manavi appraisal well, M11Z, and drill at least one appraisal well on the Manavi structure. We have no material long-term capital commitments and are consequently able to adjust the level of our expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on the results of our development and appraisal programs, market conditions and other related economic factors. Should the prices of crude oil and natural gas decline from current levels; our cash flows will decrease which may result in a reduction of the capital expenditures budget. If we decrease our capital expenditures budget, we may not be able to offset crude oil and natural gas production volume decreases caused by natural field declines and sales of producing properties.

     Capital expenditures, funded with cash, were approximately $25.9 million during the nine month period ended September 30, 2005 compared with approximately $7.4 million for the nine month period ended September 30, 2004.

SOURCES OF CAPITAL

     The net funds provided by and/or used in each of the operating, investing and financing activities are summarized in the following table and discussed in further detail below:


                                    SEPTEMBER 30,                    DECEMBER 31,
                              -------------------------  ------------------------------------
                                  2005          2004         2004        2003         2002
                              ------------  -----------  -----------  ----------  -----------



Net cash generated (used in)
  operating activities....... $ (8,219,563) $  (412,072) $(3,781,078) $4,430,921  $ 1,634,629
Net cash used in investing
  activities.................  (25,639,279)  (5,119,570)  (9,967,084)  3,228,768   (8,431,282)
Net cash provided in
  financing..................   36,261,796   36,373,636   34,771,028     875,325    3,174,870
Net cash flows from assets
  and liabilities held for
  sale.......................          --        (7,301)     121,929    (190,227)    (683,308)

Total........................    2,402,954   30,834,693   21,144,795   1,887,252   (4,305,091)


     Operating activities for the year ended December 31, 2004 used approximately $3.8 million of cash. Investing activities used approximately $10.0 million during 2004. Financing activities provided us approximately $34.8 million during 2004. These funds will be used primarily to continue to fund and develop our Georgian projects. In 2004, cash used in operating activities was approximately $3.8 million and this was used principally for production purposes on the Ninotsminda and Samgori Fields in Georgia and to fund selling, general and administrative overhead. In 2004, cash used in investing activities was due to capital expenditures principally in Georgia (approximately $11.9 million), prepaid expenditures relating activities in Georgia (approximately $0.5 million) and cash investment and advances in respect of our Kazakhstan Project (approximately $0.4 million) partially offset by the proceeds from disposals of CSOP and LVR (approximately $2.1 million).

     Operating activities for the nine month period ended September 30, 2005 used approximately $8.2 million of cash. Investing activities used approximately $25.6 million during the nine month period ended September 30, 2005. Financing activities provided us approximately $36.3 million for the nine month period ended September 30, 2005. These funds will be used primarily to continue to fund and develop our Georgian projects. For the nine month period ended September 30, 2005, cash used in operating activities was approximately $8.2 million and this was used principally for production purposes and activity on the Ninotsminda and Samgori Fields in Georgia and to fund selling, general and administrative overhead. For the nine month period ended September 30, 2005, cash used in investing activities was due to capital expenditures principally in Georgia and Kazakhstan (approximately $25.9 million), prepaid expenditures relating activities in Georgia (approximately $0.5 million) partially offset by acquired cash resulting from Tethys acquisition (approximately $0.6 million).

FUTURE CAPITAL RESOURCES

     We will have five principal sources of liquidity going forward: (i) cash on hand, (ii) cash from operating activities, (iii) funding under the Senior Secured Notes, (iv) industry participation in our projects, and (v) sales of producing properties. We may also attempt to raise additional capital through the issuance of additional debt or equity securities in public offerings or through private placements.

BALANCE SHEET CHANGES

     All balances represent results from continuing operations, unless disclosed otherwise.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Cash and cash equivalents increased $21,145,000 to $24,617,000 at December 31, 2004 from $3,472,000 at December 31, 2003. The increase was primarily due to additional net cash generated from the net proceeds received from a global public offering of 75 million shares of our common stock in September 2004; cash provided from other loan financing activities; advanced proceeds from the sale of subsidiaries; and an increase in cash generated by operating activities. These funds were partially offset by expenditures in the period to fund the cost of preparing wells for our horizontal development program at the Ninotsminda and Samgori Fields in Georgia and further drilling of the Norio exploration well.

     Cash and cash equivalents increased $2,403,000 from $24,617,000 at December 31, 2004 to $27,020,000 at September 30, 2005. The increase was primarily due to cash received pursuant to the takedowns under the SEDA and the Senior Secured Notes. This has been partially offset by expenditures in the period to fund the cost of preparing wells for our horizontal development program at the Ninotsminda and Samgori Fields, the appraisal of our Manavi oil discovery in Georgia, activities in Kazakhstan and net cash used by operating activities.

     Restricted cash of $1,400,000 at December 31, 2004 relates to money placed in a third party escrow account in October 2004, to fund part of the horizontal development program at the Ninotsminda and Samgori Fields in Georgia.

     Restricted cash increased to $3,155,000 at September 30, 2005 from $1,400,000 at December 31, 2004 due to the funding of a certificate of deposit to secure the issuance of letters of credit as required under the rig rental and drilling contracts we entered into with Saipem, S.p.A. and Baker Hughes International.

     Accounts receivable increased to $2,526,000 at December 31, 2004 from $162,000 at December 31, 2003 principally due to amounts recoverable from Georgian Oil Samgori Limited for their share of capital expenditure on our horizontal well drilling program at the Samgori field ($1,057,534) and amounts recoverable from our insurers ($1,047,357) in respect to a blow out of our N100 well. Our insurers will cover 80% of the costs associated with the blow out. Costs incurred as of December 31, 2004 were $1,309,198.

     Accounts receivable decreased from $2,526,000 at December 31, 2004 to $2,163,000 at September 30, 2005 primarily due to the receipt of $800,000 from our insurers in relation to N100 blow out costs, partially offset by further refundable blow out costs incurred, and timing issues related to sales of crude oil at month end.

     Crude oil inventory decreased to $254,000 at December 31, 2004 from $469,000 at December 31, 2003 primarily as result of increased sales from storage in the period. NOC held approximately 9,000 bbls of oil in storage at December 31, 2004 for sale to the Georgian domestic, regional or international markets. CSL held approximately 6,000 bbls of oil in storage at December 30, 2004 for sale to the Georgian domestic, regional or international markets.

     Inventory increased from $254,000 at December 31, 2004 to $612,000 at September 30, 2005 due to the accumulation of larger batches of oil for export sales.

     Prepayments increased to $1,518,000 at December 31, 2004 from $962,000 at December 31, 2003 as a result of an increase in prepayments for materials and services related to our exploration activities for our horizontal well development program at the Ninotsminda and Samgori Fields and drilling of the Norio exploration well. Upon receipt of the materials and services, those amounts will be transferred to capital assets. This increase is included in the statement of cash flows as an investing activity.

     Prepayments increased from $1,518,000 at December 31, 2004 to $3,857,000 at September 30, 2005 as a result of an increase in prepayments for materials and services related to our appraisal activities at the Manavi oil discovery, our horizontal well development program at the Ninotsminda and Samgori Fields and our Kazakhstan activities. Upon receipt of the materials and services, those amounts will be transferred to capital assets. This increase is included in the statement of cash flows as an investing activity.

     Assets held for sale decreased by $9,746,000 to $600,000 at December 31, 2004 from $10,346,000 at December 31, 2003 due to the disposal of CSOP, a chain of petrol stations in Georgia. The remaining asset held for sale as at December 31, 2004 consists of a 3-megawatt duel fuel power generator.

     Assets held for sale of $600,000 at September 30, 2005 and December 31, 2004 consist of a 3-megawatt duel fuel power generator.

     Other current assets decreased to $122,000 at December 31, 2004 from $206,000 at December 31, 2003 primarily due to the return of deposits placed to secure professional services.

     Other current assets increased from $122,000 at December 31, 2004 to $129,000 at September 30, 2005.

     Capital assets, net increased from $57,668,000 at December 31, 2003 to $72,996,000 at December 31, 2004, primarily as a result of $3,880,000 recorded for the value of the shares of our common stock we issued to Europa Oil Services Ltd for its services in connection with our purchase of our interest in the Samgori Production Sharing Contract, a further $2,968,000 attributable to capital assets resulting from the buyout of the minority in CanArgo Norio Limited in the period; and by $11,200,000 invested in capital assets including oil and gas properties and equipment, principally related to the Ninotsminda and Samgori Production Sharing Contracts less $2,881,000 of Depreciation and Depletion.

     Capital assets net, increased to $109,118,000 at September 30, 2005 from $72,996,000 at December 31, 2004, due to investing in capital assets including oil and gas properties and equipment, principally related to the Ninotsminda Production Sharing Contract, the acquisition of Tethys Petroleum Investments Limited and its 70% interest in the Kazakhstan based limited liability partnership, BN Munai LLP.

     Prepaid financing fees of $649,000 as at December 31, 2004 represent the external costs incurred of raising future capital funds in respect of the Cornell Capital SEDA.

     Prepaid financing fees decreased to $300,000 at September 30, 2005 from $649,000 at December 31, 2004 due to the offset of commissions and professional fees, relating to the SEDA with Cornell Capital, against capital proceeds in excess of par value, partially offset by the fees charged by Cornell Capital in connection with the $15,000,000 Promissory Note and fees and commissions incurred in connection with the $25,000,000 Senior Secured Notes in the aggregate amount of $385,000.

     Investments in and advances to oil and gas and other ventures net, increased from $75,000 at December 31, 2003 to $478,632 at December 31, 2004 as a result of the acquisition of oil and gas interests in Kazakhstan partially offset by the impairment of our investment in our project in the Caspian Sea during the period.

     Investments in and advances to oil and gas and other ventures of $479,000 at December 31, 2004 represented advances to our oil and gas interests in Kazakhstan partially offset by the impairment of our investment in the project as a result of losses incurred. We now own 70% of the Kazakhstan project, through our ownership of Tethys Petroleum Investments Limited, and our investment is reflected in capital assets as at September 30, 2005.

     Accounts payable increased from $483,000 at December 31, 2003 to $2,332,000 at December 31, 2004 primarily due to accrued liabilities in respect of preparing wells for our horizontal development program at the Ninotsminda and Samgori Fields in Georgia.

     Accounts payable decreased to $1,931,000 at September 30, 2005 from $2,332,000 at December 31, 2004 primarily due to timing differences in respect of payments to suppliers in connection with our appraisal activities at the Manavi oil discovery, our horizontal well development program at the Ninotsminda and Samgori Fields and our Kazakhstan activities.

     Advance from joint venture partner decreased from $773,000 at December 31, 2003 to nil at December 31, 2004 due to capital expenditures incurred on the MK-72 Norio well reducing the amount due to the joint venture partner, partially offset by a further receipt of funds from Georgian Oil in accordance with the Norio farm-in agreement. Of the $1,717,612 advanced at December 31, 2004 from Georgian Oil, expenditures incurred on the MK-72 well have reduced the amount due to the joint venture partner by an equal amount at December 31, 2004.

     Loans payable of $1,500,000 at December 31, 2004 related to a promissory note issued to Cornell during the period. Loans payable of $102,179 at December 31, 2003 related to a short-term secured loan facility that matured on February 27, 2004. The loan was entered into by a subsidiary of CanArgo, locally in Georgia, at an annual interest rate of 20% in order to fund the drilling of the N4H horizontal well at the Ninotsminda Field in Georgia. We had provided no parent company guarantee with respect to this loan. The loan matured and was paid off in full in February 2004.

     Loans payable decreased to $931,000 at September 30, 2005 from $1,500,000 at December 31, 2004 due to the repayment of the $1,500,000 loan at December 31, 2004 by a series of takedowns in February and March 2005 under the SEDA. The $931,000 loan payable at September 30, 2005 relates to the $1,050,000 convertible loan facility dated August 27, 2004 convertible into common stock with detachable warrants to purchase 2,000,000 common shares. In accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", a portion of the proceeds of debt is accounted for as a discount to the face amount of the notes and is based on the relative fair value of the loans and the warrant securities and conversion stock at the time of issuance. At September 30, 2005 the unamortized discount amounted to $119,000.

     Other Liabilities decreased from $5,474,000 at December 31, 2003 to $3,081,000 at December 31, 2004 primarily due to the disposal of our interest in CSOP where advance proceeds received from the sale of CSOP recorded at December 31, 2003 were reclassified to gain on sale of disposition and a decrease in prepaid oil sales.

     Other liabilities decreased to $37,000 at September 30, 2005 from $3,081,000 at December 31, 2004 primarily due to the repayment in full of an oil sales security deposit in the amount of $2,300,000 and the recording of the $301,195 non-refundable deposit lost by the proposed buyer of the generator, due to failing to meet the sale contract terms, as other income.

     Income taxes payable of $97,500 at December 31, 2003 in relation to our subsidiary, NOC were discharged during 2004.

     Accrued liabilities decreased to $172,000 at December 31, 2004 from $349,000 at December 31, 2003 primarily due to a reduction in accrued professional fees.

     Accrued liabilities increased from $172,000 at December 31, 2004 to $6,016,000 at September 30, 2005 due primarily to accrued contractor invoices in connection with our Georgian operations of which approximately $4,931,000 relates to the disputed Weatherford invoices referred to on page 78.

     Liabilities held for sale of $4,448,000 at December 31, 2003 have reduced to zero due to the disposal of CSOP.

     Long term debt of $832,000 at December 31, 2004 related to a $1,050,000 convertible loan facility convertible into common stock with detachable warrants to purchase 2,000,000 common shares. In accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", a portion of the proceeds of debt is accounted for as a discount to the face amount of the notes and is based on the relative fair value of the loans and the warrant securities and conversion stock at the time of issuance. At December 31, 2004 the unamortized discount amounted to $218,000.

     Long term debt represents the issue of the $25,000,000 Senior Secured Notes in July, 2005. The long-term debt at December 31, 2004 of $832,000 related to the $1,050,000 convertible loan facility convertible into common stock with detachable warrants to purchase 2,000,000 common shares, now recorded in loans payable.

     Other non current liabilities of $439,000 at September 30, 2005 represents the difference between the interest computed using the actual interest rate in effect and the effective interest rate due on the $25,000,000 Senior Convertible Secured Loan Notes.

     Provision for future site restoration increased from $152,000 at December 31, 2003 to $422,000 due to the increased number of wells as a result of the Samgori acquisition.

     Provision for future site restoration increased to $700,000 at September 30, 2005 from $422,000 at December 31, 2004 primarily due to provisions for future site restoration in Kazakhstan as a result of the acquisition of new oil and gas properties.

     Minority interest in continuing and discontinued subsidiaries is reduced to zero at December 31, 2004 from $4,773,000 at December 31, 2003 due to the disposal of CSOP which removed $2,897,000 of minority interest, a decrease of $1,352,000 relating to the purchase of the remaining minority interest in CanArgo Norio Limited during the period and a decrease of $524,000 in the minority interest share of income relating to GAOR resulting from the disposal of our interest in that company in the period.

     Deferred compensation expense of $1,976,102 at December 31, 2004 relates to the unamortised portion of share options issued expense.

     Deferred compensation expense increased to $2,415,000 at September 30, 2005 from $1,976,102 at December 31, 2004 due to share options issue expensed during the period.

     The foreign currency translation is reduced to zero at December 31, 2004 from $146,463 at December 31, 2003 due to the disposal of CSOP.

RESULTS OF CONTINUING OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004

     We recorded operating revenue from continuing operations of $5,147,000 during the nine month period ended September 30, 2005 compared with $7,447,000 for the nine month period ended September 30, 2004. The decrease is attributable to lower oil and gas revenues being recorded in the nine month period ended September 30, 2005 due to lower production levels relating to a delay in the UBCTD program on both the Ninotsminda and Samgori Fields. Ninotsminda Oil Company Limited ("NOC") and CanArgo Samgori Limited ("CSL") sold 117,933 barrels of oil for the nine month period ended September 30, 2005 compared to 297,876 barrels of oil for the nine month period ended September 30, 2004.

     NOC generated $3,931,000 of oil and gas revenue in the nine month period ended September 30, 2005 compared with $6,407,000 for the nine month period ended September 30, 2004 primarily due to a lower production achieved in the nine month period ended September 30, 2005 compared to the nine month period ended September 30, 2004 offset partially by a higher average net sales price achieved in the nine month period ended September 30, 2005 compared to the nine month period ended September 30, 2004. Its net share of the 138,319 barrels (507 barrels per day) of gross oil production for sale from the Ninotsminda Field in the period amounted to 89,907 barrels. For the nine month period ended September 30, 2004, NOC's net share of the 314,972 barrels (1,150 barrels per day) of gross oil production was 245,209 barrels.

     CSL generated $1,216,000 of oil and gas revenue for the nine month period ended September 30, 2005 compared to $1,040,000 from the April 2004 purchase date to September 30, 2004. Its net share of 127,122 barrels (695 barrels per day) of gross oil production for sale from the Samgori Field in the period amounted to 46,671 barrels. As at September 30, 2005, 24,957 barrels of oil remained in storage.

     NOC and CSL's entire share of production was either sold locally in Georgia under both national and international contracts or added to storage. Net sale prices for Ninotsminda and Samgori oil sold during the first nine months of 2005 averaged $43.79 per barrel as compared with an average of $24.82 per barrel in the first nine months of 2004. Its net share of the 89,300 thousand cubic feet
(mcf) of gas delivered was 46,307 mcf at an average net sale price of $0.53 per mcf of gas. For the nine month period ended September 30, 2004, NOC's net share of the 57,453 mcf of gas delivered was 37,416 mcf at an average net sales price of $1.41 per mcf of gas.

     The operating loss from continuing operations for the nine month period ended September 30, 2005 amounted to $7,008,000 compared with an operating loss of $1,420,000 for the nine month period ended

September 30, 2004. The increase in operating loss is attributable to increased field operating expenses, increased selling, general and administration costs, increased non cash stock compensation expense, reduced oil and gas revenue and a gain generated from the disposal of GAOR in the nine month period ended September 30, 2004, partially offset by a reduced depreciation, depletion and amortization in the period.

     Field operating expenses increased to $1,747,000 for the nine month period ended September 30, 2005 as compared to $1,690,000 for the nine month period ended September 30, 2004. The increase is primarily a result of increased oil processing fees in relation to the Samgori field during the period partially offset by a decrease in production at the Ninotsminda Field. The reduction in production at the Ninotsminda Field was a result of the Company continuing to focus on the long-term development of its producing assets in Georgia through the preparation of wells for the Under Balanced Coiled Tubing Drilling ("UBCTD") technology program together with a delay in implementing the program itself due to mechanical difficulties with the equipment. The preparation work for the UBCTD program necessitated the shut in of producing wells during the period thus resulting in a lower average production for the period. We have not had a corresponding decrease in our operating cost as the majority of our operating costs are fixed.

     Direct project costs decreased to $1,131,000 for the nine month period ended September 30, 2005, from $1,219,000 for the nine month period ended September 30, 2004, primarily due to decreased costs directly associated with non operating activity at the Ninotsminda Field partially offset by the inclusion of Samgori project cost expenditures resulting from the acquisition of the Samgori (Block XI(B)) Production Sharing Contract in Georgia.

     Selling, general and administrative costs increased to $5,713,000 for the nine month period ended September 30, 2005 from $3,728,000 for the nine month period ended September 30, 2004. The increase is a result of additional costs incurred in respect of compliance with Section 404 of the Sarbanes-Oxley Act of 2002, increased audit fees, legal fees, higher insurance premiums and a general increase in corporate activity.

     Non cash stock compensation expense increased to $1,763,000 for the nine month period ended September 30, 2005 from $158,000 for the nine month period ended September 30, 2004 due to share options issue expensed during the period. The Company, effective January 1, 2003, adopted in August 2003, the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all employee awards granted, modified, or settled after December 31, 2002.

     The decrease in depreciation, depletion and amortization expense to $1,801,000 for the nine month period ended September 30, 2005 from $2,266,000 for the nine month period ended September 30, 2004 is attributable principally to lower production and sales from the Ninotsminda Field for the nine month period ended September 30, 2005 compared to the nine month period ended September 30, 2004.

     The gain on disposal of subsidiaries of $335,000 recorded for the nine month period ended September 30, 2004 reflects a gain from the disposal of our interest in the Georgian American Oil Refinery, partially offset by a loss from the disposal of our interest in the Bugruvativske Field through the disposal of Lateral Vector Resources Inc.

     The decrease in other expense to $664,000 for the nine month period ended September 30, 2005, from $1,598,000 for the nine month period ended September 30, 2004 is primarily a result of higher interest income as a result placing surplus cash on term deposits until needed, realization of the advanced proceeds on the sale of the generator that was abandoned, partially offset by increased levels of bad debts and foreign exchange losses.

     Equity loss from investments for the nine month period ended September 30, 2005 of $155,000 relates to the loss incurred on the project in Kazakhstan to the date of the acquisition of 100% ownership in Tethys Petroleum Investments Limited.

     The loss from continuing operations of $7,672,000 or $0.04 per share for the nine month period ended September 30, 2005 compares to a net loss from continuing operations of $3,017,000 or $0.02 per share for the nine month period ended September 30, 2004. The weighted average number of common shares outstanding was higher during the nine month period ended September 30, 2005 than during the nine month period ended September 30, 2004, principally due to the issue of shares in respect of the Samgori purchase in April 2004, the issue of shares in respect of a global offering in September 2004, the issue of shares in respect of the Norio minority interest buyout in September 2004, the issue of shares under the terms of the SEDA in 2005 to repay the Cornell Capital promissory notes and in connection with additional takedowns under the SEDA, the exercise of share options in 2005 and the issue of shares in respect of the Tethys Petroleum Investments Limited buyout.

  THREE MONTH PERIOD ENDED SEPTEMBER 30, 2005 COMPARED TO THREE MONTH PERIOD ENDED SEPTEMBER 30, 2004

     We recorded operating revenue from continuing operations of $2,581,000 during the three month period ended September 30, 2005 compared with $2,008,000 for the three month period ended September 30, 2004. The increase is attributable to higher price per barrel realized by the company in 2005, partially offset by lower production levels relating to a delay in the UBCTD program on both the Ninotsminda and Samgori Fields. Ninotsminda Oil Company Limited ("NOC") sold 51,507 barrels of oil and CanArgo Samgori Limited ("CSL") sold no barrels of oil for the three month period ended September 30, 2005 compared to 54,719 barrels of oil for NOC for the three month period ended September 30, 2004 and CSL.

     NOC generated $2,581,000 of oil and gas revenue in the three month period ended September 30, 2005 compared with $1,253,000 for the three month period ended September 30, 2004 primarily due to the accumulation of larger batches of oil for export sales, partially offset by a lower production achieved in the three month period ended September 30, 2005 compared to the three month period ended September 30, 2004 offset partially by a higher average net sales price achieved in the three month period ended September 30, 2005 compared to the three month period ended September 30, 2004. Its net share of the 43,292 barrels (471 barrels per day) of gross oil production for sale from the Ninotsminda Field in the period amounted to 28,140 barrels. In the period, 23,368 barrels of oil were sold from storage. For the three month period ended September 30, 2004, NOC's net share of the 71,093 barrels (773 barrels per day) of gross oil production was 46,727 barrels.

     CSL generated nil oil and gas revenue for the three month period ended September 30, 2005 compared to $738,000 from the April 2004 purchase date to September 30, 2004 due to the accumulation of larger batches of oil for export sales. Its net share of 37,274 barrels (405 barrels per day) of gross oil production for sale from the Samgori Field in the period amounted to 13,978 barrels. As at September 30, 2005, 24,957 barrels of oil remained in storage. From the purchase date to September 30, 2004, CSL's net share of the 54,502 barrels (588 barrels per day) of gross oil production was 20,270 barrels.

     NOC and CSL's entire share of production was either sold locally in Georgia under both national and international contracts or added to storage. Net sale prices for Ninotsminda and Samgori oil sold during the third quarter of 2005 averaged $50.11 per barrel as compared with an average of $30.68 per barrel in the third quarter of 2004. No gas sales were delivered for the three month period ended September 30, 2005. For the three month period ended September 30, 2004, NOC's net share of the 18,924 mcf of gas delivered was 12,300 mcf at an average net sales price of $1.41 per mcf of gas.

     The operating loss from continuing operations for the three month period ended September 30, 2005 amounted to $2,592,000 compared with an operating loss of $1,401,000 for the three month period ended September 30, 2004. The increase in operating loss is attributable to increased field operating expenses, increased selling, general and administration costs, increased non cash stock compensation expense, partially offset by increased oil and gas revenue and reduced direct project costs, and increased depreciation, depletion and amortization in the period.

     Field operating expenses increased to $778,000 for the three month period ended September 30, 2005 as compared to $458,000 for the three month period ended September 30, 2004. The increase is primarily a result of increased oil processing fees in relation to the Samgori field during the period partially offset by a decrease in production at the Ninotsminda Field. The reduction in production at the Ninotsminda Field was a result of the Company continuing to focus on the long-term development of its producing assets in Georgia through the preparation of wells for the UBCTD technology program together with a delay in implementing the program itself due to mechanical difficulties with the equipment. The preparation work for the UBCTD program necessitated the shut in of producing wells during the period thus resulting in a lower average production for the period. We have not had a corresponding decrease in our operating cost as the majority of our operating costs are fixed.

     Direct project costs decreased to $350,000 for the three month period ended September 30, 2005, from $591,000 for the three month period ended September 30, 2004, primarily due to decreased costs directly associated with non operating activity at the Ninotsminda Field.

     Selling, general and administrative costs increased to $2,354,000 for the three month period ended September 30, 2005 from $1,602,000 for the three month period ended September 30, 2004. The increase is a result of additional costs incurred in respect of compliance with Section 404 of the Sarbanes-Oxley Act of 2002, increased audit fees, legal fees, higher insurance premiums and a general increase in corporate activity.

     Non cash stock compensation expense increased to $921,000 for the three month period ended September 30, 2005 from $158,000 for the three month period ended September 30, 2004 due to share options issue expensed during the period. The Company, effective January 1, 2003, adopted in August 2003, the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all employee awards granted, modified, or settled after December 31, 2002.

     The increase in depreciation, depletion and amortization expense to $770,000 for the three month period ended September 30, 2005 from $459,000 for the three month period ended September 30, 2004 is attributable principally to the increased amount of our oil and gas cost pool for the three month period ended September 30, 2005 compared to the three month period ended September 30, 2004.

     The decrease in other expense to $350,000 for the three month period ended September 30, 2005, from $1,243,000 for the three month period ended September 30, 2004 is primarily a result of higher interest income as a result placing surplus cash on term deposits until needed, realization of the advanced proceeds from the sale of the generator that was abandoned, partially offset by increased levels of bad debts and foreign exchange losses.

     The loss from continuing operations of $2,942,000 or $0.01 per share for the three month period ended September 30, 2005 compares to a net loss from continuing operations of $2,644,000 or $0.01 per share for the three month period ended September 30, 2004. The weighted average number of common shares outstanding was higher during the three month period ended September 30, 2005 than during the three month period ended September 30, 2004, principally due to the issue of shares in respect of a global offering in September 2004, the issue of shares in respect of the Norio minority interest buyout in September 2004, the issue of shares under the terms of the SEDA in 2005 to repay the Cornell Capital promissory notes and in connection with additional takedowns under the SEDA, the exercise of share options in 2005 and the issue of shares in respect of the Tethys Petroleum Investments Limited buyout.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     In April 2004, we announced that we had completed our acquisition of a 50% interest in the contractor's interest in the Samgori (Block XI(B)) Production Sharing Contract in Georgia.

     We recorded operating revenue from continuing operations of $9,574,000 during the year ended December 31, 2004 compared with $8,105,000 for the year ended December 31, 2003. The increase is attributable to higher oil and gas revenues being recorded in the year ended December 31, 2004. NOC and CSL sold 364,319 barrels of oil for the year ended December 31, 2004 compared to 387,721 barrels of oil for the year ended December 31, 2003.

     NOC generated $7,833,000 of oil and gas revenue in the year ended December 31, 2004 compared with $7,881,000 for the year ended December 31, 2003 due to a higher average net sales price achieved in the year ended December 31, 2004 compared to the year ended December 31, 2003. Sales volumes remained constant over the period. Its net share of the 370,176 bbls (1,011 bopd) of gross oil production for sale from the Ninotsminda Field in the period amounted to 242,131 bbls. In the period, 71,899 bbls of oil were removed from storage and sold. A further 9,000 bbls were removed from storage and returned to Georgian Oil in recognition of agreed losses since the inception of the Production Sharing Contract. For the year ended December 31, 2003, NOC's net share of the 695,174 bbls (1,906 bopd) of gross oil production was 451,863 bbls.

     CSL generated $1,742,000 of oil and gas revenue from the purchase date to December 31, 2004. Its net share of the 152,169 bbls (2,832 bopd) of gross oil production for sale from the Samgori Field in the period amounted to 57,063 bbls. As at December 31, 2004, 5,964 bbls of oil remained in storage.

     NOC and CSL's entire share of production was sold locally in Georgia under both national and international contracts. Net sale prices for Ninotsminda and Samgori oil sold during 2004 averaged $26.21 per barrel as compared with an average of $20.07 per barrel in 2003. Its net share of the 65,066 thousand cubic feet (mcf) of gas delivered was 42,293 mcf at an average net sale price of $1.41 per mcf of gas. For the year ended December 31, 2003, NOC's net share of the 108,630 mcf of gas delivered was 82,156 mcf at an average net sales price of $1.25 per mcf of gas. No gas was produced at the Samgori Field from the acquisition date of the Production Sharing Contract to December 31, 2004.

     The operating loss from continuing operations for the year ended December 31, 2004 amounted to $2,954,000 compared with an operating loss of $159,000 for the year ended December 31, 2003. The increase in operating loss is attributable a loss from the disposal of Lateral Vector Resources Inc., increased field operating costs, increased direct project costs, increased selling, general and administration costs and impairments to our Caspian project, partially offset by increased oil and gas revenue, a gain generated from the disposal of our interest in GAOR, and reduced depreciation, depletion and amortization in the period.

     Field operating expenses increased to $2,321,000 ($6.33 per boe) for the year ended December 31, 2004 as compared to $1,052,000 ($2.59 per boe) for the year ended December 31, 2003. The increase is primarily a result of a decrease in production at the Ninotsminda Field during the period and the inclusion of the Samgori Field expenditures resulting from the acquisition of an interest in the Samgori (Block XI(B)) Production Sharing Contract ("Samgori PSC") in Georgia. The reduction in production at the Ninotsminda Field was a result of us continuing to focus on the long-term development of our producing assets in Georgia through the preparation of wells for the UBCTD development program. This necessitated the shut in of producing wells during the period thus resulting in a lower average production for the period. We have not had a corresponding decrease in our operating cost as the majority of our operating costs are fixed.

     Direct project costs increased to $1,434,000 for the year ended December 31, 2004, from $1,029,000 for the year ended December 31, 2003, primarily due to costs directly associated with non operating activity at the Ninotsminda Field and the inclusion of Samgori project cost expenditures following our acquisition of an interest in the Samgori PSC in Georgia.

     Selling, general and administrative costs increased to $5,929,000 for the year ended December 31, 2004, from $3,229,000 for the year ended December 31, 2003. The increase is primarily as a result of additional internal costs incurred in respect of fund raising activities relating to the recent public global offering and increased corporate activity over 2003.

     Non cash stock compensation of $277,000 for the year ended December 31, 2003 relates to the Company, effective January 1, 2003, adopting in August 2003, the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" prospectively to all employee awards granted, modified, or settled after December 31, 2002. Non cash stock compensation of $1,395,000 for the year ended December 31, 2004 relates to additional employee awards granted in the period. During the year ending December 31, 2004 we issued 6,298,000 stock options to directors and employees. On August 24, 2004, 5,688,000 of these options were issued, all with a two year vesting period from issue date of the option. The remaining 610,000 stock options were issued over various dates and have varying vesting terms ranging from immediate to two years. We recorded $3,371,000 of deferred compensation expense as a separate component of equity in respect of these options.

     The decrease in depreciation, depletion and amortization expense to $2,881,000 for the year ended December 31, 2004 from $3,294,000 for the year ended December 31, 2003 is attributable principally to reductions in production during 2004 as compared to 2003 and from inclusion of the depletion of estimated reserves at the Samgori Field which had the effect of diluting the depletion rate per barrel and reduced overall depletion for the year ended December 31, 2004. We have not yet obtained an independent assessment of proved reserves for the Samgori Field.

     We impaired our Caspian Sea project to zero during the year ended December 31, 2004 with a write down of $65,000 of oil and gas properties and a $75,000 write down of our investment.

     Impairment of other assets of $35,000 during the year ended December 31, 2004 relates to repairs to the held for sale generator which are not recoverable.

     During 2003, we also announced we had reached conditional agreement to sell our interest in Boryslaw Oil Company, the joint venture in West Ukraine currently operating the Stynawske Oil Field. Fountain Oil Boryslaw, our wholly owned subsidiary which holds our 45% interest in Boryslaw Oil Company, was sold for $1,000,000 and a gain on disposal of $665,000 was also recorded in gain on disposition of investments during the period.

     The gain on disposal of subsidiaries of $1,607,000 recorded for the year ended December 31, 2004 reflects gains from the disposals of CSOP and of our interest in GAOR.

     We recorded net other expense of $2,345,000 for the year ended December 31, 2004, as compared to $605,000 for the year ended December 31, 2003. The increase in net other expense of $1,740,000 is primarily due to an increase in interest expense of $647,000 largely resulting from the amortization of the discount on debt issued with detachable stock purchase warrants and on convertible debt incurred during the period in accordance with APB 14 and EITF 00-27, additional other expenses relating to an extinguished loan of $350,000, foreign exchange losses, and, equity income from investments.

     Equity loss from investments for the year ended December 31, 2003 of $205,000 relates to the loss incurred on the project in Kazakhstan to acquire oil and gas properties. The equity income for the year ended December 31, 2003 of $66,000 is from the production and sales of crude oil by Boryslaw Oil Company, subsequently disposed of in the fourth quarter of 2003.

     The cumulative effect of the change in accounting principle of $41,000 for the year ended December 31, 2003 was a result of the adoption of accounting standard FAS 143 relating to the treatment of asset retirement obligations.

     The loss from continuing operations of $5,300,000 or $0.04 per share for the year ended December 31, 2004 compares to a net loss from continuing operations of $756,000 or $0.01 per share for the year ended December 31, 2003. The weighted average number of common shares outstanding was higher during the year ended December 31, 2004 than during the year ended December 31, 2003, principally due to share issues in respect of the Manavi agreements in fourth quarters of 2003 and the issue of shares in respect of the Samgori purchase in April 2004, the exercise of share options in 2004, the issue of shares in respect of a global offering in September 2004 and the issue of shares in respect of the Norio minority interest buyout in September 2004.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     We recorded operating revenue of $8,105,000 during the year ended December 31, 2003 compared with $5,486,000 for the year ended December 31, 2002. The increase is primarily attributable to higher oil and gas revenues, being partially offset by lower other revenue being recorded in the twelve month period ended December 31, 2003. Other revenue for the twelve month period ended December 31, 2003 and 2002 represented the provision of drilling services in Georgia.

     NOC generated $7,881,000 of oil and gas revenue in the year ended December 31, 2003 compared with $4,163,000 for the year ended December 31, 2002 due to higher volume of sales resulting from increased production from the successful horizontal wells completed in 2003 and a higher average net sales price achieved in 2003. Its net share of the 695,174 bbls (273 bopd) of gross oil production for sale from the Ninotsminda Field in the period amounted to 451,863 bbls. In 2003, 64,142 bbls of oil were added to storage.

For the year ended December 31, 2002, NOC's net share of the 292,289 barrels (801 bopd) of gross oil production was 189,988 bbls. The increase in production is due to the successful horizontal development wells completed at the Ninotsminda Field in 2003.

     NOC's entire share of production was sold locally in Georgia under both national and international contracts. Net sale prices for Ninotsminda oil sold during 2003 averaged $20.07 per barrel as compared with an average of $17.09 per barrel in 2002. Its net share of the 108,630 thousand cubic feet (mcf) of gas delivered was 82,156 mcf at an average net sale price of $1.25 per mcf of gas. For the year ended December 31, 2002, NOC's net share of the 212,499 mcf of gas delivered was 138,124 mcf at an average net sales price of $1.25 per mcf of gas.

     We had other revenue of $224,000 for the year ended December 31, 2003 compared to other revenue of $1,323,000 for the year ended December 31, 2002. In 2003 and 2002, other revenue consisted of the provision of drilling services. In September 2001, we entered into an agreement to provide drilling services to a third party using one of our rigs. Commercial drilling operations commenced in October 2001 and continued through February 2002. We subsequently established a wholly owned well services subsidiary (Argonaut Well services Limited) and at the end of March 2003 concluded a new drilling services contract with an operating company in Georgia. It will continue to bid in appropriate tenders for drilling contracts in order to utilize drilling equipment not otherwise used in its own operations.

     The operating loss from continuing operations for the year ended December 31, 2003 amounted to $159,000 compared with an operating loss of $4,902,000 for 2002. The decrease in operating loss is attributable primarily to a reduction in field operating expenses, reduced selling, general and administration expense, reduced direct project costs in the period, and an impairment of oil and gas properties in 2002; partially offset by an increase in depletion and amortization in the period; and stock compensation in expense in 2003.

     Field operating expenses decreased to $1,052,000 ($2.59 per boe) for the year ended December 31, 2003 as compared to $1,538,000 ($4.69 per boe) for 2002. The decrease is primarily a result of a cost reduction program initiated in the last quarter of 2002 at the Ninotsminda Field and costs relating to increase of oil storage in the year. Operating costs per boe decreased as day-to-day field operations in Georgia include a proportionately higher fixed to variable cost component combined with a cost reduction program initiated in the last quarter of 2002 at the Ninotsminda Field and higher production rates.

     Direct project costs decreased to $1,029,000 for the year ended December 31, 2003, from $1,429,000 for the year ended December 31, 2002, primarily due to costs associated with the provision of drilling services in Georgia in 2002.

     Selling, general and administrative costs decreased to $3,229,000 for the year ended December 31, 2003, from $3,494,000 for the year ended December 31, 2002. The decrease is primarily as a result of a corporate cost reduction program initiated in the last quarter of 2002.

     Non cash stock compensation expense increased to approximately $277,000 for the year ended December 31, 2003, from nil for the year ended December 31, 2002 due to the Company, effective January 1, 2003, adopting the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all employee awards granted, modified, or settled after December 31, 2002.

     The increase in depreciation, depletion and amortization expense to $3,294,000 for the year ended December 31, 2003 from $2,317,000 for the year ended December 31, 2002 is attributable principally to higher production resulting from the successful horizontal wells at the Ninotsminda Field completed in 2003.

     We wrote down our oil and gas properties in the Ninotsminda Field by an aggregate $1,600,000 on application of the full cost ceiling test as a result of lower reserve quantities following production declines in 2002. The write-down was a non-cash write-down. If oil prices or production levels declined in the future, we may experience an additional impairment of this property.

     During 2003, we also announced we had reached conditional agreement to sell our interest in Boryslaw Oil Company, the joint venture in West Ukraine currently operating the Stynawske Oil Field. Fountain Oil

Boryslaw, our wholly owned subsidiary which holds our 45% interest in Boryslaw Oil Company, was sold for $1,000,000 and a gain on disposal of $665,000 was also recorded in gain on disposition of investments during the period.

     We recorded net other expenses of $605,000 for the year ended December 31, 2003, as compared to net other expense of $576,000 during the year ended December 31, 2002. The increase is primarily due to foreign exchange translation losses during 2003 partially offset by our adjusted interest in its share of the carrying net asset value of our subsidiary CanArgo Norio Limited ("CNL") giving rise to a non-operating loss of $444,000, in accordance with the application of SAB 51, following agreement with the minority shareholders on the finalization of respective equity interest in CNL in 2002, and a bad debt allowance of $275,000 being recorded in 2002.

     Equity income from investments decreased to $66,000 for the year ended December 31, 2003 from an equity income of $86,000 for the year ended December 31, 2002 primarily as a result of only nine months of equity income recorded from production and sales of crude oil by Boryslaw Oil Company prior to its disposal in the last quarter of 2003.

     The net loss from continuing operations of $756,000 or $0.01 per share for the year ended December 31, 2003 compares to a net loss from continuing operations of $5,478,000 or $0.06 per share for the year ended December 31, 2002. The weighted average number of common shares outstanding was higher during the year ended December 31, 2003 than during the year ended December 31, 2002, due in large part to share issues in respect of agreements relating to the Norio and Manavi projects during 2003.

     The cumulative effect of change in accounting principle of $41,290 at December 31, 2003 relates to the adoption of FASB Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") on January 1, 2003. SFAS 143 requires companies to record the discounted fair value of a liability for an asset retirement obligation in the period in which the liability is incurred concurrent with an increase in the long-lived assets carrying value. The increase and subsequent adjustments in the related long-lived assets carrying value is amortised over its useful life. Upon settlement of the liability a gain or loss is recorded for the difference between the settled liability and the recorded amount. The discount associated with the liability is accreted into income over the related asset's useful life. Upon adoption of this standard an entity is required to record the fair value of its existing asset retirement obligations as if the liabilities had been initially accounted for in accordance with SFAS 143 using assumptions present at the date of adoption. The income statement effect of the treatment is recorded as a cumulative effect in accounting principle in the period of adoption, no retroactive restatement is permitted.

RESULTS OF DISCONTINUED OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004

     The net income from discontinued operations, net of taxes and minority interest for the nine month period ended September 30, 2004 amounted to $542,000 related principally to income relating to the refinery resulting from the disposal of the refinery in the period, partially offset by the activities of CanArgo Standard Oil Products Limited ("CSOP"), mainly due to interest on additional bank loans drawn by CSOP in Tbilisi, Georgia. All discontinued operations had been disposed by December 31, 2004.

  THREE MONTH PERIOD ENDED SEPTEMBER 30, 2005 COMPARED TO THREE MONTH PERIOD ENDED SEPTEMBER 30, 2004

     The net income from discontinued operations, net of taxes and minority interest for the three month period ended September 30, 2004 amounted to $95,000 related principally to the activities of CSOP. All discontinued operations had been disposed by December 31, 2004.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     The net income from discontinued operations, net of taxes and minority interest for the year ended December 31, 2004 amounted to $542,210 compared with net loss of $6,607,517 for the corresponding period in 2003. The increase in net income from discontinued operations, net of taxes and minority interest relates to the losses resulting from the activities of Lateral Vector Resources Inc. ("LVR") and GAOR in 2003, offset partially by income relating to the refinery resulting from the disposal of the refinery in the period and income from CSOP during the period.

     In September 2002, we approved a plan to sell our interest in CSOP, a petroleum product retail business in Georgia, to finance our Georgian and Ukrainian development projects. In October 2002, we reached agreement with Westrade Alliance LLC, an unaffiliated company, to sell our wholly owned subsidiary, CanArgo Petroleum Products Limited ("CPPL"), which held our 50% interest in CSOP for $4,000,000 in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due in originally in August 2003 and subsequently extended. The final payment of the consideration was received by us in December 2004 at which time we transferred our ownership in CPPL to Westrade Alliance LLC.

     In 2003, we approved a plan to dispose of our interest in GAOR as the refinery had remained closed since 2001 and neither we nor our partners could find a commercially viable option to putting the refinery back into operation. In February 2004, we reach agreement with a local Georgian company to sell our 51% interest in GAOR for a nominal price of one US dollar and the assumption of all the obligations and debts of GAOR to the State of Georgia including deferred tax liabilities of approximately $380,000. In 2003, we announced publicly that we were re-evaluating our treatment in our 2001 and 2002 financial statements of our minority interest in GAOR. After reviewing the basis for our accounting for our interest in GAOR and after discussions with our former auditors we have concluded that our interest was properly accounted for in those statements.

     LVR, a wholly-owned subsidiary of CanArgo acquired by us in July 2001, negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity ("JIPA") agreement in 1998 to develop the Bugruvativske Field located in Eastern Ukraine.

     In 2003, due to the lack of progress with the implementation of the JIPA, and failure to reach a negotiated agreement with Ukrnafta, management reached the decision to dispose of its interest in the Bugruvativske project and withdraw from Ukraine. Consequently, we recorded in 2003 a write-down in respect to the LVR deal and the acquisition of the Bugruvativske Field of approximately $4,790,727.

     On May 28, 2004, we announced that pursuant to a signed agreement between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field through the disposal of LVR for $2,000,000. We received $250,000 as an initial payment and will receive the remaining $1,750,000 based upon certain production targets being achieved on the project. As of March 14, 2005, we had not received any further payments.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     The net income from discontinued operations, net of taxes and minority interest for the year ended December 31, 2003 amounted to $6,608,000 compared with net income of $150,000 for the corresponding period in 2002. The increase in net loss from discontinued operations, net of taxes and minority interest relates to the activities of LVR and GAOR, offset partially by the activities of CSOP. Losses increased at GAOR as there was no income in the year ended December 31, 2003.

     During 2003, CanArgo approved a plan to sell its interest in the Bugruvativske Field and recorded a write-down of $4,790,727 in 2003 of unproved oil and gas properties to reflect the estimated recoverable amount from disposal.

     An impairment of other assets of $1,355,000 for the year ended December 31, 2003, from nil for the year ended December 31, 2002 was due to a write-down of the minority interest share of losses relating to GAOR of $1,274,895 and the a write-down of a generator in the period to its net realizable value by $80,000. During 2003, a debit balance of $1,274,895 in minority interest was written-off due to a change in the intentions of our minority interest owner and a plan to dispose of the asset. In 2004, CanArgo came to an agreement to sell the refinery.

     Increased income at CSOP is due to higher sales volume during 2003 offset partially by more competitive operating margins for the year ended December 31, 2003 compared with the corresponding period in 2002. Increased income at LVR related to foreign exchange gains in the period for the year ended December 31, 2003 compared with the corresponding period in 2002.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL TERMS

     Our principal business and assets are derived from production sharing contracts and agreements ("PSCs") in Georgia. The legislative and procedural regimes governing PSCs and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties.

     Our PSCs and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our PSCs, conflicts between the interpretation of our PSCs and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the PSCs. However, the Norio PSA, the Tbilisi PSC and the Samgori PSC were concluded after enactment of the Petroleum Law, and under the terms and conditions of this legislation.

     To confirm that the Ninotsminda Production Sharing Contract (the "Ninotsminda PSC") and the mineral usage license issued prior to the introduction in 1999 of the Petroleum Law were validly issued, in connection with its preparation of the Convertible Loan Agreement with us, the International Finance Corporation, an affiliate of the World Bank received in November 1998 confirmation from the State of Georgia, that among other things:

     - The State of Georgia recognizes and confirms the validity and enforceability of the Ninotsminda PSC and the license and all undertakings the State has covenanted with NOC thereunder;

     - the license was duly authorized and executed by the State at the time of its issuance and remained in full force and effect throughout its term; and

     - the license constitutes a valid and duly authorized grant by the State, being and remaining in full force and effect as of the signing of this confirmation and the benefits of the license fully extend to NOC by virtue of its interest in the license holder and the contractual rights under the Ninotsminda PSC.

     Despite this confirmation and the grandfathering of the terms of existing PSCs in the Petroleum Law, subsequent legislative or other governmental changes could conflict with, challenge our rights or otherwise change current operations under the Ninotsminda PSC. No challenge has been made to date.

     In 2002, the Participation Agreement for the three well exploration program on the Ninotsminda / Manavi area with a subsidiary of the US power company AES was terminated without AES earning any rights to any of the Ninotsminda / Manavi area reservoirs. The Company therefore has no present obligations in respect of AES. However, under a separate Letter of Agreement, if gas from the sub Middle Eocene is discovered and produced from the exploration area covered by the Participation Agreement, AES with be entitled to recover at the rate of 15% of future gas sales from the sub Middle Eocene, net of operating costs, approximately $7,500,000, representing their prior funding under the Participation Agreement.

     Under the Production Sharing Contract for Blocks XI(G) and XI(H) (the "Tbilisi PSC") in Georgia our subsidiary CanArgo Norio Limited will evaluate existing seismic and geological data during the first year and acquire additional seismic data within three years of the effective date of the Agreement which is September 29, 2003. The total commitment over the next ten months is $350,000.

     In April 2004, we acquired a 50% interest in the Contractor's interest in the Samgori (Block XI(B)) Production Sharing Contract ("Samgori PSC") in Georgia. This interest was acquired from Georgian Oil Samgori Limited ("GOSL"), a company wholly owned by Georgian Oil, by one of our subsidiaries, CanArgo Samgori Limited ("CSL"). Under the terms of the agreement dated January 8, 2004, up to 10 horizontal wells will be drilled on the Samgori Field. Completion of well S302, which was funded 100% by us satisfied our commitment to GOSL under the acquisition agreement. It is planned that the remainder of the drilling program will be funded jointly by CSL and GOSL, the Contractor parties, pro rata to their interest in the Samgori PSC. The total cost to us of participating in the whole program, which is due to be completed by June 2008, is anticipated to be up to $13,500,000.

     The original Contractor party to the Samgori PSC, National Petroleum Limited ("NPL"), has an option to reacquire its Contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program is not completed in part by December 2006 and in full by December 2008. Furthermore, NPL has outstanding costs and expenses of $37,528,964 in relation to the Samgori PSC which are recoverable by NPL receiving 30% of annual net profit from the Field until such costs have been fully repaid. Under the Samgori PSC, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of the cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration in Block XI(B) ("Cost Recovery Oil"). The Cost Recovery pool includes the $37,528,964 costs previously incurred by NPL. The balance of production ("Profit Oil") is allocated on a 50/50 basis between the State and the Contractor parties respectively. While GOSL and CSL continue to have unrecovered costs, they will receive 75% of total production (net 37.5% to us). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties will receive 30% of Profit Oil (net 15% to us). The allocation of a share of production to the State, however, relieves the Contractor parties of all obligations they would otherwise have to pay Georgia for taxes, duties and levies related to activities covered by the Samgori PSC. After NPL's costs are repaid from either Field production or other production in the PSC (in the event that new fields are developed in areas identified using seismic surveys originally performed by NPL), NPL shall continue to receive 5% of annual net profit.

     Under the Samgori PSC, Georgian Oil as the State representative in the contract is entitled to receive up to 250,000 tons (approximately 1.6 million barrels) of oil ("Base Level Oil") from a maximum of 50% per calendar quarter of production when the value of the cumulative Cost Recovery Oil, cumulative Cost Recovery Natural Gas, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor parties exceeds the cumulative allowable capital, operating and other project costs including finance costs associated with the Samgori Field and exploration in Block XI(B) and the NPL costs. While Base Level Oil is being delivered to Georgian Oil, the Contractor parties will continue to be entitled to a maximum of 50% of the remaining Profit Oil. The Base Level Oil is an estimate of the amount of oil that Georgian Oil would have expected to produce from the contract area had the State not come to a contractual arrangement with the previous Contractor party in 1996.

     We have contingent obligations and may incur additional obligations, absolute or contingent, with respect to the acquisition and development of oil and gas properties and ventures in which we have interests that require or may require us to expend funds and to issue shares of our Common Stock.

     Upon completion of the acquisition of an interest in the Samgori PSC we had a contractual obligation to issue four million shares of CanArgo Common Stock to Europa Oil Services Limited ("Europa"), an unaffiliated company in connection with a consultancy agreement with Europa in relation to this acquisition. On April 16, 2004 Europa was issued with four million restricted shares of CanArgo Common Stock in an arms length transaction. A further 12 million shares of CanArgo Common Stock are issuable upon certain production targets being met from future developments under the Samgori PSC.

     At September 30, 2005, we had a contingent obligation to issue 187,500 shares of common stock to Fielden Management Services PTY, Ltd (a third party management services company) upon satisfaction of conditions relating to the achievement of specified Stynawske Field project performance standards, an oil field in Ukraine in which we had a previous interest.

     In September 2004, a blow-out occurred at the N100 well on the Ninotsminda Field which was successfully capped three days later. The Company currently estimates that the total costs attributable to the blow-out, including compensation and cleaning of the environment will be approximately $2,000,000. The Company's insurance policies covered 80% of these costs, the other 20% insurance retention being payable by us.

     The following table sets forth information concerning the amounts of payments due under specified contractual obligations for periods of less than one year, one to three years, three to five years and more than five years as at December 31, 2004:


                                      DUE IN LESS  DUE IN 1 TO  DUE IN 3 TO   DUE IN MORE
CONTRACTUAL OBLIGATIONS               THAN 1 YEAR    3 YEARS      5 YEARS    THAN 5 YEARS
-----------------------               -----------  -----------  -----------  ------------


Operating lease obligations..........  $  363,550     634,000     625,260       156,315
Loans payable........................   1,500,000
Long term debt.......................               1,050,000
Other long-term liabilities(1).......         --          --          --        422,000
                                       ----------   ---------     -------       -------
                                       $1,863,550   1,684,000     625,260       578,315
                                       ==========   =========     =======       =======



--------

(1) Other long-tem liabilities represent costs provided for future site restoration.

(2) CanArgo has no contractual obligations in respect of capital leases or purchase obligations.

  RELATED PARTY TRANSACTIONS

     A company owned by significant employees of Georgian British Oil Company Ninotsminda provides certain equipment to Georgian British Oil Company Ninotsminda. Total rental payments for this equipment in 2004 were $107,946 ($183,428 in 2003). In 2004, the same company provided additional services to Georgian British Oil Company Ninotsminda in accordance with the farm-in agreement in respect of the Manavi well for the value of $450,000.

     Dr. David Robson, Chairman, President and Chief Executive Officer, Richard Battey, Chief Financial Officer, and Elizabeth Landles, Executive Vice President and Corporate Secretary, provide all of their services to CanArgo through Vazon Energy Limited of which Dr. Robson is the Chairman and Managing Director.

     Mr. Russell Hammond, a non-executive director of CanArgo, is also an Investment Advisor to Provincial Securities Limited who became a minority shareholder in the Norio and North Kumisi Production Sharing Agreement through a farm-in agreement to the Norio MK72 well. On September 4, 2003 we concluded a deal to purchase Provincial Securities Limited's minority interest in CanArgo Norio Limited by a share swap for shares in CanArgo. Provincial Securities Limited received 2,234,719 shares of CanArgo common stock in relation to the transaction. Provincial Securities Limited had an interest in Tethys Petroleum Investments Limited which was sold in June 2005 to us by a share swap for shares in CanArgo. Provincial Securities Limited received 5,500,000 shares of CanArgo common stock in relation to the transaction, which are being registered for resale pursuant to this prospectus. Transactions with affiliates or other related parties including management of affiliates are to be undertaken on the same basis as third party arms-length transactions. Transactions with affiliates are reviewed and voted on solely by non-interested directors.

CRITICAL ACCOUNTING POLICIES

  NATURAL GAS AND OIL PROPERTIES

     We utilize the full cost method of accounting for costs related to our natural gas and oil properties. We review the carrying value of our natural gas and oil properties under the full cost accounting rules of the SEC. Under these rules, all such costs (productive and non-productive) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. These capitalized costs are subject to a ceiling test, however, which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved gas and oil reserves discounted at 10 percent plus the lower of cost or market value of unproved properties. If the net capitalized costs of natural gas and oil properties exceed the ceiling, we will record a ceiling test write-down to the extent of such excess. A ceiling test write-down is a non-cash charge to earnings. If required, it reduces earnings and impacts shareholders' equity in the period of occurrence and results in lower depreciation, depletion and amortization expense in future periods. The write-down may not be reversed in future periods, even though higher natural gas and oil prices may subsequently increase the ceiling.

     The risk that we will be required to write-down the carrying value of our natural gas and oil properties increases when natural gas and oil prices are depressed or if there are substantial downward revisions in estimated proved reserves. Application of these rules during periods of relatively low natural gas or oil prices due to seasonality or other reasons, even if temporary, increases the probability of a ceiling test write-down. Based on natural gas and oil prices in effect on December 31, 2004, the unamortized cost of our natural gas and oil properties did not exceed the ceiling of proved natural gas and oil reserves. Natural gas pricing has historically been unpredictable and any significant declines could result in a ceiling test write-down in subsequent quarterly or annual reporting periods.

     Natural gas and oil reserves used in the full cost method of accounting cannot be measured exactly. Our estimate of natural gas and oil reserves requires extensive judgments of reservoir engineering data and is generally less precise than other estimates made in connection with financial disclosures. Assigning monetary values to such estimates does not reduce the subjectivity and changing nature of such reserve estimates. The uncertainties inherent in the disclosure are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. We engage the services of an independent petroleum consulting firm to calculate reserves.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Management believes that it is reasonably possible the following material estimates affecting the financial statements could significantly change in the coming year: (1) estimates of proved oil and gas reserves, (2) estimates as to the expected future cash flow from proved oil and gas properties, and (3) estimates of future dismantlement and restoration costs.

  CONCENTRATION OF CREDIT RISK

     Although our cash and temporary investments and accounts receivable are exposed to potential credit loss, we do not believe such risk to be significant. Even though a substantial amount of funds were in accounts at financial institutions which were not covered under bank guarantees, management does not believe that maintaining balances in excess of bank guarantees resulted in a significant risk to the Company.

  FOREIGN OPERATIONS

     Our future operations and earnings will depend upon the results of our operations in Georgia and the Republic of Kazakhstan. There can be no assurance that we will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on the our financial position, results of operations and cash flows. Also, the success of our operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since we are dependent on international operations, specifically those in Georgia and the Republic of Kazakhstan, we will be subject to various additional political, economic and other uncertainties. Among other risks, our operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

NEW ACCOUNTING STANDARDS

     In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Company is required to adopt Interpretation No. 47 prior to the end of 2006. The Company is currently assessing the impact of Interpretation No. 47 on its results of operations and financial condition.

     In November 2004, the FASB issued SFAS No. 151 "Accounting for Inventory Costs" that amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" and requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt SFAS No. 151 in the beginning of 2006 and its adoption is not expected to have a significant effect on the Company's results of operations or financial condition.

     In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets" that amends Accounting Principles Board (APB) Opinion No. 29, "Accounting for Nonmonetary Transactions" and Amends FAS 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies", paragraphs 44 and 47(e). ARB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and SFAS 153 amended ABP 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company is required to adopt SFAS No. 153 for nonmonetary asset exchanges occurring in the first quarter of 2006 and its adoption is not expected to have a significant effect on the Company's results of operations or financial condition.

     In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" to replace ABP No. 20 "Accounting Changes" and SFAS No. 3 "Reporting Accounting Changes in Interim Financial Statements." Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of FAS 154 is not expected to have a significant effect on the Company's results of operations or financial condition.

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections -- a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("Statement 154"). SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of FAS 154 is not expected to have a significant effect on the Company's results of operations or financial condition.

FORWARD-LOOKING STATEMENTS

     The forward-looking statements contained in this prospectus are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Included among the important risks, uncertainties and other factors are those hereinafter discussed.

     Few of the forward-looking statements in this prospectus deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated.

     Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context. Finally, due to the developing nature of the legal regimes in many former Soviet Union countries where we operate, our contractual rights and remedies may be subject to certain legal uncertainties.

     We do not have a majority of the equity in the entity that is the licensed developer of some projects, that we may pursue in the former Soviet Union, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. As a result of all of the foregoing, among other matters, any forward-looking statements regarding the occurrence and timing of future events may well anticipate results that will not be realized. Demands by or expectations of governments, co-venturers, customers and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

     Our ability to finance all of its present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require us to scale back or abandon part of all of our project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

     - world economic conditions;

     - the state international relations;

     - the stability and policies of various governments located in areas in which we currently operate or intend to operate;

     - fluctuations in the price of oil and gas, the general outlook for the oil and gas industry and competition for available funds; and

     - an evaluation of us and specific projects in which we have an interest.

Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of us and our projects and comparisons with alternative investment opportunities.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

     We operate as an independent oil and gas exploration and production company and as a holding company carry out our activities through a number of operating subsidiaries and associated or affiliated companies. These operating companies are generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects.

     The address and telephone number of the principal and administrative offices of CanArgo is P.O. Box 291, St Peter Port, Guernsey, British Isles GY1 3RR (Tel. No. (44) 1481 729 980).

     We file reports with the Securities and Exchange Commission (the "Commission"). The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. We make available free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act on our internet website at www.canargo.com as soon as reasonably practicable after we electronically file or furnish such material with or to the Commission.

     Our principal activities are oil and gas exploration, development and production, principally in Georgia, and to a lesser extent in the Republic of Kazakhstan. During 2004, we disposed of our oil and gas interests in Ukraine. Also, in 2004, we disposed of our petroleum product marketing and refining activities in Georgia. To date, we continue to direct most of our efforts and resources to the development of our exploration and appraisal program in Georgia, the development of the Ninotsminda Field in Georgia and exploration, appraisal and development of our Kyzloi Field and the surrounding Akkulka area in Kazakhstan.

EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES -- GEORGIA

     In Georgia our exploration, development and production activities are carried out under five PSCs, these being:

          1. The Ninotsminda, Manavi and West Rustavi Production Sharing Contract, covering Block XI(E), ("Ninotsminda PSC"), in which Ninotsminda Oil Company Limited owns a 100% interest. Ninotsminda Oil Company Limited is a wholly owned subsidiary of CanArgo. This PSC covers an area of approximately 27,739 acres (113 km(2));

          2. The Nazvrevi and Block XIII Production Sharing Contract ("Nazvrevi PSC"), covering Blocks XI(D) and XIII, in which CanArgo (Nazvrevi) Limited owns a 100% interest. CanArgo (Nazvrevi) Limited is a wholly owned subsidiary of CanArgo. This PSC covers an area of approximately acres 388,450 acres (1,572 km(2));

          3. The Norio (Block XI(C)) and North Kumisi Production Sharing Agreement ("Norio PSA") in which CanArgo Norio Limited owns a 100% interest following the termination of the farm-in agreement and option held by Georgian Oil to the MK72 well in May 2005. CanArgo Norio Limited is now 100% owned by CanArgo following the buy out of minority interests in 2004. This PSA covers an area of approximately 378,523 acres (1,542 km(2)); and

          4. The Block XI(G) and XI(H) Production Sharing Contract ("Tbilisi PSC"), in which CanArgo Norio Limited owns a 100% interest. CanArgo Norio Limited is now 100% owned by CanArgo following the buy out of minority interests in 2004. This PSC covers an area of approximately 119,843 acres (485 km(2)).

          5. The Samgori, Block XI(B) Production Sharing Contract ("Samgori PSC"), in which CanArgo Samgori Limited owns a 50% interest. CanArgo Samgori Limited is a wholly owned subsidiary of CanArgo. This PSC covers an area of approximately 169,514 acres (634 km(2)).

     Under PSCs, the contractor party (generally a foreign investor) assumes the risk and provides investment into the project (in the above mentioned contracts, CanArgo through its appropriate subsidiary is a contractor party) and in return is entitled to a share of any petroleum produced which is split into a cost recovery and profit share element. The remaining profit petroleum produced from the project is delivered to the State from which the State will assume, pay and discharge, in the name and on behalf of each contractor party, the contractor party's profit tax liability and all other host States' taxes, levies and duties. PSCs are a common form of oil and gas exploration and production contract in many parts of the world.

                                (CANARGO ACREAGE)

NINOTSMINDA AND SAMGORI FIELDS

     Since completion of the business combination with CanArgo Oil & Gas Inc., our resources have, through our wholly owned subsidiary Ninotsminda Oil Company Limited, been focused on the development of the Ninotsminda Field and related exploration activities. The Ninotsminda Field covers approximately 3,276 acres (13.26 km(2)) and is located approximately 25 miles (40 kms) north east of the Georgian capital, Tbilisi. It is adjacent to and east of the Samgori Oil Field, which was Georgia's most productive oil field and in which we acquired an interest in early 2004. The Ninotsminda Field was discovered later than the Samgori Field and has experienced substantially less development activity. Georgian Oil and others, including Ninotsminda Oil Company Limited, have drilled 36 wells in the Ninotsminda Field, of which nine are currently producing. A total of 144 wells have been drilled in the Samgori Field area which includes a complex of three separate oil accumulations namely Samgori, South Dome and Patardzeuli. We have been advised that Samgori prior to our ownership interest has produced over 180 MMbbl of oil since 1974 at rates of up to 70,000 bopd. Nineteen wells are currently producing from the Samgori complex.

     We believe both the Ninotsminda and Samgori PSC areas both outside of and beneath the currently producing reservoirs of these Fields have significant additional exploration potential. To date, we have invested substantial funds in exploring the Ninotsminda PSC area.

OTHER PROJECTS

     We also have additional exploratory and developmental oil and gas properties and prospects in Georgia. In 2003, we acquired oil and gas interests in Kazakhstan which are now the focus of an exploration, appraisal and gas field development program. We own interests in other oil and gas projects in the former Soviet Union through our minority ownerships investment in non-consolidated investees. During 2004, we disposed of our single remaining Ukrainian asset, the Bugruvativske Field, in order to focus on our business in Georgia. Our principal product is crude oil, and the sale of crude oil and crude oil products is our principal source of revenue.

BUSINESS STRUCTURE

     CanArgo is a holding company organized under the laws of the State of Delaware and its principal active subsidiaries are as follows:

                          (CANARGO BUSINESS STRUCTURE)

  BACKGROUND

  Ninotsminda PSC

     Our activities at the Ninotsminda Field are conducted through Ninotsminda Oil Company Limited, a Cypriot corporation ("NOC"). Initially we had a partner in NOC named JKX Oil & Gas plc ("JKX") however in May 2000; we reached an agreement with JKX to acquire its final interest in NOC. In July 2000, this transaction was completed and NOC became our wholly owned subsidiary.

     NOC (then named JKX Ninotsminda Limited) obtained its rights to the Ninotsminda Field, including all existing wells, one other field and exploration acreage in Block XI(E) under a 1996 production sharing contract with Georgian Oil and the State of Georgia ("Ninotsminda PSC") which came into effect in February 1996. NOC's rights under the contract expire in December 2019, subject to the possible loss of undeveloped areas prior to that date and a possible extension with regard to developed areas. As such the initial term of the Ninotsminda PSC is until 2019, however, in respect of any development area, if commercial production remains possible beyond 2019 upon giving notice to the State we have an automatic right to extend the contract in respect of such development area for an additional term of 5 years (until 2024) or, if earlier, for the producing life of the development area. Under the Ninotsminda PSC, NOC is required to relinquish at least half of the area then covered by the production sharing contract, but not in portions being actively developed, at five year intervals commencing December 1999. In 1998, these terms were amended with the initial relinquishment being due in 2006 and a reduction in the area to be relinquished at each interval from 50% to 25%.

     Under the Ninotsminda PSC, up to 50% of petroleum produced under the contract ("Production") is allocated to NOC for the recovery of the cumulative allowable capital, operating and other project costs associated with the Ninotsminda Field and exploration in Block XI(E). NOC pays 100% of the costs incurred in the project as the sole contractor party under the Ninotsminda PSC. The balance of Production is allocated on a 70/30 basis between Georgian Oil and NOC respectively. While NOC continues to have unrecovered costs, it will receive 65% of Production (profit petroleum). After recovery of its cumulative capital, operating and other

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allowable project costs, NOC will receive 30% of Production. Thus, while NOC is responsible for all of the costs associated with the Ninotsminda PSC, it is only entitled to receive 30% of Production after cost recovery. The allocation of a share of Production to Georgian Oil, however, relieves NOC of all obligations it would otherwise have to pay Georgia for taxes, duties and levies related to activities covered by the production sharing contract. Georgian Oil and NOC take their respective shares of oil production in kind, and they market their oil independently, however the intention is to market gas jointly.

     Until the end of 2001, Georgian Oil had a priority right to receive oil representing a projection of what the Ninotsminda Field would have yielded based upon the wells and equipment in use at the time the contract was entered into. This priority right has now ceased.

  Samgori PSC

     In April 2004, we acquired a 50% interest in the Samgori PSC in Georgia. This interest was acquired from Georgian Oil Samgori Limited ("GOSL"), a company wholly owned by Georgian Oil, by one of our subsidiaries, CanArgo Samgori Limited ("CSL"). Under the terms of the agreement dated January 8, 2004, up to 10 horizontal wells will be drilled on the Samgori Field. Completion of well S302 in the autumn of 2004, which was funded 100% by us, satisfied our commitment to GOSL under the acquisition agreement. The intention is that the remainder of the drilling program will be funded jointly by CSL and GOSL, the Contractor parties, pro rata their interest in the Samgori PSC. The total cost to us of participating in the whole program, which is due to be completed by December 2008, is anticipated to be up to $13,500,000.

     The Samgori PSC came into effect on September 1, 2001 and extends for an initial period of twenty years with the final year of the contract being September 1, 2021 this period may be extended subject to commercial production being available for up to a further fifteen years until 2036.

     The original Contractor party to the Samgori PSC, National Petroleum Limited ("NPL"), has an option to reacquire its Contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program is not completed in part by September 2006 and completed in full by December 2008. Furthermore, NPL has outstanding costs and expenses of $37,528,964 in relation to the Samgori PSC which are recoverable by NPL receiving 30% of annual net profit from the Field until such costs have been fully repaid. Under the Samgori PSC, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of the cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration in Block XI(B) ("Cost Recovery Oil"). The cost recovery pool includes the $37,528,964 costs previously incurred by NPL. The balance of production ("Profit Oil") is allocated on a 50/50 basis between the State and the Contractor parties, respectively. While GOSL and CSL continue to have unrecovered costs, they will receive 75% of total production (net 37.5% to us). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties will receive 30% of Profit Oil (net 15% to us). As with our other PSCs, the allocation of a share of production to the State relieves the Contractor parties of all obligations they would otherwise have to pay Georgia for taxes, duties and levies related to activities covered by the Samgori PSC. After NPL's costs are repaid from either Field production or other production in the PSC (in the event that new fields are developed in areas identified using seismic surveys originally performed by
NPL), NPL shall continue to receive 5% of annual net profit.

     Under the Samgori PSC, Georgian Oil as the State representative in the contract is entitled to receive up to 250,000 tons (approximately 1.6 million barrels) of oil ("Base Level Oil") from a maximum of 50% per calendar quarter of production when the value of the cumulative Cost Recovery Oil, cumulative Cost Recovery Natural Gas, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor parties exceeds the cumulative allowable capital, operating and other project costs including finance costs associated with the Samgori Field and exploration in Block XI(B) and the NPL costs. While Base Level Oil is being delivered to Georgian Oil, the Contractor parties will continue to be entitled to a maximum of 50% of the remaining Profit Oil. The Base Level Oil is an estimate of the amount of oil that Georgian Oil would have expected to produce from the contract area had the State not come to a contractual arrangement with the previous Contractor party in 1996.



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     Pursuant to the terms of CanArgo's PSCs in Georgia, including the
Ninotsminda and Samgori PSCs, a Georgian not-profit company must be appointed as field operator. Until recently, there were four such field operating companies, relating to CanArgo's five PSCs: Georgian British Oil Company Ninotsminda, Georgian British Oil Company Nazvrevi and Georgian British Oil Company Norio (in respect of both the Norio PSA and the Tbilisi PSC), each of which is 50% owned by a company within the CanArgo group with the remainder owned by Georgian Oil, but with CanArgo having chairmanship of the board and a casting vote. The field operator for the Samgori PSC, Ioris Valley Oil and Gas, is currently owned by Georgian Oil and a subsidiary of Georgian Oil, Georgian Oil Samgori Limited, but CanArgo, under its farm-in agreement to the Samgori PSC, has a right to acquire a 50% controlling interest in this company for one US dollar. However, on February 1, 2005 Georgian Oil, the State Agency for Regulation of Oil and Gas Resources in Georgia and CanArgo reached agreement on restructuring the field operator companies in our PSCs. A single operator company, CanArgo Georgia Limited, a wholly owned subsidiary company of CanArgo, was appointed the field operator for the Ninotsminda, Nazvrevi, Norio and Tbilisi PSCs. The field operator provides the operating personnel and is responsible for day-to-day operations. CanArgo or a company within the CanArgo group together with any other contractor party in the contracts such as in the Samgori PSC pays the operating company's expenses associated with the development of the fields, and the operating company performs its services on a non-profit basis.

     Operations under each of the PSCs are determined by a co-ordinating body ("Co-ordinating Committee") composed of members designated by the respective CanArgo company and Georgian Oil, representing the State, with the deciding vote allocated to us. If Georgian Oil believes that any action proposed by us with whom Georgian Oil disagrees would result in permanent damage to a field or reservoir or in a material reduction in production over the life of a field or reservoir, it may refer the disagreement to a western independent expert for binding resolution. Since we acquired our interest in the PSCs, there has been no such disagreement. Georgian regulatory authorities must approve any drilling sites tentatively selected by us before drilling may commence.

NINOTSMINDA, MANAVI AND WEST RUSTAVI PRODUCTION SHARING CONTRACT

  NINOTSMINDA

     The Ninotsminda Field was discovered in 1979, with commercial production from the Middle Eocene reservoir established in the same year. When NOC assumed developmental responsibility for the Field in 1996, production was minimal hampered by, we believe, among other factors, a lack of funding, civil strife and utilization of old technology and methods.

     The Ninotsminda Field is the easternmost element of an elongate anticline which includes the Samgori and Patardzeuli Fields. The Ninotsminda Field is separated from Patardzeuli by a saddle and a NW-SE trending cross fault. The field structure comprises an elongate anticline which measures 10 km (E-W) by 3 km and has a maximum structural relief of around 2,493 feet (760 meters). The main reservoir horizon is the Middle Eocene which consists of well-bedded deep marine sedimentary rocks eroded from volcanoes. Such rocks typically have low matrix porosity with the gross fieldwide effective porosity of around 0.1% and permeability in the range of 0.5-10 mD, however, in the Ninotsminda Field there are well developed sub-vertical fractures which provide secondary porosity and permeability of up to 100-500mD. The reservoir which in the field area is up to 1,640 feet (500 meters) thick is at a depth of 8,530 feet (2,600 meters) below surface to 9,843 feet (3,000 meters) below surface. Production from the Field is facilitated by a strong water drive. The oil accumulation has a gas cap which together forms a maximum hydrocarbon column of 1,060 feet (323 meters) thickness, with the gas-oil contact at 4,839 feet (1,475 meters) True Vertical Depth Sub Sea ("TVDSS") and the oil-water contact at 5,413 feet (1,650 meters) TVDSS. The oil itself is a high quality sweet crude: 41(degrees) API, with just 0.24% sulphur, 4.9% paraffin and 8.7% tar and asphaltene.



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                                (CONARGO FIELDS)

     NOC began an immediate rehabilitation of the Ninotsminda Field in 1996 which included repairing and adding perforations to existing wells, obtaining additional seismic data and a limited drilling program. The first new well (named N96) was completed in October 1997 and a second well (N98) was completed in October 1998, and sidetracked as a horizontal producer in 2000. This well had produced 304,587 barrels of oil to the end of January 2005.

     As a result of this development work, subsequent drilling and the completion of a dynamic reservoir model, it was suggested that a higher level of production could be achieved from the Middle Eocene reservoir from horizontal wells drilled in a preferred orientation so as to intersect the main fracture sets. In January 2003, a new horizontal sidetrack well (N4H) was successfully completed and originally put on production at over 1,000 barrels of oil per day
(bopd). At the end of January 2005, this well had produced 366,431 barrels of oil. Two further horizontal sidetrack wells (N100H and N96H) were successfully completed in September 2003 and in December 2003 respectively. The N100H well tested at rates of over 2,000 bopd and N96H at rates in excess of 1,200 bopd. Although all three wells were put on production at lower rates in accordance with the recommendations of independent petroleum engineering specialists, it has not been possible to maintain long term production due to water incursion resulting from, what we believe to be, reservoir damage caused by conventional drilling techniques.

     On June 2, 2004, we announced that we had signed a contract with WEUS Holding Inc., a subsidiary of Weatherford International Ltd for the supply of UBCTD services to our projects in Georgia. Under the terms of the contract, Weatherford were to supply and operate a UBCTD unit to be used on a program of up to 14 horizontal wellbores on our Ninotsminda and Samgori Fields. Elsewhere in the oil industry, the use of under balanced drilling techniques has been shown to result in significantly less formation damage, resulting in higher sustained production rates and ultimate recovery. At the same time, utilisation of coiled tubing drilling gives greater flexibility in the drilling process and in the control of the horizontal section. Although UBCTD


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is now used commonly in North America, with significant success, these techniques have not yet been applied in the former Soviet Union. However, we believe that these combined drilling technologies will provide the best way to develop and produce both the Ninotsminda and Samgori Fields.

     We planned to drill at least five under balanced horizontal sidetracks on the Ninotsminda Field. These included N22H, N30H, N49H, a second horizontal well (N100H2 -- east horizontal) from the N100 well bore (which achieved good rates of production when drilled horizontally with conventional techniques and which was later the subject of a blow out in September 2004), and a sidetrack from a new well (N99) to be drilled in the eastern part of the field, an area that is currently largely undeveloped. It was planned that the UBCTD equipment would be utilized to drill only the horizontal section through the reservoir. Preparatory work on the existing vertical wells, including sidetracking and cutting of casing windows for the horizontal wellbores, and the drilling of any new wells were to be undertaken by our own operating company using our own drilling rigs and equipment.

     UBCTD operations started on the first well in the program, the N22H well, in December 2004. The well is located in the east part of the Ninotsminda Field where the reservoir is tighter but it is believed to be relatively un-drained. We prepared the well with our own crew which involved sidetracking from the existing well-bore at 8,661 feet (2,640 meters) down to 9,193 feet (2,802 meters) and setting a 4 1/2 inch liner. However, technical problems with the equipment caused a number of delays which resulted in the under balance drilling not being completed until late February 2005 with a shorter than planned section being drilled.

     Subsequent operations by Weatherford on both N100H2 and N49H wells also proved unsuccessful. Progress was hampered by multiple failures of the downhole motors and the loss of bottom hole assemblies in the wells.

     Following the failure of Weatherford to successfully complete any horizontal sidetrack development wells on the Ninotsminda Field using UBCTD technology, Weatherford demobilized its equipment and left Georgia in July. Despite this lack of success, which we attribute mainly to multiple equipment failures, we still believe that underbalanced technology is the best technology with which to develop both the Ninotsminda and Samgori Fields. In this respect, we continue our negotiations with other under-balanced equipment and service suppliers and hope to be in a position to return to under-balance drilling operations in 2006.

     In the meantime, we have continued with our jointed pipe drilling operations using our own rigs and equipment and the directional drilling services of Baker Hughes International to drill horizontal sidetrack wells on the Ninotsminda Field. On October 27, 2005 we reached total depth ("TD") on the first sidetrack, the N100H2 well. The well was completed in the Middle Eocene reservoir at approximately 2,640 metres (8,659 feet) TVD (True Vertical Depth) having drilled a horizontal section of 1,667 feet (508 metres). A pre-perforated liner has been run over a 1,421 foot (433 metres) interval in the horizontal section furthest from the original well bore and has been tested at a rate of up to 370,000 cubic metres (13.07 million cubic feet) of gas per day plus 301 barrels of condensate per day (a total of 2,480 barrels oil equivalent(1)) on a 25 mm (63/64 inch) choke with a flowing tubing head pressure (FTHP) of 70 atmospheres (1,000 psig). The horizontal section is located in the uppermost part of the oil zone, close to the gas-oil contact, and a permeable interval was encountered in the build up section within the lower part of the gas cap. It is expected that the proportion of liquid hydrocarbon production will rise over time.

     Gas is a scarce resource in Georgia with the current domestic consumption requirements being met by imports from Russia, who we understand have recently announced their intention to significantly increase prices. CanArgo has opened discussions with the government to supply this gas to the local State-run thermal electricity generating station and expects a contract to be agreed within the next two months.

     In November 2005, we announced that operations have commenced on the next horizontal sidetrack well on the Ninotsminda Field, N97H. This well will take longer to complete than the N100H2 well as it is located on the northern flank of the field and it will be necessary to first sidetrack the well towards the crest of the

----------
     (1)       using 6,000 cubic feet of gas = 1 barrel of oil/condensate


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field before the horizontal section can be drilled through the reservoir in a westerly direction along the crest of the structure. Results from N97H are expected in January 2006.

     Apart from the Middle Eocene sequence on the Ninotsminda Field there are a number of other reservoirs which contain oil. We have not yet fully evaluated the reserves and economics of production from these zones which include shallower oil reservoirs, the gas cap on the Ninotsminda Field itself or from the hydrocarbon bearing zones below the Middle Eocene. To fully evaluate these zones, further seismic, technical interpretation and drilling will be required.

     With respect to gas production, only limited short duration gas supply contracts currently exist for production directly from the gas cap. Gas currently produced from the Middle Eocene and upper zones is subject to market conditions and environmental constraints within Georgia and the ability of NOC to arrange short-term gas supply agreements as required.

  MANAVI & CRETACEOUS EXPLORATION

     The first exploration well drilled on the Manavi structure, a large prospect at Cretaceous level, within the Ninotsminda PSC area reached total depth in September 2003. This well was the second well drilled under a Participation Agreement with AES Gardabani (a subsidiary of AES Corporation) ("AES") relating to the exploration and potential future development of sub Middle Eocene gas prospects in parts of the Ninotsminda PSC. In January 2002, the first well drilled under the Participation Agreement, N100, reached a depth of 16,165 feet (4,927 meters) without having reached the targeted Cretaceous zone. The well was terminated primarily for mechanical reasons, having penetrated a significant thickness of hydrocarbon bearing sandstones in the Lower Eocene and Palaeocene sequences. Three formation tests were carried out on these sandstones which recovered 35(degrees) API (SG 0.85) oil, but without commercial flow, despite the installation of a down hole progressive cavity pump. We have concluded that the reason for the lack of commercial flow was either that the zone was of low permeability, or that it suffered substantial formation damage due to the mud used to drill the well. Potential still remains in this sequence but the N100 well was recompleted in 2003 as a Middle Eocene horizontal oil producer on the Ninotsminda Field. Under the Participation Agreement, AES was to earn a 50% interest in identified prospects at the sub Middle Eocene stratigraphic level (rocks older than the Middle Eocene sequence i.e., below the producing horizons of the Ninotsminda Field) by funding two-thirds of the cost of a three-well exploration program. However, prior to the completion of the program as defined in the Participation Agreement, AES withdrew from the Participation Agreement in February 2002 in order to focus on its core business. The Participation Agreement was terminated without AES earning any rights to any of the Ninotsminda / Manavi area reservoirs. Under a separate Letter Agreement, if gas from the sub Middle Eocene is discovered and produced from the Ninotsminda / Manavi area, AES will be entitled to recover at the rate of 15% of future gas sales from the sub Middle Eocene, net of operating costs, their funding under the Participation Agreement. AES also has an option to enter into a five year take or pay gas sales agreement for a quantity up to 200 million cubic meters per year at an initial contract price of $1.30 per thousand cubic feet ($46.00 per thousand cubic meters).

     The Manavi well, M11, was targeting a large Cretaceous prospect in the Manavi area, east of the Ninotsminda Field, with further potential in the Middle Eocene. This well was suspended for financial reasons in 2002, following the withdrawal of AES from the Participation Agreement, at a depth of 13,720 feet (4,182 meters), but re-started following a farm-in by a local oil service company in September 2003. This well was drilled to a total depth of 14,765 feet (4,500 meters), and encountered the Cretaceous limestone target at 14,265 feet (4,348 meters). Drilling data and wire line logs indicated the presence of hydrocarbons in the Cretaceous and a production liner was set for testing. After initially very encouraging clean-up flows of drilling fluid accompanied by good quality 34.4(degrees) API oil, and gas, flow stopped due to a mechanical collapse of the production tubing. We believe that this is the first discovery of oil in the Cretaceous sequence in Georgia; however, this sequence is a prolific producer in nearby Chechnya and Dagestan. Regional outcrop studies in east-central Georgia indicate that the Cretaceous reservoir unit to be over 1,000 feet (approximately 300 meters) thick. Although over 490 feet (150 meters) of hydrocarbons were encountered in the Manavi well, no oil-water contact was identified on the logs. An earlier well, the Manavi M7 well, drilled to the south of the M11


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location, encountered hydrocarbons in the Cretaceous limestone sequence over
4,265 feet (1,300 meters) deeper, before this well was abandoned without testing being completed.

     Mapping of the Manavi Cretaceous oil discovery indicates a substantial potential oilfield might be present. In addition, the shallower Middle Eocene sequence encountered in the well also had hydrocarbon indications, and awaits testing. This is approximately 3,280 feet (1,000 meters) deeper than the currently assumed oil-water contact for eastern Ninotsminda, and may indicate deeper oil in this area. Following the initial testing of the M11 well, CanArgo and NOC agreed with its farm-in partner GBOSC, to buy out its 50% interest in the well by issuing to GBOSC two million shares of CanArgo common stock. As such NOC has now regained its 100% interest in the well, subject only to the possible gas sales related arrangements with AES mentioned above.

     Attempts to recover the damaged tubing from the M11 well were unsuccessful. The well was prepared subsequently for sidetracking and additional drilling equipment including more powerful mud pumps and bicentrical drilling bits were added to our rig for this work. Operations recommenced in December 2004 and despite our best efforts we continued to encounter drilling problems due to the extremely over-pressured swelling clays above the reservoir intervals. After extensive technical analysis and discussions with the international drilling contractor Saipem S.p.A. ("Saipem"), and Baker-Hughes, a major drilling mud company, it was decided that the optimum way to sidetrack this well to the top of the reservoir as planned was to use an oil-based mud system (to control the swelling clays) on the Sapiem Ideco E-2100Az drilling rig (which is equipped with a top-drive drilling system and can use an oil-based mud system unlike our current Ural-Mash rig). Service contracts were subsequently concluded with Saipem to provide a rig and drilling services to the company and with Baker-Hughes for the provision of an oil-based mud system.

     On August 26, 2005 we announced that the Manavi M11Z well had reached a total depth (TD) of 14,994 feet (4,570 metres) measured depth (MD) in the Cretaceous. The well was completed in the Cretaceous using slim-hole drilling technology due to the small size of the casing from which the well was sidetracked. The primary Cretaceous limestone target was encountered at 14,032 feet (4,277 metres) MD some 230 feet (70 metres) MD higher than in the original M11 well while the secondary Middle Eocene target zone was penetrated at 13,009 feet (3,965 metres) MD again significantly higher than in the M11 well. Drilling data and slim hole wireline logs indicate the presence of hydrocarbons in both the Cretaceous and Middle Eocene target zones.

     On October 6, 2005 we announced that we had commenced testing operations on M11Z. A pre-perforated 2 7/8 inch (73mm) liner was run in the slim hole, and the Saipem drilling rig removed from the site while CanArgo Rig #1 was mobilized to the location for testing operations. During initial testing operations it emerged that the section of the liner adjacent to the cretaceous limestone interval had become differentially stuck probably due to a build up of filter cake on and in the formation during drilling which is in itself indicative of a permeable zone. Although small amounts of oil and gas have been recovered from the well, no significant flow was achieved during the initial testing. Despite efforts to wash the mixture of drilling fluid and carbonate from the well bore using coiled tubing, it was not possible to clean out the formation and it appears that the Cretaceous limestone formation has been blocked and is not in communication with the wellbore at this time.

     Schlumberger well completions experts were consulted who advised that the best techniques with which to re-establish communication with the formation in the well by removing near-wellbore damage is through the application of acid using coiled tubing, and if necessary perforate. Depending on the availability of equipment, it is hoped that testing operations on this well will continue in early 2006.

     We have identified further appraisal locations on the Manavi structure. The next well, M12, is being drilled approximately 2.5 miles (4 kilometres) to the west of the M11 location along the crest of the structure. CanArgo rig #2 is currently drilling the surface hole on this well after which drilling operations will be taken over by the Saipem rig (currently operating on Norio MK72).



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     Although management is excited about the potential of the Manavi prospect, a fair amount of additional drilling and analysis is still required before we will be able to fully evaluate the reserves and productive possibilities of this prospect.

  WEST RUSTAVI AND KUMISI

     In addition to the Ninotsminda Field and Manavi prospect, under the Ninotsminda PSC, NOC has rights to one other field, West Rustavi and an underlying gas prospect named Kumisi.

     The West Rustavi Field is located approximately 25 miles (40 km) southeast of the Ninotsminda Field. Prior to NOC gaining the Ninotsminda PSC, Georgian Oil drilled ten wells in the West Rustavi Field area, two of which produced oil. The Middle Eocene zone is thinner and less productive in this area than what is found in the Ninotsminda Field and only limited production has taken place from the West Rustavi Field. However NOC has carried out only very limited workover activity on West Rustavi, and potential may yet exist for further oil production from the Middle Eocene dependant on technical and economic factors. Horizontal drilling may also be appropriate for this deposit. One of the ten wells drilled in the West Rustavi Field was tested in the deeper Cretaceous/Paleocene horizon. This well was tested and produced 1 million cubic feet of gas and 3,500 barrels of water per day, and is interpreted to have tested the down dip extent of a Cretaceous gas deposit named Kumisi. Additional seismic data has been acquired by NOC over this structure, but further geo-technical work is required on this horizon to determine its potential size, which could be significant. Given a positive outcome from this work, NOC has potential plans to appraise this discovery dependent on this technical work and on commercial sales contracts for gas off take.

     In addition to the horizons discussed above, seismic and well data are currently being interpreted to identify further prospects in the Ninotsminda area at several different stratigraphic levels.

SAMGORI

     The Samgori Field complex is the largest field discovered to date in Georgia. It was discovered in 1974, when oil was produced from the Middle Eocene fractured volcanoclastic sequence in the Samgori area. Further exploration resulted in the discovery in 1975 of the Patardzeuli extension to the east, and subsequently in 1979 of the South Dome accumulation. Production of the high quality low sulphur crude increased, focused initially on Samgori, then on Patardzeuli, with peak production reaching over 70,000 bopd in 1981. The primary reservoir in the Samgori complex is the Middle Eocene as in the Ninotsminda Field, with additional potential in the Upper Eocene and Lower Eocene. However, the reservoir is somewhat thicker than in Ninotsminda on average approximately 2,200 feet thick (670 meters) and having better porosity and permeability. Samgori oil is sweet and light (38.9(degrees) API) having very similar characteristics to Ninotsminda crude but unlike Ninotsminda there is no gas cap. The state company Georgian Oil originally operated the field and in the latter years of the Soviet regime production dropped off rapidly falling to almost nothing over the period to 1998.

     In October 1995, National Petroleum Limited ("NPL") signed an agreement with Georgian Oil to further develop the Samgori Field complex, and to explore the surrounding licence Block XI(B). Under the original joint venture the commercial terms were extremely tough for NPL, and this was subsequently re-negotiated in the form of a production sharing contract. This followed the Georgian Petroleum Law which came into force in 1999 and in 2001 NPL signed a new Production Sharing Contract with a much more appropriate commercial structure. Despite this, no further significant work was carried out and field production stood at approximately 700 bopd at the end of 2003. Georgian Oil Samgori Limited ("GOSL"), a wholly owned subsidiary of Georgian Oil, acquired NPL's interest in the PSC in December 2003, but with NPL having an option to reclaim their interest in the event that an Agreed Work Programme was not carried out. In addition NPL have the right to recover their previous costs from a portion of GOSL's net profits, and retain a small net profit interest. It is this agreement that we farmed into in January 2004. To date the initial phase of the Agreed Work Program has not commenced and this initial phase (which involves the drilling of two horizontal well sections) must be completed by September 2006. In the event that this is not completed as planned NPL would have the option to reclaim their interests.



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     Within the Samgori PSC area there are several identified prospects and discoveries in other horizons, notably the Upper Eocene, Lower Eocene and Cretaceous. Independent evaluations carried out previously indicate significant potential, not only in the Samgori Field itself, but also in other discoveries and prospects in the large block. These include the Krtsanisi Middle Eocene oil discovery, the Rustavi gas/condensate discovery and the West Teleti and Varketili Lower Eocene/Palaeocene gas discoveries. As this acreage lies adjacent to other CanArgo licence areas, the potential of this Block will be integrated into an overall exploration / appraisal programme with our existing discoveries and prospects, involving further seismic acquisition and appraisal/exploration drilling.

     On August 2, 2004 we announced that we had commenced drilling operations on a new Samgori Field development well (S302), the first new well to be drilled on the field for several years. The well which was targeting a previously undrilled area of the field was drilled to a total depth of 7,776 feet (2,370 meters) in mid-October 2004 having encountered moveable oil in the Middle Eocene reservoir. It is planned that the well will be completed with one or more horizontal sidetracks. Completion of this well at our cost fulfilled our farm-in obligations under our agreement with GOSL.

     As with our existing producing Ninotsminda Field, it has been recommended that future horizontal wells should be drilled under balanced on the Samgori Field complex. It is expected that such techniques will result in more efficient production, longer horizontal sections, and less chance of causing damage to the reservoir. It is planned to drill up to 10 horizontal sections from existing vertical wells or new well bores. In the meantime, work is going on to extend the Ninotsminda dynamic reservoir model to include the Samgori complex which will be used to identify the under balanced drilling locations.

  PRODUCTION HISTORY

     The Ninotsminda Field was discovered and initial development began in 1979. Current gross and net field production as of September 30, 2005 was approximately 507 bopd and 329 bopd, respectively. Gross and net field production as of September 30, 2005 was approximately 1,150 bopd and 749 bopd, respectively. Gross and net production from the Ninotsminda Field for the past three years was as follows:


                                        OIL (BARRELS)                    GAS (MCF)
                                -----------------------------  -----------------------------
                                                  NET                            NET
YEAR ENDED DECEMBER 31,          GROSS   (PSC ENTITLEMENT)(1)   GROSS   (PSC ENTITLEMENT)(1)
-----------------------         -------  --------------------  -------  --------------------



2004........................... 370,176         241,131         65,066          42,293
2003........................... 695,174         451,863        108,630          70,610
2002........................... 292,289         189,988        212,499         138,124


--------

(1) PSC Entitlement Volumes attributed to CanArgo are calculated using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of the contractor party after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. NOC owns 100% of the contractor's interest in the PSC. As a result of CanArgo's interest in NOC, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

     In April 2004, we announced that we had completed our acquisition of a 50% interest in the Samgori (Block XI(B)) Production Sharing Contract ("Samgori PSC") in Georgia. The gross and net field production as of September 30, 2005 was approximately 466 bopd and 175 bopd, respectively. The gross and net production for the nine month period ending December 31, 2004 was as follows:


                                                          OIL (BARRELS)
                                          --------------------------------------------
                                                            NET
YEAR ENDED DECEMBER 31,                    GROSS   (PSC ENTITLEMENT)(2)  CSL NET SHARE
-----------------------                   -------  --------------------  -------------



2004 (nine months)....................... 152,169         114,127            57,063


--------

(2) PSC Entitlement Volumes attributed to CanArgo are calculated using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of the contractor parties after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. CSL owns 50% of the contractor's interest in the PSC. As a result of CanArgo's interest in CSL, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

  PRODUCTIVE WELLS AND ACREAGE

     The following table summarizes as of September 30, 2005 and December 31, 2004 with respect to NOC the number of productive oil and gas wells and the total developed acreage for the Ninotsminda Field. Such information has been presented on a gross basis, representing our 100% interest in NOC.


                                                                 GROSS
                                                           ----------------
                                                           NUMBER OF
                                                             WELLS    ACRES
                                                           ---------  -----



Ninotsminda Field.........................................     11      492


     On September 30, 2005 and December 31, 2004, there were no productive wells or developed acreage within the Ninotsminda PSC West Rustavi area except for one gross well on the West Rustavi Field which was shut-in at that date.

     The only other productive wells or developed acreage on any of our other Georgian properties were within the Samgori PSC area. This information is presented on a net basis representing our 100% interest in CSL which in turn has a 50% interest in the Samgori PSC.


                                                                  NET
                                                           ----------------
                                                           NUMBER OF
                                                             WELLS    ACRES
                                                           ---------  -----



Samgori Field Complex.....................................    11.5     950


  RESERVES

     The following table summarizes net hydrocarbon reserves for the Ninotsminda Field. This information is derived from a report dated as of January 1, 2005 prepared by Oilfield Production Consultants (OPC), independent petroleum consultants headquartered in London, England. This report is available for inspection at our principal executive offices during regular business hours. The reserve information in the table below has also been filed with the Oslo Stock Exchange.


                                                   OIL RESERVES --    PSC ENTITLEMENT
OIL RESERVES                                            GROSS            VOLUMES(1)
------------                                      -----------------  -----------------
                                                  (MILLION BARRELS)  (MILLION BARRELS)



Proved Developed.................................       3.264              2.122
Proved Undeveloped...............................       3.007              1.954
                                                        -----              -----
Total Proven.....................................       6.271              4.076
                                                        =====              =====





                                                  GAS RESERVES -        PSC ENTITLEMENT
GAS RESERVES                                           GROSS              VOLUMES (1)
------------                                   --------------------  --------------------
                                               (BILLION CUBIC FEET)  (BILLION CUBIC FEET)



Proved Developed..............................         1.462                 0.950
Proved Undeveloped............................         1.158                 0.753
                                                       -----                 -----
Total Proven..................................         2.620                 1.703
                                                       =====                 =====



--------

(1) PSC Entitlement Volumes attributed to CanArgo are calculated using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of the respective contractor parties after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in NOC, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

     Proved reserves are those reserves estimated as recoverable under current technology and existing economic conditions from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economically and technically successful in the subject reservoir. Proved reserves include proved developed reserves (producing and non-producing reserves) and proved undeveloped reserves.

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

     Uncertainties exist in the interpretation and extrapolation of existing data for the purposes of projecting the ultimate production of oil from underground reservoirs and the corresponding future net cash flows associated with that production. The estimating process requires educated decisions relating to the evaluation of all available geological, engineering and economic data for each reservoir. The amount and timing of cost recovery is a function of oil and gas prices which can fluctuate significantly over time. The oil price used in the report by OPC as of January 1, 2005 was $27.16 per barrel based on the net price per barrel received by NOC in December 2004. The net gas price is $1.27 per mcf. Having considered the geological and engineering data in the interpretation process, the company believes with reasonable certainty that the stated proven reserves represent the estimated quantities of oil and gas to be recoverable in future years under existing operating and economic conditions.

     No independent reserves have been assessed for the West Rustavi Field. Neither have independent reserves been assessed for the Samgori Field complex as the original Contractor party to the Samgori PSC, NPL, has an option to reacquire its contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program which includes the drilling of 10 horizontal well sections is not completed in accordance with the agreement NPL concluded with GOSL in December 2003. We are committed to this work program through our farm-in agreement with GOSL dated January 8, 2004. On completion of the agreed work program, we would aim to book reserves for the Field which are properly attributable to us. In the meantime, we will continue to benefit from our share of production.

  UNDEVELOPED ACREAGE

     The following table summarizes the gross and net undeveloped acreage held under the Ninotsminda, Nazvrevi/Block XIII, Norio/North Kumisi, Tbilisi and Samgori PSCs and of September 30, 2005 and December 31, 2005. The information regarding net acreage represents our interest based on our 100% interest in NOC and the subsidiaries holding the Nazvrevi/Block XIII contract, the Norio/North Kumisi and the Tbilisi Block XI(G) and XI(H) contracts, and our current 50% interest in the Samgori Block XI(B) contract through our wholly owned subsidiary CSL.


                                                 GROSS                  NET
                                         ---------------------  -------------------
                                                      SQUARE               SQUARE
PSC                                        ACRES    KILOMETERS   ACRES   KILOMETERS
---                                      ---------  ----------  -------  ----------



Ninotsminda, Manavi and West Rustavi
  covering Block XI(E)..................    27,739       113     27,739       113
Nazvrevi and Block XIII.................   388,450     1,572    388,450     1,572
Norio (Block XI(C)) and North Kumisi....   378,523     1,542    378,523     1,542
Block XI(G) and XI(H)...................   119,843       485    119,843       485
Samgori.................................   169,514       634     84,757       317
                                         ---------     -----    -------     -----
Total................................... 1,084,069     4,346    999,312     4,029
                                         =========     =====    =======     =====


     The following table summarizes the gross and net undeveloped acreage held under the Kazakhstan licenses as of September 30, 2005. The information regarding net acreage represents our interest based on our 70% interest in BN Munai LLP.


                                                GROSS                   NET
                                        ---------------------  ---------------------
                                                     SQUARE                 SQUARE
PSC                                       ACRES    KILOMETERS    ACRES    KILOMETERS
---                                     ---------  ----------  ---------  ----------



Kyzyloi................................    71,661       203       50,162       203
Akkulka................................   340,264     1,377      238,185       964
Greater Akkulka........................ 2,751,024    11,133    1,925,717     7,793
                                        ---------    ------    ---------     -----
Total.................................. 3,162,949    12,800    2,214,064     8,960
                                        =========    ======    =========     =====



     Although the Kyzyloi is potentially a productive field, production has not yet commenced and has been classified as Undeveloped Acreage. A 37.3 mile (60 km) pipeline is planned to tie the field to the main Bukhara-Urals gas trunkline. A long-term gas offtake agreement is currently under negotiation, with first gas expected at the end of Q2 2006, with an initial plateau rate of
17.7 million cubic feet (500,000 cubic metres) per day.

     We lease office space in London, England; Guernsey, Channel Islands; and Tbilisi, Georgia. The leases have remaining terms varying from five to nine years and annual rental charges ranging from $44,000 to $250,000.

  PROCESSING, SALES AND CUSTOMERS

     Georgian Oil built a considerable amount of infrastructure in and adjacent to the Samgori and Ninotsminda Fields prior to entering into the PSCs for these Fields. NOC and CSL now use that infrastructure, including initial processing equipment.

     The mixed oil, gas and water fluid produced from the Ninotsminda Field wells flows into a two-phase separator located at the Ninotsminda Field, where gas associated with the oil is separated. The oil and water mixture is then transported eleven kilometers either in a pipeline or by truck to Georgian Oil's central processing facility at Sartichala for further treatment. The gas is transported to Sartichala in a separate pipeline where some is used for fuel and the rest is either piped 34 kilometers to Rustavi where it is delivered to the Rustavi industrial complex for sale to a number of customers or delivered to the neighbouring communities. Oil produced from the Samgori Field complex is also transported to Sartichala for treatment prior to sale.

     At Sartichala, the water is separated from the oil. NOC and CSL then sell their share of oil in this state to buyers at Sartichala for local consumption or transfers it by pipeline 20 kilometers to a railhead at Gatchiani or by road tanker to Vaziani rail loading terminal primarily for export sales. At the railheads, the oil is loaded into railcars for transport to the Black Sea port of Batumi, Georgia, where oil can be loaded onto tankers for international shipment. Buyers transport the oil at their own risk and cost from the delivery point at Sartichala.

     NOC sells its oil directly to local and international buyers. For the nine month period ending September 30, 2005, NOC sold its oil production in accordance with the terms of sales agreements concluded with Primrose Financial Group which included the sale of oil to customers nominated under these agreements. During the nine month period ending September 30, 2005, oil was purchased and paid for by a total of 5 customers. Of these customers, the following three customers represented sales greater than 10% of oil revenue:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Interchem Energy..............................................     64.4%
Gero..........................................................     20.2%
Egrisi........................................................     10.6%

     For the nine month period ending September 30, 2004, NOC sold its oil production to 13 customers of which the following three customers represented sales greater than 10% of oil revenue:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Crownhill.....................................................     29.1%
Interchem Energy Gero.........................................     26.0%
Viva..........................................................     15.7%


     Management believes that the loss of any of the foregoing customers should not materially adversely affect our production revenues because of the existence of a ready market for our production and an established export route for crude oil from the Caspian area via Georgia and its Black Sea ports. However, there can be no assurance that such substitute purchasers of our production will offer to purchase our production on the same terms and conditions.

     In 2004, NOC sold its oil production to 14 customers of which the following three customers represented sales greater than 10% of oil revenue:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Crownhill.....................................................     27.5%
Gero..........................................................     21.9%
Interchem Energy..............................................     20.7%
Viva..........................................................     11.6%


     In 2003, NOC sold its oil production to 11 customers of which the following three customers represented sales greater than 10% of oil revenue:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Crownhill.....................................................     42.4%
Baslam........................................................     32.3%
Sveti.........................................................     16.9%


     In 2002, NOC sold its oil production to eight customers of which the following four customers represented sales greater than 10% of oil revenue:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Caspian Trading...............................................     28.4%
Sveti.........................................................     26.4%
Crownhill.....................................................     20.1%
Trafigura.....................................................     19.9%


     For NOC, sales to both the domestic and international markets during 2004 were based on the average of a number of quotations for Dated Brent Mediterranean or Urals Mediterranean with the latter being used when the monthly quantity of oil available under the Primrose Financial Group Agreement was less than 7,000 metric tonnes (approximately 53,060 barrels) per month with an appropriate discount for transportation and other charges. Of the sales in 2004, 43.2% was sold against a Brent quotation at an average discount of $7.50 per barrel and 56.8% against an Urals quotation at an average discount of $7.00 per barrel while the average discounts to the price of Brent crude oil as quoted in Platts Crude Oil Marketwire(C) for Brent Dated Mediterranean for all sales in 2003 and 2002 were $7.70 and $5.09 respectively. The higher discount in 2003 and 2004 is due to significant upfront non-interest bearing security payments being made by the buyer to NOC in return for the option to lift oil over a twelve-month period which was later extended for a further period (described more fully under. "Management's Discussion and Analysis of Financial Condition and Operations -- Liquidity and Capital Resources" above). For the period of the option, NOC will retain the security for its own use and account.

     The average sales price and the average production cost per unit (excluding depreciation, depletion and amortization) of oil and gas produced by NOC for the nine months ended September 30, 2005 and September 30, 2004 was as follows:


                                                     AVERAGE
                                                   SALES PRICE
                                                  ------------
NINE MONTHS ENDED                                  OIL    GAS   UNIT PRODUCTION
SEPTEMBER 30,                                     $/BOE  $/MCF     COST $/BOE
-----------------                                 -----  -----  ---------------



2005............................................. 44.17   0.53       12,61
2004............................................. 23.89   1.41        5.52


     The average sales price and the average production cost per unit (excluding depreciation, depletion and amortization) of oil and gas produced by NOC for each of the last three years was as follows:


                                                     AVERAGE
                                                   SALES PRICE
                                                  ------------
YEAR ENDED                                         OIL    GAS   UNIT PRODUCTION
DECEMBER 31,                                      $/BOE  $/MCF     COST $/BOE
------------                                      -----  -----  ---------------



2004............................................. 24.94   1.41        5.81
2003............................................. 20.07   1.25        2.59
2002............................................. 17.09   1.25        4.69


     Since April 2004, when CSL acquired an interest in the Samgori PSC, the company sold its share of production to seven customers of which the following four customers represented sales greater than 10% of oil revenue for the period to December 31, 2004:


                                                                PERCENT OF
CUSTOMER                                                       OIL REVENUE
--------                                                       -----------



Mercury.......................................................     34.6%
Interchem Energy..............................................     24.0%
GanOil........................................................     15.5%
Valimpex......................................................     10.9%


     For CSL, sales to both the domestic and international markets during the nine month period ended September 30, 2005 were based on the average of a number of quotations for Dated Brent Mediterranean with an appropriate discount for transportation and other charges.

     The average sales price and the average production cost per unit of oil and gas produced by CSL for the nine month period ended September 30, 2005 and from April 2004 to September 30, 2004 was as follows:


                                                     AVERAGE
                                                   SALES PRICE
                                                  ------------
NINE MONTHS ENDED                                  OIL    GAS   UNIT PRODUCTION
SEPTEMBER 30,                                     $/BOE  $/MCF     COST $/BOE
-----------------                                 -----  -----  ---------------



2005............................................. 42.58   0.00       14.68
2004............................................. 32.54   0.00        4.27


     For CSL, sales to both the domestic and international markets during the period April to end-December 2004 were based on the average of a number of quotations for Dated Brent Mediterranean with an appropriate discount for transportation and other charges. The average discount to the price of Brent crude oil as quoted in Platts Crude Oil Marketwire(C) for Brent Dated Mediterranean for all sales in 2004 was $5.12 per barrel. There were no prior year sales made by CSL.

     The average sales price and the average production cost per unit of oil and gas produced by CSL in 2004 was as follows:


                                                     AVERAGE
                                                   SALES PRICE
                                                  ------------
YEAR ENDED                                         OIL    GAS   UNIT PRODUCTION
DECEMBER 31,                                      $/BOE  $/MCF     COST $/BOE
------------                                      -----  -----  ---------------



2004............................................. 33.96   0.00        9.59


     Prices for oil and natural gas are subject to wide fluctuations in response to a number of factors including:

     - global and regional changes in the supply and demand for oil and natural gas;

     - actions of the Organization of Petroleum Exporting Countries;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - the price and availability of alternative fuels;

     - political conditions in the Middle East and elsewhere; and

     - overall global and regional economic conditions.

OTHER GEORGIAN PRODUCTION SHARING CONTRACTS

  NAZVREVI AND BLOCK XIII PRODUCTION SHARING CONTRACT ("NAZVREVI PSC")

     In February 1998, we entered into a second production sharing contract with Georgian Oil and the State of Georgia. This contract covers the Nazvrevi (Block XI(D)) and Block XIII areas of East Georgia, an approximately 492, 914 acre (2,008 km(2)) exploration area adjacent to the Ninotsminda and West Rustavi Fields and containing existing infrastructure. The agreement came into effect on February 20, 1998 and extends for twenty-five years with the final year of the contract being 2023. We are required to relinquish at least half of the area then covered by the Nazvrevi PSC, but not any portions being actively developed, at five-year intervals commencing in 2003. The first relinquishment was made in 2003, of the southern part of the area, reducing the area to approximately 388,450 acres (1,572 km(2)).

     Under the Nazvrevi PSC, we pay all operating and capital costs. We first recover our cumulative operating costs from production. After deducting production attributable to operating costs, 50% of the remaining production (profit petroleum), considered on an annual basis, is applied to reimburse us for our cumulative capital costs. While cumulative capital costs remain unrecovered, the other 50% of remaining production is allocated on a 50/50 basis between Georgian Oil and CanArgo. After all cumulative capital costs have been recovered by us, remaining production after deduction of operating costs is allocated on a 70/30 basis between Georgian Oil and CanArgo, respectively. Thus, while we are responsible for all of the costs associated with the Nazvrevi PSC we are only entitled to receive 30% of production after cost recovery. The allocation of a share of production to Georgian Oil, however, relieves us of all obligations we would otherwise have to pay Georgia for taxes and similar levies related to activities covered by the production sharing contract. Both Georgian Oil and CanArgo will take their respective shares of oil production under the Nazvrevi PSC in kind but the intent is to jointly market any available gas production.

     The first phase of the preliminary work program under the Nazvrevi PSC involved primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies continue to be interpreted, with a view towards defining possible oil and gas prospects and exploration drilling locations. The cost of the seismic program was approximately $1.5 million, and met the minimum obligatory work commitment under the contract. The Department for Protection of Mineral Resources and Mining has confirmed that we have met the requirements of the work program defined in the production sharing agreements. The Manavi oil discovery may extend into the Nazvrevi PSC area and the Kumisi gas discovery may extend into Block XIII, and there are several identified prospects, however as the Nazvrevi and Block XIII area is an exploration area and no discoveries have been made to date, it is not possible to estimate the expenditures needed to discover and if discovered, produce commercial quantities of oil and gas.

  NORIO (BLOCK XI(C)) AND NORTH KUMISI PRODUCTION SHARING AGREEMENT ("NORIO
  PSA")

     In December 2000, CanArgo, through its then 50% owned subsidiary CanArgo Norio Limited ("CNL"), entered into a third production sharing contract with the State of Georgia represented by Georgian Oil and the State Agency for Regulation of Oil and Gas Resources in Georgia. The Norio PSA covers the Norio and North Kumisi blocks of East Georgia, an exploration area of approximately 378,523 acres (1,542 km(2)) adjacent to the Ninotsminda and Samgori Fields. The Norio PSA came into effect on April 9, 2001 and extends for a period of twenty-five years with the final year of the contract being 2026. There are two existing oil fields on the Norio PSA area, Norio and Satskhenisi which are old, small, relatively shallow fields and which produce small quantities of oil. CNL has determined production from these fields to be uneconomic, and the fields are currently being operated by Georgian Oil under a service agreement with CNL, whereby Georgian Oil takes all production to compensate it for its costs under what is effectively a social program. If CNL wishes, it could take over field operations and production from these fields forthwith.

     The commercial terms of the Norio PSA are similar to those of the Nazvrevi PSC with the exception that after all cumulative capital costs have been recovered by CNL, remaining production after deduction of operating costs is allocated on a 60/40 basis between Georgian Oil and CNL, respectively. Thus, while CNL is responsible for all of the costs associated with development of the Norio PSA, it is only entitled to receive 40% of production after cost recovery. On September 30, 2004 we announced that we had increased our interest in CNL, by buying out the remaining minority shareholders who held a 25% interest in that company. CNL is now a wholly owned subsidiary of CanArgo.

     The first phase of the preliminary work program under the Norio PSA involved primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies have and will continue to be interpreted. In addition to the main target, which is the Middle Eocene, the potential of the license area to produce from the Miocene, Sarmatian, Upper Eocene and Cretaceous is being assessed. The cost of the seismic program was approximately $1.5 million.

     The second phase of the preliminary work program under the Norio PSA commenced in January 2002 with the first exploration well named MK72 drilled on a large prospect identified at Middle Eocene level which is analogous to the nearby Samgori Field immediately to the south of the block. It has been reported that the Samgori Oil Field has produced approximately 180 million barrels of oil to date.

     The MK72 well was initially drilled to a depth of 9,620 feet (2,932 meters), at which depth the well was suspended in August 2002 due to lack of available funding at that time. Although, the primary target of the Middle Eocene had not been encountered, the State Agency for the Regulation of Oil and Gas Resources in Georgia nevertheless confirmed that CNL had satisfied all drilling and work obligations under the terms of the Norio PSA by the initial phase of drilling of the MK72 well.

     In connection with this initial phase of drilling, which cost a total of $4.3 million, our partner in CNL sought to farm-out to us and to third party investors part of its interest in CNL to partly fund the drilling of the MK72 well. One of these third party investors was Provincial Securities Limited, an investment company to which Mr. Russell Hammond, a non-executive director of CanArgo, is an Investment Advisor. CNL's total share of these drilling costs was $3.1 million. In November 2002, shareholders of CNL agreed to adjust the ownership of CNL to reflect the funding for the MK72 well, and capitalization of certain loans and management fees that we had made to CNL. Under this agreement, our interest increased from 50% to 64.2% in CNL. CNL then sought a partner to assist with the financing to deepen the MK72 well.

     In September 2003, CNL signed a farm-in agreement relating to the Norio PSA with a wholly owned subsidiary of Georgian Oil, the Georgian State Oil Company. CNL had previously been in negotiations with a large third party energy company to farm-in to the Norio PSA, but Georgian Oil exercised its pre-emption


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

rights under the Norio PSA. Georgian Oil is already a party to the Norio PSA as the commercial representative of the State. The farm-in agreement obligates Georgian Oil to pay up to $2.0 million to deepen, to a planned depth of 16,733 feet (5,100 meters) the MK-72 well in return for a 15% interest in the contractor share of the Norio PSA. Georgian Oil also had an option (the "Option") exercisable for a limited period after completion of the well, to increase its interest to 50% of the contractor share of the Norio PSA on payment to CNL of $6,500,000.

     Co-incident with the Georgian Oil farm-in, we concluded a deal to purchase some of the minority interests in CNL by a share swap for shares in CanArgo. Through this exchange we acquired an additional 10.8% interest in CNL, thus increasing our interest to 75%. The purchase was achieved by issuing 6 million restricted CanArgo common shares to the minority interest holders in CNL. Of the interests in CNL, Provincial Securities Limited owned 4%. On September 30, 2004 we acquired the remaining minority shareholders who held a 25% interest in CNL. We issued a further 6 million restricted common shares in connection with this transaction. CNL is now a wholly owned subsidiary of CanArgo. In the event that Georgian Oil exercises the Option and pays the required $6.5 million, we will receive this payment in full. If Georgian Oil exercises this Option we will issue a further 3 million restricted shares to the minority interest holders.

     In accordance with the terms of the farm-in agreement, Georgian Oil invested $1,758,000 in deepening the MK72 well. Drilling recommenced in December 2003 and the well was drilled ahead to a depth of 14,830 feet (4,520 meters). The well was cased, having encountered oil bearing sands in the Oligocene formation which is a secondary objective for the well. Electric logs run over the Oligocene sequence indicate over 330 feet (100 meters) of net pay sands with porosities in the range of 15 to 20%. From the oil shows while drilling and log analysis, these sands appear to be oil bearing. It is planned to test the Oligocene sands once the well has reached total depth. Data obtained from a vertical seismic profile run in the well at this depth indicated that there is a seismic reflector at 15,744 feet (4,800 metres) which may be the Middle Eocene objective. Due to Georgian Oil's inability to continue to fund the drilling of the well, operations were subsequently suspended.

     On May 9, 2005 we announced that CNL had signed final documentation with Georgian Oil for CNL to secure 100% of the contractor share in the Norio PSA. On May 20, 2005 we paid Georgian Oil $1,758,000 to terminate the Agreement and Option and secure a 100% working interest in the Norio PSA.

     In late June, we recommenced drilling operations on the suspended MK72 well and on August 26, 2005 we announced that the Saipem Ideco E-2100Az drilling rig and Baker-Hughes oil-based mud system was being mobilized to the MK72 Norio exploration well. Our Ural Mash Rig which had been drilling this well had difficulty drilling through a highly over-pressured section of swelling clays above the prognosed target zone and the Saipem Rig with its oil-based mud system has successfully drilled through a similar section in the M11Z well.

     The well is currently at a depth of 4,900 metres (16,072 feet) having encountered what is believed to be the top of the Middle Eocene primary target zone at 4,812 metres (15,787 feet). During drilling of this reservoir interval using slim hole technology with lower weight water-based mud, oil, gas and condensate shows have been encountered with hydrocarbons being observed at the surface. Currently we are working to free the bottom-hole assembly which has become stuck prior to drilling ahead. Such oil and gas indications being observed in this well do not necessarily mean that this reservoir will prove to have commercially produceable hydrocarbons. Further data will be required including wireline logs and flow test data prior to any firm conclusions being drawn. In addition there remain the usual technical risks in completing a deep well with a slim hole such as this.

     Oil has already been encountered in the well which penetrated a significant thickness of sandstones in the Oligocene secondary target, with oil being indicated by electric logs and with good oil shows while drilling. It is planned to test these sands following completion of drilling and testing operations on the primary target.

     The Norio PSA covers a large exploration area with what management believe to be good oil and gas potential. We have mapped several significant prospects at different stratigraphic levels within the area several of which are on trend with the MK72 well and the structure which is being tested.



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     As the area in which we are currently drilling is an exploration area with no commercial discoveries (excluding the small shallow fields currently operated by Georgian Oil), it is not possible to estimate the expenditures needed to discover and, if discovered, produce commercial quantities of oil and gas.

  BLOCK XI(G) AND XI(H) PRODUCTION SHARING CONTRACT ("TBILISI PSC")

     In November 2002, our subsidiary, CanArgo Norio Limited ("CNL"), won the tender for the oil and gas exploration and production rights to the Tbilisi PSC, an area of approximately 119,843 acres (485 km(2)) in eastern Georgia adjacent to the Norio, Block XIII and West Rustavi areas. In July 2003, it was announced that CNL, had signed a Production Sharing Contract covering these areas. The Tbilisi PSC came into effect on September 29, 2003 and will continue for an initial period of ten years at which time it will terminate unless we have made a commercial discovery in which case the PSC will continue in full force and effect until September 29, 2028. We view these blocks as having good potential, being adjacent to productive acreage and with some existing wells on the blocks. The commercial terms of the Tbilisi PSC are similar to those of the Norio PSA with the exception that Georgian Oil does not have an option to acquire an interest in the contractor party's share following a commercial discovery. CNL will evaluate existing seismic and geological data during the first year and acquire additional seismic data within three years of the effective date of the PSC which was set as 29 September 2003. The total commitment over the next ten months is $350,000. The above mentioned Georgian Oil farm-in to the Norio PSA does not apply to the Tbilisi PSC.

     Following our acquisition of the minority shareholding in CNL in September 2004, our interest in the Tbilisi PSC increased from 75% to 100%.

EXPLORATION, APPRAISAL AND DEVELOPMENT ACTIVITIES -- KAZAKHSTAN

     In December 2003, we announced details of the conditional acquisition of certain oil and gas interests in Kazakhstan which had been previously owned by the UK public company Atlantic Caspian Resources plc ("ACR"). This was to be achieved through a specially established associated company, Tethys Petroleum Investments Limited ("TPI"). These interests included a 70% interest in BN Munai LLP ("BNM"), a Kazakh limited liability partnership on certain conditions being satisfied. This acquisition transaction resulted in us holding a 45% non-controlling interest in TPI. On the same day that we consummated the transaction to create TPI, we entered into an agreement to allocate a 45% interest in TPI to Provincial Securities Limited, an investment company to which Mr. Russell Hammond, one of our non-executive directors, is an Investment Advisor, in consideration for future services of providing advice to us concerning funding the development of TPI. The remaining interest holder in TPI was ACR with a 10% interest. On June 8, 2004, we announced that that deal was finalized with the registration with Kazakh authorities of TPI's interest in BNM.

     BNM's interest centers on the Akkulka area, a 411,749 acre (1,667 km(2)) exploration area and the shallow Kyzyloi Gas Field, both located in the North Ustyurt basin in western Kazakhstan just to the west of the Aral Sea. In the four years prior to our ownership interest, BNM had drilled two deep exploration wells in the Akkulka area, which they plugged and abandoned with minor hydrocarbon shows. At the time of the acquisition BNM had been informed that the license with regard to the Akkulka exploration area was subject to review by the Kazakh authorities and the Production Contract for the Kyzyloi Gas Field had not been signed. Subsequently an extension to the Akkulka Exploration Contract was obtained, and in May 2005 the Kyzyloi Production Contract was signed initially for a period until June 2007, with an agreement from the Ministry of Energy for an extension (subject to formal modification of the Contract) until June 2014.

     On June 7, 2005, we announced that we had acquired the remaining 55% of TPI by way of a share exchange with the other owners of TPI and TPI had accordingly become a wholly owned subsidiary of the CanArgo Group.

     On the Kyzyloi Gas Field a development program is underway with the intention of developing a shallow (up to 2,000 feet (600 metres)) gas bearing sandstone reservoir which was discovered, but not developed, during the 1960's. This field is located close to the Bukhara-Urals gas trunkline, and to the south of the Bozoi gas storage facility. Four wells have been tested to date, namely the KYZ105, KYZ104, KYZ102 and KYZ107 wells. The KYZ105 well was perforated and flowed gas on a sub-optimal test at a rate of up to


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1.77 million cubic feet (50,000 cubic metres) per day on a 20/64 inch (8mm)
choke; the KYZ104 well flowed gas at a rate of 3.39 million cubic feet (96,000 cubic metres) per day on a 40/64 inch (16mm) choke; the KYZ102 well flowed gas at a rate in excess of 4.24 million cubic feet (120,000 cubic metres) per day on a 60/64 inch (20mm) choke and the KYZ107 well flowed gas at a rate of 3.36 million cubic feet (95,000 cubic metres) per day on a 43/64 inch (17mm) choke. All four wells are now shut in waiting for the installation of field development equipment. In addition to this testing, well KYZ103 was tested in 1995 at a rate of 3.03 million cubic feet (86,000 cubic metres) per day of gas on a 33/64 inch (13 mm) choke.

     Two further wells are to be tested for the initial field development in which a 37.3 mile (60km) pipeline is planned to tie the field to the main Bukhara-Urals gas trunkline. A long-term gas offtake agreement is currently under negotiation, with first gas expected by the end of Q2 2006, with an initial plateau rate of 17.7 million cubic feet (500,000 cubic metres) per day.

     On October 6, 2005 we announced the execution of a Memorandum of Understanding covering co-operation in the gas sector in Kazakhstan with Gaz Impex .S.A., one of the leading Kazakh based companies involved in gas marketing.

     On the Akkulka Exploration Contract area we are currently involved in a five well exploration program targeting shallow gas anomalies which may be similar to the Kyzyloi Field. To date we have drilled three of these wells, with two now having been fully tested. The AKK04 well has discovered a new deposit some 12.5 miles (20 kilometres) to the east of the Kyzyloi Field, and was tested at stabilized rates of up to 3.18 million cubic feet (90,000 cubic metres) of dry gas per day on a 43/64 inch (17 mm) choke. Based on pressure and flow data, under optimal conditions and using larger production tubing, an open hole flow potential of some 5 million cubic feet (175,000 cubic metres) has been estimated. It is planned to tie-in this well to the Kyzyloi development and to carry out a long-term production test. The second exploration well to be fully tested, the AKK05 well, tested dry gas from the Kyzyloi sand unit at a stabilized rate of 8.23 million cubic feet (233,000 cubic metres) per day on a 76/64 inch (30 mm) choke. This well, located some 4 miles (6.5 kilometres) from the Kyzyloi Field has now been named North-East Kyzyloi, and is expected to be tied into the Kyzyloi development for a long-term production test.

     One other exploration well, the AKK03 well, on a separate structure has already reached total depth and is cased and awaiting final testing as part of a coordinated testing program having encountered sands with gas indications, albeit thinner sands than encountered at the AKK04 and the AKK05 wells. The next well, the AKK02, is currently drilling, with one more well planned to commence before year-end.

     Initial work is now completed on a geophysical remapping of the Akkulka exploration block. This work has confirmed the presence of several potential shallow gas prospects (some of which are being drilled in the current drilling program), and also some potentially large prospects at Jurassic/Triassic levels. Regional geological studies suggest that these deeper prospects could have potential for gas condensate or oil deposits.

     On October 6, 2005 we announced that our Kazakh subsidiary BNM had signed with the Minister of Energy and Mineral Resources of Kazakhstan, the Parliament of Kazakhstan, and in conjunction with the major operating companies in Kazakhstan, a Memorandum of Understanding on Extractive Industries Transparency Initiative.

     In November 23, 2005 we announced that BNM has now completed (subject to final registration) the acquisition of a 100% interest in the Greater Akkulka Exploration Contract. This contract, which is for a period of 25 years, with an initial six year exploration period, covers an area of approximately 10.9 million acres (10,000 square kilometres) surrounding the Akkulka area. BNM considers that this area has substantial exploration potential, with extensions of the shallow gas exploration targets and deeper Mesozoic plays. This large area within a proven hydrocarbon system, has potential towards the south and east (towards the Aral Sea), where the Paleogene sand sequence is thought to become thicker and of better quality, and towards the west and north where potential may exist for stratigraphic and pinch-out plays.


     On January 9, 2006 we announced that on January 5, 2006 BNM had entered into a Gas Contract with GAS Impex S.A., LLP which is described in "Recent Developments" herein.




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     We have also submitted an application for two further areas in the recent
Kazakh licensing round and expect that the winners will be announced in the early part of 2006.

REFINING AND OTHER ACTIVITIES

     We also engage in other oil and gas activities in Georgia, Kazakhstan and elsewhere. Segment and geographical information including revenue from continuing operations from external customers, operating profit (loss) from continuing operations and total assets is incorporated herein by reference from note 20 to the consolidated financial statements.

  GEORGIAN AMERICAN OIL REFINERY

     As the Georgian American Oil Refinery ("GAOR") remained in a care and maintenance condition during 2003 with little prospect of the plant being returned to a commercially viable operation, we came to an agreement to sell the refinery and we disposed of our 51% interest in GAOR in February 2004. During 2003, a debit balance of $1,274,895 in minority interest was written-off due to a change in the intentions of our minority interest owner and our plan to dispose of the asset.

  DRILLING RIGS AND ASSOCIATED EQUIPMENT

     We own several items of drilling equipment, and other related machinery primarily for use in our Georgian operations. These include three drilling rigs, pumping equipment and ancillary machinery. This equipment is currently being used by our operator company to drill exploration wells and provide support to our under balanced coiled tubing drilling program on the Ninotsminda and Samgori Fields.

     We also own a mobile 3-megawatt duel fuel power plant which we have entered into an agreement to sell for $600,000 and have received a non-refundable deposit of $301,195. The unit is currently in the United States where it was under-going tests in late 2004. On completion of these tests to the satisfaction of the buyer, we were to transfer title for this equipment and receive the final payment of $300,000. This asset is classified and reflected in our financial statements in "Assets held for sale" for all periods presented. The buyer failed to meet the sale contract terms resulting in the loss of its deposit in the third quarter of 2005. The generator is currently being re-marketed.

     In September 2001, we entered into an agreement to provide drilling services to a third party using one of our rigs. Commercial drilling operations commenced in October 2001 and continued through February 2002. We subsequently established a wholly-owned well services subsidiary (Argonaut Well Services Limited) and at the end of March 2003 concluded a new drilling service contract with an operating company in Georgia. Due to the level of activity on our properties in Georgia, our equipment has been fully utilised throughout 2004 and 2005, and we have not bid in any further tenders for drilling contracts.

  POTENTIAL CASPIAN EXPLORATION PROJECT

     In May 1998, CanArgo led a consortium which submitted a bid in a tender for two large exploration blocks in the Caspian Sea, located off the shore of the autonomous Russian Republic of Dagestan. The consortium was the successful bidder in the tender and was awarded the right to negotiate licenses for the blocks. Following negotiations, licenses were issued in February 1999 to a majority-owned subsidiary of CanArgo. During 1999 we concluded that we did not have the resources to advance this project. Accordingly, in November 1999, we reduced our interest to 9.5%. Subsequent to this, a restructuring of interests in the project took place with us increasing our interest slightly to 10%, and with Rosneft, the Russian state owned oil company, becoming the majority owner of the project with 75.1%. Seismic was acquired as part of this restructuring and future plans include interpretation of this data and possible drilling. However, due to our small interest in this project and our inability to secure an effective joint operating agreement, we have had little or no control over the operator. As management does not contemplate any further investment in this project, we have fully impaired our $75,000 investment in the Caspian exploration project as of September 30, 2004.


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DISCONTINUED OPERATIONS

  CANARGO STANDARD OIL PRODUCTS

     In September 2002, we approved a plan to sell our interest in CanArgo Standard Oil Products Limited ("CSOP"), a petroleum product retail business in Georgia, to finance our Georgian and Ukrainian development projects. In October 2002, we reached agreement with Westrade Alliance LLC, an unaffiliated company, to sell our wholly owned subsidiary, CanArgo Petroleum Products Limited ("CPPL"), which held our 50% interest in CSOP for $4,000,000 in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due in originally in August 2003 and subsequently extended. The final payment of the consideration was received by us in December 2004 at which time we transferred our ownership in CPPL to Westrade Alliance LLC. Discontinued Operation activity is incorporated herein by reference from note 19 to the consolidated financial statements.

  GAOR

     In 2003, we approved a plan to dispose of our interest in GAOR as the refinery had remained closed since 2001 and neither we nor our partners could find a commercially viable option to putting the refinery back into operation. In February 2004, we reach agreement with a local Georgian company to sell our 51% interest in GAOR for a nominal price of one US dollar and the assumption of all the obligations and debts of GAOR to the State of Georgia including deferred tax liabilities of approximately $380,000. In 2003, we announced publicly that we were re-evaluating our treatment in our 2001 and 2002 financial statements of our minority interest in GAOR. After reviewing the basis for our accounting for our interest in GAOR and after discussions with our former auditors we have concluded that our interest was properly accounted for in those statements.

  BUGRUVATIVSKE FIELD, UKRAINE

     Lateral Vector Resources Inc. ("LVR"), a wholly-owned indirect subsidiary of CanArgo acquired by us in July 2001, negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity ("JIPA") agreement in 1998 to develop the Bugruvativske Field located in Eastern Ukraine.

     In 2003, due to the lack of progress with the implementation of the JIPA, and failure to reach a negotiated agreement with Ukrnafta, management reached the decision to dispose of its interest in the Bugruvativske project and withdraw from Ukraine. Consequently, we recorded in 2003 a write-down in respect to the LVR deal and the acquisition of the Bugruvativske Field of approximately $4,790,727.

     On May 28, 2004, we announced that pursuant to a signed agreement dated March 17, 2004 between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field through the disposal of LVR for $2,000,000. We received $250,000 as an initial payment and will receive the remaining $1,750,000 based upon certain production targets being achieved on the project. As of March 14, 2005, we had not received any further payments.

     We have now effectively withdrawn from Ukraine, in order to focus principally on our Georgian activities, having disposed previously of our interest in the Stynawske Field in Western Ukraine in 2003. Our interest in the Stynawske Field was sold for $1,000,000 and the buyer has also acknowledged debts of the joint venture company which operates the field to us for earlier loans in the total amount of $160,000.

  3-MEGAWATT DUEL FUEL POWER GENERATOR

     In 2003, CanArgo signed a sales agreement disposing of a 3-megawatt duel fuel power generator for $600,000. Following receipt of a non-refundable deposit of $301,195, the unit was shipped to the US for testing. On completion of these tests to the satisfaction of the buyer, we were to transfer title for this equipment and receive the final payment of $300,000. This asset is classified and reflected in our financial


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statements in "Assets held for sale" for all periods presented. The buyer failed to meet the sale contract terms resulting in the loss of its deposit in the third quarter of 2005. The generator is currently being re-marketed.

EMPLOYEES

     We have 173 full time employees. Of our full time employees, the entity acting as operator of the Ninotsminda Field for Ninotsminda Oil Company Limited has 136 full time employees, and substantially all of that company's activities relate to the production and development of the Ninotsminda Field. We have not experienced any strikes, work stoppages or other labour disputes and management believes the Company's relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     On September 12, 2005, WEUS Holding Inc ("WEUS") a subsidiary of Weatherford International Ltd lodged a formal Request for Arbitration with the London Court of International Arbitration against CanArgo Energy Corporation in respect of unpaid invoices for work performed under the Master Service Contract dated June 1, 2004 between the Company and WEUS for the supply of under-balanced coil tubing drilling equipment and services during the first and second quarter of 2005. Pursuant to the Request for Arbitration, WEUS' demand for relief is $4,931,332.55. The Company is contesting the claim and intends to file a counterclaim.

     On July 27, 2005, GBOC Ninotsminda, an indirect subsidiary of the Company, received a claim raised by certain of the Ninotsminda villagers (listed on pages 1 to 76 of the claim) in the Tbilisi Regional Court in respect of damage caused by the blowout of the N100 well on the Nintosminda Field in Georgia on September 11, 2004. The relief sought pursuant to the claim is payment of the sum of
28.925 million GEL (approximately $16,298,988 at the exchange rate of GEL to US dollars in effect on December 21, 2005).

     We believe that we have meritorious defenses to both claims and intend to defend them vigorously.

     Other than the foregoing, as at September 30, 2005 there were no legal proceedings pending involving the Company, which, if adversely decided, would have a material adverse effect on our financial position or our business. From time to time we are subject to various legal proceedings in the ordinary course of our business.

MARKET RISK

     Our principal exposure to market risk is due to changes in oil and gas prices and currency fluctuations. As indicated elsewhere in this prospectus, as a producer of oil and gas we are exposed to changes in oil and gas prices as well as changes in supply and demand which could affect our revenues. We do not engage in any commodity hedging activities. Due to the ready market for our production in Georgia, we do not believe that any current exposures from this risk will materially affect our financial position at this time, but there can be no assurance that changes in such market will not affect us adversely in the future.

     Also as indicated elsewhere in this prospectus, because all of our operations are being conducted in the former Soviet Union, we are potentially exposed to the market risk of fluctuations in the relative values of the currencies in areas in which we operate. At present we do not engage in any currency hedging operations since, to the extent we receive payments for our production and marketing activities in local currencies, we are utilizing such currencies to pay for our local operations. In addition, our contracts to sell our production from the Ninotsminda and Samgori Fields in Georgia are denominated in U.S. dollars with all export contracts providing for payment in dollars, although we may not always be able to continue to demand payment in U.S. dollars.

     We have no material interest in investments subject to market risk.

     Because the majority of all of our revenues are from the sale of production from the Ninotsminda and Samgori Fields a change in the price of oil or a changes in production rates could have a substantial effect on our revenues and therefore profits.



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     Assuming the same production in 2005 as in 2004 but decreasing the net oil price we receive from sales by $5.00 and $10.00 respectively would change the total annual revenue from oil sales as follows. The total annual revenue from oil sales for 2004 based on an average net oil price received of $26.15 was $9,574,520. If the average net oil price received was $5.00 less at $21.15 then the total annual revenue from oil sales would be reduced by $1,794,588 to $7,591,106; and if the average net oil price received was reduced by $10 per barrel then the total annual revenue from oil sales realized would be reduced by $3,589,175 to $5,796,518, assuming all other factors are held constant.

     Assuming constant oil prices a reduction in annual production by 20% and 50% would have the following effect on total annual revenues. In 2004 the total oil sales were 358,917 bbls of oil producing revenue of $9,574,520. If this was reduced by 20% then the annual revenue from oil sales would be reduced to $7,508,555; and if the total annual oil sales were reduced by 50% or 179,456 bbls then the total annual revenue from oil sales would be $4,692,847, assuming all other factors are held constant.

CHANGES IN ACCOUNTANTS

     As noted in the Form 8-K filed in July 2003, our Board of Directors engaged the registered accounting firm of LJ Soldinger Associates LLC as our independent certifying accountant for the year ended December 31, 2003. The engagement of L J Soldinger Associates LLC was approved by the Audit Committee of the Board of Directors. The reports of PricewaterhouseCoopers LLP ("PwC") on the Company's financial statements for the fiscal year ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles but PwC's report on the financial statements for the fiscal year ended December 31, 2002 did contain an explanatory paragraph for an uncertainty regarding the Company's ability to continue as a going concern. In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 2002, there were no disagreements with PwC on any matters of accounting principles, financial statement disclosure or audit scope and procedures which, if not resolved to the satisfaction of PwC, would have caused the firm to make reference to the matter in their report.



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                                   MANAGEMENT

     The current Executive Officers and members of the Board of Directors of the Company and the Committees of the Board on which they serve, are identified below:


NAME                           AGE                      POSITIONS HELD
----                           ---                      --------------



David Robson..................  47  Chairman of the Board, Chief Executive Officer
                                    and President
Vincent McDonnell.............  46  Director, Chief Operating and Chief Commercial Officer
Richard Battey................  53  Chief Financial Officer
Elizabeth Landles.............  44  Corporate Secretary and Executive Vice President
Michael Ayre(1)...............  48  Director
Russ Hammond(1)(2)............  64  Director
Nils Trulsvik(1)(2)...........  57  Director


--------

  (1) Member of Audit Committee

  (2) Member of Compensation Committee

BIOGRAPHICAL INFORMATION

     DR. DAVID ROBSON, a resident of Guernsey, was elected a Director, Chairman of the Board and Chief Executive Officer of the Company on July 15, 1998 and subsequently President and Chief Executive Officer, being reappointed Chairman on November 21, 2002. He has also served as a Director, Chairman of the Board and Chief Executive Officer of the Company's subsidiary, CanArgo Oil & Gas Inc., since July 1997, as President of CanArgo Oil & Gas Inc.'s subsidiary, Ninotsminda Oil Company Ltd, since 1996, and as Managing Director and sole owner of Vazon Energy Limited, a company which provides consulting services to the energy industry, since March 1997. From April 1992 until July 1993, Dr. Robson was General Manager of JP Kenny/Intershelf Oil & Gas Resources, from July 1993 until December 1993, Operations Director of JP Kenny Exploration and Production Limited ("JP Kenny"), from December 1993 until November 1994, Managing Director, JP Kenny and from November 1994 until March 1997, Dr. Robson was Chief Executive Officer of JKX Oil & Gas Plc. Prior to this he was employed in technical and commercial positions in Britoil plc, Hamilton Oil and Mobil. In June 2003 Dr. Robson was awarded with the Order of Honour for services to the Georgian hydrocarbon extraction industry. He holds a B.Sc. (Hons) degree in Geology, a Ph.D. in Geochemistry and an MBA. Dr. Robson devotes substantially all of his time to the Company.

     VINCENT MCDONNELL, a resident of the UK, was elected a Director of the Company on May 2, 2003. He has served the Company as Chief Financial Officer from September 23, 2002 to May 6, 2005 and since May 6, 2005 has held the position of Chief Operating Officer. Prior thereto, he served the Company as Chief Commercial Officer from April 2001 and Commercial Manager from December 2000. Prior to joining the Company, he was an independent oil and gas consultant from May 1999 until October 2000. From 1994 until April 1999, Mr. McDonnell served as Commercial Manager of JKX Oil & Gas plc. Prior to 1994, Mr. McDonnell worked in various business, commercial and technical roles with a number of companies, including Mobil and Britoil. He holds a B.Sc (Hons.) degree in Geology, an M.Sc. degree in Geophysics and an MBA.

     RICHARD BATTEY, a resident of Guernsey, was appointed Chief Financial Officer on May 6, 2005. Prior to joining the Company Mr. Battey served as Finance and Administrative Director of Schroders (C.I.) Limited from April 1994. Previously Mr. Battey worked for Schroder Investment Management Limited in London. Mr. Battey is a qualified Chartered Accountant and is a member of the Institute of Chartered Accountants in England and Wales. He holds a BA degree in economics.

     ELIZABETH LANDLES, a resident of Guernsey, was appointed Corporate Secretary on August 1, 2002, having served as Assistant Corporate Secretary of the Company since December 2000. Mrs. Landles also acts as the Company's Administration Manager and is responsible for organising the Company's administrative activities. Mrs. Landles has worked for the Company since October 1997, principally in an administrative role and more recently as a Director of some of the Company's subsidiaries. She was confirmed as Executive Vice President on November 8, 2005. She holds an Advanced Diploma of Business Administration and is a Fellow of The Institute of Business Administration (FInstBA).

     MICHAEL AYRE, a resident of Guernsey, was elected a Director of the Company on March 5, 2004. He is currently Managing Director of Mees Pierson Reads, a trust management and financial advisory company. He was previously employed from 1983 to 1987 in the London office of Touche Ross & Co (now Deloitte) and the Guernsey office from 1981 to 1983 of Peat Marwick Mitchell (now KPMG). Mr. Ayre is a member of the Chartered Association of Certified Accountants and the Chartered Institute of Taxation. He was formerly a non-executive director of Woolwich Guernsey Limited and is currently a non-executive director of the Guernsey subsidiaries of Unigestion, a Swiss fund management group.

     RUSS HAMMOND, a resident of the UK, was elected a Director of the Company on July 15, 1998. He has also served as a Director of the Company's subsidiary, CanArgo Oil & Gas Inc., since June 1997. Although retired, Mr. Hammond has over the past five years been an investment advisor to Provincial Securities Ltd, a private investment company. Mr. Hammond has been Chairman of Terrenex Acquisition Corporation, an oil and gas and joint venture company since 1992 and a Non Executive Director of Questerre Energy Inc, an oil and gas exploration and production company since 2000. In June 2003 Russ Hammond was awarded with the Order of Honour for services to the Georgian hydrocarbon extraction industry.

     NILS TRULSVIK, a resident of Norway, was elected a Director of the Company on August 17, 1994. He has served the Company as President and Chief Executive Officer from February 1997 to July 1998 and from November 1994 to March 1995; and as Executive Vice President from March 1995 to February 1997 and from September 1994 until November 1994. Mr. Trulsvik has served as the Chief Executive Officer of Force Petroleum Limited from January 1999 to May 2005. Since May 2005 Mr. Trulsvik has been Managing Director of Interoil Exploration & Production ASA. From August 1998, Mr. Trulsvik has been a partner in a consulting company, The Bridge Group. Mr. Trulsvik is a petroleum explorationist with extensive experience in petroleum exploration and development throughout the world. Prior to joining the Company, he held various positions with Nopec a.s., a Norwegian petroleum consultant group of companies of which he was a founder, including Managing Director from 1987 to 1993 and Special Advisor from 1993 to August 1994.

BOARD OF DIRECTORS

     The Board is currently composed of five Directors who hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

  BOARD COMMITTEES

     The Board of Directors has standing Audit and Compensation Committees.

     The Audit Committee is currently comprised of Messrs. Ayre, Hammond and Trulsvik. All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the AMEX. Mr. Ayre, the Chairman of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined, in the exercise of its business judgment, that he has accounting and related financial management expertise within the meaning of the listing standards of the AMEX. The Audit Committee, among other responsibilities, recommends the hiring of our independent auditors, reviews the functions of management and our independent auditors pertaining to our audits and the preparation of our financial statements and performs such other related duties and functions as are deemed appropriate by the Committee.

     The Compensation Committee currently consists of Messrs. Hammond and Trulsvik. The Compensation Committee recommends to the Board the base salaries and incentive compensation for our officers and is charged with administering our stock option plans.

     The Board does not have a nominating committee, the functions of which are performed by a majority of the independent directors who consider candidates for Board membership suggested by Board members, as well as management and stockholders and make recommendations for the Board's selection. The Board may also retain a third-party executive search firm from time to time if it believes such engagement is advisable in order to identify suitable candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify any independent director in writing with whatever supporting material the shareholder considers appropriate.

     Once the independent directors have identified a prospective nominee, the Board makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Board with the recommendation of the prospective candidate, as well as the Board's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Board determines, in consultation with the independent directors and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Board. The Board then evaluates the prospective nominee against the following standards and qualifications, including:

     - the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

     - the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards;

     - the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

     - the extent to which the prospective nominee helps the Board reflect the diversity of the Company's stockholders, employees, customers and communities in which the Company operates.

     The Board also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Board determines whether to interview the prospective nominee, and if warranted, one or more members of the Board, and others, including members of management, as appropriate. After completing this evaluation and interview, the Board determines the nominees after considering the recommendations and views of the directors and others as appropriate. The Board has adopted Resolutions addressing the nominations process and such related matters as may be required under U.S. federal securities laws and the rules of the AMEX and the Oslo Stock Exchange. A copy of the Resolutions is available on the Company's website (www.canargo.com).


     The Company's Board of Directors held ten meetings during the year ended December 31, 2004 and four meetings through December 31, 2005. No director has attended less than 75% of all meetings of the Board and those Committees on which he served in 2004 and 2005.


  DIRECTOR COMPENSATION


     Base Compensation. In 2005 the Company paid directors' fees on an adjusted quarterly basis at a rate of L45,000 Pounds Sterling (L) per year plus L1,000 for each meeting of the Audit Committee that they attend (using an exchange rate of L1 = $1.720 as at December 31, 2005 (as quoted on www.oanda.com)). The Company also reimburses ordinary out-of-pocket expenses for attending Board and Committee meetings. Directors who are also employees of the Company receive no additional compensation for service as a director. The Company does not provide retirement benefits to directors under any current program.

     Options. Each non-employee director that was serving in 2004 received options to purchase 255,000 shares of the Company's common stock in fiscal 2004. Each option grant, vesting over two years in three equal tranches with the first tranche vesting immediately and having a seven-year term, permits the holder to purchase shares at $0.65, which exceeded their fair market value on the date of grant, which was $0.59 in the case of options granted in 2004. All of these options must be exercised within three months of termination, but in no event longer than the original expiration date of the option. Michael Ayre also received options to purchase 250,000 shares of the Company's common stock on joining the Board of Directors in March 2004. These options vested immediately and have a five year term, with an option price of $1.00. In July, 2005, each of the non-employee Directors received options to purchase 75,000 shares of the Company's common stock. Each option grant, vesting over two years in three equal tranches with the first tranche vesting immediately and having a seven year term, permits the holder to purchase shares at $1.00, which exceeded their fair market value on the date of grant, which was $0.86. Unless the termination is by reason of the death, retirement or permanent disability of the optionholder, all of these options must be exercised within 3 months of termination, but in no event longer than the original expiration date of the option.


     The following table shows the compensation paid to all persons who were non-employee directors, including their respective affiliates, during the fiscal year ended December 31, 2005:




                                       DIRECTORS FEES AND  CONSULTING     OPTIONS AND
NAME                                   OTHER COMPENSATION   PAYMENTS   WARRANTS GRANTED
----                                   ------------------  ----------  ----------------
                                                $               $



Russ Hammond..........................       $84,294(1)        --           75,000
Nils Trulsvik.........................       $84,294(1)        --           75,000
Michael Ayre..........................       $80,853(1)                     75,000



--------


  (1) Using December 31, 2005 exchange rate of L1 = $1.720 (as quoted on www.oanda.com)




  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. David Robson, Elizabeth Landles and Richard Battey each provide all of their services to the Company through Vazon Energy Limited of which Dr. Robson is the Chairman and Managing Director. See "Executive Compensation -- Management Agreements'' below for a description of Vazon Energy Limited's agreement with the Company.

     Mr. Russ Hammond, a non-executive director of the Company, is also an Investment Advisor to Provincial Securities Limited who became a minority shareholder in the Norio and North Kumisi (Block XI(c)) Production Sharing Agreement through a farm-in agreement to the Norio MK72 well. On September 4, 2003 the Company concluded a deal to purchase Provincial Securities Limited's minority interest in CanArgo Norio Ltd by a share swap for shares in the Company. The purchase was achieved by issuing 6 million restricted common shares in the Company to the minority interest holders in CanArgo Norio Ltd. Of the interests in CanArgo Norio Ltd, Provincial Securities Limited owned 4% and received 2,234,719 shares of the Company's common stock. Provincial Securities Limited also had an interest in Tethys Petroleum Investments Limited, a company in which the Company held a 45% interest, which was established to develop potential projects in Kazakhstan. As described in "Prospectus Summary -- Recent Developments" above, in June 2005, we acquired the remaining 55% interest in Tethys. Mr. Hammond did not receive any compensation in connection with these transactions and disclaims any beneficial ownership of any shares of Company common stock received by Provincial Securities Limited. Mr. Julian Hammond, Mr. Hammond's son, is employed by the Company as a consultant providing investor relations services at an annual salary of L85,000 Pounds Sterling (L) and has been awarded an aggregate of 590,000 options to purchase shares of common stock under our Stock Option Plans at a weighted average exercise price of $0.38. Mr. Russ Hammond disclaims ownership of his son's shares.

     Transactions with affiliates or other related parties including management of affiliates are to be undertaken on the same basis as third party arms-length transactions. Transactions with affiliates are reviewed and voted on solely by non-interested directors.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE


     The following table shows all compensation paid or accrued by the Company and its subsidiaries during the years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and the three other most highly compensated executive officers of the Company who served in such capacities as of such dates (the "Named Officers") for services rendered to the Company and its subsidiaries during each of the past three fiscal years.




                                             ANNUAL COMPENSATION
-------------------------------------------------------------------------------------------------------------
                                                                           SECURITIES          ALL OTHER
                                              SALARY(6)                    UNDERLYING    COMPENSATION(5), (6)
NAME AND PRINCIPAL              YEAR    --------------------     BONUS       OPTIONS     --------------------
POSITION                       ENDED     (GBP)     ($ EQUIV)      ($)        /SAR'S       (GBP)     ($ EQUIV)
------------------             -----    -------    ---------    -------    ----------    ------     ---------



David Robson...............     2005    212,500     365,560          --     2,800,000    19,125       32,900
Chairman & CEO(1)               2004    175,000     337,225     150,000     3,500,000    15,750       30,350
                                2003    150,000     266,775      17,573     3,000,000    13,500       24,010
Vincent McDonnell..........     2005    168,313     289,546          --     1,410,000    14,625       25,159
COO and CCO(2)                  2004    140,000     269,780     150,000     1,200,000    12,600       24,280
                                2003    120,000     213,420                   600,000    10,800       19,207
Elizabeth Landles..........     2005    102,500     176,329          --       700,000     9,225       15,870
Corporate Secretary and         2004     73,625     141,875      75,000       610,000     6,626       12,769
Executive Vice President(3)     2003     57,000     101,374                   200,000     5,130        9,124
Richard Battey.............     2005     80,000     137,623          --       550,000     7,200       12,386
CFO(4)



--------

  (1) Dr. Robson, Chairman and Chief Executive Officer has served with the Company since July 15, 1998 and provides services to the Company through Vazon Energy Limited.


  (2) Mr. McDonnell has served as Chief Commercial Officer since April 1, 2001. Prior thereto he served as Commercial Manager from December 1, 2000. From September 18, 2002 until May 6, 2005 he was Chief Financial Officer of the Company. On May 6, 2005, he was appointed as Chief Operating Officer. On May 2, 2003 he was appointed Director.





  (3) Mrs. Landles has served as Company Secretary since August 1, 2002 and as Executive Vice President since November 8, 2005.



  (4) Mr. Battey was appointed as Chief Financial Officer on May 6, 2005 and provides services to the Company through Vazon Energy Limited.


  (5) Primarily the Company's contributions to or accruals with respect to non-Company sponsored individual retirement and pension plans.


  (6) Salaries and Other Compensation, excluding bonuses, were paid in UK Pounds Sterling ("GBP"). Bonuses were paid in US Dollars ($). Exchange rates used to convert from GBP to $ used were as follows; for 2003 the year end rate of 1 GBP = $1.778, for 2004 the year end rate of 1 GBP = $1.927 and for 2005 the year end rate of 1 GBP = $1.720.


     On May 6, 2005, Mr. Richard Battey was employed by the Company as its Chief Financial Officer at a base salary of L120,000 per annum. Upon commencing his employment, he received a grant of an option to purchase 510,000 shares of common stock. Each option grant, vesting over 2 years in 3 equal tranches with the first tranche vesting immediately and having a seven year term, permits the holder to purchase shares at $0.88, which exceeded their fair market value on the date of grant, which was $0.79. All of these options must be exercised within 3 months of termination, but in no event longer than the original expiration date of the option.

MANAGEMENT AGREEMENTS

  MANAGEMENT SERVICES AGREEMENT BETWEEN CANARGO ENERGY CORPORATION AND VAZON ENERGY LIMITED IN RELATION TO THE PROVISION OF SERVICES BY DR. DAVID ROBSON

     Dr. David Robson serves as Chairman, President and Chief Executive Officer of the Company pursuant to an agreement with Vazon Energy Limited of which Dr. Robson is the sole owner and Managing Director. Dr. Robson through Vazon Energy Limited has signed a comprehensive Management Services Agreement with a rolling six-month termination notice period and a two-year non-competition clause effective from the date of termination of the agreement.


     Under the terms of the Management Services Agreement Dr. Robson received during 2005 a base salary of L212,500 which was payable on a monthly basis. Robson is further entitled to a cash bonus payable at the discretion of the Compensation Committee (or failing that the Company's Board) upon the occurrence of certain specified events reflecting the value to the Company of such an event. The Management Services Agreement does not contain any provisions in relation to stock options.


     The Management Services Agreement became effective on June 30, 2000 and terminates on either party giving 6 months written notice to terminate in which case the agreement will terminate 6 months after receipt of the notice. Other grounds for termination are the liquidation or dissolution of the Company, mutual agreement of the parties to terminate and the occurrence of an Event of Default as defined in the Management Services Agreement. In the event of a "change of control" of the Company, the Company must give Dr. Robson not less than 12 months written notice to terminate the Management Services Agreement. The Management Services Agreement contains a covenant in terms of which Dr. Robson will not, for a period of two years following the termination of the agreement, directly or indirectly induce any consultant of the Company to terminate their employment, hire by direct approach any consultant of the Company, or in any way interfere with the relationship of the Company and any consultant, agent or representative. Furthermore, Dr. Robson is prohibited from directly or indirectly soliciting, diverting or attempting to divert business or related business from the Company for a period of two years from the date of termination of the Management Services Agreement.

     Under the terms of the agreement, Dr. Robson has a duty not to disclose any confidential information of the Company and he must use such information solely for the benefit of the Company. Dr. Robson has a contractual obligation under this agreement to disclose and deliver to the Company for its exclusive use and benefit any inventions as a direct result of work performed for the Company.

     In terms of benefits, the Company will make a monthly contribution of 9% of base salary to Dr. Robson's pension requirements. Dr. Robson will further be provided with life assurance with death cover of four times his base salary (excluding any bonus), permanent health insurance and comprehensive BUPA Travel Insurance.

     The Management Services Contract does not contain any "gross-up" provisions for "excess parachute" payments, severance provisions or provisions requiring Dr. Robson's nomination to the Board of the Company.

  SERVICE AGREEMENT BETWEEN CANARGO ENERGY CORPORATION AND VINCENT MCDONNELL

     Vincent McDonnell serves as Chief Operating Officer of the Company pursuant to a Service Agreement dated December 1, 2000. The Service Agreement became effective on December 1, 2000 and terminates on either party giving 6 months written notice to terminate in which case the Agreement will terminate 6 months after receipt of notice. The Company is entitled to make a payment to Mr. McDonnell in lieu of notice. The Service Agreement contains "garden leave" provisions.


     Under the terms of the Service Agreement, Mr. McDonnell received during 2005 a base salary of L168,313 which was payable on a monthly basis. The Service Agreement does not contain any provisions in relation to bonus payments and entitled Mr. McDonnell to a one-time grant of 100,000 share options when it when it was originally signed in 2000.


     The Service Agreement contains a restrictive covenant in terms of which Mr. McDonnell will not during his employment or for a period of 12 months following the termination of his employment (without the prior written consent of the Company) directly or indirectly compete with the Company in the Restricted Area (as defined in the Service Agreement), solicit or induce any critical employee of the Company to terminate their employment, employ or otherwise engage any critical employee in any competing business with the Company or solicit or induce any government body or agency or any third party in the Restricted Area to cease to deal with the Company.

     Under the terms of the Service Agreement, Mr. McDonnell has a duty not to disclose any confidential information of the Company and he must use such information solely for the benefit of the Company. Mr. McDonnell has a contractual obligation under his Service Agreement to disclose and deliver to the Company for its exclusive use and benefit any inventions as a direct result of work performed for the Company.

     In terms of benefits, the Company will contribute 9% of Mr. McDonnell's basic salary into a personal pension. Mr. McDonnell is further entitled to be provided with life assurance with death cover of four times his annual salary, permanent health insurance and family health care insurance.

     The Service Agreement does not contain any "gross-up" provisions for "excess parachute" payments, severance payments or provisions requiring Mr. McDonnell's nomination to the Board of the Company.

  MANAGEMENT SERVICES AGREEMENT BETWEEN VAZON ENERGY LIMITED AND CANARGO ENERGY CORPORATION IN RELATION TO THE PROVISION OF SERVICES BY RICHARD BATTEY

     Richard Battey provides all of his services to the Company as Chief Financial Officer through Vazon Energy Limited ("Vazon") of which he is an employee pursuant to a Service Agreement dated May 6, 2005 between Mr. Battey and Vazon. Vazon provide management services to the Company in accordance with an evergreen Management Services Agreement dated February 18, 2004. Mr. Battey's Service Agreement is terminable upon three months prior notice unless sooner terminated for cause. Pursuant to the Service Agreement, Mr. Battey is entitled to receive a base salary of L120,000 per year and the Company will make a monthly contribution of 9% of base salary to Mr. Battey's pension requirements. The Service Agreement does not contain any contractual bonus provisions although Mr. Battey will be eligible for bonuses at the discretion of the Compensation Committee (or failing that the Company's Board of Directors). Mr. Battey will further be provided with life assurance with death cover of four times his base annual salary (excluding any bonus), permanent health insurance, PPP Healthcare cover and comprehensive BUPA Travel Insurance.

     The Agreement contains customary confidentiality provisions. The Agreement does not contain any "gross-up" provisions for "excess parachute" payments, severance provisions or provisions requiring Mr. Battey's nomination to the Board of the Company.

  MANAGEMENT SERVICES AGREEMENT BETWEEN CANARGO ENERGY CORPORATION AND VAZON ENERGY LIMITED IN RELATION TO THE PROVISION OF SERVICES BY MRS. LANDLES.

     Elizabeth Landles provides all of her services to the Company as Corporate Secretary through Vazon Energy Limited ("Vazon") of which she is an employee pursuant to a Service Agreement dated February 18, 2004 between Mrs. Landles and Vazon. Vazon provide management services to the Company in accordance with an evergreen Management Services Agreement dated February 18, 2004. Mrs. Landles' Service Agreement is terminable upon three months prior notice unless sooner terminated for cause. Pursuant to the Service Agreement, Mrs. Landles receives a base salary of L105,000 per year and the Company will make a monthly contribution of 9% of base salary to Mrs. Landles' pension requirements. The Service Agreement does not contain any contractual bonus provisions although Mrs. Landles will be eligible for bonuses at the discretion of the Compensation Committee. Mrs. Landles will further be provided with life assurance with death cover of four times her annual salary, permanent health insurance and PPP Healthcare cover.

     The Agreement contains customary confidentiality provisions. The Agreement does not contain any "gross-up" provisions for "excess parachute" payments, severance provisions or provisions requiring Mrs. Landles' nomination to the Board of the Company.

EQUITY COMPENSATION PLANS


     The following table sets forth information concerning equity compensation plans adopted by the Company as at December 31, 2005.




                                                                                     NUMBER OF SECURITIES
                                                                                     THAT REMAIN AVAILABLE
                                                                                      FOR FUTURE ISSUANCE
                                    NUMBER OF SECURITIES TO    WEIGHTED AVERAGE          UNDER EQUITY
                                    BE ISSUED UPON EXERCISE    EXERCISE PRICE OF      COMPENSATION PLANS
                                    OF OUTSTANDING OPTIONS,  OUTSTANDING OPTIONS,    (EXCLUDING SECURITIES
                                      WARRANTS AND RIGHTS     WARRANTS AND RIGHTS  REFLECTED IN COLUMN (A))
PLAN CATEGORY                                 (A)                     (B)                     (C)
-------------                       -----------------------  --------------------  ------------------------



Equity compensation plans approved
  by security holders..............         9,510,000                $0.75                 1,783,667
Equity compensation plans not
  approved by security holders.....           535,000                $0.10                       --
                                           ----------                -----                 ---------
Total..............................        10,045,000                $0.72                 1,783,667
                                           ==========                =====                 =========




     The following is a brief summary of our four existing equity compensation plans and arrangements: the 1995 Long-Term Incentive Plan; the CEI Plan, the Special Stock Options and Warrants and the 2004 Long Term Stock Incentive Plan. The Special Stock Options and Warrants Plan is the sole equity compensation plan of the Company that has not been approved by our stockholders.


     1995 Long-Term Incentive Plan.   The 1995 Plan was approved by our
stockholders at the annual meeting of stockholders held on February 6, 1996. This Plan allows for up to 7,500,000 shares of the Company's common stock to be issued to officers, directors, employees, consultants and advisors pursuant to the grant of stock based awards, including qualified and non-qualified stock options, restricted stock, stock appreciation rights and other stock based performance awards. As of December 31, 2005, options to acquire an aggregate of 1,454,000 shares of common stock had been granted under this Plan and were outstanding, 1,214,000 of which are currently vested. The plan expired on November 13, 2005.


     The Amended and Restated CanArgo Energy Inc. Plan (the "CEI Plan").   The
CEI Plan (also known as the CAOG Plan) was adopted by the Company's Board of Directors on September 29, 1998. All Options outstanding under the Plan as of July 15, 1998 were assumed by the Company pursuant to the terms of an Amended and Restated Combination Agreement between the Company and CanArgo Energy Inc. dated February 2, 1998 which was approved by the Company's stockholders on July 8, 1998. This Plan allowed for up to 1,250,000 shares (of which only 988,000 shares were registered) of the Company's common stock to be issued to any director or full-time employee of the Company or a subsidiary of the Company.


     The Company's Compensation Committee has the authority to determine the number of shares subject to each option, the option price, the expiration date of each option, the extent to which each option is exercisable during the term of the option and the other terms and conditions relating to each such option. As of December 31, 2005, five year options to acquire an aggregate of 220,000 shares of common stock had been granted under this Plan and were outstanding, 145,000 of which are currently 100% vested.



     Special Stock Options and Warrants.   This plan was created to allow the
Company to retain and provide incentives to existing executive officers and directors and to allow retirement of new officers and directors following the Company's decision to relocate finance and administration functions from Calgary, Canada, to London, England. As of December 31, 2005, special stock options and warrants issued under this plan exercisable for an aggregate of 535,000 shares of common stock were outstanding, subject to customary anti-dilution adjustments.



     The Special Stock Options were granted on September 1, 2000 at an exercise price of $1.437 per common share. They expired on September 1, 2005 and vested 1/2 on or after March 1, 2001, 1/4 on or after March 1, 2002 and 1/4 on or after March 1, 2003. The exercise period has been extended and the exercise price has been reduced for serving directors and personnel by the Company's Board of Directors.

     The Special Stock Purchase Warrants were granted on September 1, 2000 at an exercise price of $1.27. They expired on September 1, 2005 and vested 100% on March 1, 2001. Under the terms of the plan the expiration date of the plan has been extended for serving directors by the Company's Board of Directors.


     Neither the Special Stock Options nor the Special Stock Purchase Warrants qualify as "Incentive Stock Options" within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Accordingly, upon exercise, the holders of such options and warrants would be taxed on the same basis as holders of non-qualified stock options.


     2004 Long Term Stock Incentive Plan.   The 2004 LTSIP was approved by our
stockholders at the annual meeting of stockholders held on May 18, 2004. This Plan allows for up to 10,000,000 shares of the Company's common stock to be issued to officers, directors, employees, consultants and advisors pursuant to the grant of stock based awards, including qualified and non-qualified stock options, restricted stock, stock appreciation rights and other stock based performance awards. As of December 31, 2005, seven year options to acquire an aggregate of 7,836,000 shares of common stock had been granted under this Plan and were outstanding, 4,044,000 of which were vested at that date. The 2004 Long Term Stock Incentive Plan will expire on May 17, 2014, although the Board of Directors may terminate the 2004 Long Term Stock Incentive Plan at any time prior to that date.



OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2005



     The following table sets forth information concerning options granted to the Named Officers who were employed during the year ended December 31, 2005.




                                                                                               GRANT DATE
                                    NUMBER OF   % OF TOTAL                                      PRESENT
                                   SECURITIES     OPTIONS                                       VALUE(2)
                                   UNDERLYING   GRANTED TO                                  ---------------
                                     OPTIONS     EMPLOYEES   EXERCISE       EXPIRATION       PER
NAME                                 GRANTED      IN 2004      PRICE           DATE         SHARE    TOTAL
----                               ----------   ----------   --------   -----------------   -----   -------



Richard Battey(1)...............     510,000        16%        0.88     May 05, 2012         0.68   348,078
David Robson(1).................     300,000        10%        1.00     July 27, 2012        0.86   258,000
Vincent McDonnell(1)............     210,000         7%        1.00     July 27, 2012        0.86   180,600
Elizabeth Landles(1)............      90,000         3%        1.00     July 27, 2012        0.86    77,400
Richard Battey(1)...............      45,000         1%        1.00     July 27, 2012        0.86    38,700
Vincent McDonnell(1)............     300,000        10%        1.42     November 30, 2015    0.73   219,000



--------


(1) The options were granted at exercise prices of $0.88, $1.00 and $1.42 at the time of issue. All the options vest over two years from the date of issue, 1/3 vesting immediately, 1/3 after 1 year and 1/3 after 2 years.


(2) The hypothetical value of the options as of their date of grant has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the following table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.



                                                                  RISK-FREE
                                            DIVIDEND               INTEREST  EXPECTED
EXERCISE PRICE                                YIELD   VOLATILITY     RATE      TERM
--------------                              --------  ----------  ---------  --------



$0.88......................................   0.00%       109%       4.09%    7 Years
$1.00......................................   0.00%       119%       4.16%    7 Years
$1.42......................................   0.00%        92%       4.47%    7 Years



     The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

     Pursuant to the terms of the Company's various stock option plans, the Compensation Committee may, subject to each plan's limits, modify the terms of outstanding options, including the exercise price and vesting schedule thereof. These values are not intended to forecast future appreciation of the Company's stock price. The actual value, if any, which an executive officer may realize from his options (assuming that they are exercised) will depend solely on the increase in the market price of the shares acquired through option exercises over the exercise price, measured when the shares are sold.


OPTION VALUES AT DECEMBER 31, 2005



     The following table sets forth information concerning option exercises and the number and hypothetical value of stock options held by the Named Officers as at December 31, 2005.




                                                                  NUMBER OF SHARES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 NUMBER OF                     OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS
                                   SHARES                           YEAR END(1)              AT FISCAL YEAR END($)
                                  ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                            ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------   -----------   -------------   -----------   -------------



David Robson.................    1,000,000     1,137,517     2,100,000       700,000       1,817,000       364,000
Vincent McDonnell............      300,000       341,255       770,000       640,000         390,900       223,800
Elizabeth Landles............           --            --       470,000       230,000         335,900       121,600
Richard Battey...............           --            --       185,000       370,000          70,350       140,700



--------


(1) The exercise of stock options is not dependent on performance criteria and may be exercised in full when vested.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of common stock of the Company as of January 20, 2006 by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director;
(iii) each executive officer named in the compensation tables above; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS



                                                   AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP  OF CLASS
------------------------                           --------------------  --------



State Street Research & Management Company........      16,131,400(a)      8.27%
One Financial Centre,
31st Floor, Boston, MA 02111-2690
Ingalls & Snyder LLC..............................      22,734,745(b)       9.4%
61 Broadway
New York
NY 10006
Ingalls & Snyder Value Partners, L.P. ............      15,555,556(c)       6.5%
c/o Ingalls & Snyder LLC
61 Broadway
New York
NY 10006



--------


(a) Security ownership information for the beneficial owners is taken from the Forms 13G filed on January 27, 2005.



(b) Security ownership information for the beneficial owners is taken from the Form 13G/A filed on January 19, 2006. Figure includes 15,555,556 shares issuable to Ingalls & Snyder Value Partners, LP, an investment partnership managed under an investment advisory contract by Ingalls & Snyder LLC.





(c) Security ownership information for the beneficial owners is taken from the Form 13G/A filed on January 18, 2006.

SECURITY OWNERSHIP BY MANAGEMENT


                                                   AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP  OF CLASS
------------------------                           --------------------  --------



NON-MANAGEMENT DIRECTORS
  Nils Trulsvik...................................         422,450(1)         *
  Russ Hammond....................................         430,000(2)         *
  Michael Ayre....................................         670,000(3)
NAMED EXECUTIVE OFFICERS
  David Robson....................................       3,257,760(4)       1.1%
  Vincent McDonnell...............................       1,610,000(5)         *
  Elizabeth Landles...............................         700,000(6)         *
  Richard Battey..................................         555,000(7)         *
  All Directors and executive officers as a group
     (7 persons)..................................       7,645,210(8)       2.2%


--------

 *    Less than 1%.

(1)   Includes 195,000 shares underlying presently exercisable options.

(2) Includes 195,000 shares underlying presently exercisable options. Does not include 290,000 shares subject to unexercised stock options awarded to Mr. Julian Hammond, a consultant to the Company and Mr. Hammond's son. Mr. Hammond disclaims ownership of his son's shares.

(3)   Includes 445,000 shares underlying presently exercisable options.

(4)   Includes 2,100,000 shares underlying presently exercisable options.

(5)   Includes 770,000 shares underlying presently exercisable options.

(6)   Includes 470,000 shares underlying presently exercisable options

(7)   Includes 185,000 shares underlying presently exercisable options.

(8) Includes 4,360,000 shares underlying presently exercisable options held by directors and executive officers as a group.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our amended certificate of incorporation authorizes the issuance of up to 300,000,000 shares of common stock, $.10 par value per share, and authorizes the issuance of up to 5,000,000 shares of preferred stock, $.10 par value per share, the rights and preferences of which may be established from time to time by the Board of Directors. As of January 20, 2006, 222,573,283 shares of common stock and no shares of preferred stock were issued and outstanding.


COMMON STOCK

     Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors and are not entitled to cumulate votes for the election of directors. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors currently sitting on the Board of Directors and holders of the remaining shares by themselves cannot elect any directors. Except as otherwise required by law or except as any series or class of preferred stock may provide, the holders of common stock possess all voting power. Holders of common stock do not have any preferences or preemptive, conversion, or exchange rights and the common stock is not subject to any redemption or sinking fund provisions. Subject to any preferential rights of any shares of preferred stock which may be outstanding, holders of shares of common stock are entitled to receive dividends if approved by the Board of Directors and to share ratably in the Company's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up. Subject to any contractual restrictions affecting an individual holder or its shares and except as may be required by law, there are no restrictions on the alienability of the shares of common stock. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

PREFERRED STOCK

     Our authorized preferred stock consists of 5,000,000 shares, par value $.10 per share. No shares are outstanding or currently reserved for issuance. Our amended certificate of incorporation grants the Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable; and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our restated certificate of incorporation, or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any preferred stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

     The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

     Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of officers and directors. Furthermore, we are subject to the provisions of Section 203 of such law which restrict certain "business combinations" with "interested stockholders". See the sections entitled "Limitation of Liability and Indemnification" below for a description of these provisions.

     Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our by-laws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, our President or by the holders of at least 10% of the outstanding shares of common stock. These provisions could have the effect of delaying stockholder actions until the next stockholders' meeting, which are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., Dallas, Texas, and the Norwegian sub-registrar for the common stock is Den norske Bank ASA, Oslo, Norway.

                         SHARES ELIGIBLE FOR FUTURE SALE


     CanArgo has 222,573,283 shares of common stock outstanding as of January 20, 2006 and 45,270 shares common stock issuable upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration.


     The only material restriction on the approximately 940,210 shares of common stock outstanding which are held by affiliates is the limitation on the number of shares that may be sold in any three-month period under Rule 144. In general, under Rule 144 any person, including an affiliate, who has beneficially owned restricted shares for at least one year, and an affiliate with respect to all of his non-restricted shares, is entitled to sell, within any three-month period, a number of shares at least equal to 1% of the number of then outstanding shares of common stock. In addition, a person who has not been an affiliate of CanArgo at any time during the 90 days preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell an unlimited number of restricted shares. An "affiliate" is generally considered to be an executive officer, director or holder of enough of the equity securities of a company to be able to influence the policies of that company.


     In addition to the outstanding shares, at January 20, 2006 CanArgo had reserved the following shares for possible future issuance:


          45,270 shares issuable upon exchange of exchangeable shares which are now outstanding;


          10,045,000 shares issuable upon exercise of outstanding stock options;


          1,783,667 shares that may be issued upon exercise of options available for future grant under CanArgo's stock option plans;

          27,777,772 shares that may be issued upon conversion of the Senior Secured Notes;

          2,000,000 shares that may be issued upon exercise of certain outstanding warrants issued to Mr. Ozturk;

          1,521,739 shares that may be issued upon conversion of the loan from Mr. Ozturk;

          300,000 shares that may be issued upon exercise of certain outstanding warrants to CA Fiduciary Services Ltd;

          187,500 shares that may be issued under contractual arrangements with Fielden Management Services; and

          12,000,000 shares that may be issued under contractual arrangements with Europa Oil Services Limited.

     Of the foregoing shares, the shares issuable upon exercise of outstanding stock options and that may be issued upon exercise of options available for future grant under our stock option plans are covered under effective registration statements on Form S-8. However, as described in "Prospectus Summary -- Recent Developments" elsewhere in this prospectus, as a result of a recent review of our periodic filings by the Staff of the Commission, which has determined that our Annual Report on Form 10-K for the fiscal year 2004 was not timely filed because management was unable to complete its assessment of the internal controls over financial reporting within the time prescribed by the Commission, the Company is not deemed current in its filings under the Exchange Act. Accordingly, option holders and individuals who had exercised their options and were holding shares are unable to utilize such registration statements until such time as the Company has been in compliance with its periodic filing requirements for a period of 12 months. Likewise, Rule 144 will be unavailable for sales of securities which have not been held by non-affiliates for at least 2 years. Accordingly, all such 55,125,948 shares will not be freely tradeable without restriction or further registration under the Securities Act or at such time as the Company becomes current in its filings under the Exchange Act. We cannot predict the effect that any future sales of shares of common stock, or the availability of such shares for sale, will have on the market price of the common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, would adversely affect the prevailing market prices of the common stock and our ability to raise capital in the future through sales of additional securities.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                          TO NON-UNITED STATES HOLDERS

GENERAL

     This is a summary of certain U.S. federal tax considerations of the ownership and disposition of our common stock by a non-U.S. holder as we define that term below. We assume in this summary that our common stock will be held as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to particular non-U.S. holders in light of their individual investment circumstances, such as special tax rules that would apply if, for example, a non-U.S. holder is a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock.

     For purposes of this summary, a "non-U.S. holder" means a holder of our common stock who, for U.S. federal income tax purposes, is not a U.S. person. The term "U.S. person" means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     This summary is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, judicial precedent, administrative rulings and pronouncements, and other applicable authorities, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service, which we refer to in this summary as the IRS, with respect to the tax considerations discussed below. There can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained. We strongly urge you to consult your tax advisor about the U.S. federal tax consequences of holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction. Dividends

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount paid. If the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. Under U.S. Treasury Regulations, to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These U.S. Treasury Regulations also provide special rules to determine whether, for purposes of applying an income tax treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a U.S. real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the American Stock Exchange.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability. Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but generally will not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, if any, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Backup withholding tax generally will not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 28% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the U.S., unless the holder certifies as to its non-U.S. holder status under penalties of perjury and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

LIMITATION OF LIABILITY

     Our Certificate of Incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

INDEMNIFICATION

     Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

     Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

     Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an "interested stockholder," that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits this type of business combination for three years after a person becomes an interested stockholder, unless:

     - the business combination is approved by the corporation's board of directors prior to the date the person becomes an interest stockholder;

     - the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of CanArgo Energy Corporation as at and for the years ended December 31 for 2003 and 2004, appearing in this prospectus have been audited by LJ Soldinger Associates LLC, independent registered public accountants, as stated in their report, appearing elsewhere herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements for the year ended December 31, 2002 included in this prospectus of CanArgo Energy Corporation have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The oil and gas reserve data incorporated by reference to our Annual Report on Form 10-K for the year ended December, 31, 2004, has been prepared by Oilfield Production Consultants and such reserve report dated January 1, 2005 has been incorporated herein in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that we file electronically.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding CanArgo Energy Corporation and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     Our common stock is listed on the Oslo Stock Exchange in Norway under the symbol "CNR" and also on The American Stock Exchange under the symbol "CNR". Information about us is also available at the Oslo Stock Exchange website (www.ose.no), and at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10005.

     You should rely only on the information contained in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           CANARGO ENERGY CORPORATION


                          INDEX TO FINANCIAL STATEMENTS


CANARGO ENERGY CORPORATION:





Report on Management's Responsibilities................................    F-2
Independent Auditors' Reports..........................................    F-3
Consolidated Balance Sheets as at December 31, 2004 and 2003...........    F-5
Consolidated Statement of Operations for the years ended December 31,
  2004, 2002 and 2002..................................................    F-6
Consolidated Statement of Cash Flows for the years ended December 31,
  2004, 2003 and 2002..................................................    F-7
Consolidated Statement of Stockholders' Equity for the years ended
  December 31, 2004, 2003 and 2002.....................................    F-8
Notes to Consolidated Financial Statements.............................    F-9
Supplemental Financial Information: Quarterly Results of
  Operations -- Unaudited..............................................   F-35
Supplemental Financial Information: Supplemental Oil and Gas
  Disclosures -- Unaudited.............................................   F-36
Consolidated Condensed Balance Sheets as at September 30, 2005 and
  December 31, 2004 (Unaudited)........................................   F-42
Consolidated Condensed Statement of Operations for the nine months
  ended September 30, 2005 and September 30, 2004 (Unaudited)..........   F-43
Consolidated Condensed Statement of Cash Flows for the nine months
  ended September 30, 2005 and September 30, 2004 (Unaudited)..........   F-44
Notes to Unaudited Consolidated Condensed Financial Statements for the
  nine months ended September 30, 2005 and September 30, 2004..........   F-45

                     REPORT ON MANAGEMENT'S RESPONSIBILITIES

To the Stockholders of CanArgo Energy Corporation:


     CanArgo's management is responsible for the integrity and objectivity of the financial information contained in the accompanying financial statements. The financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States and, where necessary, reflect the informed judgements and estimates of management.


     Management maintains and is responsible for systems of internal accounting control designed to provide reasonable assurance that all transactions are properly recorded in the Company's books and records, that procedures and policies are adhered to, and that assets are safeguarded from unauthorized use.

     The financial statements for 2004 and 2003 have been audited by the independent accounting firm of L J Soldinger Associates LLC, as indicated in their report. The financial statements for 2002 were audited by the independent accounting firm of PricewaterhouseCoopers, LLP as indicated in their report. Management has made available to its outside auditors' all the Company's financial records and related data and minutes of directors' and audit committee meetings.

     CanArgo's audit committee, consisting solely of directors who are not employees of CanArgo, is responsible for: reviewing the Company's financial reporting; reviewing accounting and internal control practices; recommending to the Board of Directors and shareholders the selection of independent accountants; and monitoring compliance with applicable laws and company policies. The independent accountants have full and free access to the audit committee and meet with it, with and without the presence of management, to discuss all appropriate matters. On the recommendation of the audit committee, the consolidated financial statements have been approved by the Board of Directors.


/s/ Dr. David Robson                          /s/ Richard J. Battey

Chief Executive Officer                           Chief Financial Officer


January 25, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
CanArgo Energy Corporation
St Peter Port, Guernsey, British Isles

     We have audited the accompanying consolidated balance sheets of CanArgo Energy Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CanArgo Energy Corporation as of December 31, 2004 and 2003, and the consolidated results of operations, changes in stockholders' equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

L.J. SOLDINGER ASSOCIATES LLC

Deer Park, Illinois, USA
March 14, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Directors and Shareholders of CanArgo Energy Corporation:



     In our opinion, the accompanying consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of CanArgo Energy Corporation and its subsidiaries for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of CanArgo Energy Corporation for any period subsequent to December 31, 2002.



     The accompanying financial statements have been prepared assuming the Group will continue as a going concern. As discussed in Note 1, Basis of Presentation, to the consolidated financial statements, the Group is reliant on raising additional significant financing from external sources in order to recover the carrying value of its undeveloped and unproved properties and without additional financing there is substantial doubt about the Group's long term ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1, Basis of Presentation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        PricewaterhouseCoopers LLP



London, England


March 24, 2003, except for Note 19 paragraph 10, as to which the date is April 9, 2004

                           CANARGO ENERGY CORPORATION


                           CONSOLIDATED BALANCE SHEETS


                                                                 DECEMBER 31,
                                                        -----------------------------
                                                             2004            2003
                                                        --------------  -------------
                                                         (EXPRESSED IN UNITED STATES
                                                                   DOLLARS)



Cash and cash equivalents..............................  $  24,617,047  $   3,472,252
Restricted cash........................................      1,400,000            --

Accounts receivable....................................      2,526,442        161,772
Crude oil inventory....................................        253,858        468,793
Prepayments............................................      1,517,836        961,588
Assets held for sale...................................        600,000     10,346,077
Other current assets...................................        121,610        206,532
                                                         -------------  -------------
  Total current assets.................................  $  31,036,793  $  15,617,014
Capital assets, net (including unevaluated amounts of
  $25,102,945 and $25,937,794 respectively)............     72,995,666     57,668,233
Prepaid financing fees.................................        648,507            --

Investments in and advances to oil and gas and other
  ventures -- net......................................        478,632         75,000
                                                         -------------  -------------
TOTAL ASSETS...........................................  $ 105,159,598  $  73,360,247
                                                         =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable -- trade..............................  $   2,331,945  $     483,282
Advance from joint venture partner.....................             --        773,146
Loans payable..........................................      1,500,000        102,179
Other liabilities......................................      3,080,839      5,473,823
Income taxes payable...................................             --         97,500
Accrued liabilities....................................        172,117        349,487
Liabilities held for sale..............................             --      4,447,706
                                                         -------------  -------------
  Total current liabilities............................  $   7,084,901  $  11,727,123
Long term debt.........................................        832,165            --

Provision for future site restoration..................        422,000        152,000
                                                         -------------  -------------
TOTAL LIABILITIES......................................      8,339,066     11,879,123
                                                         -------------  -------------
Minority interest in subsidiaries......................            --       4,772,683
Commitments and contingencies
Stockholders' equity:
  Common stock, par value $0.10;
     authorized -- 300,000,000 shares; shares issued,
     issuable and outstanding -- 195,212,089 at 2004
     and 105,617,988 at 2003...........................     19,521,208     10,561,798
  Capital in excess of par value.......................    184,141,618    146,401,804
  Deferred compensation expense........................     (1,976,102)           --

  Accumulated other comprehensive income (deficit).....            --        (146,463)
  Accumulated deficit..................................   (104,866,192)  (100,108,698)
                                                         -------------  -------------
     Total stockholders' equity........................  $  96,820,532  $  56,708,441
                                                         -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $ 105,159,598  $  73,360,247
                                                         =============  =============




The accompanying notes are an integral part of the Consolidated Financial
                                   Statements.

                           CANARGO ENERGY CORPORATION


          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS



                                                         FOR YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                        2004          2003         2002
                                                   -------------  -----------  -----------
                                                     (EXPRESSED IN UNITED STATES DOLLARS)



Operating Revenues from Continuing Operations:
  Oil and gas sales...............................  $  9,574,520  $ 7,881,172  $ 4,163,201
  Other...........................................           --       223,608    1,322,554
                                                    ------------  -----------  -----------
                                                       9,574,520    8,104,780    5,485,755
                                                    ------------  -----------  -----------
Operating Expenses:
  Field operating expenses........................     2,320,756    1,051,905    1,537,917
  Direct project costs............................     1,434,114    1,028,682    1,428,638
  Selling, general and administrative.............     5,929,256    3,228,982    3,493,828
  Non cash stock compensation expense.............     1,395,036      276,507          --

  Depreciation, depletion and amortization........     2,881,020    3,294,086    2,316,774
  Impairment of oil and gas properties, ventures
     and other assets.............................       174,812          --     1,600,000

  Loss (Gain) on dispositions.....................    (1,606,274)    (616,741)      10,725
                                                    ------------  -----------  -----------
                                                      12,528,720    8,263,421   10,387,882
                                                    ------------  -----------  -----------
OPERATING INCOME (LOSS) FROM CONTINUING
  OPERATIONS......................................    (2,954,200)    (158,641)  (4,902,127)
                                                    ------------  -----------  -----------
Other Income (Expense):
  Interest, net...................................      (902,130)     (35,386)      32,413
  Foreign exchange gains (losses).................      (447,455)    (511,370)     128,579
  Other...........................................      (790,689)    (123,541)    (822,908)
  Equity (Loss) income from investments...........      (205,230)      65,544       86,059
                                                    ------------  -----------  -----------
TOTAL OTHER INCOME (EXPENSE)......................    (2,345,504)    (604,753)    (575,857)
                                                    ------------  -----------  -----------
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY
  INTEREST AND TAXES..............................    (5,299,704)    (763,394)  (5,477,984)
Income taxes......................................           --           --           --

Minority interest in loss of consolidated
  subsidiaries....................................           --         7,406           58
                                                    ------------  -----------  -----------
LOSS FROM CONTINUING OPERATIONS...................    (5,299,704)    (755,988) $(5,477,926)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
  NET OF TAXES AND MINORITY INTEREST..............       542,210   (6,607,517)     150,225
                                                    ------------  -----------  -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE............................    (4,757,494)  (7,363,505)  (5,327,701)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.......................................           --        41,290          --
                                                    ------------  -----------  -----------
NET LOSS..........................................  $ (4,757,494) $(7,322,215)  (5,327,701)
                                                    ============  ===========  ===========
  Weighted average number of common shares
     outstanding
  -- Basic........................................   134,005,490   99,432,000   83,869,579
                                                    ------------  -----------  -----------
  -- Diluted......................................   134,005,490   99,432,000   83,869,579
                                                    ------------  -----------  -----------
BASIC AND DILUTED NET LOSS PER COMMON SHARE
  -- from continuing operations...................  $      (0.04) $     (0.01) $     (0.06)
  -- from discontinued operations.................  $        --   $     (0.07) $       --

  -- cumulative effect of change in accounting
     principle, net of Income tax.................  $        --   $       --   $       --
                                                    ------------  -----------  -----------
BASIC AND DILUTED NET LOSS PER COMMON SHARE AFTER
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.......................................  $      (0.04) $     (0.08) $     (0.06)
                                                    ------------  -----------  -----------
OTHER COMPREHENSIVE INCOME:
  Foreign currency translation....................       146,463     (151,131)       4,668
                                                    ------------  -----------  -----------
COMPREHENSIVE INCOME (LOSS).......................  $ (4,611,031) $(7,473,346) $(5,323,033)
                                                    ============  ===========  ===========




The accompanying notes are an integral part of the Consolidated Financial
                                   Statements.

                           CANARGO ENERGY CORPORATION


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         FOR YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------
                                                        2004          2003         2002
                                                   -------------  -----------  ------------
                                                     (EXPRESSED IN UNITED STATES DOLLARS)



Operating activities:
  Loss from continuing operations.................    (5,299,704)    (755,988)   (5,477,927)
  Adjustments to reconcile net loss from
     continuing operations to net cash used in
     operating activities:
  Non-cash stock compensation expense.............     1,395,036      276,507           --

  Non-cash interest expense and amortization of
     debt discount................................       653,313       14,000           --

  Non-cash reduction in selling, general and
     administrative expenses......................      (300,000)         --            --

  Non-cash debt extinguishment expense............       349,923          --            --

  Common stock issued for services................       118,400          --            --

  Depreciation, depletion and amortization........     2,881,020    3,294,086     2,316,774
  Impairment of oil and gas properties and
     ventures.....................................       174,812          --      1,600,000

  Equity loss (income) from investments...........       205,230      (65,544)      (86,059)
  Loss (gain) on dispositions.....................    (1,606,274)    (616,741)       10,725
  Allowance for doubtful accounts.................         5,803      170,000       275,000
  Minority interest in loss of consolidated
     subsidiaries.................................           --        (7,406)          (58)
  Changes in assets and liabilities:
     Restricted cash..............................    (1,400,000)         --

     Accounts receivable..........................    (2,370,473)     (81,169)      893,087
     Inventory....................................       214,935     (309,897)      214,922
     Prepayments..................................       (12,560)      54,767        29,713
     Other current assets.........................        84,922      (30,581)      (13,578)
     Accounts payable.............................     1,848,664       78,047       568,206
     Deferred revenue.............................      (449,255)   2,228,899     1,500,000
     Income taxes payable.........................       (97,500)      36,500           --

     Accrued liabilities..........................      (177,370)     145,442      (196,176)
                                                    ------------  -----------  ------------
NET CASH GENERATED (USED) BY OPERATING
  ACTIVITIES......................................    (3,781,078)   4,430,922     1,634,629
                                                    ------------  -----------  ------------
  Investing activities:
  Capital expenditures............................   (11,190,290)  (5,283,388)  (10,735,152)
  Acquisitions, net of cash acquired..............           --           --        (50,000)

  Proceeds from disposition of investments........           --     1,000,000        13,435
  Proceeds from disposition of subsidiary.........     2,107,001          --            --

  Investments in oil and gas and other ventures...      (383,862)         --            --

  Repayments from oil and gas and other ventures..           --       114,428       346,059
  Advance proceeds from the sale of CanArgo
     Standard Oil Products........................           --     1,443,729           --

  Advance proceeds from the sale of CanArgo
     Petroleum Refining Limited...................           --       301,195           --

  Change in non cash working capital items........      (499,933)    (804,732)    1,994,376
                                                    ------------  -----------  ------------
NET CASH USED IN INVESTING ACTIVITIES.............    (9,967,084)  (3,228,768)   (8,431,282)
                                                    ------------  -----------  ------------
  Financing activities:
  Proceeds from sale of common stock..............    37,999,516          --      1,790,948

  Share issue costs...............................    (4,543,845)         --       (162,215)

  Deferred offering costs.........................      (309,318)         --            --

  (Repayment of) Advances from minority interest..           --           --      1,546,137

  Advances from joint venture partner.............       290,000    1,427,612           --

  Payments of joint venture obligations...........    (1,063,146)    (654,466)          --

  Proceeds from loans.............................     3,806,000      380,000           --

  Repayment of loans..............................    (1,408,179)    (277,821)          --

                                                                          --            --
                                                    ------------  -----------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........    34,771,028      875,325     3,174,870
                                                    ------------  -----------  ------------
NET CASH FLOWS FROM ASSETS AND LIABILITIES HELD
  FOR SALE........................................       121,929     (190,227)     (683,308)
                                                    ------------  -----------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................    21,144,795    1,887,252    (4,305,091)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....     3,472,252    1,585,000     5,890,091
                                                    ------------  -----------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $ 24,617,047  $ 3,472,252  $  1,585,000
                                                    ------------  -----------  ------------




The accompanying notes are an integral part of the Consolidated Financial
                                   Statements.

                           CANARGO ENERGY CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                   COMMON STOCK
                            --------------------------                               ACCUMULATED
                              NUMBER OF                  ADDITIONAL     DEFERRED        OTHER                         TOTAL
                            SHARES ISSUED                  PAID-IN    COMPENSATION  COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                             AND ISSUABLE   PAR VALUE      CAPITAL       EXPENSE    INCOME (LOSS)     DEFICIT         EQUITY
                            -------------  -----------  ------------  ------------  -------------  -------------  -------------
                                                            (EXPRESSED IN UNITED STATES DOLLARS)


Balance, December 31,
  2001.....................   91,859,620   $ 9,185,962  $143,778,081   $       --     $     --     $ (87,458,782)  $65,505,261
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Shares issuable upon
  exchange of CanArgo Oil &
  Gas, Inc.
Exchangeable Shares without
  receipt of further
  consideration............      148,826        14,883       279,436           --           --               --        294,319
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Total, December 31, 2001...   92,008,446     9,200,845   144,057,517           --           --       (87,458,782)   65,799,580
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Less shares issuable at
  beginning of year........     (148,826)      (14,883)     (279,436)                       --               --       (294,319)

Issuance of common stock
  upon exchange of CanArgo
  Oil & Gas, Inc.
  Exchangeable Shares......      148,826        14,883       279,436           --           --               --        294,319

Shares issued pursuant to
  private placement
  February 2002............    5,210,000       521,000     1,241,433           --           --               --      1,762,433

Shares issued pursuant to
  private placement May
  2002.....................      137,760        13,775        14,740           --           --               --         28,515

Share issuance costs.......          --            --       (162,215)          --                                     (162,215)

Current year adjustment....          --            --            --            --         4,668              --          4,668

Net loss...................          --            --            --            --           --        (5,327,701)   (5,327,701)
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Total, December 31, 2002...   97,356,206   $ 9,735,620  $145,151,475   $       --     $   4,668    $ (92,786,483)  $62,105,280
                             ===========   ===========  ============   ===========    =========    =============   ===========
Shares issued pursuant to
  Norio buy-out September
  2003.....................    6,000,000   $   600,000  $    540,000   $       --     $     --     $         --    $ 1,140,000

Shares issued pursuant to
  Manavi buy-out December
  2003.....................    2,000,000       200,000       460,000           --           --               --        660,000

Shares issued pursuant to
  Standby Equity
  Distribution Agreement...      261,782        26,178       (26,178)          --           --               --            --

Change in accounting policy
  pursuant to the Company
  electing to utilize the
  "prospective" method of
  transitioning to fair
  value method of
  accounting for stock-
  based compensation under
  SFAS No. 148.............          --            --        276,507           --           --               --        276,507

Current year adjustment....          --            --            --            --      (151,131)             --       (151,131)

Net loss...................          --            --            --            --           --        (7,322,215)   (7,322,215)
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Total, December 31, 2003...  105,617,988   $10,561,798  $146,401,804   $       --     $(146,463)   $(100,108,698)  $56,708,441
                             ===========   ===========  ============   ===========    =========    =============   ===========
Exercise of stock options
  and warrants.............    3,815,084   $   381,508  $    118,008   $       --     $     --     $         --    $   499,516

Shares issued pursuant to
  Standby Equity
  Distribution Agreement
  (Cornell Capital)........      163,218        16,322        79,446           --           --               --         95,768

Shares issued pursuant to
  Standby Equity
  Distribution Agreement
  (Newbridge Securities)...       30,799         3,080        15,091           --           --               --         18,171

Shares issued pursuant to
  Consultancy agreement
  (Europa Oil Services
  Ltd).....................    4,000,000       400,000     3,480,000           --           --               --      3,880,000

Shares issued pursuant to
  Consultancy agreement
  (CEOCast)................       80,000         8,000        49,600           --           --               --         57,600

Issue of Warrants to
  purchase 1 million shares
  pursuant to a loan loan
  agreement................          --            --        754,000           --           --               --        754,000

Issue of Warrants to
  purchase 300,000 shares
  pursuant to a Loan
  agreement................          --            --        197,040           --           --               --        197,040

Stock based compensation
  under SFAS 148...........          --            --      3,371,138    (1,976,102)         --               --      1,395,036

Shares issued pursuant to
  Standby Equity
  Distribution Agreement
  (Cornell Capital)........      425,000        42,500       182,750           --           --               --        225,250

Issue of Warrants to
  purchase 1 million shares
  pursuant to a Loan
  agreement................          --            --        263,786           --           --               --        263,786

Shares issued pursuant to a
  Gobal public offering....   75,000,000     7,500,000    30,000,000           --           --               --     37,500,000

Shares issue costs.........          --            --     (4,543,845)          --           --               --     (4,543,845)

Shares issued pursuant to
  CanArgo Norio Limited
  Buy-Out..................    6,000,000       600,000     3,720,000           --           --               --      4,320,000

Shares issued pursuant to
  Consultancy agreement
  (CEOCast)................       80,000         8,000        52,800           --           --               --         60,800

Current year adjustment....          --            --            --            --       146,463              --        146,463

Net loss...................          --            --            --            --           --        (4,757,494)   (4,757,494)
                             -----------   -----------  ------------   -----------    ---------    -------------   -----------
Total, December 31, 2004...  195,212,089   $19,521,208  $184,141,618   $(1,976,102)   $     --     $(104,866,192)  $96,820,532
                             ===========   ===========  ============   ===========    =========    =============   ===========




The accompanying notes are an integral part of the Consolidated Financial
                                   Statements.

NOTE 1 -- NATURE OF OPERATIONS

     CanArgo Energy Corporation, headquartered in Guernsey, British Isles, and its consolidated subsidiaries (collectively "CanArgo", "we", "our", "us"), is an integrated oil and gas company operating predominately within the Republic of Georgia. Our principal activity is the acquisition of interests in and development of crude oil and natural gas fields. In 2002 and 2003, we approved a plan to sell CanArgo Standard Oil Products Limited ("CSOP"), the Ukrainian development projects, the Georgian American Oil Refinery Limited ("GAOR") and a generating power unit. The corresponding assets and liabilities of these entities have been classified as "Assets held for sale" and "Liabilities held for sale" for all periods presented and the results of operations have been classified as discontinued for all periods presented. The minority interest related to CSOP and GAOR has not been reclassified for any of the periods presented, however net income from discontinued operations is disclosed net of taxes and minority interest.

     We have incurred recurring operating losses, and our operations did not generate positive cash flows in 2001. Although our operations did generate positive cash flows in 2002, our auditors at the time, PricewaterhouseCoopers, expressed a doubt as to our ability to continue as a going concern as at December 31, 2002 and to pursue our principal activities of acquiring interests in and developing oil and gas fields which were dependent upon us reducing costs, generating funds from internal sources including the sale of certain non-core assets, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities. The prior auditor's opinion does not extend to the financial statements as of December 31, 2004 and December 31, 2003.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements and notes thereto are prepared in accordance with accounting principles generally accepted in the United States. All amounts are in U.S. dollars. Certain items in the consolidated financial statements have been reclassified to conform to the current years presentation. There was no effect on the reported net loss as a result of these reclassifications.

  CONSOLIDATION

     The consolidated financial statements include the accounts of CanArgo Energy Corporation and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. Investments in less than majority owned corporations and corporate like entities in which we exercises significant influence are accounted for using the equity method. Entities in which we do not have significant influence are accounted for using the cost method.

  EQUITY METHOD

     Under the guidance of Emerging Issue Task Force D-46, "Accounting for Limited Partnership Investments" the Company uses the equity method to account for all of its limited partnership interests in oil and gas ventures that exceed 5% and is less than 50%. Under the equity method of accounting, the Company's proportionate share of the investees' net income or loss is included in "Equity Income from Investments" in the consolidated statements of operations. Any excess of the carrying value of the investment and loan advances over the underlying net equity of the investee is evaluated each reporting period for impairment.

     In accordance with Emerging Issues Task Force ("EITF") 98-13 "Accounting by an Equity Method Investor for Investee Losses When the Investor has Loans to and Investments in Other Securities of the Investee," and 99-10 "Percentage Used to Determine the Amount of Equity Method Losses," in the event that minority interest losses exceed stockholders' equity for the majority interest, the excess minority interest loss is recorded against loan advances or other forms of equity invested in the subsidiary. In accordance with the requirements of EITF 99-10 the Company has chosen to account for the percentage of losses to be applied to reduce its loan balance based on its ownership percentage and not on its relative percentage of investment in each security class across all investors.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Management believes that it is reasonably possible the following material estimates affecting the financial statements could significantly change in the coming year: (1) estimates of proved oil and gas reserves, (2) estimates as to the expected future cash flow from proved oil and gas properties, and (3) estimates of future dismantlement and restoration costs.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all liquid investments with an original maturity of three months or less to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reflected in the consolidated balance sheets for cash and equivalents, short-term receivables and short-term payables approximate their fair value due to the short maturity of the instruments. The carrying value of the long-term note payable with detachable warrants reflects a discount for the value of warrants and was $832,165 at December 31, 2004. The face amount of the note payable is $1,050,000. The carrying value of the short-term debt approximates fair value as the debt bears interest at a market rate.

  CONCENTRATION OF CREDIT RISK

     Although our cash and temporary investments and accounts receivable are exposed to potential credit loss, we do not believe such risk to be significant. Even though a substantial amount of funds were in accounts at financial institutions which were not covered under bank guarantees, management does not believe that maintaining balances in excess of bank guarantees resulted in a significant risk to us.

     As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, which are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on our financial position, results of operations, cash flows and our access to capital and on the quantities of oil and gas reserves that may be economically produced.

  RECLASSIFICATION

     Certain items in the consolidated financial statements have been reclassified to conform to the current year presentation. There was no effect on reported net loss as a result of these reclassifications.

  ALLOWANCE FOR DOUBTFUL DEBTS

     Accounts receivable are carried at the amount owed by customers, reduced by an allowance for estimated amounts that may not be collectible in the future. The allowance for doubtful accounts is estimated based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when we determine that amounts are not collectable and recoveries of previously written-off accounts are recorded when collected.

  INVENTORIES

     Inventories of crude oil refined products and supplies are valued at the lower of average cost or net realizable value.

  CAPITAL ASSETS

     Capital assets are recorded at cost less accumulated provisions for depreciation, depletion and amortization unless the carrying amount is viewed as not recoverable in which case the carrying value of the assets is reduced to the estimated recoverable amount. See "Impairment of Long-Lived Assets" below. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations. Unproved properties are not deemed to be impaired until the right to drill on those properties is lost and planned development has ceased.

     Oil And Gas Properties -- CanArgo and the unconsolidated entities (for which it accounts using the equity method) account for oil and gas properties and interests under the full cost method. Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs and a portion of interest expense, incurred for the purpose of finding oil and gas are capitalized and accumulated in pools on a country-by-country basis. Capitalized costs include the cost of drilling and equipping productive wells, including the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals and costs related to such activities. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

     Where proved reserves are established, capitalized costs are limited on a country-by-country basis (the ceiling test). The ceiling test is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using end-of-the-current-period prices, discounted at 10%, plus the lower of cost or estimated fair value of unproved properties, all net of expected income tax effects. Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess is charged as an impairment expense.

     We utilize a single cost center for each country where we have operations for amortization purposes. Any conveyances of properties are treated as adjustments to the cost of oil and gas properties with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

     The costs of investments in unproved properties and portions of costs associated with major development projects are excluded from the depreciation, depletion and amortization ("DD&A") calculation until the project is evaluated.

     Unproved property costs include leasehold costs, seismic costs and other costs incurred during the exploration phase. In areas where proved reserves are established, significant unproved properties are evaluated periodically for impairment. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Unproved properties whose acquisition costs are not individually significant are aggregated, and the portion of such costs estimated to be ultimately nonproductive, based on experience, is amortized to the full cost pool over an average holding period.

     In countries where the existence of proved reserves has not yet been determined, leasehold costs, seismic costs and other costs incurred during the exploration phase remain capitalized in unproved property cost centers until proved reserves have been established or until exploration activities cease. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to depreciation, depletion and amortization and the application of the ceiling test. If exploration efforts in a country are unsuccessful in establishing proved reserves, it may be determined that the value of exploratory costs incurred there have been permanently diminished in part or in whole. Therefore, based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest could be impaired, and accumulated costs charged against earnings.

     Property and Equipment -- Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years for office furniture and equipment to three to fifteen years for oil and gas related equipment.

     Discontinued Operations -- CanArgo Standard Oil Products' petrol stations and additions thereto were depreciated over the estimated useful lives of the assets ranging from ten to fifteen years until operations were reclassified as discontinued.

  REVENUE RECOGNITION

     We recognize revenues when goods have been delivered, when services have been performed, or when hydrocarbons have been produced and delivered and payment is reasonably assured.

  ADVANCES

     Advances received by CanArgo from joint venture partners, which are to be spent by us on behalf of the joint venture partners, are classified as payables and reflected in our cash flow statement within finance activities. When the cash advances are spent, the payable is reduced accordingly. These advances do not contribute to our operating profits and are accounted for/disclosed as balance sheet entries only within cash and payable to joint venture partner.

  FOREIGN OPERATIONS

     Our future operations and earnings will depend upon the results of our operations in the Republic of Georgia. There can be no assurance that we will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on our financial position, results of operations and cash flows. Also, the success of our operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since we are dependent on international operations, specifically those in the Republic of Georgia, we will be subject to various additional political, economic and other uncertainties. Among other risks, our operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

  FOREIGN CURRENCY TRANSLATION

     The U.S. dollar is the functional currency for our upstream operations and the Lari is the functional currency for marketing operations. All monetary assets and liabilities denominated in foreign currency are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and the resulting unrealized translation gains or losses are reflected in operations. Non-monetary assets are translated at historical exchange rates. Revenue and expense items (excluding depreciation and amortization which are translated at the same rates as the related assets) are translated at the average rate of exchange for the year.

  INCOME TAXES

     We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when appropriate, to reduce deferred tax assets to the amount expected to be realized.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its long-lived assets for impairment using the guidance of Statement of Financial Accounting Standard ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.

  DISMANTLEMENT, RESTORATION AND ENVIRONMENTAL COSTS

     Effective January 1, 2003, we recognize liabilities for asset retirement obligations associated with tangible long-lived assets, such as producing well sites, offshore production platforms, and natural gas processing plants, with a corresponding increase in the related long-lived asset. The asset retirement cost is depreciated along with the property and equipment in the full cost pool. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost.

     Upon adoption of this standard we recorded the fair value of its existing asset retirement obligations as if the liabilities had been initially accounted for in accordance with SFAS 143 using assumptions present at the date of adoption. The income statement effect of this treatment was recorded as a cumulative effect in accounting principle in the period of adoption. During 2003, we recorded a credit to income for the cumulative effect of change in accounting principle of $41,290, increased long-term liabilities to recognise our total obligation and increased net capital assets in accordance with the provisions of SFAS No. 143 to the amount of $82,000. We did not recognise deferred tax expense on the SFAS 143 credit as the group is in a net deferred tax asset position against which full allowance has been made as it is considered more likely than not that the deferred tax asset will not be realised. There was no impact on our cash flows as a result of adopting SFAS No.
143. The asset retirement obligation, which is included on the consolidated balance sheet in provision for future site restoration, was $422,000 at December 31, 2004. The pro-forma amounts assuming the new method of determination under SFAS 143 were not materially different to the amounts shown in the income statement and the balance sheet for the prior year.


                                                           2004     2003
                                                         -------  -------



Beginning balance, January 1............................ 151,000  123,290
Cumulative effect of change in accounting principle.....      --  (41,290)
New obligations incurred in 2004........................ 270,000       --
Liabilities settled in 2004.............................      --       --
Accretion of expense....................................  14,000       --
Revision in estimates, including timing................. (13,000)  69,000
                                                         -------  -------
Balance at December 31.................................. 422,000  151,000
                                                         =======  =======



  STOCK-BASED COMPENSATION PLANS

     Effective January 1, 2003, we adopted SFAS No. 123 Accounting For Stock-Based Compensation ("SFAS 123"), as amended by SFAS No. 148 Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123. We elected to utilize the "prospective" method of transitioning from the intrinsic value to the fair value method of accounting for stock-based compensation. Stock based awards in existence prior to 2003 will continue to be accounted for under APB Opinion No. 25 Accounting for Stock Issued to Employees, unless they are re-priced or modified.

     Prior to 2003, we applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation. Under Opinion No. 25, stock-based employee compensation cost was not recognized in net income when stock options granted had an exercise price equal, or greater, to the market value of the underlying common stock on the date of grant.

     The pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if we had accounted for our employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004, 2003 and 2002, respectively; risk free interest rates of 2.91%; dividend yields of 0%; volatility factors of the expected market price of CanArgo common stock of 80.47; and a weighted-average expected life of the options of four years. The following table illustrates the pro forma effect on net loss and net loss per share if the fair value based method had been applied to all outstanding and unvested awards for the years ended December 31, 2003 and 2002 where a difference occurred:


                                                         2003         2002
                                                     -----------  -----------



Net Loss as reported................................ $(7,322,215) $(5,327,701)
Add: Stock-based compensation cost, net of related
  tax effects, included in the determination of net
  income as reported................................     276,507           --
Less: Stock-based compensation cost, net of related
  Tax effects, that would have been included in the
  determination of net income reported if the fair
  value based method had been applied to all
  awards............................................     786,783      925,339
Pro forma net loss..................................  (7,832,491)  (6,253,040)
Loss per share
  Basic and diluted -- as reported..................       (0.08)       (0.06)
  Basic and diluted -- pro forma....................       (0.08)       (0.06)


  RECENTLY ISSUED PRONOUNCEMENTS

     In September 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 106 which expressed the Staff's views regarding the application of Statement of Financial Accounting Standards ("SFAS") No. 143 "Accounting for Asset Retirement Obligations" by oil and gas producing companies following the full-cost accounting method. SAB No. 106 specifies that subsequent to the adoption of SFAS No. 143 an oil and gas company following the full-cost method of accounting should include assets recorded in connection with the recognition of an asset retirement obligation pursuant to SFAS No. 143 as part of the costs subject to the full-cost ceiling limitation. The future cash outflows associated with settling the recorded asset retirement obligations should be excluded from the computation of the present value of estimated future net revenues used in applying the ceiling test. The Company will be required to adopt the provisions of SAB No. 106 prospectively in the first quarter of 2005 which will have no impact on the Company's results of operation or financial position.

     In September 2004, the FASB issued a FASB Staff Position to clarify that the scope exception in paragraph 8(b) of SFAS No. 142 includes the balance sheet classification and disclosures for drilling and mineral rights of oil and gas producing companies. Therefore, our historical practice of including the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties under SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," has been affirmed by the new FSP.

NOTE 3 -- RESTRICTED CASH

     Restricted cash consisted of the following at December 31:


                                                             2004     2003
                                                          ----------  ----



Restricted cash.......................................... $1,400,000   $--
                                                          ----------   ---
                                                          $1,400,000   $--
                                                          ==========   ===



     Restricted cash of $1,400,000 at December 31, 2004 relates to money placed in a third party escrow account in October 2004, to fund part of the horizontal development program at the Ninotsminda and Samgori Fields in Georgia. These funds are committed until such time as we complete the second well in the horizontal development program.

NOTE 4 -- ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31:


                                                         2004        2003
                                                      ----------  ---------



Trade receivables before allowance for doubtful
  debts.............................................. $1,081,055  $ 951,911
Allowance for doubtful debts.........................   (866,239)  (821,921)
Due from Samgori PSC partner.........................  1,057,534         --
Insurance receivable.................................  1,047,359         --
Other receivables....................................    206,733     31,782
                                                      ----------  ---------
                                                      $2,526,442  $ 161,772
                                                      ==========  =========



     Bad debt expense for 2004, 2003 and 2002 was $5,803, $170,000 and $250,000
respectively, and is reflected under other income in the statement of operations.

     In September 2004, we had a blow out of our N100 well. Our insurers will cover 80% of the costs associated with the blow out. Costs incurred as of December 31, 2004 were $1,309,198 and $1,047,357 is recorded as a receivable.

     Included in receivables is $1,057,534 due from Georgian Oil Samgori Limited for their share of capital expenditure on our horizontal well drilling program. We have funded 100% of the costs so far and should Georgian Oil Samgori Limited not be in a position to fund their share of the program costs, we are entitled to continue the project at our sole risk at which time the receivable would be transferred to oil and gas properties.

NOTE 5 -- INVENTORY

     Inventory consisted of the following at December 31:


                                                          2004      2003
                                                        --------  --------



Crude oil.............................................. $253,858  $468,793
                                                        --------  --------
                                                        $253,858  $468,793
                                                        ========  ========



NOTE 6 -- CAPITAL ASSETS

     Capital assets, net of accumulated depreciation and impairment, include the following at December 31, 2004:


                                                         ACCUMULATED       NET
                                                        DEPRECIATION     CAPITAL
                                             COST      AND IMPAIRMENT     ASSETS
                                         ------------  --------------  -----------



Oil and Gas Properties
  Proved properties..................... $ 61,458,503   $(23,382,448)  $38,076,055
  Unproved properties...................   25,102,945             --    25,102,945
                                         ------------   ------------   -----------
                                           86,561,448    (23,382,448)   63,179,000
                                         ------------   ------------   -----------
Property and Equipment
  Oil and gas related equipment.........   14,119,443     (4,693,368)    9,426,075
  Office furniture, fixtures and
     equipment and other................      689,439       (298,848)      390,591
                                         ------------   ------------   -----------
                                           14,808,882     (4,992,216)    9,816,666
                                         ------------   ------------   -----------
                                         $101,370,330   $(28,374,664)  $72,995,666
                                         ============   ============   ===========


     Capital assets, net of accumulated depreciation and impairment, include the following at December 31, 2003:


                                                        ACCUMULATED       NET
                                                       DEPRECIATION     CAPITAL
                                             COST     AND IMPAIRMENT     ASSETS
                                         -----------  --------------  -----------



Oil and Gas Properties
  Proved properties..................... $44,327,133   $(21,084,230)  $23,242,903
  Unproved properties...................  25,937,794             --    25,937,794
                                         -----------   ------------   -----------
                                          70,264,927    (21,084,230)   49,180,697
                                         -----------   ------------   -----------
Property and Equipment
  Oil and gas related equipment.........  12,350,840     (4,240,698)    8,110,142
  Office furniture, fixtures and
     equipment and other................   1,235,876       (858,482)      377,394
                                         -----------   ------------   -----------
                                          13,586,716     (5,099,180)    8,487,536
                                         -----------   ------------   -----------
                                         $83,851,643   $(26,183,410)  $57,668,233
                                         ===========   ============   ===========



  OIL AND GAS PROPERTIES

     Ultimate realization of the carrying value of our oil and gas properties will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo, which is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities, and the ability to market the oil and gas produced at or near world prices. In addition, we must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. If one or more of the above factors, or other factors, are different than anticipated, we may not recover our carrying value.

     As a result of application of the ceiling test limitation, CanArgo recorded a write-down in 2002 of oil and gas properties of $1,600,000. In 2003 and 2004, CanArgo did not need to write-down oil and gas properties due to the ceiling test.

     We generally have the principal responsibility for arranging financing for the oil and gas properties and ventures in which we have an interest. There can be no assurance, however, that we or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support our corporate and other activities or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interests of the Company, such entities or their respective stockholders or participants.

     The consolidated financial statements of CanArgo do not give effect to any additional impairment in the value of our investment in oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on our financial position, including realization of assets, results of operations, cash flows and prospects.

     Unproved property additions relate to our exploration activity in the period. Oil and gas related equipment includes new or refurbished drilling rigs and related equipment, all of which are located in the Republic of Georgia.

  PROPERTY AND EQUIPMENT

     "Property and Equipment, Oil and gas related equipment" includes drilling rigs and related equipment currently in use by us in the development of the Ninotsminda and Samgori Fields.

NOTE 7 -- PREPAID FINANCING FEES

     Prepaid financing fees at December 31 relate to the Cornell SEDA:


                                                             2004    2003
                                                           --------  ----



Prepaid financing fees.................................... $648,507   $--
                                                           --------   ---
                                                           $648,507   $--
                                                           ========   ===



     Prepaid financing fees are commissions and professional fees related to the Stand by Equity Distribution Agreement with Cornell Capital Partners LP. As proceeds are received under this agreement, the prepaid financing fees will offset capital in excess of par value. See Note 16 -- Stockholders' Equity for further detail regarding the Stand by Equity Distribution Agreement with Cornell Capital Partners LP.

NOTE 8 -- INVESTMENT IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES

     We have acquired interests in oil and gas and other ventures through less than majority interests in corporate and corporate-like entities. A summary of our net investment in and advances to oil and gas and other ventures consisted of the following at December 31:


                                                           2004      2003
                                                        ---------  -------



Investments in and Advances to Oil and Gas and Other
  Ventures
Kazakhstan -- Through 45% ownership of Tethys Petroleum
  Investments Limited.................................. $ 683,862  $    --
Other Investments -- net of impairment.................        --   75,000
                                                        ---------  -------
Total Investments in and Advances to Oil and Gas and
  Other Ventures....................................... $ 683,862  $75,000
                                                        ---------  -------
Equity in Profit (Loss) of Oil and Gas and Other
  Ventures
Kazakhstan.............................................  (205,230)      --
                                                        ---------  -------
Cumulative Equity in Profit (Loss) of Oil and Gas and
  other ventures.......................................  (205,230)      --
                                                        ---------  -------
Total Investments in and Advances to Oil and Gas and
  Other Ventures, Net of Equity Loss................... $ 478,632  $75,000
                                                        =========  =======



  KAZAKHSTAN PROJECT

     In September 2003, together with Atlantic Caspian Resources plc ("ACR"), we formed a limited partnership, Tethys Petroleum Investments Limited ("TPI") and its wholly owned subsidiary Tethys Kazakhstan Ltd ("TKI"). As part of this investment, ACR contributed its 70% ownership interest in Too BN Munai LLP ("BNM") into TKI in exchange for 10% ownership of TPI and we committed to funding the day to day operations and provide management services until third party financing could be arranged in exchange for 90% ownership of TPI. BNM's interest centers on the Akkulkovsky exploration area and the Kyzyloy Gas Field, located in western Kazakhstan, just to the west of the Aral Sea. In the four years prior to our ownership interest, ACR drilled two deep exploration wells in the Akkulkovsky area, which they plugged and abandoned after demonstrating the presence of hydrocarbons, due to funding limitations on their part. On the same day that we consummated the transaction to create TPI, we entered into an agreement to sell half of our ownership interest in TPI to Provincial Securities Limited, an investment company to which Mr. Russell Hammond, one of our non-executive directors, is an Investment Advisor, in consideration for future services of providing advice to us concerning funding the development of TPI as we intend to fund the majority of the development of the Kyzyloy Gas Field through third party financing.

     The following day we entered into a Technical Services Agreement and a Loan Agreement with TPI in which we agreed to provide our managerial expertise and to provide cash advances to fund and manage the day to day operations of TPI and to provide funding to secure additional site licences within the vicinity of the Kyzyloy Gas Field. The advances under the agreement, both cash and the value of services we perform on behalf of TPI, bear interest at the rate of 10% per annum and are repayable immediately upon the receipt by TPI of third party financing.

     In 2004 our total investment and advances amounted to $683,862 which consisted of cash investment and advances of $383,862 and $300,000 in non-cash management fees. In addition, we accrued an additional $30,215 in interest on our advances and fees to TPI during 2004.

     As discussed in Note 2, we have chosen to use our equity ownership percentage as the basis for recording our portion of our investees' loss and therefore first reduced our investment of $17,366 to zero and then applied the remaining equity losses of $187,864 to reduce the carrying value of our advances to $478,632.

     At December 31, 2004 the carrying value of our investment and advances exceeded the underlying equity in the net assets of the investee by $190,312.

  OTHER INVESTMENTS

     In May 1998, we led a consortium which submitted a bid in a tender for two large exploration blocks in the Caspian Sea, located off the shore of the autonomous Russian Republic of Dagestan. The consortium was the successful bidder in the tender and was awarded the right to negotiate licenses for the blocks. Following negotiations, licenses were issued in February 1999 to a majority-owned subsidiary of CanArgo. During 1999 we concluded that we did not have the resources to advance this project. Accordingly, in November 1999, we reduced our interest to 9.5%. Subsequent to this, a restructuring of interests in the project took place with us increasing our interest slightly to 10%, and with Rosneft, the Russian State owned oil company, becoming the majority owner of the project with a 75.1% ownership interest. Seismic data was acquired as part of this restructuring and future plans include interpretation of this data and possible drilling. However, due to our small interest in this project and our inability to secure an effective joint operating agreement, we have had little or no control over the operator. As management does not contemplate any further investment in this project, we have fully impaired our investment of $75,000 in the Caspian exploration project as of December 31, 2004.

NOTE 9 -- ADVANCE FROM JOINT VENTURE PARTNER

     In 2004, we received $290,000 and in 2003 we received payments in the amount of $1,427,612 from Georgian Oil in accordance with the Norio farm-in agreement. In 2003, CanArgo Norio signed a farm-in agreement relating to the Norio Production Sharing Agreement ("Norio PSA") with a wholly owned subsidiary of Georgian Oil, the Georgian State Oil Company. The farm-in agreement obligates Georgian Oil to advance us up to $2,000,000 to deepen to a planned depth of 16,400 feet (5,000 metres) the MK-72 well in return for a 15% interest in the contractor share of the Norio PSA. Georgian Oil also has an option, exercisable for a limited period after completion of the well, to increase its interest to 50% of the contractor share of the Norio PSA on payment to CanArgo Norio of US$6,500,000. If Georgian Oil exercises this option under the farm-in agreement, it loses its rights to exercise the option Georgian Oil is entitled to under the Norio PSA itself. The full amount of the $1,717,612 advanced to us as of December 31, 2004 from Georgian Oil, was spent on the MK-72 well by December 31, 2004.

NOTE 10 -- LOANS PAYABLE AND LONG TERM DEBT

     Loans payable at December 31 consisted of the following:


                                                          2004       2003
                                                       ----------  --------



Short term loans payable
Short term loan....................................... $       --  $102,179
Promissory Notes......................................  1,500,000        --
                                                       ----------  --------
Loans payable......................................... $1,500,000  $102,179
                                                       ==========  ========
Long term debt
Long term loans with detachable warrants.............. $1,050,000  $     --
Unamortized debt discount.............................   (217,835)       --
                                                       ----------  --------
Long term debt........................................ $  832,165  $     --
                                                       ==========  ========



     Short term loan payable of $102,179 at December 31, 2003 related to a short-term secured loan facility that matured and was paid in full on February 27, 2004.

     In order to insure timely procurement of long lead items for our drilling program in Georgia and for working capital purposes during 2004, we entered into a number of loan agreements as described below.

     On April 26, 2004, we entered into two loan and warrant agreements, one with Salahi Ozturk in which Mr. Ozturk advanced us $1,000,000 in exchange for which we issued to Mr. Ozturk a promissory note in the amount of $1,000,000 ("Original Loan") and the other for $306,000 with CA Fiduciary Services, Ltd Trustee for the SP525A Settlement ("CA"), for which we issued to CA a promissory note in the amount of $306,000. The notes to Mr. Ozturk and to CA bear interest at the rate of 7.5% per annum and had a term of six months. In addition to the promissory notes, we issued Mr. Ozturk a warrant to subscribe up to 1,000,000 shares of our common stock, with an exercise price of $1.00 per share and a term of five years from the date of grant and we issued to CA a warrant to subscribe up to 300,000 shares of our common stock, with an exercise price of $1.05 per share and a term of five years from the date of grant.

     Under Accounting Principles Board (APB) 14: "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" we allocated the proceeds from the issuances of the promissory note and warrants based on a fair value basis of each item. The fair value of the warrants was determined to be $754,000 for the 1,000,000 warrants issued to Mr. Ozturk and $197,040 for the 300,000 warrants issued to CA and was recorded as a discount to the value of the promissory note.

     We used the following assumptions to determine the fair value of the debt and warrants:


                                                        OZTURK LOAN  CA LOAN
                                                        -----------  -------



Stock price on date of grant...........................    $0.87      $0.78
Risk free rate of interest.............................     1.19%      1.15%
Expected life of warrant -- months.....................       60         60
Dividend rate..........................................       --         --
Historical volatility..................................      138%       132%


     The discounts were amortized to interest expense over the life of the promissory note using the effective interest method. The effective interest rate for the Ozturk and CA Loans were 218% and 188%, respectively.

     As a result of our completing an equity offering on September 22, 2004, we repaid both the Original Loan to Mr. Ozturk and the CA loan on September 30, 2004. The payoff of the CA loan resulted in our expensing the remaining unamortized debt discount for that loan. On payment of the Original Loan to Mr. Ozturk, the lien covering 50% of the revenues of Ninotsminda Oil Company Limited was terminated.

     On August 27, 2004, we entered into an amended and restated loan and warrant agreement ("Amended Agreement") with Mr. Ozturk, amending the loan and warrant agreement between the parties dated April 26,

2004. Under the terms of the amended loan and warrant agreement, Mr. Ozturk agreed to cancel the original warrant agreement and to advance the Company an additional $1,050,000 ("Additional Loan") and extend the maturity date of the original loan to one year from six months. The Additional Loan is repayable two years and one day from the date of the Amended Agreement unless it has previously been converted. Corporate finance fees of $50,000 were paid in respect of the Additional Loan. Interest is payable on the Additional Loan at a rate of 7.5% per annum. The first interest payment date was December 31, 2004 and was included rolled up interest for the period from August 27, 2004 until December 31, 2004. The Additional Loan is convertible into shares of CanArgo Common Stock ("Conversion Stock") at 15% above a market price of $0.60 in effect when the agreement was reached, subject to customary anti-dilution adjustments. We have the option to force conversion of the Additional Loan if our share price exceeds 160% of $0.60 (or $0.96 per share) for a period of 20 consecutive trading days. No conversion is possible for a period of one year from the date of the Amended Agreement.

     In consideration for advancing funds under the Amended Agreement and the Additional Loan, we issued to Mr. Ozturk a warrant to subscribe for 2,000,000 shares of our common stock at an exercise price 5% above the market price of our common stock on the date of grant, subject to customary anti-dilution adjustments. The new warrant was issued on August 27, 2004 and is exercisable for a period of four years commencing one year from the date of the Amended Agreement. The warrants are transferable to non-US persons and may only be exercised outside the US.

     Under the provisions of Emerging Issues Task Force ("EITF") 96-19 "Debtor's Accounting for a Modification or Exchange of Debt Instruments", the Company has treated the Amended Agreement as extinguishment of the Original Loan due to its determination that the provisions of the Amended Agreement represented a substantial modification of terms as defined in the EITF. The result of the extinguishment was for the Company to record a loss on extinguishment in the amount of $349,923, which represented the unamortized portion of the discount of the original loan on the date of the Amended Agreement.

     The Company's stock price at the time of the Amended Agreement was $0.51; consequently, pursuant to EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", the issuance of the Additional Loan and detachable warrants resulted in a discount being recorded in the amount of $263,786, which resulted from the relative fair value of the warrants, as determined using the black-scholes model, and will be amortized over the term of the Notes using the effective interest method.

     We used the following assumptions to determine the fair value of the debt and warrants:


                                                             ADDITIONAL LOAN
                                                             ---------------



Stock price on date of grant................................      $0.51
Risk free rate of interest..................................       2.51%
Expected life of warrant -- months..........................         48
Dividend rate...............................................         --
Historical volatility.......................................        108%


     The discounts are being amortized to interest expense over the life of the promissory note using the effective interest method. The effective interest rate was 18.9%. As of December 31, 2004 we had amortized $45,951 of the debt discount as interest expense.

     On May 19, 2004, we signed a promissory note with Cornell Capital Partners, L.P. ("Cornell Capital") whereby Cornell Capital agreed to advance us the sum of $1,500,000. This amount was originally payable on the earlier of 180 days from the date of the promissory note or within 60 days from the date that the Registration Statement on Form S-3 filed with the SEC on May 6, 2004 (Reg. No. 333-115261) was declared effective. If the promissory note is not repaid in full when due, interest shall accrue on the outstanding principal owing at the rate of 12% per annum. We paid to Cornell Capital a commitment fee of 5% of the principal amount of the promissory note which shall be set-off against the first $75,000 of fees payable by us to Cornell Capital under the Standby Equity Distribution Agreement dated February 11, 2004 (See "Liquidity and Capital Resources" below for a more detailed discussion). The Registration Statement was declared effective on February 3, 2005, we have repaid the promissory note in full by making a series of takedowns in February and March 2005 under the Standby Equity Distribution Agreement.

     On February 21, 2005, we sold 380,836 shares of CanArgo common stock at $1.31 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,500,000 to $1,000,000.

     On February 28, 2005, we sold 335,653 shares of CanArgo common stock at $1.47 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,000,000 to $500,000. The proceeds included additional proceeds attributable to 5,179 shares of Company's common stock issued pursuant to the takedown under the Equity Line completed on February 21, 2005 the proceeds of which should have been credited to the Company under its February 21, 2005 draw down.

     On March 7, 2005, we sold 344,758 shares of CanArgo common stock at $1.54 per share under the Cornell Facility. The interest owed on the note of $32,548 was included in the proceeds. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $500,000 to $0.

     On March 14, 2005, we sold 370,599 shares of CanArgo common stock at $1.67 per share under the Cornell Facility. This provided net proceeds of $569,500 to CanArgo.

     As at March 14, 2005 we have received $2,102,048 pursuant to 4 takedowns under the Cornell Facility in which we issued a total of 1,431,846 shares of our common stock to Cornell Capital.

NOTE 11 -- OTHER LIABILITIES

     Other liabilities consisted of the following at December 31:


                                                         2004        2003
                                                      ----------  ----------



Prepaid sales and oil sales security deposit......... $2,699,644  $3,228,899
Advanced proceeds, less costs of the sale of
  subsidiary.........................................         --   1,943,729
Prepaid licence fees.................................     80,000          --
Advanced proceeds from the sale of other assets......    301,195     301,195
                                                      ----------  ----------
                                                      $3,080,839  $5,473,823
                                                      ==========  ==========



     See Note 19 for details of the sale of the subsidiary classified as discontinued operation.

NOTE 12 -- ACCRUED LIABILITIES

     Accrued liabilities consisted of the following at December 31:


                                                          2004      2003
                                                        --------  --------



Professional fees...................................... $ 93,001  $231,396
  Other................................................   79,116   118,091
                                                        --------  --------
                                                        $172,117  $349,487
                                                        ========  ========



NOTE 13 -- MINORITY INTEREST

  CANARGO NORIO LIMITED

     In September 2003, CanArgo Norio Limited ("CNL") signed a Farm-In agreement (the "Agreement") relating to the Norio PSA with a wholly owned subsidiary of Georgian Oil, the Georgian State Oil Company ("Georgian Oil"). Georgian Oil is already a party to the Norio PSA as the commercial representative of the State. The Agreement obligates Georgian Oil to pay up to $2,000,000 to complete the MK-72 well on the Norio prospect in return for a 15% interest in the contractor share of the Norio PSA. Georgian Oil will also have an option (the "Option") exercisable for a limited period after completion of the well, to increase its interest to 50% of the contractor share of the Norio PSA on payment to CNL of $6,500,000.

     Coincident with the Georgian Oil farm-in, we concluded a transaction to purchase some of the minority interests in CNL by a share swap for shares in CanArgo. Through this exchange we acquired an additional 10.8% interest in CNL increasing our interest to 75%. This maintains our effective interest in the Norio PSA after Georgian Oil has completed the first stage of the farm-in at approximately 63.7%. The purchase was achieved by issuing 6,000,000 restricted CanArgo shares to the minority interest holders in CNL. Of the interests in CNL, 4% were owned by Provincial Securities Limited, a company to which Mr. Russell Hammond, a non-executive director of CanArgo, is a financial advisor. Provincial Securities Limited received2,273,523 shares of common stock in return for their interest. In the event that Georgian Oil exercises the Option and pays the required $6,500,000 to CNL we would be obligated to issue a further 3,000,000 restricted shares to the minority interest holders.

     On September 30, 2004 we announced that we had increased our interest in CNL, by buying out the remaining minority shareholder in that company, NPET Oil Limited. CNL will now become a wholly owned subsidiary of CanArgo. Following completion of the Georgian Oil farm-in to the Norio PSA, CNL will hold an 85% interest in the Norio PSA. CNL also holds 100% of the contractor's interest in the Block XIG and XIH Production Sharing Contract ("Tbilisi PSC"). This transaction has therefore increased our interest in the Norio PSA by 21.25%, and by 25% in the Tbilisi PSC. We have issued 6,000,000 restricted shares of our common stock valued at $4,320,000 to NPET Oil Limited in connection with this transaction. Upon recording this transaction, minority interest of $1,351,022 was reduced to $0 and oil and gas properties increased by $2,968,978. At the same time, our commitment under the Norio PSA and the original shareholders' agreement for a bonus payment of $800,000 to be paid by us to the other shareholders should commercial production be obtained from the Middle Eocene or older strata and a second bonus payment of $800,000 should production exceed 250 tonnes (approximately 1,900 barrels) of oil per day over any 90 day period has terminated.

  CANARGO STANDARD OIL PRODUCTS LIMITED

     In September 2002, we approved a plan to sell our interest in CanArgo Standard Oil Products Limited ("CSOP"), a petroleum product retail business in Georgia, to finance our Georgian and Ukrainian development projects. In October 2002, we reached agreement with Westrade Alliance LLC, an unaffiliated company, to sell our wholly owned subsidiary, CanArgo Petroleum Products Limited ("CPPL"), which held our 50% interest in CSOP for $4,000,000 in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due originally in August 2003 and subsequently extended. The final payment of the consideration was received by us in December 2004 at which time we transferred our ownership in CPPL to Westrade Alliance LLC. The results of CSOP's operations have been presented for financial statement purposes as discontinued operations. See Note 19 -- Discontinued Operations

  GEORGIAN AMERICAN OIL REFINERY

     In November 2000, we completed the acquisition of a 51% interest in the Georgian American Oil Refinery ("GAOR"), a company which owns a small refinery located at Sartichala, Georgia. From that date, GAOR became a subsidiary of CanArgo and its results have been included in our consolidated financial statements. However, due to operational difficulties and changes to the fiscal system in Georgia, GAOR ceased to operate during 2001.

     As a result of the uncertainty as to the ultimate recoverability of the carrying value of the refinery, we recorded in 2001 a write-down of the refinery's property, plant and equipment of approximately $3,500,000. During 2003, a debit balance of $1,274,895 in minority interest was written-off due to a change in the intentions of our minority interest owner and a plan to dispose of the asset. In 2004, we came to an agreement to sell our interest in the refinery. Our interest in the refinery was sold in February 2004.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

     We have contingent obligations and may incur additional obligations, absolute or contingent, with respect to the acquisition and development of oil and gas properties and ventures in which we have interests that require or may require us to expend funds and to issue shares of our Common Stock.

     At December 31, 2004, we had the contingent obligation to issue an aggregate of 187,500 shares of our Common Stock to Fielden Management Services PTY, Ltd (a third party management services company), subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske Field project, an oil field in Ukraine in which we had a previous interest.

     If Georgian Oil exercises an option available to it under the terms of the Norio farm-in agreement signed in September 2003, we would issue a further 3,000,000 restricted shares to Provincial Securities Limited and Georgian British Oil Services Company ("GBOSC"), the minority interest holders from whom we acquired an additional 10.8% interest in CanArgo Norio Limited.

     Under the Production Sharing Contract for Blocks XI(G) and XI(H) (the "Tbilisi PSC") in the Republic of Georgia our subsidiary CanArgo Norio Limited will evaluate existing seismic and geological data during the first year and acquire additional seismic data within three years of the effective date of the contract which is September 29, 2003. The total commitment over the next four years is $350,000.

     In 2002, the Participation Agreement for the three well exploration program on the Ninotsminda area with AES was terminated without AES earning any rights to any of the Ninotsminda area reservoirs. We therefore have no present obligations in respect of AES. However, under a separate Letter of Agreement, if gas from the Sub Middle Eocene is discovered and produced from the exploration area covered by the Participation Agreement, AES will be entitled to recover at the rate of 15% of future gas sales from the Sub Middle Eocene, net of operating costs, approximately $7,500,000, representing their prior funding under the Participation Agreement.

     Ninotsminda Oil Company Limited has a commitment to repay $2,300,000 arising from security deposit payments under an oil sales agreement with Primrose Financial Group ("Primrose") dated May 5, 2004. The security may be paid in oil at the end of the contract period. In February 2005 we cancelled our oil sales agreement with Primrose and repaid the advance in full. See Note
23 -- Subsequent Events.

     In April 2004, we acquired a 50% interest in the Samgori (Block XI(B)) Production Sharing Contract ("Samgori PSC") in Georgia. This interest was acquired from Georgian Oil Samgori Limited ("GOSL"), a company wholly owned by Georgian Oil, by one of our subsidiaries, CanArgo Samgori Limited ("CSL"). Under the terms of the agreement dated January 8, 2004, up to 10 horizontal wells will be drilled on the Samgori Field. Upon completion of well S302 in October 2004, which was funded 100% by us, we satisfied our commitment to GOSL under the acquisition agreement. The remainder of the drilling program will be funded jointly by CSL and GOSL, the Contractor parties, pro rata their interest in the Samgori PSC. The total cost to us of participating in the whole program, which is due to be completed within 36 months, is anticipated to be up to $13,500,000.

     The original Contractor party to the Samgori PSC, National Petroleum Limited ("NPL"), has an option to reacquire its Contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program is not completed in part within 18 months of the WCD and in full within 36 months of the WCD. Furthermore, NPL has outstanding costs and expenses of $37,528,964 in relation to the Samgori PSC which are recoverable by NPL receiving 30% of annual net profit from the Field until such costs have been fully repaid. Under the Samgori PSC, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of the cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration in Block XI(B) ("Cost Recovery"). The Cost Recovery pool includes the $37,528,964 costs previously incurred by NPL. The balance of production ("Profit Oil") is allocated on a 60/40 basis between the State and the Contractor parties respectively. While GOSL and CSL continue to have unrecovered costs, they will receive 75% of total production (net 37.5% to us). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties will receive 30% of Profit Oil (net 15% to us). The allocation of a share of production to the State, however, relieves the Contractor parties of all obligations they would otherwise have to pay the Republic of Georgia for taxes, duties and levies related to activities covered by the Samgori PSC. After NPL's costs are repaid from either Field production or other production in the PSC (in the event that new fields are developed in areas identified using seismic surveys originally performed by NPL), NPL shall continue to receive 5% of annual net profit.

     Under the Samgori PSC, Georgian Oil as the State representative in the contract is entitled to receive up to 250,000 tons (approximately 1.6 million barrels) of oil ("Base Level Oil") from a maximum of 50% per calendar quarter of production when the value of the cumulative Cost Recovery Petroleum, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor parties exceeds the cumulative allowable capital, operating and other project costs including finance costs associated with the Samgori Field and exploration in Block XIB and the NPL costs. While Base Level Oil is being delivered to Georgian Oil, the Contractor parties will continue to be entitled to a maximum of 50% of the remaining Profit Oil. The Base Level Oil is an estimate of the amount of oil that

     Georgian Oil would have expected to produce from the contract area had the State not come to a contractual arrangement with the previous Contractor party in 1996.

     Upon completion of the acquisition of an interest in the Samgori PSC we had a contractual obligation to issue 4,000,000 shares of CanArgo Common Stock to Europa Oil Services Limited ("Europa"), an unaffiliated company in connection with a consultancy agreement with Europa in relation to this acquisition. On April 16, 2004 Europa was issued with 4,000,000 restricted shares of CanArgo Common Stock valued at $3,880,000 in an arms length transaction, which correspondingly increased our investment in oil and gas properties. A further 12,000,000 shares of CanArgo Common Stock are issuable upon certain production targets being met from future developments under the Samgori PSC.

     Lease Commitments -- We lease office space under non-cancelable operating lease agreements. Rental expense for the years ended December 31, 2004, 2003 and 2002 was $379,102, $395,355 and $327,254 respectively. Future minimum rental payments over the next five years for our lease obligations as of December 31, 2004, are as follows:




2005.......................................................... $  363,550
2006..........................................................    321,370
2007..........................................................    312,630
2008..........................................................    312,630
2009..........................................................    312,630
Thereafter....................................................    156,315*
                                                               ----------
                                                               $1,779,125
                                                               ==========



--------

* This represents payments for 6 months in 2010.

     No parent company guarantees have been provided by CanArgo with respect to our contingent obligations and commitments.

NOTE 15 -- CONCENTRATIONS OF CREDIT RISK

     Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and advances to oil and gas investees. We place our temporary cash investments with high credit quality financial institutions. Accounts receivable relates primarily to entities active in the energy and manufacturing sectors. The concentration of credit risk associated with accounts receivable is reduced as our debtors are spread across several countries and industries.

NOTE 16 -- STOCKHOLDERS' EQUITY

     On July 8, 1998, at a Special Meeting of Stockholders, the stockholders of CanArgo approved the acquisition of all of the common stock of CanArgo Oil and Gas ("CAOG") for Common Stock of the Company pursuant to the terms of an Amended and Restated Combination Agreement between those two companies (the "Combination Agreement"). Upon completion of the acquisition on July 15, 1998, CAOG became a subsidiary of CanArgo, and each previously outstanding share of CAOG common stock was converted into the right to receive 0.8 shares (the "Exchangeable Shares") of CAOG which are exchangeable generally at the option of the holders for shares of CanArgo's Common Stock on a share-for-share basis.

     On January 24, 2002 we announced that we had established May 24, 2002 as the redemption date for all of the Exchangeable Shares of CAOG since the number of outstanding Exchangeable Shares had fallen below the minimum 853,071 share threshold. Each Exchangeable Share was purchased by CanArgo for shares of CanArgo Common Stock on a share-for-share basis resulting in the issuance of an aggregate of 148,826 shares of Common Stock. No cash consideration was issued by CanArgo and the purchase did not increase the total number of shares of Common Stock of CanArgo deemed issued and issuable.

     In February 2004, we announced that we had signed a Standby Equity Distribution Agreement that allows us, at our option, to issue shares to US-based investment fund Cornell Capital Partners LP up to a maximum value of $20,000,000 over a period of up to two years from the date on which the Registration Statement on Form S-3 registering for resale the shares under the Securities Act of 1933, as amended ("Securities Act") is declared effective. The Registration Statement was declared effective by the SEC on February 3, 2005

     The total number of shares of common stock authorized was 300,000,000 as of 31 December 2004 and 150,000,000 for 2003 and 2002.

     As of December 31, 2004, we had 5,000,000 shares of $0.10 par value preferred stock authorized, of which none were outstanding. The Board of Directors may at any time issue additional shares of preferred stock and may designate the rights and privileges of a series of preferred stock without any prior approval by the stockholders.

     During the years ended December 31, 2004 and 2003, the following transactions regarding CanArgo's Common Stock were consummated pursuant to authorization by CanArgo's Board of Directors or duly constituted committees thereof.

  YEAR ENDED DECEMBER 31, 2004

     - In February 2004, 163,218 shares of our common stock were issued at $0.56 per share to Cornell Capital Partners, L.P. as part payment of the commitment fee payable pursuant to the Standby Equity Distribution Agreement between Cornell and the Company ("Equity Line of Credit").

     - In February 2004, 30,799 shares of our common stock were issued at $0.33 per share to Newbridge Securities Corporation pursuant to the Placement Agent Agreement among CanArgo Energy Corporation, Newbridge Securities Corporation and Cornell Capital Partners in terms of which Newbridge advised the Company and acted as our exclusive placement agent in respect of the Equity Line of Credit.

     - In March 2004, 3,815,084 shares of CanArgo common stock were issued at an average of $0.13 per share as a result of employees exercising stock options.

     - In April, 2004 we issued 4,000,000 shares of CanArgo common stock at $0.94 per share to Europa Oil Services Limited pursuant to a consultancy agreement to acquire an interest in the Samgori PSC.

     - In July, 2004 we issued 80,000 shares of CanArgo common stock at 0.70 per share to CEOcast Inc in relation to a consultancy agreement between CanArgo and CEOcast Inc dated May 17, 2004. Such shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2)

     - In July 2004, we issued 425,000 shares of our common stock at $0.50 per share to Cornell Capital Partners, L.P. as part payment of the commitment fee payable pursuant to the Standby Equity Distribution Agreement between Cornell and the Company ("Equity Line of Credit").

     - In September 2004, we completed a global public offering ("Global Offering") of 75 million shares of our common stock at an offering price of $0.50 per share. We raised gross proceeds of $37,500,000 and paid total commissions and expenses related to the Global Offering of $4,543,845 which resulted in net proceeds to the Company of $32,956,155.

     - In September, 2004 we issued 6,000,000 restricted shares of our common stock at $0.72 per share to NPET Oil Limited to increase our interest in CanArgo Norio Limited, by buying out the remaining minority shareholder in that company, NPET Oil Limited.

     - In November 2004, 80,000 shares of CanArgo common stock were issueable to CEOcast Inc in relation to a consultancy agreement between CanArgo and CEOcast.

  YEAR ENDED DECEMBER 31, 2003

     - In September 2003, CanArgo issued 6,000,000 shares at $0.19 per share for purchase some of an additional 10.8% interest in CanArgo Norio.

     - In December 2003, CanArgo issued 2,000,000 shares at $0.33 per share upon completion of the purchase of the interest of the farm-in partner in the Manavi well.

     - In December 2003, CanArgo issued 261,782 shares at $0.33 per share upon completion of a Standby Equity Distribution Agreement that allowed CanArgo, at its option, to issue shares to US-based investment fund Cornell Capital Partners LP up to a maximum value of $6 million. This facility was terminated on February 11, 2004 when the Company entered into a further standby equity distribution agreement.

  YEAR ENDED DECEMBER 31, 2002

     - In February 2002, CanArgo issued 5,210,000 shares at $0.34 per share upon completion of a private placement.

     - In May 2002, CanArgo issued 137,760 shares at $0.21 to David Robson, CanArgo's Chief Executive Officer, for gross proceeds of approximately $29,000 upon completion of a private placement.

     - In May, 2002 CanArgo redeemed all of the Exchangeable Shares of CAOG since the number of outstanding Exchangeable Shares had fallen below the minimum 853,071 share threshold. Each Exchangeable Share was purchased by CanArgo for shares of CanArgo Common Stock on a share-for-share basis resulting in the issuance of an aggregate of 148,826 shares of Common Stock. No cash consideration was issued by CanArgo and the purchase did not increase the total number of shares of Common Stock of CanArgo deemed issued and issuable.

NOTE 17 -- NET LOSS PER COMMON SHARE

     Earnings (loss) per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic and diluted earnings per share are provided for continuing operations, discontinued operations, cumulative effect of change of accounting principle and net income (loss). Basic earnings (loss) per share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise of securities (warrants, options and convertible debt) into common stock. Outstanding options and warrants to purchase common stock are not included in the computation of diluted loss per share because the effect of these instruments would be anti-dilutive for the loss periods presented.

     Basic and diluted net loss per common share for the years ended December 31, 2004, 2003 and 2002 were based on the weighted average number of common shares outstanding during those periods. Options and warrants to purchase CanArgo's Common Stock were outstanding during the years ended December 31, 2004, 2003 and 2002 but were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been anti-dilutive. The total number of such shares excluded from diluted net loss per common share were 14,834,080, 7,986,167 and 6,734,501 for each of the years ended December 31, 2004, 2003 and 2002 respectively.

NOTE 18 -- INCOME TAXES

     CanArgo and its domestic subsidiaries file a U.S. consolidated income tax return. No benefit for U.S. income taxes has been recorded in these consolidated financial statements because of CanArgo's inability to recognize deferred tax assets under provisions of SFAS 109. Due to the implementation of the quasi-reorganization as of October 31, 1988, future reductions of the valuation allowance relating to those deferred tax assets existing at the date of the quasi-reorganization, if any, will be allocated to capital in excess of par value. A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and CanArgo's reported provision for income taxes is as follows:


                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                               2004         2003         2002
                                           -----------  -----------  -----------



Income tax benefit at statutory rate...... $(1,617,548) $(2,386,000) $(1,811,418)
Benefit of losses not recognized..........   1,617,548    2,386,000    1,811,418
Provision for income taxes................ $        --  $        --  $        --
                                           ===========  ===========  ===========
Effective tax rate........................           0%           0%           0%
                                           ===========  ===========  ===========



     The components of deferred tax assets consisted of the following as of December 31:


                                                       2004          2003
                                                   ------------  ------------



Net operating loss carryforwards.................. $ 10,957,000  $  8,443,000
Foreign net operating loss carryforwards..........    3,573,000     5,953,000
Net timing differences on impairments and
  accelerated capital allowances..................    9,383,000     9,383,000
                                                   ------------  ------------
                                                     23,913,000    23,779,000
Valuation allowance...............................  (23,913,000)  (23,779,000)
                                                   ------------  ------------
Net deferred tax asset recognized in balance
  sheet........................................... $         --  $         --
                                                   ============  ============



     On August 1, 1991, August 17, 1994, July 15, 1998 and June 28, 2000,
CanArgo experienced changes in ownership as defined in Section 382 of the Internal Revenue Code ("IRC"). The effect of these changes in ownership is to limit the utilization of certain existing net operating loss carryforwards for income tax purposes to approximately $413,000 per year on a cumulative basis. As of December 31, 2004, total U.S. net operating loss carryforwards were approximately $32,225,000. Of that amount, approximately $21,472,000 was incurred prior to the ownership change in 2000 and is subject to the IRC Section 382 limitation. See Note 2 of Notes to Consolidated Financial Statements.

     The U.S. net operating loss carryforwards expire from 2005 to 2024. CanArgo also has approximately $10,508,000 of foreign net operating loss carryforwards. A significant portion of the foreign net operating loss carryforwards are subject to limitations similar to IRC Section 382.

     CanArgo's available net operating loss carryforwards may be used to offset future taxable income, if any, prior to their expiration. CanArgo may experience further limitations on the utilization of net operating loss carryforwards and other tax benefits as a result of additional changes in ownership.

NOTE 19 -- DISCONTINUED OPERATIONS

  CANARGO STANDARD OIL PRODUCTS

     In September 2002, we approved a plan to sell our interest in CanArgo Standard Oil Products Limited ("CSOP"), a petroleum product retail business in Georgia, to finance our Georgian and Ukrainian development projects. In October 2002, we reached agreement with Westrade Alliance LLC, an unaffiliated company, to sell our wholly owned subsidiary, CanArgo Petroleum Products Limited ("CPPL"), which held our 50% interest in CSOP for $4,000,000 in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due originally in August 2003 and subsequently extended. The total payment received in 2004 was $1,857,000 with the final payment of the consideration received by us in December 2004 at which time we transferred our ownership in CPPL to Westrade Alliance LLC. The gain recorded on disposition of subsidiary was $1,275,351.

     The results of discontinued operations in respect of CSOP consisted of the following for the years ending December 31:


                                                 2004      2003        2002
                                               -------  ----------  ----------



Operating Revenues............................ $    --  $9,837,445  $7,390,138
Income Before Income Taxes and Minority
  Interest....................................  18,242     392,411     366,556
Income Taxes..................................      --     (25,297)    (24,132)
Minority Interest in Income...................      --    (183,557)   (171,212)
                                               -------  ----------  ----------
Net Income from Discontinued Operation........ $18,242  $  183,557  $  171,212
                                               =======  ==========  ==========



     Gross consolidated assets and liabilities in respect of CSOP that are included in "assets and liabilities held for sale" consisted of the following at December 31:


                                                          2004     2003
                                                          ----  ----------



Assets held for sale:
Cash and cash equivalents................................  $--  $   30,236
Accounts receivable......................................   --   1,675,317
Inventory................................................   --     247,758
Other current assets.....................................   --     174,049
Capital assets, net......................................   --   6,629,450
Investment in other ventures, net........................   --     594,484
                                                           ---  ----------
                                                           $--  $9,351,294
                                                           ===  ==========
Liabilities held for sale:
Accounts payable.........................................  $--  $  174,506
Current portion of long term debt........................   --     958,346
Income taxes payable.....................................   --         261
Long term debt...........................................   --   2,816,065
                                                           ---  ----------
                                                           $--  $3,949,178
                                                           ===  ==========



     During 2003, investments in other ventures included three petrol station sites in Tbilisi, Georgia in which CanArgo had a 50% non-controlling interest. CanArgo accounted for its interest in the three petrol station sites using the equity method and consolidated the remaining sites in which it has controlling interest.

     In 2002, the three petrol station sites that CanArgo has a 50% non-controlling interest entered into credit facility agreements amounting to $550,000 with a commercial lender in Georgia. As of December 31, 2003, $261,824 under the facilities were outstanding.

     From November 2001 through December 2003, CSOP entered into eight credit facility agreements totaling $5,640,000 with commercial lenders in Georgia and Greece to fund expansion of its petrol station network. As of December 31, 2003, CanArgo had outstanding balances of $3,774,411 related to these credit facilities.

  LATERAL VECTOR RESOURCES INC.

     Lateral Vector Resources Inc. ("LVR"), a wholly-owned subsidiary of CanArgo acquired by us in July 2001, negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity ("JIPA") agreement in 1998 to develop the Bugruvativske Field located in Eastern Ukraine.

     In 2003, due to the lack of progress with the implementation of the JIPA, and failure to reach a negotiated agreement with Ukrnafta, management reached the decision to dispose of its interest in the Bugruvativske project and withdraw from Ukraine. Consequently, we recorded in 2003 a write-down in respect to the LVR deal and the acquisition of the Bugruvativske Field of approximately $4,790,727, which reduced the carrying value of LVR to $250,000 as of December 31, 2003. No gain or loss was recorded in 2004 upon the sale of LVR.

     On May 28, 2004, we announced that pursuant to a signed agreement between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field through the disposal of LVR for $2,000,000. We received $250,000 as an initial payment and will receive the remaining $1,750,000 based upon certain production targets being achieved on the project. As of March 14, 2005, we had not received any further payments.

     The assets and liabilities of LVR have been classified as "Assets held for sale" and "Liabilities held for sale" for the year ended December 31, 2003. The results of operations of LVR have been classified as discontinued for the year ended December 31, 2003 and December 31, 2002.

     The results of discontinued operations in respect of LVR consisted of the following for the years ending December 31:


                                                  2004      2003       2002
                                                  ----  -----------  --------



Income (Loss) Before Income Taxes and Minority
  Interest.......................................   --   (4,849,036)  (12,735)
                                                   ---  -----------  --------
Net Income (Loss) from Discontinued Operation....  $--  $(4,849,036) $(12,735)
                                                   ===  ===========  ========



     Gross consolidated assets in respect of LVR that are included in "assets held for sale" consisted of the following at December 31:


                                                           2004    2003
                                                           ----  --------



Assets held for sale:
Capital assets, net.......................................   --   250,000
                                                            ---  --------
                                                            $--  $250,000
                                                            ===  ========



     There were no Gross consolidated liabilities in respect of LVR included in "liabilities held for sale" at December 31, 2003.

  GEORGIAN AMERICAN OIL REFINERY

     In 2003, we approved a plan to dispose of our interest in the Georgian American Oil Refinery Limited ("GAOR") as the refinery had remained closed since 2001 and neither we nor our partners could find a commercially viable option to putting the refinery back into operation. In February 2004, we reach agreement with a local Georgian company to sell our 51% interest in GAOR for a nominal price of one US dollar and the assumption of all the obligations and debts of GAOR to the State of Georgia including deferred tax liabilities of approximately $380,000. The gain recorded on disposition of GAOR was $330,923. In 2003, we announced publicly that we were re-evaluating our treatment in our 2001 and 2002 financial statements of our minority interest in GAOR. After reviewing the basis for our accounting for our interest in GAOR and after discussions with our former auditors we have concluded that our interest was properly accounted for in those statements.

     The assets and liabilities of GAOR have been classified as "Assets held for sale" and "Liabilities held for sale" for the year ended December 31, 2003. The results of operations of GAOR have been classified as discontinued for all periods presented. The minority interest related to GAOR has not been reclassified for any of the periods presented, however net income from discontinued operations is disclosed net of taxes and minority interest. During 2003, a debit balance of $1,274,895 in minority interest was written-off due to a change in the intentions of our minority interest owner and a plan to dispose of the asset. The plan to dispose of the asset also led to the write-off of an inter-company payable relating to oil sales purchased from Ninotsminda Oil Company Limited. These items have been respectively recorded in impairment of other assets and other income (expense) components of continuing operations.

     The results of discontinued operations in respect of GAOR consisted of the following for the years ending December 31:


                                                 2004        2003       2002
                                              ---------  -----------  --------



Operating Revenues........................... $      --  $        --  $ 90,187
Income (Loss) Before Income Taxes and
  Minority Interest..........................        --   (1,485,705)  (16,180)
Minority Interest in Loss....................  (523,968)    (492,592)    7,928
                                              ---------  -----------  --------
Net Income (Loss) from Discontinued
  Operation.................................. $(523,968) $(1,978,656) $ (8,252)
                                              =========  ===========  ========



     Gross consolidated assets and liabilities in respect of GAOR that are included in "assets and liabilities held for sale" consisted of the following at December 31:


                                                           2004    2003
                                                           ----  --------



Assets held for sale:
Cash and cash equivalents.................................  $--  $ 14,095
Accounts receivable.......................................   --        --
Inventory.................................................   --    29,482
Other current assets......................................   --    13,915
Capital assets, net.......................................   --   100,000
                                                            ---  --------
                                                            $--  $157,492
                                                            ===  ========
Liabilities held for sale:
Accounts payable..........................................  $--  $466,762
                                                            ---  --------
                                                            $--  $466,762
                                                            ===  ========



  3-MEGAWATT DUEL FUEL POWER GENERATOR

     In 2003, we signed a sales agreement disposing of a 3-megawatt duel fuel power generator for $600,000. Following receipt of a non-refundable deposit of $300,000, the unit was shipped to the US for testing. The test was completed at the beginning of 2005 and we expect the generator will be delivered to the buyer in the near future following receipt of the final payment.

     The generator has been classified as "Assets held for sale" for all periods presented. The generator was impaired in 2003 by $80,000 to reflect its fair value less cost to sell. The results for the generator are the following for the years ending December 31:


                                                       2004    2003    2002
                                                       ----  --------  ----



Income (Loss) Before Income Taxes and Minority
  Interest............................................   --  $(80,000)   --
                                                        ---  --------   ---
Net Income (Loss) from Discontinued Operation.........  $--  $(80,000)  $--
                                                        ===  ========   ===


     Gross consolidated assets in respect of the generator included in "assets held for sale" consisted of the following at December 31:


                                                          2004      2003
                                                        --------  --------



Assets held for sale:
Capital assets, net.................................... $600,000  $587,291
                                                        --------  --------
                                                        $600,000  $587,291
                                                        ========  ========



NOTE 20 -- SEGMENT AND GEOGRAPHICAL DATA

     During the year ended December 31, 2004 CanArgo's continuing operations operated through one business segment, oil and gas exploration.

     During the year ended December 31, 2004 CanArgo disposed of its downstream activities in Georgia and all operations outside of Georgia. As a result all prior year figures now represent upstream activities in Georgia only and no segment and geographical data is deemed necessary.

     In 2004, we sold our oil and gas production in Eastern Europe to thirty five (2003 -- thirty two, 2002 -- twenty two) customers. In 2004 sales to three third party customers represented 22%, 21% and 19% of oil and gas revenue respectively. In 2003 sales to three third party customers represented 42%, 32% and 17% of oil and gas revenue respectively. In 2002 sales to four third party customers represented 28%, 26%, 20% and 20% of oil and gas revenue respectively.

NOTE 21 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The cash paid for interest expense for the years ended December 31, 2004, 2003 and 2002 was $111,559, $35,387 and $734 respectively.

     There was no cash paid for income taxes for the years ended December 31, 2004, 2003 and 2002.

NOTE 22 -- STOCK-BASED COMPENSATION PLANS

     At December 31, 2004, stock options and warrants had been issued from the following stock based compensation plans:

     - 1995 Long-Term Incentive Plan ("1995 Plan").   Adopted by the Company in
       February 1996, this plan allows for up to 7,500,000 shares of the Company's common stock to be issued to officers, directors, employees, consultants and advisors. As of December 31, 2004, 2,931,500 options issued under this plan were outstanding;

     - Amended and Restated CEI Plan ("CAOG Plan").   Adopted by the Company
       following the acquisition by the Company of CanArgo Oil & Gas Inc. in 1998, this plan allowed for 988,000 shares of the Company's common stock to be issued to employees, consultants and advisors. As of December 31, 2004, 525,000 options issued under this plan were outstanding;

     - Special Stock Options and Warrants.   Adopted by the Company in September
       2000, this plan was created to allow the Company to retain and provide incentives to existing executive officers and directors and to allow recruitment of new officers and directors following the Company's decision to relocate finance and administrative functions from Calgary, Canada, to London, England. As of December 31, 2004, 1,928,333 special stock options and warrants issued under this plan were outstanding; and

     - 2004 Long Term Stock Incentive Plan ("2004 Plan").   Adopted by the
       Company in May 2004, this plan allows for up to 10,000,000 shares of the Company's common stock to be issued to officers, directors, employees, consultants and advisors. As of December 31, 2004, 5,088,000 options issued under this plan were outstanding.

     In September and November 2004, CanArgo Energy Corporation issued 5,088,000 new options under the 2004 Long Term Stock Incentive Plan. The exercise price for the issued options is US $0.65 (approximately NOK 4.42) for 5,028,000 issued in September and US $0.95 issued in November, this being at a 10% premium to the trading share price on the date of grant. All these options vested over two years and the options issued in September and November expire on September 23, 2011 and November 23, 2011, respectively. For both issuances, there is an acceleration clause which stipulates that should the holder benefically own 10% of the common stock, then the expiration date is 5 years after the grant date. With regards to individual officers and directors, details of existing and new options are as follows:


                                                                  NEW
                                                                OPTIONS
                                                               ---------



David Robson.................................................. 1,500,000
Vincent McDonnell.............................................   900,000
Liz Landles...................................................   510,000
Michael Ayre..................................................   255,000
Russ Hammond..................................................   255,000
Nils Trulsvik.................................................   255,000


     In March 2003, CanArgo Energy Corporation resolved to issue 1,589,166 new options and amend the terms and conditions attaching to 5,117,501 of existing options. The exercise price for the newly issued options is US $0.10 (approximately NOK 0.71) approximately 2.5 times the trading share price on the date of grant. All these options vested immediately and expire on March 4, 2008. With regards to individual officers and directors, details of existing and new options are as follows:


                                                 AMENDED     NEW
                                                  TERMS    OPTIONS    TOTAL
                                                ---------  -------  ---------



David Robson................................... 2,666,667  333,333  3,000,000
Vincent McDonnell..............................   300,000  300,000    600,000
Russ Hammond...................................   346,250  153,750    500,000
Nils Trulsvik..................................   346,250  153,750    500,000
Liz Landles....................................   172,000   28,000    200,000


     The purpose of the Company's stock option plans is to further the interest of the Company by enabling officers, directors, employees, consultants and advisors of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options and stock appreciation rights granted under its various stock option plans.

     A summary of the status of stock options granted under the 1995 Plan, CAOG Plan and special stock options and warrants is as follows:


                                                                               WEIGHTED
                                                             SHARES ISSUABLE    AVERAGE
                                          SHARES AVAILABLE  UNDER OUTSTANDING  EXERCISE
                                              FOR ISSUE          OPTIONS         PRICE
                                          ----------------  -----------------  --------



BALANCE, DECEMBER 31, 2001...............     2,111,335          7,092,001       0.92
Options (1995 Plan):
  Increase in shares available for
     issue...............................
  Granted at market......................      (130,000)           130,000       0.14
  Exercised..............................            --                 --
  Expired................................       307,500           (307,500)      0.25
CAOG Plan Authorization:
  Granted at market......................            --                 --
  Exercised..............................            --                 --
  Expired................................       180,000           (180,000)      1.11
                                             ----------         ----------       ----

                                                                               WEIGHTED
                                                             SHARES ISSUABLE    AVERAGE
                                          SHARES AVAILABLE  UNDER OUTSTANDING  EXERCISE
                                              FOR ISSUE          OPTIONS         PRICE
                                          ----------------  -----------------  --------

BALANCE, DECEMBER 31, 2002...............     2,468,835          6,734,501       0.93
Options (1995 Plan):
  Increase in shares available for
     issue...............................
  Granted at market......................    (1,291,833)         1,291,833       0.10
  Exercised..............................            --                 --
  Expired................................       132,500           (132,500)      1.35
CAOG Plan Authorization:
  Granted at market......................      (297,333)           297,333       0.10
  Exercised..............................            --                 --
  Expired................................       205,000           (205,000)      1.19
                                             ----------         ----------       ----
BALANCE, DECEMBER 31, 2003...............     1,217,169          7,986,167       0.26
  Granted at market......................    (1,005,000)         1,005,000       0.73
  Exercised..............................     3,120,667         (3,120,667)      0.14
  Expired................................            --                 --
CAOG Plan Authorization:
  Granted at market......................      (205,000)           205,000       0.60
  Exercised..............................       399,000           (399,000)      0.10
  Expired................................
Special Stock options and warrants:
  Increase in shares available for
     issue...............................
  Granted at market......................
  Exercised..............................       291,667           (291,667)      0.10
  Expired................................
Options (2004 Plan):
  Increase in shares available for
     issue...............................    10,000,000
  Granted at market......................    (5,088,000)         5,088,000       0.65
  Exercised..............................
  Expired................................
                                             ----------         ----------       ----
BALANCE, DECEMBER 31, 2004...............     8,730,503         10,472,833       0.56
                                             ==========         ==========       ====



     Shares issuable upon exercise of vested options and the corresponding weighted average exercise price are as follows:


                                                                        WEIGHTED
                                                      SHARES ISSUABLE    AVERAGE
                                                     UNDER EXERCISABLE  EXERCISE
                                                          OPTIONS         PRICE
                                                     -----------------  --------



December 31, 2002...................................     5,114,834        $0.93
December 31, 2003...................................     7,337,167        $0.23
December 31, 2004...................................     6,840,833        $0.49


     The weighted average fair value of options granted during the year was $0.66, $0.10 and $0.14 for the years ended December 31, 2004, 2003 and 2002 respectively.

     The following table summarizes information about stock options outstanding at December 31, 2004:


                                             OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                     -----------------------------------  ------------------------
                                         NUMBER                               NUMBER
                                        OF SHARES     WEIGHTED  WEIGHTED     OF SHARES    WEIGHTED
                                     OUTSTANDING AT   AVERAGE    AVERAGE  EXERCISABLE AT   AVERAGE
RANGE OF                              DECEMBER 31,   REMAINING  EXERCISE   DECEMBER 31,   EXERCISE
EXERCISE PRICES                           2004          TERM      PRICE        2004         PRICE
---------------                      --------------  ---------  --------  --------------  --------



$0.10 to $0.14......................    3,265,833       3.17      0.10       3,265,833      0.10
$0.15 to $0.69......................    6,012,000       6.60      0.85       2,080,000      0.65
$0.70 to $1.44......................    1,195,000       1.56      1.32       1,155,000      1.33
                                       ----------       ----      ----       ---------      ----
$0.10 to $1.44......................   10,472,833       4.96      0.55       6,480,833      0.49
                                       ==========       ====      ====       =========      ====



     As further discussed in Note 2, Summary of Significant Accounting Policies, Stock-Based Compensation Plans, in August 2003, the Company adopted SFAS No. 123 Accounting For Stock-Based Compensation, as amended by SFAS No. 148 Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123, effective as of January 1, 2003. The Company has elected to utilize the "prospective" method of transitioning from the intrinsic value to the fair value method of accounting for stock-based compensation as allowed by SFAS No. 148. This change decreased 2003 net income by approximately $276,507. Stock based awards in existence prior to 2003 will continue to be accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees," unless they are re-priced or modified.

     Stock based compensation costs are amortized on a straight line basis over the vesting period.

NOTE 23 -- RELATED PARTY TRANSACTIONS

     Of the 50% of CanArgo Standard Oil Products Limited not held by CanArgo prior to its disposal in December, 2004, 41.65% was held by Standard Oil Products, an unrelated third party entity, and 8.35% held by an individual, Mr. Levan Pkhakadze, who is one of the founders of Standard Oil Products and is an officer and director of CanArgo Standard Oil Products. The majority of refined product purchased by CanArgo Standard Oil Products for resale at its petrol stations is purchased from a company controlled by Standard Oil Products who together with and an individual shareholder, own the 50% interest in CanArgo Standard Oil Products not held by CanArgo. Total product purchases from the related company in 2002 were $5,263,000.

     Certain equipment is provided to Georgian British Oil Company Ninotsminda by a company owned by significant employees of Georgian British Oil Company Ninotsminda. Total rental payments for this equipment in 2004 were $107,946 and $183,428 in 2003. In 2003, the same company provided additional services to Georgian British Oil Company Ninotsminda in accordance with the farm-in agreement in respect of the Manavi well for the value of $450,000.

     Vazon Energy is a company solely owned by Dr. Robson. A management services agreement exists between CanArgo Energy Corporation and Vazon Energy whereby the services of Dr. Robson, Mrs. Landles and Mr. Maroney are provided to CanArgo.

     J.F. Russell Hammond, a non-executive director of CanArgo, is also an investment advisor to Provincial Securities who became a minority shareholder in the Norio PSA through a farm-in agreement to the Norio MK72 well. On September 4, 2003, co-incident with the Georgian Oil farm-in to the Norio PSA, Provincial Securities was given 2,273,523 shares of CanArgo common stock in exchange for his interest in the Norio PSA (see Note 13).

     Transactions with affiliates are reviewed and voted on solely by non-interested directors.

NOTE 24 -- SUBSEQUENT EVENTS

     On February 21, 2005, we sold 380,836 shares of CanArgo common stock at $1.31 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,500,000 to $1,000,000.

     On February 28, 2005, we sold 335,653 shares of CanArgo common stock at $1.47 per share under the Cornell Facility. The proceeds of this sale of $500,000 were used to reduce the promissory note to Cornell Capital from $1,000,000 to $500,000. The proceeds included additional proceeds attributable to 5,179 shares of Company's common stock issued pursuant to the takedown under the Equity Line completed on February 21, 2005 the proceeds of which should have been credited to the Company under its February 21, 2005 draw down.

     On March 7, 2005, we sold 344,758 shares of CanArgo common stock at $1.54 per share under the Cornell Facility. The interest owed on the note of $32,548 was included in the proceeds. The proceeds of this sale of $532,548 were used to reduce the promissory note to Cornell Capital from $500,000 to $0.

     On March 14, 2005, we sold 370,599 shares of CanArgo common stock at $1.67 per share under the Cornell Facility. This provided net proceeds of $569,500 to CanArgo.

     As at March 14, 2005 we have received $2,102,048 pursuant to 4 takedowns under the Cornell Facility in which we issued a total of 1,431,846 shares of our common stock to Cornell Capital.

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                  QUARTERLY RESULTS OF OPERATIONS -- UNAUDITED


                                            FIRST       SECOND       THIRD        FOURTH
                                           QUARTER     QUARTER      QUARTER      QUARTER
                                         ----------  -----------  -----------  -----------



Operating revenue from continuing
  operations............................ $3,360,471  $ 2,078,553  $ 2,007,838  $ 2,127,658
Operating income (Loss) from continuing
  operations............................    974,195     (992,604)  (1,401,093)  (1,534,698)
Net income (loss) from continuing
  operations............................  1,032,016   (1,405,230)  (2,644,174)  (1,834,860)
Net income (loss) from discontinued
  operations, net of taxes and minority
  Interest..............................    490,364      (43,539)      95,384          --

Cumulative effect of change in
  accounting policy.....................        --           --           --           --

Net income (loss).......................  1,522,380   (1,448,769)  (2,548,790)  (1,834,860)
Comprehensive income (loss).............  1,984,516   (1,691,382)  (2,458,082)  (1,998,628)
Net income (loss) per common
  share -- basic and diluted from
  continuing operations.................       0.01        (0.01)       (0.02)       (0.01)
Net income (loss) per common
  share -- basic and diluted from
  discontinued operations...............        --           --           --           --

Net income (loss) per common
  share -- basic and diluted............       0.01        (0.01)       (0.02)       (0.01)


                                            FIRST      SECOND       THIRD       FOURTH
                                           QUARTER     QUARTER     QUARTER     QUARTER
                                         ----------  ----------  ----------  -----------



Operating revenue from continuing
  operations............................ $1,141,458  $1,859,995  $2,494,029  $ 2,609,298
Operating income (Loss) from continuing
  operations............................   (953,127)   (144,707)    274,880       35,395
Net income (loss) from continuing
  operations............................   (941,322)   (130,668)    270,939     (120,881)
Net income (loss) from discontinued
  operations, net of taxes and minority
  Interest..............................     (7,038)     26,940      42,779   (6,682,756)
Cumulative effect of change in
  accounting policy.....................     41,290         --          --           --

Net income (loss).......................   (907,070)   (103,728)    313,718   (6,803,638)
Comprehensive income (loss).............   (876,905)   (157,974)    325,529   (6,942,499)
Net loss per common share -- basic and
  diluted from continuing operations....      (0.01)        --          --           --

Net loss per common share -- basic and
  diluted from discontinued operations..        --          --          --         (0.06)

Net loss per common share -- basic and
  diluted...............................      (0.01)        --          --         (0.06)

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

     Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs with existing equipment under existing economic and operating conditions.

     Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

     No major discovery or other favorable or adverse event subsequent to December 31, 2004 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

     The following tables set forth our net proved oil and gas reserves, including the changes therein, and net proved developed reserves at December 31, 2004, as estimated by the independent petroleum engineering firm, Oilfield Production Consultants Limited:

     Net Proved Developed and Undeveloped Reserves -- Oil (In Thousands of Barrels) -- Republic of Georgia


                                                        2004   2003   2002
                                                       -----  -----  -----



January 1............................................. 4,395  2,901  3,729
  Purchase of properties..............................   --     --     --

  Revisions of previous estimates.....................   (76) 1,951   (630)
  Extension, discoveries, other additions.............   --     --     --

  Production..........................................  (243)  (457)  (198)
  Disposition of properties...........................   --     --     --
                                                       -----  -----  -----
December 31........................................... 4,076  4,395  2,901
                                                       =====  =====  =====
Net Proved Developed Oil Reserves -- December 31,
  2004................................................ 2,122
                                                       =====


                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED

     Net Proved Developed and Undeveloped Reserves -- Gas (In Million Cubic
     Feet) --
     Republic of Georgia


                                                       2004   2003   2002
                                                      -----  -----  ------



January 1............................................ 1,941  2,414   5,025
  Purchase of properties.............................   --     --      --

  Revisions of previous estimates....................   (66)  (197) (2,265)
  Extension, discoveries, other additions............   --     --      --

  Production.........................................  (172)  (276)   (346)
  Disposition of properties..........................   --     --      --
                                                      -----  -----  ------
December 31.......................................... 1,703  1,941   2,414
                                                      =====  =====  ======
Net Proved Developed Oil Reserves -- December 31,
  2003...............................................   950
                                                      =====



     Net proved oil reserves in the Republic of Georgia consisted of the following at December 31:


                                                 2004                       2003
                                      -------------------------  -------------------------
                                                        PSC                        PSC
                                      OIL RESERVES  ENTITLEMENT  OIL RESERVES  ENTITLEMENT
                                          GROSS       VOLUMES        GROSS       VOLUMES
                                         (MSTB)      (MSTB)(1)      (MSTB)      (MSTB)(1)
                                      ------------  -----------  ------------  -----------



Proved Developed Producing...........     3,264        2,122         3,593        2,336
Proved Undeveloped...................     3,007        1,954         3,169        2,059
                                          -----        -----         -----        -----
Total Proven.........................     6,271        4,076         6,762        4,395
                                          =====        =====         =====        =====



     Net proved gas reserves in the Republic of Georgia consisted of the following at December 31:


                                                2004                       2003
                                     -------------------------  -------------------------
                                                       PSC                        PSC
                                     GAS RESERVES  ENTITLEMENT  GAS RESERVES  ENTITLEMENT
                                         GROSS       VOLUMES        GROSS       VOLUMES
                                        (MMCF)      (MMCF)(1)      (MMCF)      (MMCF)(1)
                                     ------------  -----------  ------------  -----------



Proved Developed Producing..........     1,462          950         1,742        1,133
Proved Undeveloped..................     1,158          753         1,243          808
                                         -----        -----         -----        -----
Total Proven........................     2,620        1,703         2,985        1,941
                                         =====        =====         =====        =====



--------

(1) PSC Entitlement Volumes attributed to CanArgo are calculated using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED

     Results of operations for oil and gas producing activities for 2004, 2003 and 2002 are as follows:


                                                               REPUBLIC OF
YEAR ENDED DECEMBER 31, 2004                                     GEORGIA
----------------------------                                   -----------



Revenues......................................................  $9,574,520
Operating expenses............................................   2,320,756
Depreciation, depletion and amortization......................   2,298,218
                                                                ----------
Operating Income (Loss).......................................   4,955,546
Income tax provision..........................................         --
                                                                ----------
Results of Operations for Oil and Gas Producing Activities....  $4,955,546
                                                                ==========





                                                               REPUBLIC OF
YEAR ENDED DECEMBER 31, 2003                                     GEORGIA
----------------------------                                   -----------



Revenues......................................................  $7,882,870
Operating expenses............................................   1,051,905
Depreciation, depletion and amortization......................   2,634,459
                                                                ----------
Operating Income (Loss).......................................   4,196,506
Income tax provision..........................................         --
                                                                ----------
Results of Operations for Oil and Gas Producing Activities....  $4,196,506
                                                                ==========





                                                               REPUBLIC OF
YEAR ENDED DECEMBER 31, 2002                                     GEORGIA
----------------------------                                   -----------



Revenues......................................................  $4,179,208
Operating expenses............................................   1,537,917
Depreciation, depletion and amortization......................   3,353,266
                                                                ----------
Operating Income (Loss).......................................    (711,975)
Income tax provision..........................................         --
                                                                ----------
Results of Operations for Oil and Gas Producing Activities....  $ (711,975)
                                                                ==========



     Costs incurred for oil and gas property acquisition, exploration and development activities for 2004, 2003 and 2002 are as follows:


YEAR ENDED DECEMBER 31, 2004                                 EASTERN EUROPE
----------------------------                                 --------------



Property Acquisition
  Unproved*.................................................   $ 3,416,900
  Proved....................................................     3,880,000
Exploration.................................................     1,757,010
Development.................................................     6,588,137
                                                               -----------
Total costs incurred........................................   $15,642,047
                                                               ===========


                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED



YEAR ENDED DECEMBER 31, 2003                                 EASTERN EUROPE
----------------------------                                 --------------



Property Acquisition
  Unproved*.................................................   $      --

  Proved....................................................          --

Exploration.................................................     (329,998)
Development.................................................    5,200,614
                                                               ----------
Total costs incurred........................................   $4,870,616
                                                               ==========





YEAR ENDED DECEMBER 31, 2002                                 EASTERN EUROPE
----------------------------                                 --------------



Property Acquisition
  Unproved*.................................................   $       --

  Proved....................................................           --

Exploration.................................................    12,167,238
Development.................................................       543,280
                                                               -----------
Total costs incurred........................................   $12,710,518
                                                               ===========



--------

* These amounts represent costs incurred by CanArgo and excluded from the amortization base until proved reserves are established or impairment is determined.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The following information has been developed utilizing procedures prescribed by SFAS No. 69 Disclosure about Oil and Gas Producing Activities ("SFAS 69") and based on crude oil reserve and production volumes estimated by the Company's engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

     CanArgo believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

     Under the Standardized Measure, future cash inflows were estimated by applying period-end oil prices adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

     Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED

proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:


                                                                REPUBLIC OF
DECEMBER 31, 2004                                                 GEORGIA
-----------------                                             --------------
                                                              (IN THOUSANDS)



Future cash inflows..........................................    $112,894
Less related future:
  Production costs...........................................      27,643
  Development and abandonment costs..........................      10,200
                                                                 --------
Future net cash flows before income taxes....................      75,051
Future income taxes(1).......................................         (38)
                                                                 --------
Future net cash flows........................................      75,013
10% annual discount for estimating timing of cash flows......      28,601
                                                                 --------
Standardized measure of discounted future net cash flows.....    $ 46,412
                                                                 ========






                                                                REPUBLIC OF
DECEMBER 31, 2003                                                 GEORGIA
-----------------                                             --------------
                                                              (IN THOUSANDS)



Future cash inflows..........................................     $90,674
Less related future:
  Production cots............................................      24,621
  Development and abandonment costs..........................       6,407
                                                                  -------
Future net cash flows before income taxes....................      59,646
Future income taxes(1).......................................      (1,596)
                                                                  -------
Future net cash flows........................................      58,050
10% annual discount for estimating timing of cash flows......      20,520
                                                                  -------
Standardized measure of discounted future net cash flows.....     $37,530
                                                                  =======




--------

(1) Future cash flows are based on PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company Limited after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of our interest in Ninotsminda Oil Company Limited, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

                           CANARGO ENERGY CORPORATION

                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURE -- UNAUDITED

     A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:


                                                         DECEMBER 31,
                                                  -------------------------
                                                    2004     2003     2002
                                                  -------  -------  -------
                                                        (IN THOUSANDS)



Beginning of year................................ $37,530  $14,107  $16,695
Purchase (sale) of reserves in place.............     --       --       --

Revisions of previous estimates..................  (4,251)  24,576   (6,978)
Development costs incurred during the period.....   6,588      324      543
Additions to proved reserves resulting from
  extensions, discoveries and improved Recovery..     --       --       --

Accretion of discount............................       1      --       --

Sales of oil and gas, net of production costs....  (6,004)  (6,829)  (2,625)
Net change in sales prices, net of production
  costs..........................................  18,057    8,317    4,990
Changes in production rates (timing) and other...  (5,510)  (2,965)   1,482
                                                  -------  -------  -------
Net increase (decrease)..........................   8,881   23,423   (2,588)
                                                  -------  -------  -------
End of year...................................... $46,411  $37,530  $14,107
                                                  =======  =======  =======




     Capitalized costs relating to Oil and Gas Producing Activities is as follows:


                                                                REPUBLIC OF
DECEMBER 31, 2004                                                 GEORGIA
-----------------                                             --------------
                                                              (IN THOUSANDS)



Proved.......................................................    $ 61,458
Unproved.....................................................      25,103
                                                                 --------
Total capitalized Costs......................................      85,561
Accumulated depreciation, depletion and amortization.........     (23,382)
                                                                 --------
Net capitalized costs........................................    $ 63,179
                                                                 ========






                                                                REPUBLIC OF
DECEMBER 31, 2003                                                 GEORGIA
-----------------                                             --------------
                                                              (IN THOUSANDS)



Proved.......................................................    $ 44,327
Unproved.....................................................      25,938
                                                                 --------
Total capitalized Costs......................................      70,265
Accumulated depreciation, depletion and amortization.........     (21,084)
                                                                 --------
Net capitalized costs........................................    $ 49,181
                                                                 ========


                         PART I -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                       CANARGO ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED CONDENSED BALANCE SHEETS



                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2005            2004
                                                        --------------  -------------
                                                          (UNAUDITED)     (AUDITED)



                                        ASSETS
Cash and cash equivalents..............................  $  27,020,001  $  24,617,047
Restricted cash........................................      3,155,269      1,400,000
Accounts receivable....................................      2,162,635      2,526,442
Crude oil inventory....................................        611,693        253,858
Prepayments............................................      3,856,708      1,517,836
Assets held for sale...................................        600,000        600,000
Other current assets...................................        129,415        121,610
                                                         -------------  -------------
     Total current assets..............................  $  37,535,721  $  31,036,793
Capital assets, net (including unevaluated amounts of
  $42,383,952 and $25,102,945 respectively)............    109,118,307     72,995,666
Prepaid financing fees.................................        300,082        648,507
Investments in and advances to oil and gas and other
  ventures -- net......................................            --         478,632
                                                         -------------  -------------
TOTAL ASSETS...........................................  $ 146,954,110  $ 105,159,598
                                                         =============  =============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable -- trade..............................  $   1,931,035  $   2,331,945
Loans payable..........................................        930,943      1,500,000
Other liabilities......................................         37,043      3,080,839
Accrued liabilities....................................      6,015,933        172,117
                                                         -------------  -------------
     Total current liabilities.........................  $   8,914,954  $   7,084,901
Long term debt.........................................     25,000,000        832,165
Other non current liabilities..........................        439,156            --

Provision for future site restoration..................        699,650        422,000
                                                         -------------  -------------
TOTAL LIABILITIES......................................  $  35,053,760  $   8,339,066
                                                         -------------  -------------
Commitments and contingencies
Stockholders' equity:
  Common stock, par value $0.10;
     authorized -- 300,000,000 shares; shares issued,
     issuable and outstanding -- 222,586,867 at
     September 30, 2005 and 195,212,089 at December 31,
     2004..............................................     22,258,685     19,521,208
  Capital in excess of par value.......................    204,595,666    184,141,618
  Deferred compensation expense........................     (2,415,920)    (1,976,102)
  Accumulated deficit..................................   (112,538,081)  (104,866,192)
                                                         -------------  -------------
     Total stockholders' equity........................  $ 111,900,350  $  96,820,532
                                                         -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $ 146,954,110  $ 105,159,598
                                                         =============  =============




The accompanying notes are an integral part of the Consolidated Condensed
                              Financial Statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS



                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                        -----------------------------  ----------------------------
                                         SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                             2005            2004           2005           2004
                                        --------------  -------------  -------------  -------------
                                                 (UNAUDITED)                    (Unaudited)



Operating Revenues from Continuing
  Operations:
  Oil and gas sales....................   $  2,580,847   $  2,007,838   $  5,147,056   $  7,446,862
                                         -------------   ------------  -------------   ------------
                                             2,580,847      2,007,838      5,147,056      7,446,862
                                         -------------   ------------  -------------   ------------
Operating Expenses:
  Field operating expenses.............        778,242        457,663      1,747,472      1,690,623
  Direct project costs.................        349,646        591,454      1,130,842      1,218,589
  Selling, general and administrative..      2,354,045      1,602,983      5,712,782      3,728,290
  Non-cash stock compensation expense..        920,720        158,446      1,762,890        158,446
  Depreciation, depletion and
     amortization......................        769,909        458,833      1,800,947      2,265,878
  Impairment of oil and gas ventures
     and other assets..................             --        139,552             --        139,552
  Income on dispositions...............             --             --             --       (335,014)
                                         -------------   ------------  -------------   ------------
                                             5,172,562      3,408,931     12,154,933      8,866,364
                                         -------------   ------------  -------------   ------------
OPERATING LOSS FROM CONTINUING
  OPERATIONS...........................     (2,591,715)    (1,401,093)    (7,007,877)    (1,419,502)
                                         -------------   ------------  -------------   ------------
Other Income (Expense):
  Interest, net........................       (458,084)      (408,259)      (435,264)      (664,645)
  Other................................        107,869       (834,521)       (73,732)      (933,241)
  Equity Loss from investments.........             --            --        (155,016)            --
                                         -------------   ------------  -------------   ------------
TOTAL OTHER EXPENSE....................       (350,215)    (1,242,780)      (664,012)    (1,597,886)
                                         -------------   ------------  -------------   ------------
LOSS FROM CONTINUING OPERATIONS BEFORE
  MINORITY INTEREST AND TAXES..........     (2,941,930)    (2,643,873)    (7,671,889)    (3,017,388)
Minority interest in loss (income) of
  consolidated subsidiaries............             --           (301)            --             --
                                         -------------   ------------  -------------   ------------
LOSS FROM CONTINUING OPERATIONS........     (2,941,930)    (2,644,174)    (7,671,889)    (3,017,388)
NET INCOME FROM DISCONTINUED
  OPERATIONS, NET OF TAXES AND MINORITY
  INTEREST.............................             --         95,384             --        542,210
                                         -------------   ------------  -------------   ------------
NET LOSS...............................   $ (2,941,930)  $ (2,548,790)  $ (7,671,889)  $ (2,475,178)
                                         =============   ============  =============   ============
  Weighted average number of common
     shares outstanding
     -- Basic..........................    221,485,695    120,589,698    207,880,022    113,468,383
                                         -------------   ------------  -------------   ------------
     -- Diluted........................    221,485,695    120,589,698    207,880,022    113,468,383
                                         -------------   ------------  -------------   ------------
BASIC NET LOSS PER COMMON SHARE
  -- from continuing operations........   $      (0.01)  $      (0.02)  $      (0.04)  $      (0.03)
  -- from discontinued operations......  $         --    $       0.00  $         --    $       0.00
                                         -------------   ------------  -------------   ------------
BASIC NET LOSS PER COMMON..............   $      (0.01)  $      (0.01)  $      (0.04)  $      (0.02)
                                         -------------   ------------  -------------   ------------
DILUTED NET LOSS PER COMMON SHARE
  -- from continuing operations........   $      (0.01)  $      (0.02)  $      (0.04)  $      (0.03)
  -- from discontinued operations......  $         --    $       0.00  $         --    $       0.00
                                         -------------   ------------  -------------   ------------
DILUTED NET LOSS PER COMMON............   $      (0.01)  $      (0.01)  $      (0.04)  $      (0.02)
                                         -------------   ------------  -------------   ------------
OTHER COMPREHENSIVE INCOME:
  Foreign currency translation.........            --          90,708            --         310,231
                                         -------------   ------------  -------------   ------------
COMPREHENSIVE LOSS.....................   $ (2,941,930)  $ (2,458,082)  $ (7,671,889)  $ (2,164,947)
                                         =============   ============  =============   ============




The accompanying notes are an integral part of the Consolidated Condensed
                              Financial Statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                            -------------------------
                                                                2005          2004
                                                            ------------  -----------
                                                             (UNAUDITED)  (Unaudited)


Operating activities:
  Loss from continuing operations.......................... $ (7,671,889) $(3,017,388)
  Adjustments to reconcile net loss from continuing
     operations to net cash provided by (used in) operating
     activities:
  Non-cash stock compensation expense......................    1,762,890      158,446
  Non-cash interest expense and amortization of debt
     discount..............................................      608,132      619,781
  Non-cash debt extinguishment expense.....................           --      349,923
  Common stock issued for services.........................       53,600       17,280
  Non-cash miscellaneous expenses..........................       32,890           --
  Depreciation, depletion and amortization.................    1,800,947    2,265,878
  Impairment of oil and gas ventures and other assets......           --      139,552
  Equity loss from investments.............................      155,016           --
  Gain on dispositions.....................................           --     (335,014)
  Allowance for doubtful accounts..........................      155,686           --
  Changes in assets and liabilities:
     Restricted cash.......................................   (1,755,269)          --
     Accounts receivable...................................      208,121      129,751
     Inventory.............................................     (357,835)     302,414
     Prepayments...........................................     (158,656)      27,245
     Other current assets..................................       (7,805)    (695,807)
     Accounts payable......................................     (698,072)     341,006
     Deferred revenue......................................   (3,043,796)    (899,247)
     Income taxes payable..................................           --      (87,000)
     Accrued liabilities...................................      696,477      271,108
                                                            ------------  -----------
NET CASH USED BY OPERATING ACTIVITIES......................   (8,219,563)    (412,072)
                                                            ------------  -----------
Investing activities:
  Capital expenditures.....................................  (25,853,318)  (7,387,430)
  Proceeds from disposition of subsidiary..................           --      250,001
  Acquisitions, net of cash acquired.......................      609,553           --
  Investments in oil and gas and other ventures............           --      (15,610)
  Advance proceeds from the sale of CanArgo Standard Oil
     Products..............................................           --    1,670,000
  Change in non-cash working capital items.................     (395,514)     363,469
                                                            ------------  -----------
NET CASH USED IN INVESTING ACTIVITIES......................  (25,639,279)  (5,119,570)
                                                            ------------  -----------
Financing activities:
  Proceeds from sale of common stock.......................    4,429,303   37,999,516
  Share issue costs........................................     (581,877)  (2,817,179)
  Deferred offering costs..................................           --     (433,376)
  Advances from joint venture partner......................           --      290,000
  Payments of joint venture obligations....................           --   (1,063,146)
  Proceeds from loans......................................   40,000,000    3,806,000
  Repayment of loans.......................................   (7,200,000)  (1,408,179)
  Deferred loan costs......................................     (385,630)         --
                                                            ------------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES..................   36,261,796   36,373,636
                                                            ------------  -----------
NET CASH FLOWS FROM ASSETS AND LIABILITIES HELD FOR SALE...           --       (7,301)
                                                            ------------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................    2,402,954   30,834,693
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............   24,617,047    3,472,252
                                                            ------------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................... $ 27,020,001  $34,306,945
                                                            ------------  -----------




The accompanying notes are an integral part of the Consolidated Condensed
                              Financial Statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The interim consolidated condensed financial statements and notes thereto of CanArgo Energy Corporation and its subsidiaries (collectively, "we", "our", "CanArgo" or the "Company") have been prepared by management without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the consolidated condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. Although management believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in the financial statements prepared in accordance with accounting principles generally accepted in the U.S., have been condensed or omitted pursuant to such rules and regulations. The accompanying consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in CanArgo's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. All amounts are in U.S. dollars. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire fiscal year ending December 31, 2005.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  BUSINESS COMBINATION

     On June 7, 2005, CanArgo made an offer to acquire 55% of the ordinary share capital of Tethys Petroleum Investments Limited ("Tethys") which was held by Provincial Securities Limited ("Provincial") and Vando International Finance Limited ("Vando") for consideration of 11,000,000 CanArgo common shares. On June 9, 2005 CanArgo issued 5,500,000 shares to Provincial, of which Russ Hammond (one of our non-executive directors) is Investment Advisor and 5,500,000 shares to Vando in connection with this transaction. At June 7, 2005, the closing price of CanArgo total common stock was $0.76 giving the common stock consideration a market value of $8,360,000 for the 11 million shares. On completion of the acquisition, CanArgo held 100% of the ordinary share capital of Tethys through its subsidiary CanArgo Limited and Tethys became a wholly-owned subsidiary of the Company. We have recorded our interest as if the acquisition occurred on June 30, 2005. Tethys' primary asset was its 70% interest in BN Munai, a Kazakhstan limited partnership.

     The purchase price was allocated to the net assets of Tethys as follows:




Cash.......................................................... $  609,553
Oil and Gas Properties........................................  6,599,315
Other Current Assets..........................................  1,688,294
Current Liabilities...........................................   (297,162)
Provision for future site restoration.........................   (240,000)
                                                               ----------
                                                               $8,360,000
                                                               ----------


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

     The following pro forma presentation assumes the Company's acquisition of Tethys took place on January 1, 2004. The historical column presents the unaudited financial information of the Company for the periods indicated.


                                                       PRO FORMA
                                          NINE MONTHS ENDED SEPTEMBER 30, 2005
                                   -------------------------------------------------
                                    HISTORICAL    TETHYS   ADJUSTMENTS    COMBINED
                                   -----------  ---------  -----------  ------------
                                                      (UNAUDITED)



Revenue........................... $ 5,147,056  $       0    $    --    $  5,147,056
                                   ===========  =========    ========   ============
Loss from continuing operations... $(7,007,877) $(215,649)   $155,016(1)$ (7,068,510)
                                   ===========  =========    ========   ============
Net (loss)........................ $(7,671,889) $(215,649)   $155,016   $ (7,732,522)
                                   ===========  =========    ========   ============
Basic and diluted loss per share..                                      $      (0.04)
                                                                        ============
Basic and diluted weighted average
  common shares outstanding.......                                       214,286,615
                                                                        ============




--------

(1) To add back the equity loss on investment recorded during the first six months of 2005 for the Company's share of losses prior to acquisition of its majority interest.


                                                         PRO FORMA
                                           THREE MONTHS ENDED SEPTEMBER 30, 2005
                                      ----------------------------------------------
                                       HISTORICAL  TETHYS  ADJUSTMENTS    COMBINED
                                      -----------  ------  -----------  ------------
                                                        (UNAUDITED)



Revenue.............................. $ 2,580,847    $0        $--      $  2,580,847
                                      ===========    ==        ====     ============
Loss from continuing operations...... $(2,591,715)   $0        $  0     $ (2,591,715)
                                      ===========    ==        ====     ============
Net (loss)........................... $(2,941,930)   $0        $  0     $ (2,941,930)
                                      ===========    ==        ====     ============
Basic and diluted loss per share.....                                   $      (0.01)
                                                                        ============
Basic and diluted weighted average
  common shares outstanding..........                                    221,485,695
                                                                        ============






                                                         PRO FORMA
                                           NINE MONTHS ENDED SEPTEMBER 30, 2004
                                      ----------------------------------------------
                                       HISTORICAL  TETHYS  ADJUSTMENTS    COMBINED
                                      -----------  ------  -----------  ------------
                                                        (UNAUDITED)



Revenue.............................. $ 7,446,862    $0        $--      $  7,446,862
                                      ===========    ==        ====     ============
Loss from continuing operations...... $(1,419,502)   $0        $  0     $ (1,419,502)
                                      ===========    ==        ====     ============
Net (loss)........................... $(2,475,178)   $0        $  0     $ (2,475,178)
                                      ===========    ==        ====     ============
Basic and diluted income per share...                                   $      (0.02)
                                                                        ============
Basic and diluted weighted average
  common shares outstanding..........                                    113,468,383
                                                                        ============


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES


                                                         PRO FORMA
                                           THREE MONTHS ENDED SEPTEMBER 30, 2004
                                      ----------------------------------------------
                                       HISTORICAL  TETHYS  ADJUSTMENTS    COMBINED
                                      -----------  ------  -----------  ------------
                                                        (UNAUDITED)



Revenue.............................. $ 2,007,838    $0        $--      $  2,007,838
                                      ===========    ==        ====     ============
Loss from continuing operations...... $(1,401,093)   $0        $  0     $ (1,401,093)
                                      ===========    ==        ====     ============
Net (loss)........................... $(2,548,790)   $0        $  0     $ (2,548,790)
                                      ===========    ==        ====     ============
Basic and diluted loss per share.....                                   $      (0.02)
                                                                        ============
Basic and diluted weighted average
  common shares outstanding..........                                    120,589,698
                                                                        ============




3.  DISMANTLEMENT, RESTORATION AND ENVIRONMENTAL COSTS

     Effective January 1, 2003, we recognize liabilities for asset retirement obligations associated with tangible long-lived assets, such as producing well sites, with a corresponding increase in the related long-lived asset. The asset retirement cost is depreciated along with the property and equipment in the full cost pool. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost. As at September 30, 2005 the asset retirement obligation, which is included on the consolidated balance sheet in provision for future site restoration, was $699,650, which includes $246,000 for retirement obligations related to our acquired Tethys operations.

4.  FOREIGN OPERATIONS

     Our current and future operations and earnings depend upon the results of our operations primarily in the Republic of Georgia ("Georgia") and to a lesser degree in the Republic of Kazakhstan ("Kazakhstan"). There can be no assurance that we will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on our financial position, results of operations and cash flows. Also, the success of our operations generally will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since we are dependent on international operations, we will be subject to various additional political, economic and other uncertainties. Among other risks, our operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and restrictive regulations.

5.  NEW ACCOUNTING STANDARDS

     In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Company is required to adopt Interpretation No. 47 prior to the end of 2006. The Company is currently assessing the impact of Interpretation No. 47 on its results of operations and financial condition.

     In November 2004, the FASB issued SFAS No. 151 "Accounting for Inventory Costs" that amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" and requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt SFAS No. 151 in the beginning of 2006 and its adoption is not expected to have a significant effect on the Company's results of operations or financial condition.

     In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets" that amends Accounting Principles Board (APB) Opinion No. 29, "Accounting for Nonmonetary Transactions" and Amends FAS 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies", paragraphs 44 and 47(e). ARB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and SFAS 153 amended ABP 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company is required to adopt SFAS No. 153 for nonmonetary asset exchanges occurring in the first quarter of 2006 and its adoption is not expected to have a significant effect on the Company's results of operations or financial condition.

     In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" to replace ABP No. 20 "Accounting Changes" and SFAS No. 3 "Reporting Accounting Changes in Interim Financial Statements." Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of FAS 154 is not expected to have a significant effect on the Company's results of operations or financial condition.

6.  RESTRICTED CASH

     Restricted cash consisted of the following at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Restricted Cash -- Escrow...........................   $      --     $1,400,000

Restricted Cash -- Secured deposits.................    3,155,269           --
                                                       ----------    ----------
                                                       $3,155,269    $1,400,000
                                                       ==========    ==========



     Restricted cash of $1,400,000 at December 31, 2004 related to money placed in a third party escrow account in October 2004, to fund part of the horizontal development program, of which WEUS Holding Inc., a subsidiary of Weatherford International Limited ("Weatherford") was the primary contractor, at the Ninotsminda and Samgori Fields in Georgia These funds were disbursed to the contractor in July 2005 in accordance with the terms of the escrow agreement.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

     In the first quarter of 2005 we funded a certificate of deposit in the amount of $3,900,000 to secure the issuance of a letter of credit as required under the rig rental and drilling contract we entered into with Saipem, S.p.A. Under the terms of the letter of credit $1,100,000 was released and became unrestricted cash in July 2005. The remaining deposit is due to become unrestricted in January 2006. In the third quarter of 2005, we deposited approximately $300,000 to secure the issuance of a letter of credit as required under the drilling contract we entered into with Baker Hughes International.

7.  ACCOUNTS RECEIVABLE

     Accounts receivable at September 30, 2005 and December 31, 2004 consisted of the following:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Trade receivables before allowance for doubtful
  debts.............................................  $ 1,047,700    $1,081,055
Allowance for doubtful debts........................   (1,021,925)     (866,239)
Due from Samgori PSC partner........................    1,050,398     1,057,534
Insurance receivable................................      549,793     1,047,359
Other receivables...................................      536,669       206,733
                                                      -----------    ----------
                                                      $ 2,162,635    $2,526,442
                                                      ===========    ==========



     Bad debt expense for the nine month period ended September 30, 2005 and September 30, 2004 was $155,686 and $0 respectively.

     In September 2004, a blow-out occurred at the N100 well on the Ninotsminda Field. Our insurers will cover 80% of the costs associated with the blow out up to a maximum cover of $2,500,000. We received $800,000 from our insurers in the second quarter of 2005 in respect of costs incurred to date. As of September 30, 2005 and December 31, 2004, $549,793 and $1,047,359 was recorded as a receivable, respectively.

     Included in receivables as of September 30, 2005 and December 31, 2004 was $1,050,398 and $1,057,534, respectively, due from Georgian Oil Samgori Limited ("GOSL") for its share of capital expenditure, on the planned horizontal well drilling program on the Samgori Field. We have funded 100% of the costs so far and should GOSL not be in a position to or elect not to fund its share of the program costs, we are entitled to continue the project at our sole risk at which time the receivable would be transferred to oil and gas properties. We would be entitled to 100% of the contractor's share of any incremental production resulting from the sole risk operations where we were the party undertaking the sole risk.

8.  INVENTORY

     Inventory of crude oil at September 30, 2005 and December 31, 2004 consisted of the following:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Crude oil...........................................    $611,693      $253,858
                                                        --------      --------
                                                        $611,693      $253,858
                                                        ========      ========


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

9.  CAPITAL ASSETS

     Capital assets, net of accumulated depreciation and impairment, include the following at September 30, 2005:


                                                        ACCUMULATED        NET
                                                       DEPRECIATION      CAPITAL
                                            COST      AND IMPAIRMENT     ASSETS
                                        ------------  --------------  ------------



Oil and Gas Properties
  Proved properties.................... $ 77,831,054   $(24,826,329)  $ 53,004,725
  Unproved properties..................   44,475,011            --      44,475,011
                                        ------------   ------------   ------------
                                         122,306,065    (24,826,329)    97,479,736
                                        ------------   ------------   ------------
Property and Equipment
  Oil and gas related equipment........   16,085,242     (5,032,872)    11,052,370
  Office furniture, fixtures and
     equipment and other...............      875,340       (289,139)       586,201
                                        ------------   ------------   ------------
                                          16,960,582     (5,322,011)    11,638,571
                                        ------------   ------------   ------------
                                        $139,266,647   $(30,148,340)  $109,118,307
                                        ============   ============   ============



     Capital assets, net of accumulated depreciation and impairment, include the following at December 31, 2004:


                                                         ACCUMULATED       NET
                                                        DEPRECIATION     CAPITAL
                                             COST      AND IMPAIRMENT     ASSETS
                                         ------------  --------------  -----------



Oil and Gas Properties
  Proved properties..................... $ 61,458,503   $(23,382,448)  $38,076,055
  Unproved properties...................   25,102,945            --     25,102,945
                                         ------------   ------------   -----------
                                           86,561,448    (23,382,448)   63,179,000
                                         ------------   ------------   -----------
Property and Equipment
  Oil and gas related equipment.........   14,119,443     (4,693,368)    9,426,075
  Office furniture, fixtures and
     equipment and other................      689,439       (298,848)      390,591
                                         ------------   ------------   -----------
                                           14,808,882     (4,992,216)    9,816,666
                                         ------------   ------------   -----------
                                         $101,370,330   $(28,374,664)  $72,995,666
                                         ============   ============   ===========



  OIL AND GAS PROPERTIES

     Unproved property additions relate to our exploration activity in the period.

  PROPERTY AND EQUIPMENT

     Oil and gas related equipment includes materials, drilling rigs and related equipment currently in use by us in the development of the Ninotsminda, Norio and Samgori Fields.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

10.  PREPAID FINANCING FEES

     Prepaid financing fees at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Commission and Professional fees....................    $300,082      $648,507
                                                        --------      --------
                                                        $300,082      $648,507
                                                        ========      ========



     Prepaid financing fees as at September 30, 2005 are corporate finance fees incurred in respect of the private placement of a $25,000,000 issue of Senior Convertible Secured Loan Notes due July 25, 2009 ("Senior Secured Notes") with a group of investors and the additional Ozturk Long Term Loan with Detachable Warrants, both discussed in Note 12.

     As at December 31, 2004, commissions and professional fees related to the additional Ozturk Long Term Loan with Detachable Warrants and the Standby Equity Distribution Agreement ("SEDA") dated February 11, 2004 between CanArgo and Cornell Capital Partners LP ("Cornell Capital") were included in Prepaid financing fees.

11.  INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES

     As discussed in Note 2, on June 9, 2005 we acquired 100% ownership of Tethys Petroleum Investments Limited and this entity is now consolidated in our financial statements. A summary of our net investment in and advances to oil and gas and other ventures consisted of the following at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Kazakhstan -- Through 45% ownership of Tethys
  Petroleum Investments Limited.....................      $--         $ 683,862
                                                          ---         ---------
Total Investments in and Advances to Oil and Gas and
  Other Ventures....................................      $--         $ 683,862
                                                          ---         ---------
Equity in Profit (Loss) of Oil and Gas and Other
  Ventures Kazakhstan...............................      $--          (205,230)
                                                          ---         ---------
Cumulative Equity in Profit (Loss) of Oil and Gas
  and other ventures................................       --          (205,230)
                                                          ---         ---------
Total Investments in and Advances to Oil and Gas and
  Other Ventures, Net of Equity Loss................      $--         $ 478,632
                                                          ===         =========


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

12.  LOANS PAYABLE AND LONG TERM DEBT

     Loans payable at September 30, 2005 and December 31, 2004 consisted of the following:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Short term loans payable
Promissory Notes....................................  $       --     $1,500,000

Loan with detachable warrants.......................  $ 1,050,000    $      --
                                                      -----------    ----------
Unamortized debt discount...........................     (119,057)          --
                                                      -----------    ----------
Loans payable.......................................  $   930,943    $1,500,000
                                                      ===========    ==========
Long term debt
Senior Convertible Secured Loan Notes...............  $25,000,000    $      --

Long term loans with detachable warrants............  $       --     $1,050,000

Unamortized debt discount...........................  $       --     $ (217,835)
                                                      -----------    ----------
Long term debt......................................  $25,000,000    $  832,165
                                                      ===========    ==========



     On April 26, 2005 we signed a promissory note with Cornell Capital whereby Cornell Capital agreed to advance us the sum of $15 million ("Promissory Note") under the following terms:

     This $15 million and interest at a rate of 7.5% per annum was payable either in cash or using the net proceeds of drawdowns under the SEDA, within 270 calendar days from the date of the Promissory Note. Pursuant to the terms of the Promissory Note, we escrowed 25 requests for advances under the SEDA each in an amount not less than $600,000 and one advance of $289,726.03 (representing estimated interest) together with 16,938,558 shares of CanArgo common stock. The escrow agent released requests every 7 calendar days from May 2, 2005 provided we had not previously made a payment to Cornell Capital in cash. We had the ability at our sole discretion upon 24 hours prior written notice to Cornell Capital to repay all and any amounts due under the Promissory Note in immediately available funds and withdraw any advance notices yet to be effected.

     The Promissory Note was repaid in full in cash on August 1, 2005, all escrowed advances cancelled and 7,260,647 shares of CanArgo common stock were returned from escrow and duly cancelled on October 5, 2005. On July 25, 2005 notice was given to Cornell Capital to terminate the SEDA with effect as of August 24, 2005.

     In order to ensure timely procurement of long lead items for our drilling program in Georgia and for working capital purposes during 2004, we entered into a number of loan agreements of which those outstanding during the third quarter 2005 are described below.

     Long Term Loan with Detachable Warrants: This loan from Salahi Ozturk advanced pursuant to the amended and restated loan and warrant agreement dated August 27, 2004 ("Amended Agreement") matures in August 2006 unless it has previously been converted. Corporate finance fees of $50,000 were paid in respect of the loan. Interest is payable quarterly at a rate of 7.5% per annum. The loan is convertible into shares of CanArgo Common Stock at 15% above a market price of $0.60 in effect when the agreement was reached in August 2004, subject to customary anti-dilution adjustments. We have the option to force conversion of the loan if our share price exceeds 160% of $0.60 (or $0.96 per share) for a period of 20 consecutive trading days. No conversion was possible until August 28, 2005.

     The Company's closing stock price on the American Stock Exchange at the time of the agreement was $0.51; consequently, pursuant to EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

Features or Contingently Adjustable Conversion Ratios" and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", the issuance of the loan and detachable warrants resulted in a discount being recorded in the amount of $263,786, which resulted from the relative fair value of the warrants, as determined using the Black-Scholes model.

     We used the following assumptions to determine the fair value of the debt and warrants:


                                                                ADDITIONAL
                                                                   LOAN
                                                                ----------



Stock price on date of grant...................................    $0.51
Risk free rate of interest.....................................     2.51%
Expected life of warrant -- months.............................       48
Dividend rate..................................................       --
Historical volatility..........................................      108%


     The discounts are being amortized to expense interest over the life of the loan using the effective interest method. The effective interest rate was 18.9%. As of September 30, 2005 we had amortized $144,729 of the debt discount as interest expense.

     Promissory Note: On May 19, 2004, we signed a promissory note with Cornell Capital whereby Cornell Capital agreed to advance us the sum of $1,500,000. We have repaid the promissory note in full by making a series of takedowns in February and March 2005 under the SEDA.

     Senior Secured Convertible Loan Notes: On July 25, 2005, CanArgo completed a private placement of $25,000,000 in aggregate principal amount of our Senior Secured Convertible Loan Notes due July 25, 2009 (the "Senior Secured Notes") with a group of private investors arranged through Ingalls & Snyder LLC of New York City, as Placement Agent, pursuant to a Note Purchase Agreement of even date (the "Note Purchase Agreement"). The Company paid approximately $100,000 of legal fees for the Purchasers and a $250,000 arrangement fee to Orion Securities in connection with the Senior Secured Notes.

     The unpaid principal balance under the Senior Secured Note bears interest (computed on the basis of a 360-day year of twelve 30-day months) (a) at increasing rates ranging from 3% from the date of issuance to December 31, 2005; 10% from January 1, 2006 until December 31, 2006; and 15% from January 1, 2007 until final payment, payable semi-annually, on June 30 & December 30, commencing December 30, 2005, until the principal shall have become due and payable, and
(b) at 3% above the applicable rate on any overdue payments of principal and interest,

     Pursuant to the provisions of Emerging Issue Task Force 86-15: "Increasing-Rate Debt"), the Company recognizes interest expense using the effective interest rate method, which results in the use of a constant interest rate for the life of the Senior Secured Notes. The effective interest rate is approximately 12.3% per annum. The difference between the interest computed using the actual interest rate in effect (3% per annum) and the effective interest rate (12.3% per annum) which totalled $439,156 as of September 30, 2005 has been accrued as a non-current liability.

     The Company is amortising the professional fees incurred in relation to the Senior Secured Notes over the term of the Senior Secured Notes.

     The Senior Secured Notes are convertible any time, in whole or in part, at the option of the Note holder, into shares of CanArgo common stock ("the Conversion Stock") at a conversion price per share of $0.90 (the "Conversion Price"), which is subject to customary anti-dilution adjustments.

     We may, at our option, upon at least not less than 90 days and not more than 120 days prior written notice, prepay at any time and from time to time after July 31, 2006, all or any part of the Senior Secured Notes, in a principal amount of not less than $100,000 at the following Redemption Prices (expressed as

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES percentages of the principal amount so prepaid): 105% after July 31, 2006; 104% after January 1, 2007; 103% after July 1, 2007; 102% after January 1, 2008; 101% after July 1, 2008, and 100% after January 1, 2009, together with all accrued and unpaid interest.

     The Senior Secured Notes are subject to mandatory prepayment due to a change in control of the Company, as defined by the Note Purchase Agreement.

     In connection with the execution and delivery of the Note Purchase Agreement, CanArgo entered into a Registration Rights Agreement with the Purchasers pursuant to which it agreed to register the Conversion Stock for resale under the Securities Act and indemnify the purchasers in connection with the registration.

     The Senior Secured Notes are secured by substantially all of the assets of the Company and its subsidiaries and contain certain negative and affirmative covenants and also restricts the ability of the Company to pay dividends to its common stockholders until the loan and all accrued interest have been paid or the noteholders elect to convert their loans to common stock. (See page 30 "Liquidity and Capital Resources" section of Item 2 below for a more detailed discussion of covenants).

13.  OTHER LIABILITIES

     Other liabilities consisted of the following at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Prepaid sales and oil sales security deposit........    $17,043      $2,699,644
Prepaid licence fees................................     20,000          80,000
Advanced proceeds from the sale of other assets.....        --          301,195
                                                        -------      ----------
                                                        $37,043      $3,080,839
                                                        =======      ==========



     As of December 31, 2004 prepaid sales and oil sales security deposit included $2,300,000 arising from security deposit payments under an oil sales agreement with Primrose Financial Group ("Primrose") dated May 5, 2004. In February 2005, we cancelled the May 2004 oil sales agreement with Primrose, repaid the security deposit in full and concluded a new oil sales agreement with Primrose.

     As of December 31, 2004 advanced proceeds from the sale of other assets referred to the sale of a generator for which the proposed buyer had paid a non-refundable deposit of $301,195. The proposed buyer failed to meet the sale contract terms resulting in the loss of its deposit in the third quarter, 2005. The $301,195 has been credited to Other Income.

14.  ACCRUED LIABILITIES

     Accrued liabilities consisted of the following at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Drilling contractors................................   $5,143,111     $    --

Professional fees...................................      704,984       93,001
Other...............................................      167,838       79,116
                                                       ----------     --------
                                                       $6,015,933     $172,117
                                                       ==========     ========



     Included in the amounts due to drilling contractors at September 30, 2005 are amounts invoiced by Weatherford totalling $5,004,846. We have formally notified Weatherford that we dispute the validity of

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES certain billings to the Company for work Weatherford performed in the first and second quarter of 2005. The amount under dispute is approximately $4.9 million. We have recorded all amounts billed by Weatherford as of September 30, 2005 pending the outcome of the dispute resolution which may require referral to the London Court of International Arbitration for resolution in accordance with the provisions of the contract.

15.  MINORITY INTEREST

     Through our acquisition of 100% of Tethys Petroleum Investments Limited on June 9, 2005 we acquired a 70% ownership interest in the Kazakhstan based limited liability partnership, BN Munai LLP ("BN Munai"). BN Munai has only suffered losses from inception and currently the Company is the only partner funding the current operating losses, therefore, no minority interest is recorded at September 30, 2005 for the 30% ownership not under our control. The Company does not expect the minority partners in BN Munai to contribute funds to the partnership.

16.  STOCKHOLDERS' EQUITY


                                     COMMON STOCK
                               ------------------------
                                NUMBER OF
                                  SHARES                  ADDITIONAL     DEFERRED                       TOTAL
                                ISSUED AND                  PAID-IN    COMPENSATION   ACCUMULATED   STOCKHOLDERS
                                 ISSUABLE    PAR VALUE      CAPITAL       EXPENSE       DEFICIT        EQUITY
                               -----------  -----------  ------------  ------------  -------------  ------------



TOTAL, DECEMBER 31, 2004.....  195,212,089  $19,521,208  $184,141,618   $(1,976,102) $(104,866,192) $ 96,820,532
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      380,836       38,084       469,514                                    507,598

Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      335,653       33,565       458,837                                    492,402
Exercise of stock options....    1,067,833      106,783       255,850                                    362,633
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      344,758       34,476       498,072                                    532,548
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      370,599       37,060       562,940                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      381,170       38,117       561,883                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      495,745       49,574       550,426                                    600,000
Exercise of stock options....    1,570,000      157,000        11,000                                    168,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      552,639       55,264       544,736                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      473,634       47,363       552,637                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      837,054       83,705       516,295                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      813,670       81,367       518,633                                    600,000

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

                                     COMMON STOCK
                               ------------------------
                                NUMBER OF
                                  SHARES                  ADDITIONAL     DEFERRED                       TOTAL
                                ISSUED AND                  PAID-IN    COMPENSATION   ACCUMULATED   STOCKHOLDERS
                                 ISSUABLE    PAR VALUE      CAPITAL       EXPENSE       DEFICIT        EQUITY
                               -----------  -----------  ------------  ------------  -------------  ------------

Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      872,854       87,285       512,715                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      847,458       84,746       515,254                                    600,000
Shares Issueable pursuant to
  consultancy agreement
  (CEOCast)..................       80,000        8,000        45,600                                     53,600
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      801,068       80,107       519,893                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      812,348       81,235       518,765                                    600,000
Shares Issued pursuant to
  Tethys buy-out.............   11,000,000    1,100,000     7,260,000                                  8,360,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      639,591       63,959       536,041                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      596,421       59,642       540,358                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      613,246       61,325       538,675                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      630,120       63,012       536,988                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      669,568       66,957       533,043                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      761,325       76,133       523,867                                    600,000
Shares Issued pursuant to
  Standby Equity Distribution
  agreement (Cornell
  Capital)...................      783,188       78,319       521,681                                    600,000
Exercise of stock options....      360,000       36,000       481,320                                    517,320
Exercise of stock options....      284,000       28,400       352,950                                    381,350
Stock based compensation
  under SFAS 148.............           --           --     2,202,708      (439,818)                   1,762,890
Share Issue costs............           --           --    (1,186,633)                                (1,186,633)
Net Loss.....................           --           --            --                   (7,671,889)   (7,671,889)
                               -----------  -----------  ------------   -----------  -------------  ------------
TOTAL, SEPTEMBER 30, 2005....  222,586,867  $22,258,685  $204,595,666   $(2,415,920) $(112,538,081) $111,900,350
                               ===========  ===========  ============   ===========  =============  ============



     On February 11, 2004, we entered into a Standby Equity Distribution Agreement ("SEDA") that allowed us, at our option, periodically to issue shares of our common stock to US-based investment fund Cornell

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

Capital. On February 03, 2005, the SEC declared effective the registration statement on Form S-3 (Reg. No. 333-115261) originally filed by us on May 6, 2004 in respect of the shares issuable under the SEDA. Under the terms of the SEDA, Cornell Capital provided us with an equity line of credit for 24 months from the date the registration statement became effective. The maximum aggregate amount of the equity placements pursuant to the SEDA was $20,000,000. Subject to this limitation, we could draw down up to $600,000 in any seven trading-day period (a "Put"). The SEDA could be used in whole or in part entirely at our discretion. Shares issued to Cornell Capital would be priced at a 3% discount to the lowest daily Volume Weighted Closing Bid Price ("VWAP") of CanArgo common shares traded on the Oslo Stock Exchange ("OSE") for each of the five consecutive trading days immediately following a draw down notice by CanArgo. For each share of common stock purchased under the SEDA, Cornell Capital received a substantial discount to the current market price of CanArgo common stock. The level of the total discount varied depending on the market price of our stock and the amount drawn down under the SEDA. Such discount comprised (1) 3% discount to, the lowest volume weighted average price of our common stock;
(2) 5% of the proceeds that we receive for each advance under the SEDA; and (3) a commitment fee. The commitment fee, which has been paid, consisted of $10,000 in cash and 850,000 shares of our common stock. On July 25, 2005, we issued to Cornell Capital a notice to terminate the SEDA with effect as of August 24, 2005.

     We received $12,332,548 proceeds net of $285,749 of discounts (excluding the commitment fee of $10,000 and 850,000 shares of common stock previously paid to Cornell Capital) pursuant to twenty one takedowns under the SEDA in which we issued a total of 13,012,945 shares of our common stock to Cornell Capital at an average price of $0.9477 per share. From these proceeds, $1,532,548 was used to repay the promissory note of $1,500,000 plus accrued interest on the note of $32,548 to Cornell Capital and partially repay the promissory note of $15,000,000, referred to below.

     On April 26, 2005 we signed a promissory note with Cornell Capital whereby Cornell Capital agreed to advance us the sum of $15,000,000. This amount and interest at a rate of 7.5% per annum was payable either in cash or using the net proceeds of drawdowns under the SEDA, within 270 days from the date of the Promissory Note. The Promissory Note was repaid in full in cash on August 1, 2005.

     On June 9, 2005 we issued 11,000,000 shares of CanArgo Common Stock by way of exchange for 55% of the share capital of Tethys Petroleum Investments Limited, ("Tethys"), thereby making Tethys a wholly owned subsidiary of CanArgo. (See "Notes to Unaudited Consolidated Condensed Financial Statements, Item 2 Business Combination" above for a more detailed discussion).

     On October 5, 2005, we passed a resolution to cancel the 7,260,647 shares of CanArgo common stock returned from escrow following the termination of the SEDA on August 24, 2005.

17.  NET INCOME (LOSS) PER COMMON SHARE

     Earnings (loss) per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic and diluted earnings per share are provided for continuing operations, discontinued operations and net income (loss). Basic earnings (loss) per share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise of securities (warrants, options and convertible debt) into common stock.

     Basic and diluted net loss per common share for the nine month and three month periods ended September 30, 2005 and September 30, 2004 were based on the weighted average number of common shares outstanding during those periods. Options and warrants to purchase CanArgo's Common Stock were outstanding during the nine months ended September 30, 2005 were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been anti-dilutive. The total number of

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES such shares excluded from diluted net loss per common share were 41,255,621 for the nine months ended September 30, 2005.

18.  COMMITMENTS AND CONTINGENCIES

     We have contingent obligations and may incur additional obligations, absolute and contingent, with respect to the acquisition and development of oil and gas properties and ventures in which we have interests that require or may require us to expend funds and to issue shares of our Common Stock.

     At September 30, 2005, we had the contingent obligation to issue an aggregate of 187,500 shares of our Common Stock to Fielden Management Services PTY, Ltd (a third party management services company), subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske Field project, an oil field in Ukraine in which we had a previous interest.

     Under the Production Sharing Contract for Blocks XI(G) and XI(H) (the "Tbilisi PSC") in the Republic of Georgia our subsidiary CanArgo Norio Limited will acquire additional seismic data within three years of the effective date of the contract which is September 29, 2003. The total commitment over the next ten months is $350,000.

     In 2002, the Participation Agreement for the three well exploration program on the Ninotsminda / Manavi area with AES Gardabani (a subsidiary of AES Corporation) ("AES") was terminated without AES earning any rights to any of the Ninotsminda / Manavi area reservoirs. We therefore have no present obligations in respect of AES. However, under a separate Letter of Agreement, if gas from the Sub Middle Eocene is discovered and produced from the exploration area covered by the Participation Agreement, AES will be entitled to recover at the rate of 15% of future gas sales from the Sub Middle Eocene, net of operating costs, approximately $7,500,000, representing their prior funding under the Participation Agreement.

     In April 2004, we acquired a 50% interest in the Samgori (Block XI(B)) Production Sharing Contract ("Samgori PSC") in Georgia. This interest was acquired from Georgian Oil Samgori Limited ("GOSL"), a company wholly owned by Georgian Oil, by one of our subsidiaries, CanArgo Samgori Limited ("CSL"). Under the terms of the agreement dated January 8, 2004, up to 10 horizontal wells will be drilled on the Samgori Field. Completion of well S302, which was funded 100% by us, satisfied our commitment to GOSL under the acquisition agreement. It is planned that the remainder of the drilling program will be funded jointly by CSL and GOSL, the Contractor parties, pro rata to their interest in the Samgori PSC. The total cost to us of participating in the whole program, which is due to be completed by June 2008, is anticipated to be up to $13,500,000.

     The original Contractor party to the Samgori PSC, National Petroleum Limited ("NPL"), has an option to reacquire its Contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program is not completed in part by December 2006 and in full by December 2008. Furthermore, NPL has outstanding costs and expenses of $37,528,964 in relation to the Samgori PSC which are recoverable by NPL receiving 30% of annual net profit from the Field until such costs have been fully repaid. Under the Samgori PSC, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of the cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration in Block XI(B) ("Cost Recovery Oil"). The cost recovery pool includes the $37,528,964 costs previously incurred by NPL. The balance of production ("Profit Oil") is allocated on a 50/50 basis between the State and the Contractor parties respectively. While GOSL and CSL continue to have unrecovered costs, they will receive 75% of total production (net 37.5% to us). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties will receive 30% of Profit Oil (net 15% to us). The allocation of a share of production to the State, however, relieves the Contractor parties of all obligations they would otherwise have to pay the Republic of Georgia for taxes, duties and levies related to activities covered by the Samgori PSC. After NPL's costs are

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES repaid from either Field production or other production in the PSC (in the event that new fields are developed in areas identified using seismic surveys originally performed by NPL), NPL shall continue to receive 5% of annual net profit.

     Under the Samgori PSC, Georgian Oil as the State representative in the contract is entitled to receive up to 250,000 tons (approximately 1.6 million barrels) of oil ("Base Level Oil") from a maximum of 50% per calendar quarter of production when the value of the cumulative Cost Recovery Oil, cumulative Cost Recovery Natural Gas, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor parties exceeds the cumulative allowable capital, operating and other project costs including finance costs associated with the Samgori Field and exploration in Block XI(B) and the NPL costs. While Base Level Oil is being delivered to Georgian Oil, the Contractor parties will continue to be entitled to a maximum of 50% of the remaining Profit Oil. The Base Level Oil is an estimate of the amount of oil that Georgian Oil would have expected to produce from the contract area had the State not come to a contractual arrangement with the previous Contractor party in 1996.

     Upon completion of the acquisition of an interest in the Samgori PSC we had a contractual obligation to issue 4,000,000 shares of CanArgo Common Stock to Europa Oil Services Limited ("Europa"), an unaffiliated company in connection with a consultancy agreement with Europa in relation to this acquisition. On April 16, 2004 Europa was issued with 4,000,000 restricted shares of CanArgo Common Stock in an arms length transaction. A further 12,000,000 shares of CanArgo Common Stock are issuable upon certain production targets being met from future developments under the Samgori PSC.

     In September 2004, a blow-out occurred at the N100 well on the Ninotsminda Field. The Company currently estimates that the total costs attributable to the blow-out, including compensation and cleaning of the environment will be $2,000,000. The Company's insurance policies cover 80% of these costs up to a maximum of $2,500,000 and the remaining 20% insurance retention being payable by the Company. On June 3, 2005 we received $800,000, as a first instalment, from our insurance company.

19.  DISCONTINUED OPERATIONS

  CANARGO STANDARD OIL PRODUCTS LIMITED

     In September 2002, we approved a plan to sell our interest in CanArgo Standard Oil Products Limited ("CSOP"), a petroleum product retail business in Georgia, to finance our exploration and production activities. In October 2002, we reached agreement with Westrade Alliance LLC, an unaffiliated company, to sell our wholly owned subsidiary, CanArgo Petroleum Products Limited ("CPPL"), which held our 50% interest in CSOP for $4,000,000 in an arms-length transaction, with legal ownership being transferred upon receipt of final payment due originally in August 2003 and subsequently extended. The total payment received in 2004 was $1,857,000 with the final payment of the consideration received by us in December 2004 at which time we transferred our ownership in CPPL to Westrade Alliance LLC.

     The results of discontinued operations in respect of CSOP consisted of the following for the nine month period ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Operating Revenues.................................      $--        $11,537,284

Loss Before Income taxes and Minority Interest.....       --            (36,484)

Income Taxes.......................................       --                --

Minority Interest in Loss..........................       --             18,242
                                                         ----       -----------
Net Loss from Discontinued Operation...............      $--        $   (18,242)
                                                         ====       ===========


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

     The results of discontinued operations in respect of CSOP consisted of the following for the three month period ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Operating Revenues.................................      $--         $5,801,742

Income before income taxes and minority interest...       --           (146,465)

Income tax benefit.................................       --            (41,278)

Minority interest in loss..........................       --             92,359
                                                         ----        ----------
Net income from discontinued operation.............      $--         $   95,384
                                                         ====        ==========



  LATERAL VECTOR RESOURCES INC.

     Lateral Vector Resources Inc. ("LVR"), a wholly-owned subsidiary of CanArgo, negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity ("JIPA") agreement in 1998 to develop the Bugruvativske Field located in Eastern Ukraine.

     In 2003, due to the lack of progress with the implementation of the JIPA, and failure to reach a negotiated agreement with Ukrnafta, management reached the decision to dispose of its interest in the Bugruvativske project and withdraw from Ukraine. Consequently, we recorded in 2003 a write-down in respect to the LVR deal and the acquisition of the Bugruvativske Field of approximately $4,790,727.

     On May 28, 2004, we announced that pursuant to a signed agreement between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field through the disposal of LVR for $2,000,000. We received $250,000 as an initial payment and will receive the remaining $1,750,000 if certain production targets are achieved on the project.

     The results of discontinued operations in respect of LVR consisted of the following for the nine month period ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Loss (Income) Before Income taxes and Minority
  Interest.........................................      $--            $--
                                                         ----           ----
Net Loss (Income) from Discontinued Operation......      $--            $--
                                                         ====           ====



     The results of discontinued operations in respect of LVR consisted of the following for the three month period ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Loss (Income) Before Income taxes and Minority
  Interest.........................................      $--            $--
                                                         ----           ----
Net Loss (Income) from Discontinued Operation......      $--            $--
                                                         ====           ====



  GEORGIAN AMERICAN OIL REFINERY

     In 2003, we approved a plan to dispose of our interest in the Georgian American Oil Refinery Limited ("GAOR") as the refinery had remained closed since 2001 and neither we nor our partners could find a commercially viable option to putting the refinery back into operation. In February 2004, we reached agreement with a local Georgian company to sell our 51% interest in GAOR for a nominal price of one US

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES dollar and the assumption of all the obligations and debts of GAOR to the State of Georgia including deferred tax liabilities of approximately $380,000. The gain recorded on disposition of GAOR was $330,923.

     The results of operations of GAOR have been classified as discontinued for all periods presented. Net income from discontinued operations is disclosed net of taxes and minority interest. The plan to dispose of the asset led to the write-off of an inter-company payable relating to oil sales purchased from Ninotsminda Oil Company Limited. These items have been respectively recorded in impairment of other assets and other income (expense) components of continuing operations.

     The results of discontinued operations in respect of GAOR consisted of the following for the nine months ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Operating Revenues.................................      $--         $     --

Loss (Income) Before Income taxes and Minority
  Interest.........................................       --               --

Minority Interest in Loss..........................       --          (523,968)
                                                         ----        ---------
Net Income from Discontinued Operation.............      $--         $(523,968)
                                                         ====        =========



     The results of discontinued operations in respect of GAOR consisted of the following for the three months ended September 30, 2004:


                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                         2005           2004
                                                    -------------  -------------
                                                     (UNAUDITED)    (UNAUDITED)



Operating Revenues.................................      $--            $--

Loss (Income) Before Income taxes and Minority
  Interest.........................................       --             --

Minority Interest in Loss..........................       --             --
                                                         ----           ----
Net Loss (Income) from Discontinued Operation......      $--            $--
                                                         ====           ====



  3-MEGAWATT DUEL FUEL POWER GENERATOR

     In 2003, we signed a sales agreement disposing of a 3-megawatt duel fuel power generator for $600,000. Following receipt of a non-refundable deposit of $300,000, the unit was shipped to the US for testing. The test was completed at the beginning of 2005, however, the proposed buyer failed to meet the sale contract terms resulting in the loss of its deposit in the third quarter, 2005.

     The generator has been classified as "Assets held for sale" for all periods presented and we expect to agree a sale with a different buyer in the near future.

     Gross consolidated assets in respect of the generator included in "assets held for sale" consisted of the following at September 30, 2005 and December 31, 2004:


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2005          2004
                                                     -------------  ------------
                                                      (UNAUDITED)     (AUDITED)



Assets held for sale:
Capital assets, net.................................    $600,000      $600,000
                                                        --------      --------
                                                        $600,000      $600,000
                                                        ========      ========


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

20.  SEGMENT AND GEOGRAPHICAL DATA

     The segment and geographical data below is presented for the nine and three month periods ended September 30, 2005. For the nine and three month periods ended September 30, 2004 the Republic of Georgia represented the only geographical segment.

     Operating revenues from continuing operations for the nine month period ended September 30, 2005 by geographical area were as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................   $5,147,056
  Republic of Kazakhstan.....................................          --
                                                                ----------
Total........................................................   $5,147,056
                                                                ==========



     Operating revenues from continuing operations for the three month period ended September 30, 2005 by geographical area were as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................   $2,580,847
  Republic of Kazakhstan.....................................          --
                                                                ----------
Total........................................................   $2,580,847
                                                                ==========



     Operating (loss) income from continuing operations for the nine month period ended September 30, 2005 by geographical area was as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................  $ 1,119,974
  Republic of Kazakhstan.....................................     (486,492)
Corporate and Other Expenses.................................   (7,641,359)
                                                               -----------
Total Operating Loss.........................................  $(7,007,877)
                                                               ===========



     Operating income (loss) income from continuing operations for the three month period ended September 30, 2005 by geographical area was as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................  $ 1,172,162
  Republic of Kazakhstan.....................................     (486,492)
Corporate and Other Expenses.................................   (3,277,385)
                                                               -----------
Total Operating Loss.........................................  $(2,591,715)
                                                               ===========


                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES

     Net (loss) income before minority interest from continuing operations for the nine month period ended September 30, 2005 by geographical area was as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................  $ 1,119,974
  Republic of Kazakhstan.....................................     (486,492)
Corporate and Other Expenses.................................   (8,305,371)
                                                               -----------
Net (Loss) Income Before Minority Interest...................  $(7,671,889)
                                                               ===========



     Net (loss) income before minority interest from continuing operations for the three month period ended September 30, 2005 by geographical area was as follows:


                                                              SEPTEMBER 30,
                                                                   2005
                                                              -------------
                                                               (UNAUDITED)



Oil and Gas Exploration, Development And Production
  Republic of Georgia........................................  $ 1,172,162
  Republic of Kazakhstan.....................................     (486,492)
Corporate and Other Expenses.................................   (3,627,600)
                                                               -----------
Net (Loss) Income Before Minority Interest...................  $(2,941,930)
                                                               ===========



     The segment and geographical data below is presented as of September 30, 2005. As of December 31, 2004 the Republic of Georgia represented the only geographical segment.

     Identifiable assets of continuing and discontinued operations as of September 30, 2005 by business segment and geographical area were as follows:


                                                             SEPTEMBER 30,
                                                                  2005
                                                             -------------
                                                              (UNAUDITED)



Corporate
  Republic of Georgia.......................................  $    511,050
  Republic of Kazakhstan....................................           --

  Western Europe (principally cash).........................    37,344,287
                                                              ------------
Total Corporate.............................................    37,855,337
                                                              ------------
Oil and Gas Exploration, Development and Production
  Republic of Georgia.......................................    97,948,276
  Republic of Kazakhstan....................................    10,550,497
Assets Held for Sale
  Western Europe............................................       600,000
                                                              ------------
Total Identifiable Assets...................................  $146,954,110
                                                              ============


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                42,459,511 SHARES

                        (CANARGO ENERGY CORPORATION LOGO)

                           CANARGO ENERGY CORPORATION

                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS


                                   ----------

                                     -    , 2005

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.




SEC Registration Fee......................................... $  5,837.93
Legal Fees and Expenses......................................     140,000
Accountant's Fees and Expenses...............................      15,000
Printing Expenses............................................      10,000
AMEX Listing Fee.............................................      60,000
Miscellaneous................................................       5,000
                                                              -----------
Total........................................................ $235,837.93
                                                              ===========



     All of the foregoing estimated costs, expenses and fees will be borne by the Company.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding , had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including on initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

     Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee in not entitled to indemnification with regard to the action for which the expenses were advanced. The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defenses of actions, suits or proceedings, to which they are parties by reason of being or having been such directors of officers.

     See Item 17(c) below for a discussion of the SEC's positions with respect to the enforceability of such indemnification provisions in regard to violations of the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     On December 9, 2005, we granted one other employee of the Company 90,000 stock options under our 2004 Long Term Incentive Plan at an exercise price of $1.47 providing total cash proceeds upon exercise of $132,300. The options were issued in a transaction intended to qualify for exemption from registration afforded by Section 4(2) of the Act and Regulation S promulgated thereunder. Upon exercise of the option it is intended that all of the proceeds are added to our working capital for general corporate purposes.


     On December 1, 2005, we granted the following individual options under our 2004 Long Term Stock Incentive Plan. The options were issued in a transaction intended to qualify for exemption from registration afforded by Section 4(2) of the Act and Regulation S promulgated thereunder. Upon exercise of the option it is intended that all of the proceeds are added to our working capital for general corporate purposes.


NAME OF                                                                             TOTAL CASH
INDIVIDUAL BEING                                     NUMBER OF     CASH EXERCISE  PROCEEDS UPON
GRANTED OPTION                  POSITION         OPTIONS RECEIVED      PRICE         EXERCISE
----------------        -----------------------  ----------------  -------------  -------------



Vincent McDonnell...... Chief Operating Officer       300,000          $1.42         $426,000

     On July 27, 2005, we granted the following individuals options under our 2004 Long Term Stock Incentive Plan. The options were issued in a transaction intended to qualify for exemption from registration afforded by Section 4(2) of the Act and Regulation S promulgated thereunder. Upon exercise of the options it is intended that all of the proceeds are added to our working capital for general corporate purposes.


NAME OF                                                                             TOTAL CASH
INDIVIDUAL BEING                                     NUMBER OF     CASH EXERCISE  PROCEEDS UPON
GRANTED OPTION                  POSITION         OPTIONS RECEIVED      PRICE         EXERCISE
----------------        -----------------------  ----------------  -------------  -------------



David Robson........... Chief Executive Officer       300,000          $1.00         $300,000
Vincent McDonnell...... Chief Operating Officer       210,000          $1.00         $210,000
Elizabeth Landles...... Executive Vice
                        President and Corporate
                        Secretary                      90,000          $1.00         $ 90,000
Nils Trulsvik.......... Director                       75,000          $1.00         $ 75,000
Russ Hammond........... Director                       75,000          $1.00         $ 75,000
Michael Ayre........... Director                       75,000          $1.00         $ 75,000
Richard Battey......... Chief Financial Officer        45,000          $1.00         $ 45,000


     Other employees were granted an aggregate of 873,000 stock options all at an exercise price of $1.00 providing total cash proceeds upon exercise of $873,000.

     On June 9, 2005, we granted two other employees of the Company an aggregate of 300,000 options under our 2004 Long Term Stock Incentive Plan at an exercise price of $0.90 providing total cash proceeds upon exercise of $270,000. The options were issued in a transaction intended to qualify for exemption from registration afforded by Section 4(2) of the Act and Regulation S promulgated thereunder. Upon exercise of the options it is intended that all of the proceeds are added to our working capital for general corporate purposes.

     On May 6, 2005, we granted the following individuals options under our 2004 Long Term Stock Incentive Plan. The options were issued in a transaction intended to qualify for exemption from registration afforded by Section 4(2) of the Act and Regulation S promulgated thereunder. Upon exercise of the options it is intended that all of the proceeds are added to our working capital for general corporate purposes.


NAME OF                                                                             TOTAL CASH
INDIVIDUAL BEING                                     NUMBER OF     CASH EXERCISE  PROCEEDS UPON
GRANTED OPTION                  POSITION         OPTIONS RECEIVED      PRICE         EXERCISE
----------------        -----------------------  ----------------  -------------  -------------



Richard Battey......... Chief Financial Officer       510,000          $0.88         $448,800
Jeffrey Wilkins........ Group Controller               60,000          $0.88         $ 52,800


     On July 25, 2005, we closed the private placement of $25,000,000 issue of Senior Secured Notes with a group of private investors, all of whom represented that they qualified as "accredited investors" under Rule 501(a) promulgated under the Securities Act of 1933 as amended ("Purchasers"). In connection with the placement we entered into a Note Purchase Agreement with the Purchasers, pursuant to which we issued a note due July 25, 2009 ("Note") in the aggregate principal amount of $25,000,000 to Ingalls & Snyder LLC, as nominee for the Purchasers, in a transaction intended to qualify for an exemption from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The Note is convertible, at the option of the holders, into shares of CanArgo common stock ("Conversion Stock") at a price per share of $0.90 ("Conversion Price"), subject to adjustment (i) if CanArgo issues certain specified securities at a price per share of less than $0.90 per share in which case the Conversion Price shall be reset to such lower amount; and (ii) subject to customary anti-dilution adjustments. The Conversion Stock is being registered for resale under the Securities Act pursuant to this Registration Statement on Form S-1.

     On June 9, 2005 we issued 11,000,000 shares of CanArgo common stock pursuant to the share exchange agreement dated June 9, 2005 between (1) Vando International Finance Limited ("Vando") and Provincial Securities Limited ("Provincial") and (2) CanArgo ("Share Exchange Agreement") to the holders of 55% interest in the issued share capital of Tethys Petroleum Investments Limited ("Tethys") as consideration for their shares in Tethys. Under the terms of the Share Exchange Agreement, Provincial and Vando each received

5,500,000 shares of CanArgo common stock. On the basis of the closing price of the CanArgo common stock on the American Stock Exchange Transactions Tape on June 7, 2005 of $0.76 per share the total stock issued to Vando and Provincial was valued at $8,360,000. The shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder. These shares are being registered for resale under the Securities Act pursuant to this Registration Statement on Form S-1.

     On June 6, 2005, we issued 80,000 shares of CanArgo common stock to CEOcast Inc in relation to the consultancy agreement between CanArgo and CEOcast Inc dated May 17, 2005 pursuant to which CEOcast Inc provides investor relations services and strategic advice to us. On the basis of the closing price of the CanArgo common stock on the American Stock Exchange Transactions Tape on June 6, 2005 of $0.78 per share the total stock issued to CEOcast Inc was valued at $62,400. Such shares were issued in an arms length transaction intended to qualify for an exemption from registration under the Securities Act afforded by
Section 4(2). These shares are being registered for resale under the Securities Act pursuant to this Registration Statement on Form S-1.

     On February 11, 2005, we issued 80,000 shares of CanArgo common stock to CEOcast Inc in relation to the consultancy agreement between CanArgo and CEOcast Inc dated November 17, 2004 pursuant to which CEOcast Inc provides investor relations services and strategic advice to us. On the basis of the closing price of the CanArgo common stock on the American Stock Exchange Transactions Tape on February 10, 2005 of $1.38 per share the total stock issued to CEOcast Inc was valued at $110,400. Such shares were issued in an arms length transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2). These shares are being registered for resale under the Securities Act pursuant to this Registration Statement on Form S-1.

     On September 30, 2004, we issued 6 million restricted shares of CanArgo common stock fully paid to NPET Oil Limited ("NPET"), a Cypriot registered corporation. The restricted shares were issued pursuant to an Agreement dated September 30, 2004 between NPET and CanArgo as consideration for the sale by NPET of its 25% interest in CanArgo Norio Limited. On the basis of the closing price of CanArgo's common stock as quoted on the American Stock Exchange on September 30, 2004 of $0.72 per share the stock issued to NPET was valued at $4,320,000. The shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act of 1933 as amended afforded by Regulation 4(2) thereof and Regulation S promulgated thereunder and may not be offered or sold absent registration under the Securities Act or pursuant to an applicable exemption from such registration.

     On August 27, 2004, in consideration for Mr Ozturk advancing the Original Loan and the Additional Loan, we issued to him a new replacement warrant to subscribe for 2,000,000 shares of common stock at an exercise price of 5% above the market price of $0.60 (or $0.63 per share), subject to customary anti-dilution adjustments, pursuant to the terms of the Amended Agreement and the original warrant to subscribe for 1,000,000 shares of CanArgo common stock at an exercise price of $1.05 issued in April 2004 was cancelled. The new warrant is exercisable for a period of 4 years commencing one year from the date of the Amended Agreement. The Additional Loan advanced pursuant to the Amended Agreement is convertible into shares of common stock at a price of $0.69 per share, subject to customary anti-dilution adjustments. The Company has the option to force conversion of the Additional Loan if the Company's share price exceeds 160% of $0.60 (or $0.96 per share) for a period of 20 consecutive trading days. No conversion is possible for a period of one year from the date of the Amended Agreement. The warrant, the shares of common stock issuable upon exercise of the warrant and the shares of common stock issued upon conversion of the Additional Loan will be "restricted securities" as defined in Rule 144 under the Securities Act and will be issued in transactions intended to qualify for the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation S promulgated under such Act. The shares of common stock issuable upon exercise of the warrant and the shares of common stock issued upon conversion of the Additional Loan are being registered for resale under the Securities Act pursuant to this Registration Statement on Form S-1.

     On July 29, 2004, we issued 80,000 shares of CanArgo common stock to CEOcast Inc in relation to a consultancy agreement between CanArgo and CEOcast Inc dated May 17, 2004 pursuant to which CEOcast

Inc provides investor relations services and strategic advice to us. On the basis of the closing price of the CanArgo common stock on the American Stock Exchange Transactions Tape on July 29, 2004 of $0.53 per share the total stock issued to CEOcast Inc was valued at $42,400. Such shares were issued in an arms length transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2).

     On April 29, 2004, in consideration for CA Fiduciary Services Limited ("CA Fiduciary") advancing a loan to us, we issued to CA Fiduciary a warrant to subscribe for 300,000 shares of common stock at an exercise price of $1.05 per share. The warrant and the shares of common stock issuable upon exercise of the warrant will be issued in a transaction intended to qualify for the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation S promulgated under such Act.

     On April 16, 2004, we issued 4,000,000 shares of CanArgo common stock to Europa Oil Services Limited ("Europa") in connection with a consultancy agreement between us and Europa. On the basis of the closing price of the CanArgo common stock on the OTCBB on April 16, 2004 of $0.97 per share the total stock issued to Europa was valued at $3,880,000. Such shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2).

     On February 11, 2004, 163,218 shares of our common stock were issued to Cornell Capital Partners, LP as part payment of the commitment fee payable pursuant to the Standby Equity Distribution Agreement between Cornell and the Company ("Equity Line of Credit"). On the basis of the closing price of the CanArgo common stock on the OTCBB on February 11, 2004 of $0.59 per share the total stock issued to Cornell was valued at $96,298. Such shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2).

     On February 11, 2004, 30,799 shares of our common stock were issued to Newbridge Securities Corporation pursuant to the Placement Agent Agreement among CanArgo Energy Corporation, Newbridge Securities Corporation and Cornell Capital Partners in terms of which Newbridge advised the Company and acted as our exclusive placement agent in respect of the Equity Line of Credit. On the basis of the closing price of the CanArgo common stock on the OTCBB on February 11, 2004 of $0.59 per share the total stock issed to Newbridge was valued at $18,171. Such shares were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Section 4(2).

     On September 4, 2003, co-incident with the Georgian Oil farm-in to the Norio PSA, CanArgo issued 6,000,000 shares of common stock at an imputed price of $0.19 to buy out certain minority shareholders in CanArgo Norio Limited. Four percent (4.0%) of these minority interests were owned by Provincial Securities Limited, a company for which Mr Russell Hammond, a non-executive director of CanArgo, is an Investment Advisor. The shares, issued to purchasers previously identified in a prospectus filed as part of a registration statement on Form S-1 (file no. 333-67814), were issued in a transaction intended to qualify for the exemption from registration afforded by Section 4(2) of the Securities Act.

     On December 17, 2003 CanArgo issued 261,782 restricted shares at $0.32 per share to Cornell Capital as part of the commission for a Standby Equity Distribution Agreement, which is described in greater detail in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" entitled "Liquidity and Capital Resources". The shares issued to Cornell Capital were issued as "restricted securities" as that term is defined in Rule 144 under the Securities Act in transactions intended to qualify for the exemption from registration afforded by Section 4(2) thereunder. Pursuant to the Standby Equity Distribution Agreement were required to file a registration statement under the Securities Act registering such shares for resale which must be declared effective prior to our being able to utilize such facility.

     On December 12, 2003, CanArgo issued 2,000,000 restricted shares of common stock at an imputed price of $0.33 per share to buy out the farm-in partner to the Manavi M-11 well. The shares were issued as restricted securities as that term is defined in Rule 144 under the Securities Act in a transaction intended to qualify for the exemption from registration afforded by Section 4(2) and Regulation S promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are filed as exhibits to this registration statement.


   EXHIBIT
     NO.                               DESCRIPTION OF EXHIBIT
------------                           ----------------------



               Management Contracts, Compensation Plans and Arrangements are
               identified by an asterisk (*) Documents filed herewith are identified by a cross (+).
1(1)           Engagement Agreement with Sundal Collier & Co ASA dated August 13,
               2001. (Incorporated herein by reference from Post-Effective Amendment
               No. 2 to Form S-1 Registration Statement, File No. 333-85116 filed on
               September 10, 2002)).
1(2)           Standby Equity Distribution Agreement between Cornell Capital
               Partners, L.P. and CanArgo Energy Corporation dated February 11, 2004
               (Incorporated herein by reference from Form S-3 filed May 6, 2003
               (Reg. No. 333-115261)).
1(3)           Placement Agent Agreement between CanArgo Energy Corporation,
               Newbridge Securities Corporation and Cornell Capital Partners, L.P.
               dated February 11, 2004 (Incorporated herein by reference from Form
               S-3 filed May 6, 2003 (Reg. No. 333-115261)).
1(4)           Placement Agent Agreement dated September 22, 2004 by and between ABG
               Sundal Collier, Norge ASA and CanArgo Energy Corporation
               (Incorporated herein by reference from Amendment No. 2 to
               Registration Statement on Form S-3 filed August 31, 2004 (Reg. No.
               333-115645)).
1(5)           Placement Agent Agreement dated September 22, 2004 by and between ABG
               Sundal Collier Inc. and CanArgo Energy Corporation (Incorporated
               herein by reference from Amendment No. 1 to Registration Statement on
               Form S-3 filed July 1, 2004 (Reg. No. 333-115645)).
1(6)           Engagement letter between ABG Sundal Collier Norge ASA and CanArgo
               Energy Corporation dated March 23, 2004 (Incorporated herein by reference from March 31, 2004 Form 10-Q).
2(4)           Memorandum of Agreement between Fielden Management Services Pty,
               Ltd., A.C.N. 005 506 123 and Fountain Oil Incorporated dated May 16,
               1995 (Incorporated herein by reference from December 31, 1997 Form
               10-K/A).
3(1)           Registrant's Certificate of Incorporation and amendments thereto
               (Incorporated by reference from the Company's Proxy Statements filed
               May 10, 1999 and May 9, 2000 and Form 8-K filed July 24, 1998).
3(2)           Registrant's Bylaws (Incorporated herein by reference from Post-
               Effective Amendment No. 1 to Form S-1 Registration Statement, File
               No. 333-72295 filed on July 29, 1999).
*4(1)          Amended and Restated 1995 Long-Term Incentive Plan (Incorporated
               herein by reference from Post-Effective Amendment No. 1 to Form S-1
               Registration Statement, File No. 333-72295 filed on July 29, 1999).
*4(2)          Amended and Restated CanArgo Energy Inc. Stock Option Plan
               (Incorporated herein by reference from March 31, 1998 Form 10-Q).
4(3)           Registration Rights Agreement between CanArgo Energy Corporation and
               Cornell Capital Partners, LP dated February 11, 2004 (Incorporated herein by reference from Form S-3 filed May 6, 2003 (Reg. No. 333-
               115261)).
4(4)           Escrow Agreement among CanArgo Energy Corporation, Cornell Capital
               Partners, LP and Butler Gonzalez LLP dated February 11, 2004
               (Incorporated herein by reference from Form S-3 filed May 6, 2003
               (Reg. No. 333-115261)).
4(5)           CanArgo Energy Corporation 2004 Long Term Incentive Plan
               (Incorporated herein by reference from Form 8-K dated May 19, 2004).
4(6)           Amended and Restated Loan and Warrant Agreement between CanArgo
               Energy Corporation and Salahi Ozturk dated August 27, 2004
               (Incorporated herein by reference from Form 8-K dated August 27,
               2004).
4(7)           Note Purchase Agreement dated July 25, 2005 among CanArgo Energy
               Corporation and Ingalls & Snyder Value Partners, L.P. together with the other Purchasers (Incorporated herein by reference from Form 8-
               K/A dated July 28, 2005).
4(8)           Registration Rights Agreement dated July 25, 2005 among CanArgo
               Energy Corporation and Ingalls & Snyder Value Partners, L.P. together with the other Purchasers (Incorporated herein by reference from Form
               8-K dated July 27, 2005).
5(1)           Opinion of Satterlee Stephens Burke & Burke LLP (Incorporated herein by reference from Amendment No. 1 to Form S-3 filed October 19, 2005
               (Reg. No. 333-127841)).

   EXHIBIT
     NO.                               DESCRIPTION OF EXHIBIT
------------                           ----------------------

10(1)          Production Sharing Contract between (1) Georgia and (2) Georgian Oil and JKX Ninotsminda Ltd. dated February 12, 1996 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 7, 1999).
*10(2)         Management Services Agreement between CanArgo Energy Corporation and
               Vazon Energy Limited relating to the provisions of the services of
               Dr. David Robson dated June 29, 2000 (Incorporated herein by reference from March 31, 2000 Form 10-Q). As amended by Deed of
               Variation of Management Services Agreement between CanArgo Energy
               Corporation and Vazon Energy Limited dated May 2, 2003 (Incorporated herein by reference to Form 8-K dated May 13, 2003).
10(3)          Tenancy Agreement between CanArgo Energy Corporation and Grosvenor
               West End Properties dated September 8, 2000 (Incorporated herein by reference from March 31, 2000 Form 10-Q).
10(4)          Production Sharing Contract between (1) Georgia and (2) Georgian Oil and CanArgo Norio Limited dated December 12, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).
*10(5)         Service Agreement between CanArgo Energy Corporation and Vincent
               McDonnell dated December 1, 2000 (Incorporated herein by reference from December 31, 2001 Form 10-K).
10(6)          Sale agreement of CanArgo Petroleum Products Limited between CanArgo
               Limited and Westrade Alliance LLC dated October 14, 2002.
               (Incorporated herein by reference from March 31, 2002 Form 10-Q).
10(7)          Farm-in Agreement dated September 4, 2003 relating to the Norio
               (Block XI(C)) and North Kumisi Production Sharing Agreement in the
               Republic of Georgia with a wholly owned subsidiary of Georgian Oil, the Georgian State Oil Company (Incorporated herein by reference from
               March 31, 2003 Form 10-Q).
10(8)          Stock Purchase Agreement dated September 24, 2003 regarding the sale of all of the issued and outstanding stock of Fountain Oil Boryslaw
               (Incorporated herein by reference from March 31, 2003 Form 10-Q).
10(9)          Manavi Termination Agreement dated December 5, 2003 (Incorporated herein by reference from December 31, 2004 Form 10-K).
10(10)         Termination Agreement between CanArgo Energy Corporation and Cornell
               Capital Partners, L.P. dated February 11, 2004 (Incorporated herein by reference from Form S-3 filed May 6, 2003 (Reg. No. 333-115261)).
10(11)         Agreement between CanArgo Samgori Limited and Georgian Oil Samgori
               Limited dated January 8, 2004 (Incorporated herein by reference from
               Form S-3 filed May 6, 2003 (Reg. No. 333-115261)).
10(12)         Consultancy Agreement between CanArgo Energy Corporation and Europa
               Oil Services Limited dated January 8, 2004 (Incorporated herein by reference from Form S-3 filed May 6, 2003 (Reg. No. 333-115261)).
10(13)         Loan Agreement between CanArgo Energy Corporation and Salahi Ozturk dated April 26, 2004 (Incorporated herein by reference from March 31,
               2004 Form 10-Q).
10(14)         Loan Agreement between CanArgo Energy Corporation and C A Fiduciary
               Services Limited AS dated April 29, 2004 (Incorporated herein by reference from March 31, 2004 Form 10-Q).
10(15)         Oil Sales Agreement between CanArgo Energy Corporation and Primrose
               Financial Group dated May 5, 2004 (Incorporated herein by reference from March 31, 2004 Form 10-Q).
10(16)         Oil Sales Agreement between CanArgo Energy Corporation and Sveti
               Limited dated April 1, 2004 (Incorporated herein by reference from
               March 31, 2004 Form 10-Q).
10(17)         Agreement dated April 25, 2004 between Ninotsminda Oil Company
               Limited, Sveti Limited and Primrose Financial Group on the
               termination of the Crude Oil Sales Agreement dated April 1, 2004 between Ninotsminda Oil Company Limited and Sveti Limited and the
               terms for the conclusion of a new crude oil sales agreement between
               Ninotsminda Oil Company Limited and Primrose Financial Group
               (Incorporated herein by reference from March 31, 2004 Form 10-Q).
10(18)         Promissory Note dated May 19, 2004 between CanArgo Energy Corporation and Cornell Capital Partners, LP (Incorporated herein by reference from Form 8-K dated May 19, 2004) as amended by Letter of Amendment between Cornell Capital Partners, LP and CanArgo Energy Corporation
               dated December 21, 2004 (Incorporated herein by reference from Form
               8-K dated December 21, 2004).

   EXHIBIT
     NO.                               DESCRIPTION OF EXHIBIT
------------                           ----------------------

10(19)         Agreement dated March 17, 2004 between CanArgo Acquisition
               Corporation and Stanhope Solutions Ltd for the sale of Lateral Vector
               Resources Ltd. (Incorporated herein by reference from Form 8-K dated
               May 19, 2004).
10(20)         Master Service Contract dated June 1, 2004 between CanArgo Energy
               Corporation and WEUS Holding Inc. (Incorporated herein by reference from Form 8-K dated June 1, 2004).
10(21)         Agreement number GN-070/RIG/NOC dated 21 June, 2004 between
               Ninotsminda Oil Company Limited and Great Wall Drilling Company
               Limited (Incorporated herein by reference from Form 8-K dated June
               21, 2004).
10(22)         Agreement between Ninotsminda Oil Company Limited and Saipem S.p.A.
               dated January 27, 2005 (Incorporated herein by reference from Form 8-
               K dated January 27, 2005).
10(23)         Agreement between Ninotsminda Oil Company Limited and Primrose
               Financial Group dated February 4, 2005 (Incorporated herein by reference from Form 8-K dated February 4, 2005).
10(24)         Termination Agreement between Ninotsminda Oil Company Limited and
               Primrose Financial Group dated February 4, 2005 (Incorporated herein by reference from Form 8-K dated February 4, 2005).
10(25)         Promissory Note dated April 26, 2005 between CanArgo Energy
               Corporation and Cornell Capital Partners, LP (Incorporated herein by reference from Form 8-K dated April 26, 2005).
10(26)         Subsidiary Guaranty dated July 25, 2005 by and among Ninotsminda Oil
               Company Limited, CanArgo (Nazvreri) Limited, CanArgo Norio Limited,
               CanArgo Limited, CanArgo Samgori Limited, Tethys Petroleum
               Investments Limited and CanArgo Ltd for the benefit of the holders of the Notes 10(2&
10(27)         Security Agreement dated July 25, 2005 among Ingalls & Snyder Value
               Partners, L.P. together with the other Purchasers (Incorporated herein by reference from Form 8-K dated July 27, 2005).
10(28)         Form of Management Services Agreement for Richard J. Battey, Chief
               Financial Officer.
10(29)         Agreement dated July 25, 2005 among CanArgo Limited and Ingalls &
               Snyder Value Partners, L.P. together with the other Purchasers
               (Incorporated herein by reference from Form 8-K dated July 27, 2005).
10(30)         Security Interest Agreement (Securities) dated July 25, 205 among
               CanArgo Ltd, CanArgo Limited, Ingalls & Snyder LLC as Security Agent
               for the Secured Parties (Incorporated herein by reference from Form
               8-K dated July 27, 2005).
10(31)         Security Interest Agreement (Securities) dated July 25, 2005 among
               Tethys Petroleum Investments Limited, CanArgo Limited, Ingalls &
               Snyder LLC, as Security Agent for the Secured Parties and the Secured
               Parties (Incorporated herein by reference from Form 8-K dated July
               27, 2005).
10(32)         Security Interest Agreement (Bank Account) dated July 25, 2005 by and among CanArgo Energy Corporation, Ingalls & Snyder LLC, as Security
               Agent for the Secured Parties and the Secured Parties (Incorporated
               herein by reference from Form 8-K dated July 27, 2005).
10(33)         Gas Supply Contract dated January 5, 2006 by and between BN Munai LLP and Gaz Impex S.A. LLP (Incorporated herein by reference from Form 8-
               K dated January 11, 2006).
14             Code of Ethics (Incorporated herein by reference from December 31,
               2004 Form 10-K).
21             List of Subsidiaries (Incorporated herein by reference from June 30,
               2005 Form 10-Q).
23.1           Consent of Satterlee Stephens Burke & Burke LLP to the use of their opinion with respect to the legality of the securities being registered (included in opinion filed as Exhibit 5.1).
+23.2          Consent of L. J. Soldinger Associates LLC
+23.3          Consent of PricewaterhouseCoopers LLP
23.4           Consent of Oilfield Production Consultants (Incorporated herein by reference from Registration Statement as filed on December 23, 2005).
24.1           Power of attorney of certain signatories (Incorporated herein by reference from signature page included in Part II of the Registration
               Statement as filed on December 23, 2005).

ITEM 17.  UNDERTAKINGS

     The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling stockholders pursuant to this prospectus or in accordance with the provisions of Rule 144 or its equivalent under the Securities Act or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

     (a) Subject to the restrictions noted above, the undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the St. Peter Port, Guernsey on January 25, 2006.


                                        CANARGO ENERGY CORPORATION

                                        By: /s/ Richard Battey
                                            ------------------------------------
                                            Richard E Battey
                                            Chief Financial Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.






By:    /s/ Richard Battey                           Date: January 25, 2006
       -----------------------------------
       Richard Battey, Chief Financial
       Officer
By:    /s/ David Robson*                            Date: January 25, 2006
       -----------------------------------
       David Robson, Chairman of the
       Board, President and Chief
       Executive Officer and Director
By:    /s/ Vincent McDonnell*                       Date: January 25, 2006
       -----------------------------------
       Vincent McDonnell, Executive
       Director, Chief Operating Officer
       and Chief Commercial Officer
By:    /s/ Russ Hammond*                            Date: January 25, 2006
       -----------------------------------
       Russ Hammond, Director
By:    /s/ Nils N. Trulsvik*                        Date: January 25, 2006
       -----------------------------------
       Nils N. Trulsvik, Director
By:    /s/ Michael Ayre*                            Date: January 25, 2006
       -----------------------------------
       Michael Ayre, Director
By:    /s/ Richard Battey
       -----------------------------------
       Attorney in Fact

                                  EXHIBIT INDEX




  FILED
HEREWITH                                EXHIBIT
--------                                -------



    X    23.2  Consent of L J Soldinger Associates LLC
    X    23.3  Consent of PricewaterhouseCoopers LLP